As filed with the Securities and Exchange Commission on October 9, 2014

Registration No. 333-198850

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EXAGEN DIAGNOSTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8071	20-0434866
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1261 Liberty Way, Suite C

Vista, California 92081

(760) 560-1501

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Fortunato Ron Rocca

President and Chief Executive Officer

Exagen Diagnostics, Inc.

1261 Liberty Way, Suite C

Vista, California 92081

(760) 560-1501

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Cheston J. Larson, Esq. Steven T. Chinowsky, Esq. Matthew T. Bush, Esq. Latham & Watkins LLP 12670 High Bluff Drive San Diego, California 92130 (858) 523-5400	Jason L. Kent, Esq. Charles S. Kim, Esq. Jonathan R. Russo, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Common Stock, $0.001 par value per share	$69,000,000	$8,887.20

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated October 9, 2014

PRELIMINARY PROSPECTUS

                             SHARES OF COMMON STOCK

Exagen Diagnostics, Inc. is offering                  shares of its common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $         and $         per share.

Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on The NASDAQ Global Market under the symbol “EXDX.”

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of material risks of investing in our common stock in “Risk Factors” beginning on page 13 of this prospectus.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

We have granted the underwriters an option for a period of 30 days to purchase up to an additional             shares of common stock to cover any over-allotments. The underwriters can exercise this right at any time within 30 days after the date of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares of common stock to investors on or about             , 2014.

Leerink Partners	Baird

William Blair

The date of this prospectus is             , 2014.

AVISE®

exagen
DIAGNOSTICS

Patient focused. Discovery driven.

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with different information. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. Our management estimates have not been verified by any independent source, and we have not independently verified any third-party information. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

We use our registered trademarks, including Avise, Avise PG, Avise MCV and Avise SLE, in this prospectus. This prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights, to these trademarks and tradenames.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the section in this prospectus entitled “Risk Factors” beginning on page 13 and our consolidated financial statements and the related notes thereto included at the end of this prospectus, before making an investment decision. As used in this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” “our company” and “Exagen” refer to Exagen Diagnostics, Inc.

Company Overview

We are a commercial-stage diagnostics company committed to addressing the significant unmet need for the accurate diagnosis and monitoring of patients affected by autoimmune rheumatic diseases. These chronic diseases can cause lifelong inflammation in the joints, tissues and internal organs, resulting in serious complications, such as irreversible organ damage. The accurate, timely and differential diagnosis for patients suffering from the approximately 30 autoimmune rheumatic diseases, or ARDs, is critical as treatment for each disease can vary, and inappropriate or delayed therapy may expose patients to unnecessary risks or the hazards of uncontrolled disease activity. Physicians face significant difficulties in making a definitive diagnosis of a specific ARD because patients with different diseases often present with a common set of symptoms.

We currently market four products under our Avise brand to provide an accurate, timely and differential diagnosis and to optimize the treatment of ARDs. We processed approximately 9,300 patient specimens for our lead diagnostic product line, Avise SLE, in 2013 and approximately 11,100 in the first six months of 2014.

The diagnosis and treatment of ARDs is generally provided by the community rheumatologist, a sub-specialty of internal medicine which includes approximately 3,500 physicians in the United States. Patients often present to a rheumatologist after a lengthy referral process because of the similarity and overlap of symptoms among ARDs, the waxing and waning of these symptoms and the shortcomings of current diagnostic tests. Establishing a definitive diagnosis is often difficult and can take years. Throughout this time, patients may continue to suffer from the debilitating effects of their disease, receive inappropriate treatments and may face a significant financial burden.

Our lead product, Avise SLE+CT, is a proprietary diagnostic test that provides an enhanced solution for patients presenting with symptoms indicative of a wide variety of ARDs such as Systemic Lupus Erythematosus, or SLE, Rheumatoid Arthritis, or RA, Sjögren’s syndrome, scleroderma and other disorders that mimic ARDs such as fibromyalgia. Avise SLE+CT allows physicians to more accurately rule-in or rule-out SLE, and inform decisions about the presence of other ARDs, all with the convenience of one blood draw. Differential diagnosis of these diseases is critically important because earlier diagnosis has been shown to improve patient outcomes. Once diagnosed, physicians can tailor therapy to a patient’s specific disease and avoid the “trial and error” approach that often takes place when a definitive diagnosis cannot be made.

We have validated the clinical utility of Avise SLE 2.0, the proprietary component of our Avise SLE+CT solution, in a multi-center study in an aggregate of 794 subjects. The results of this study, which were presented at the American College of Rheumatology, or ACR, annual conference in 2013, showed that Avise SLE 2.0 demonstrated superior ability to distinguish SLE from other ARDs. Avise SLE 2.0 is powered by our proprietary CB-CAPs technology, which we exclusively license from the University of Pittsburgh. This technology is the result of over a decade of extensive research and development conducted at the Lupus Center of Excellence at the University of Pittsburgh Medical Center.

We intend to develop additional innovative, high value diagnostic solutions for the rheumatologist while continuing to improve the performance characteristics of our currently marketed products. In particular, we are developing and validating testing solutions that are designed to assist rheumatologists with the monitoring of disease activity in patients with SLE and monitoring the active drug levels of some of the more commonly prescribed pharmaceuticals for the treatment of ARDs. We are conducting validation studies for these products in collaboration with academic centers of excellence and intend to publish the results of these studies in peer-reviewed medical journals.

Market Overview

Autoimmune Rheumatic Diseases

ARDs are a group of approximately 30 chronic disorders which create a significant burden on the healthcare system. These chronic diseases can cause lifelong inflammation in the joints, tissues and internal organs, resulting in serious complications, such as irreversible organ damage. Untreated chronic inflammation can also lead to premature hardening of the arteries, heart attacks and strokes. It is estimated that 11 million patients in the United States suffer from ARDs, and patients afflicted with fibromyalgia and autoimmune thyroid disease have many of the same clinical symptoms as patients with ARDs. Examples of these disorders include:

•	Systemic Lupus Erythematosus (SLE). A chronic autoimmune disease involving inflammation and destruction of organs such as the brain, kidneys and lungs resulting in irreversible damage and in severe cases death.

•	Rheumatoid Arthritis (RA). A chronic autoimmune disease involving inflammation and destruction of joints, bone and in some cases organs, including eyes and lungs.

•	Sjögren’s Syndrome. A chronic autoimmune disease involving inflammation and destruction of secretory glands such as salivary glands and tear ducts. This disease can occur with RA and SLE.

•	Fibromyalgia. A chronic condition characterized by widespread pain and tenderness to touch. Although not an autoimmune disease, this syndrome has been reported to occur in 25% of RA patients, 30% of SLE patients and 50% of Sjögren’s patients.

•	Autoimmune Thyroid Disease. A chronic autoimmune disease that results in antibodies causing decreased thyroid hormone production, or hypothyroidism, or increased thyroid hormone production, or hyperthyroidism.

Patients with these disorders often present with a common set of symptoms, which can include joint pain, fatigue, inflammation, stiffness and muscle aches, among others. Additionally, these patients may experience unpredictable periods of disease flares and disease inactivity, which can meaningfully change the patients’ symptoms and how they present to the physician. The combination of overlapping symptoms and disease biology can lead these patients to cycle from physician to physician for months or even years before receiving a definitive diagnosis. Due to this, we believe physicians are in critical need of objective tests capable of differentially diagnosing these disorders, especially for potentially life threatening ARDs such as SLE.

Systemic Lupus Erythematosus

SLE is the most common and one of the most serious forms of lupus. It is estimated that over one million people in the United States suffer from some form of lupus. SLE is characterized by unpredictable, intermittent increases and decreases of disease activity.

Diagnosing SLE is difficult due to overlapping symptoms with other ARDs, fibromyalgia and autoimmune thyroid disease. A Lupus Foundation of America survey suggests that more than half of those afflicted with lupus waited at least four years, and saw three or more doctors, before obtaining a correct diagnosis. Earlier diagnosis of SLE allows physicians to initiate therapies sooner in order to help protect the patient from organ damage. An independent study funded by GlaxoSmithKline plc and published in a peer-reviewed medical journal concluded that early diagnosis of SLE is associated with better clinical outcomes, including lower flare rates, as well as reduced resource utilization and healthcare costs. Once diagnosed, treatment of SLE generally involves the use of antimalarials, corticosteroids, immunosuppressants and newer biologic agents to prevent or suppress active disease or flares.

There is a significant need for frequent monitoring of disease activity to guide therapeutic choices and optimize drug effectiveness. Physicians and patients are in need of improved, objective testing solutions to help with the diagnosis, prognosis and monitoring of patients with SLE and other ARDs.

It is estimated that over 14 million people in the United States have been diagnosed with ARDs, fibromyalgia and autoimmune thyroid disease, with approximately 470,000 people diagnosed annually. Additionally, in the United States, over one million patients annually are prescribed methotrexate, or MTX, therapy, and over 700,000 patients annually are prescribed hydroxychloroquine, or HCQ, therapy. We estimate the market potential of our existing products to be as much as $870 million annually, based on our internal research and analysis utilizing these incidence and prevalence rates, the prescription information of pharmaceuticals for our drug monitoring products and the Medicare allowable reimbursement rate for our products. We estimate our pipeline products will create an additional $350 million annually in market potential based on these same factors, as well as estimates that over 250,000 patients annually in the United States are prescribed anti-TNF therapy and approximately 220,000 people in the United States have been diagnosed with SLE. Because these calculations are based on internal estimates and assume rates of reimbursement that may change, there is no guarantee that these assumptions will prove to be accurate and consequently, our actual market potential may not be as large as we expect.

Our Solution

We are committed to providing physicians with products that address the significant unmet need for accurate and timely diagnosis, prognosis and monitoring of ARDs. We market four products under our Avise brand, which facilitate the accurate and timely differential diagnosis and prognosis of certain ARDs and drug-level monitoring of one of the most widely prescribed pharmaceuticals in rheumatology. These tests are designed to seamlessly integrate with a rheumatologist’s daily workflow and each of our tests are processed in our laboratory in California.

Our differentiated product offering includes:

Diagnosis	Prognosis	Monitoring

Diagnostic test incorporating our proprietary CB-CAPs technology to rule-in or rule-out SLE from other ARDs	Comprehensive SLE prognostic panel to assist in determining risk for kidney damage or neurologic or cardiovascular complications associated with SLE	Test to monitor levels of active MTX, a first-line therapy for RA	Blood test to monitor levels of HCQ, a commonly prescribed treatment for patients with SLE and other ARDs

Avise SLE+CT

Avise SLE+CT is a proprietary diagnostic test that provides an enhanced solution for patients presenting with symptoms indicative of a wide variety of ARDs such as SLE, RA, Sjögren’s, scleroderma and other disorders that mimic ARDs such as fibromyalgia and autoimmune thyroid disease. Avise SLE+CT is comprised of two distinct components: our proprietary Avise SLE 2.0 solution and other established biomarkers to diagnose ARDs.

Avise SLE is a ten-marker panel test that includes two biomarkers based on our Cell Bound Complement Activation Products, or CB-CAPs, technology, which we exclusively license from the University of Pittsburgh, and a proprietary algorithm to optimize its performance. CB-CAPs are relatively stable biomarkers found in the blood that are associated with the presence and activity of SLE. CB-CAPs, measured by flow cytometry, drives the superior performance of our solution versus the existing standards of diagnosis. We added additional established autoantibodies for assisting in the diagnosis of a broader set of ARDs to our proprietary Avise SLE solution. We developed this offering to enhance the clinical utility of our test and respond to our customer’s need for a more comprehensive solution to assist in differentially diagnosing ARDs.

We have demonstrated significant growth in demand for our Avise SLE diagnostic products. For example, in the quarter ended June 30, 2014, our quarterly orders for our Avise SLE diagnostic products increased 46% over the prior quarter and increased 209% over the quarter ended June 30, 2013. We believe this strong demand is a reflection of the value proposition we are providing to our physician customers and represents the market need for an enhanced solution to differentially diagnose ARDs.

We validated Avise SLE 2.0 in a multi-center clinical study involving 794 subjects comprised of 304 SLE patients, 285 patients with other ARDs and fibromyalgia, and 205 normal healthy subjects from two cohorts. The study was conducted in collaboration with leading academic centers with expertise in SLE and other ARDs including Albert Einstein College of Medicine, Northwestern University, North Shore-LIJ Health System and NYU College of Medicine, among others, and the preliminary results were presented at the ACR annual conference in 2013. The primary endpoint of the study was the performance characteristics, specifically sensitivity and specificity, of Avise SLE 2.0 compared to common autoantibodies used to diagnose SLE and other ARDs, such as antinuclear antibodies, or ANA, and anti-double stranded DNA, or anti-dsDNA. Sensitivity measures the proportion of patients who are correctly identified as having a particular condition, while specificity measures the proportion of patients who are correctly identified as not having a particular condition. The final results of this study showed that Avise SLE 2.0:

•	demonstrated balanced performance consisting of 86% specificity and 80% sensitivity in distinguishing SLE from other ARDs and fibromyalgia;

•	was 33% more specific than ANA (53% specificity/89% sensitivity); and

•	was 48% more sensitive than anti-dsDNA (32% sensitivity/97% specificity).

Thus, this data suggests that Avise SLE 2.0 has improved accuracy as compared to ANA and anti-dsDNA in distinguishing SLE patients from patients with other ARDs.

Avise SLE Prognostic

Avise SLE Prognostic, which we launched in June 2014, is a blood test that complements Avise SLE+CT by providing results that inform the prognosis of SLE patients and provide physicians with more information to tailor treatment for their patients. This test is a ten-marker panel of autoantibodies that have established predictive value for assessing the potential for complications affecting the brain, cardiovascular system and kidneys. When physicians are ordering Avise SLE+CT, they can also request that we perform our Avise SLE Prognostic test if the initial Avise SLE+CT result suggests that the patient has SLE. This provides additional convenience for ordering physicians and their patient.

Avise MTX

Avise MTX is the first therapeutic drug monitoring test to precisely measure levels of methotrexate polyglutamates, or MTXPG, the active form of MTX in the patient’s blood. MTX is a first-line therapy for RA, and Avise MTX can allow physicians to personalize therapy by targeting the appropriate dose to individual patients. There is large variability in the way patients absorb and metabolize MTX, and several studies have shown that low levels of MTXPG in the blood correlate with a lack of response to MTX therapy. Avise MTX provides crucial information as to whether a patient has achieved MTXPG blood levels consistent with an appropriate response to MTX or if the MTXPG levels are too low to produce adequate effects. The physician can then adjust MTX dosing as necessary to maximize the benefit of MTX therapy.

Avise HCQ

Avise HCQ, which we launched in September 2014, is a blood test to help physicians objectively monitor blood levels of HCQ as they treat patients with SLE and other ARDs, including RA. HCQ is typically prescribed daily to patients to control ARD activity and prevent flares. However, there is a large variability in the response to HCQ therapy, and patients can be poorly compliant. In order to optimize HCQ therapy, it is crucial to determine if the patient is taking the drug as prescribed, and also to determine whether the blood levels are adequate and consistent with clinical efficacy. By measuring HCQ concentration in the blood, we believe that Avise HCQ will help physicians optimize HCQ therapy, identify noncompliant patients and identify patients that are not absorbing the drug adequately.

Our Pipeline

We are focused on delivering meaningful solutions to aid rheumatologists and other physicians in the diagnosis of patients with ARDs and providing physicians with additional tools to determine the most appropriate therapy over time to improve patient care. Our near-term pipeline is highlighted below:

Test	Description	Category	Status	Estimated Launch
	Measures anti-TNF active drug level and drug neutralizing antibody activity levels	Drug Monitoring	Validation in process	1H 2015
	Measures SLE disease activity	Disease Monitoring	Validation in process	1H 2016
	Determines potential risk for bone damage or joint erosion/diagnosis of RA	Prognostic/ Diagnostic	Validation complete; evaluation ongoing	2016

Our Strategy

Our goal is to establish ourselves as the preeminent provider of testing solutions to rheumatologists by offering a comprehensive set of tools to effectively diagnose and optimize the treatment of patients with ARDs. To achieve this objective, we intend to:

•	Accelerate the adoption of our existing products. We plan to expand the use of our Avise product suite by adding new physicians to our customer base as well as increasing utilization among our existing customers.

•	Further demonstrate the clinical utility of our products to drive adoption and support reimbursement. We are conducting additional clinical studies to drive the adoption and reimbursement of our Avise product suite and plan to continue to publish results in peer-reviewed medical journals.

•	Expand our portfolio of high value testing solutions. We are continuing to develop additional products to address the significant challenges in the diagnosis, prognosis and monitoring of patients with ARDs, and we plan to launch three new products by the end of 2016.

•	Establish ourselves as the trusted partner to the rheumatologist. Our reputation with our physician customers is built on their confidence in the quality of our testing solutions, the timely delivery of our test reports and the value of our consultative support.

•	Engage in partnerships to access additional market opportunities. We believe there is meaningful potential for our current and future products beyond the rheumatology specialty, particularly for those physician groups that see patients earlier in the diagnostic process, and we intend to selectively seek complementary partnerships to address these broader markets.

Risks Related to Our Business

Our ability to execute our business strategy is subject to numerous risks, as more fully described in the section entitled “Risk Factors” immediately following this prospectus summary. These risks include, among others:

•	We are at an early stage of commercialization with a history of losses, including an accumulated deficit of $81.8 million as of June 30, 2014, and we expect to incur net losses in the future and may never achieve or sustain profitability.

•	Our financial results depend solely on sales of our Avise products, and we will need to generate sufficient revenue from these products and other diagnostic, prognostic and monitoring solutions to grow our business.

•	We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

•	Our commercial success depends upon attaining significant market acceptance of our products among physicians, patients, and third-party payers.

•	We rely on sole suppliers for some of the reagents, equipment and other materials used in our Avise products, and we may not be able to find replacements or transition to alternative suppliers.

•	If we are unable to support demand for our Avise products or any of our future products or solutions, our business could suffer.

•	If third-party payers do not provide coverage and adequate reimbursement, breach, rescind or modify their contracts or reimbursement policies or delay payments for our tests, or if we are unable to successfully negotiate payer contracts, our commercial success could be compromised.

•	We conduct business in a heavily regulated industry, and any changes in regulations or the U.S. Food and Drug Administration’s enforcement discretion with respect to laboratory developed tests, or any other healthcare policy changes, or violations of healthcare laws and regulations by us that could result in substantial penalties, could adversely affect our business, prospects, results of operations or financial condition.

•	Developing new products involves a lengthy and complex process, and we may not be able to commercialize on a timely basis, or at all, other products we are developing.

•	If we are unable to maintain intellectual property protection, our competitive position could be harmed.

Corporate Information

We were incorporated under the laws of the state of New Mexico in 2002, under the name Exagen Corporation. In 2003, we changed our state of incorporation from New Mexico to Delaware by merging with and into Exagen Diagnostics, Inc., pursuant to which we changed our name to Exagen Diagnostics, Inc. Our principal executive offices are located at 1261 Liberty Way, Suite C, Vista, California 92081, and we also maintain offices in New Mexico, at 800 Bradbury Drive South East, Suite 108, Albuquerque, New Mexico 87106. Our telephone number is (760) 560-1501 for our Vista facility and (505) 272-7966 for our Albuquerque facility. Our website address is www.exagen.com. The information contained in, or accessible through, our website does not constitute part of this prospectus.

Implications of Being an Emerging Growth Company

As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•	being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion & Analysis of Financial Condition and Results of Operations in this prospectus;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, which such fifth anniversary will occur in 2019. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.0 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

The Offering

Common stock offered by us	shares

Common stock to be outstanding after this offering	shares

Over-allotment option	The underwriters have an option for a period of 30 days to purchase up to additional shares of our common stock to cover over-allotments.

Use of proceeds	We estimate that the net proceeds from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $ million, or approximately $ million if the underwriters exercise their over-allotment option to purchase additional shares from us in full, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus. We intend to use the net proceeds from this offering as follows: (1) to fund selling and marketing activities, including expansion of our sales force to support the ongoing commercialization of our current products and future products; (2) to fund research and development activities, including continued expansion of our Avise product portfolio, as well as clinical studies to demonstrate the utility of our Avise products and support reimbursement efforts; (3) to fund capital expenditures, including lab infrastructure and information systems; and (4) for working capital and other general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk Factors	You should read the “Risk Factors” section of this prospectus and the other information in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NASDAQ Global Market Symbol	EXDX

The number of shares of our common stock to be outstanding after this offering set forth above includes:

•	102,307,211 shares of common stock outstanding as of June 30, 2014, after giving effect to the automatic conversion of all outstanding shares of our redeemable convertible preferred stock as of June 30, 2014 into 92,330,247 shares of our common stock;

•	the issuance of shares of our common stock in connection with the completion of this offering as a result of the automatic conversion of the $4.0 million in aggregate principal amount of convertible promissory notes we issued in July 2014, or the 2014 Notes (including accrued interest thereon), assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and assuming the conversion occurs on , 2014 (the expected closing date of this offering); and

•	the issuance of shares of common stock as a result of the expected net exercise of outstanding warrants, or the 2013 Warrants, in connection with the completion of this offering, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, which 2013 Warrants will terminate if not exercised prior to the completion of this offering.

The number of shares of our common stock to be outstanding after this offering set forth above excludes:

•	8,671,470 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2014, at a weighted average exercise price of $0.16 per share;

•	shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2014, at a weighted average exercise price of $ per share, which warrants will terminate upon the completion of this offering if not previously exercised;

•	shares of our common stock reserved for future issuance under our 2014 incentive award plan, or the 2014 plan, which will become effective on the business day prior to the public trading date of our common stock (including 8,646,496 shares of common stock reserved for future grant or issuance under our 2013 stock option plan as of June 30, 2014, which shares will be added to the shares reserved under the 2014 plan upon its effectiveness); and

•	shares of common stock reserved for future issuance under our 2014 employee stock purchase plan, or ESPP, which will become effective on the business day prior to the public trading date of our common stock.

Unless otherwise indicated, this prospectus reflects and assumes the following:

•	the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur immediately prior to the completion of this offering;

•	the automatic conversion of all outstanding shares of our redeemable convertible preferred stock as of June 30, 2014 into 92,330,247 shares of our common stock immediately prior to the completion of this offering and the resultant reclassification of our redeemable convertible preferred stock warrant liability to stockholders’ deficit in connection with such conversion;

•	a one-for- reverse stock split of our common stock to be effected prior to the effectiveness of the registration statement of which this prospectus is a part;

•	no exercise of the outstanding options and warrants described above, other than the 2013 Warrants; and

•	no exercise by the underwriters of their option to purchase additional shares of our common stock to cover over-allotments.

Summary Consolidated Financial Data

The following tables set forth a summary of our consolidated historical financial data as of, and for the periods ended on, the dates indicated. We have derived the consolidated statements of operations data for the years ended December 31, 2012 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the six months ended June 30, 2013 and 2014 and the consolidated balance sheet data as of June 30, 2014 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of our management, the unaudited data reflects all adjustments, consisting of normal and recurring adjustments, necessary for the fair statement of results as of and for these periods. You should read this data together with our audited consolidated financial statements and related notes included elsewhere in this prospectus and the sections in this prospectus entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not indicative of our future results.

	Years Ended December 31,			Six Months Ended June 30,
	2012	2013		2013	2014
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$926		$3,055	$1,027		$3,753
Operating expenses:
Cost of revenue (excluding amortization of purchased technology)	1,974		2,830	1,204		2,718
Selling, general and administrative expenses	5,149		6,993	3,031		6,734
Research and development expenses	1,055		897	457		610
Amortization of intangible assets	214		214	107		107
Change in fair value of acquisition-related liabilities	(640)		1,265	621		17

Total operating expenses	7,752		12,199	5,420		10,186

Loss from operations	(6,826)		(9,144)	(4,393)		(6,433)
Interest expense	(463)		(941)	(206)		(1,124)
Loss on extinguishment of 2013 Notes	—		(3,286)	—		—
Other income (expense), net	7		(83)	14		21

Loss before income taxes	(7,282)		(13,454)	(4,585)		(7,536)
Income tax expense	42		42	21		23

Net loss and comprehensive loss	$(7,324)		$(13,496)	$(4,606)		$(7,559)

Net income (loss) attributable to common stockholders(1)	$370		$(18,226)	$(5,789)		$(8,411)

Net income (loss) per share attributable to common stockholders—basic and diluted(1)	$0.06		$(1.85)	$(0.59)		$(0.85)

Weighted average shares used to compute net income (loss) per share attributable to common stockholders—basic and diluted(1)	6,501,734		9,856,777	9,786,985		9,949,554

Pro forma net loss per share attributable to common stockholders—basic and diluted (unaudited)(1)		$			$

Weighted average shares used to compute pro forma net loss per share attributable to common stockholders—basic and diluted (unaudited)(1)

(1)	See Note 4 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical net income (loss) and the historical and pro forma net income (loss) per share attributable to common stockholders, basic and diluted, and the number of shares used in the computation of these per share amounts.

	As of June 30, 2014
	Actual	Pro Forma (1)	Pro Forma As Adjusted (1)(2)
	(in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents	$6,118
Working capital (deficit)(3)	(10,585)
Total assets	15,292
Redeemable convertible preferred stock warrant liability	1,064
Borrowings	14,195
Capital lease obligations, long term	416
Redeemable convertible preferred stock	23,691
Total stockholders’ deficit	(30,746)

(1)	Gives effect to:

•	the automatic conversion of all of our outstanding shares of redeemable convertible preferred stock as of June 30, 2014 into an aggregate of 92,330,247 shares of common stock and the resultant reclassification of our redeemable convertible preferred stock warrant liability to stockholders’ equity in connection with such conversion;

•	the issuance of $4.0 million in aggregate principal amount of 2014 Notes in July 2014 and the automatic conversion of the 2014 Notes (including accrued interest thereon) into shares of our common stock in connection with the completion of this offering, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and assuming the conversion occurs on , 2014 (the expected closing date of this offering); and

•	the issuance of shares of common stock as a result of the expected net exercise of the 2013 Warrants in connection with the completion of this offering, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, which 2013 Warrants will terminate if not exercised prior to the completion of this offering.

(2)	Gives further effect to the issuance and sale of shares of common stock in this offering at the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, working capital (deficit), total assets and total stockholders’ deficit by approximately $ , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price would increase (decrease) each of cash and cash equivalents, working capital (deficit), total assets and total stockholders’ deficit by approximately $ . The pro forma information discussed above is illustrative only and will be adjusted based on the actual initial public offering price and other terms of our initial public offering determined at pricing.

(3)	Working capital (deficit) represents the difference between current assets and current liabilities as follows:

	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands)
Total current assets	$6,405
Total current liabilities	16,990

Working capital (deficit)	$(10,585)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. If any of the following risks is realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment.

Risks Related to Our Business

We are at an early stage of commercialization with a history of losses, and we expect to incur net losses in the future and may never achieve or sustain profitability.

We have incurred net losses since our inception. For the years ended December 31, 2012 and 2013, we had a net loss of $7.3 million and $13.5 million, respectively, and we expect to incur additional losses this year and in future years. As of December 31, 2013 and June 30, 2014, we had an accumulated deficit of $74.3 million and $81.8 million, respectively. Over the next several years, we expect to continue to devote substantially all of our resources to increase adoption of, and reimbursement for, our Avise products and to develop future diagnostic, prognostic and monitoring solutions. To date, we have generated only limited revenue, and we may never achieve or sustain profitability. Our failure to achieve and sustain profitability in the future could cause the market price of our common stock to decline.

Our financial results depend solely on sales of our Avise products, and we will need to generate sufficient revenue from these products and other diagnostic, prognostic and monitoring solutions to grow our business.

The majority of our historical revenue has been derived from the sale of our Avise SLE products, the first of which we commercially launched in January 2012. For the foreseeable future, we expect to derive a majority of our revenue from sales of our existing Avise SLE products. We are in various stages of research and development for other diagnostic, prognostic and monitoring solutions that we may offer, but there can be no assurance that we will be able to commercialize these solutions.

The demand for our Avise products may decrease or may not continue to increase at historical rates for a number of reasons. In addition, at any point in time we may decide to no longer commercialize any of our Avise products for any number of reasons. While we have experienced early revenue growth from the sale of our Avise products, we may not be able to continue revenue growth or maintain existing revenue levels. Further, we cannot ensure the continued availability of our Avise products in commercial quantities at acceptable costs. If we are unable to increase sales of our Avise products, expand reimbursement for our Avise products, or successfully develop and commercialize other solutions, our revenue and our ability to achieve and sustain profitability would be impaired, and the market price of our common stock could decline.

We may experience limits on our revenue if physicians decide not to order our Avise products or if we are otherwise unable to create or maintain demand for our Avise products.

If we are unable to create or maintain demand for our Avise products in sufficient volume, we may not generate sufficient revenue to become profitable. To generate increased demand, we will need to continue to educate physicians about the benefits of our Avise products through publications in peer-reviewed medical journals, presentations at medical conferences and one-on-one education by our sales force. We also plan to focus on educating patients about the benefits of our Avise products, which we believe will generate further demand. In addition, our inability to obtain and maintain coverage and adequate reimbursement from third-party payers may limit physician adoption.

Physicians may rely on guidelines issued by industry groups regarding the diagnosis, treatment and monitoring of autoimmune rheumatic diseases, or ARDs, and the monitoring of the effectiveness of therapeutic drugs used to treat such diseases before utilizing any diagnostic test or monitoring solution. Although we have a number of company-sponsored clinical trials and clinical trials sponsored by individual physicians underway to demonstrate the clinical utility of our Avise products, our products are not yet, and may never be, listed in any such guidelines.

Our independent registered public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its report on our audited financial statements included in this prospectus.

Our report from our independent registered public accounting firm for the year ended December 31, 2013 includes an explanatory paragraph stating that our recurring losses from operations since inception and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern. If we are unable to obtain sufficient funding, our business, prospects, financial condition and results of operations will be materially and adversely affected and we may be unable to continue as a going concern. If we are unable to continue as a going concern, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our audited consolidated financial statements, and it is likely that investors will lose all or a part of their investment. After this offering, future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.

We may be unable to manage our future growth effectively, which could make it difficult to execute our business strategy.

In addition to the need to scale our testing capacity, future growth will impose significant added responsibilities on management, including the need to identify, recruit, train and integrate additional employees. In addition, rapid and significant growth may strain our administrative and operational infrastructure. Our ability to manage our business and growth will require us to continue to improve our operational, financial and management controls, reporting systems and procedures. The time and resources required to optimize these systems is uncertain, and failure to complete optimization in a timely and efficient manner could adversely affect our operations. If we are unable to manage our growth effectively, it may be difficult for us to execute our business strategy and our business could be harmed.

Our commercial success depends upon attaining significant market acceptance of our products among physicians, patients, and third-party payers.

Any product that we offer may not gain market acceptance among physicians, third-party payers, patients and the medical community. Market acceptance of our products depends on a number of factors, including:

•	the perceived accuracy of our test results by physicians and patients;

•	the potential and perceived advantages of our products over alternative products;

•	the demonstration in clinical studies of the performance and clinical validity of our products, the results of which studies may not replicate the positive results from earlier studies;

•	the cost of our products in relation to alternative products;

•	the availability of coverage and adequate reimbursement and pricing by third parties and government authorities;

•	relative convenience; and

•	the effectiveness of our sales and marketing efforts.

If we had to withdraw a product from the market, it could harm our business and could impact market acceptance of our other products.

We rely on sole suppliers for some of the reagents, equipment and other materials used in our Avise products, and we may not be able to find replacements or transition to alternative suppliers.

We rely on sole suppliers for critical supply of reagents, equipment and other materials that we use to perform the tests that comprise our Avise products. We also purchase components used in our Avise product transportation kits from sole-source suppliers. Some of these items are unique to these suppliers and vendors. While we have developed alternate sourcing strategies for many of these materials and vendors, we cannot be certain whether these strategies will be effective or the alternative sources will be available when we need them. We are not a major customer of some of our suppliers, and these suppliers may therefore give other customers’ needs higher priority than ours. One of our products in development, Avise Anti-TNF, incorporates iLite technology, the only commercially available cell-based assay that measures anti-TNF levels and drug neutralizing antibodies. Biomonitor A/S is the sole source capable of providing TNF sensitive cells used in such technology. If Biomonitor is unable to meet any of our requirements for such cells, or otherwise completely ceases producing such cells, we would be unable to develop and potentially commercialize our Avise Anti-TNF product. If our suppliers can no longer provide us with the materials we need to perform the tests that comprise our Avise products, if the materials do not meet our quality specifications, or if we cannot obtain acceptable substitute materials, an interruption in test processing could occur. In addition, if we should encounter delays or difficulties in securing the quality and quantity of equipment we require for our tests, we may need to reconfigure our test processes, which could result in an interruption in sales. Any such interruption may significantly affect our future revenue and harm our customer relations and reputation. In addition, in order to mitigate these risks, we may need to maintain inventories of these supplies at higher levels than would be the case if multiple sources of supply were available.

If we are unable to support demand for our Avise products or any of our future products or solutions, our business could suffer.

As demand for our Avise products or any of our future products or solutions grows, we will need to continue to scale our testing capacity and processing technology, expand customer service, billing and systems processes and enhance our internal quality assurance program. We will also need additional certified laboratory scientists and other scientific and technical personnel to process higher volumes of our tests. We cannot assure you that any increases in scale, related improvements and quality assurance will be successfully implemented or that appropriate personnel will be available. We will also need to purchase additional equipment, some of which can take several months or more to procure, setup and validate, and increase our software and computing capacity to meet increased demand. Failure to implement necessary procedures, transition to new processes, hire the necessary personnel, obtain any necessary additional equipment and increase software and computing capacity could result in higher costs of processing tests or inability to meet demand. There can be no assurance that we will be able to perform our testing on a timely basis at a level consistent with demand, or that our efforts to scale our operations, expand our personnel, equipment, software and computing capacities, or implement process enhancements will be successfully implemented and will not negatively affect the quality of test results. In addition, there can be no assurance that we will have adequate space in our laboratory facility to accommodate such required expansion. If we encounter difficulty meeting market demand or quality standards, our reputation could be harmed and our future prospects and our business could suffer.

If third-party payers do not provide coverage and adequate reimbursement, breach, rescind or modify their contracts or reimbursement policies or delay payments for our tests, or if we are unable to successfully negotiate payer contracts, our commercial success could be compromised.

Reimbursement by third-party payers, including governmental payers such as Medicare and Medicaid, may depend on a number of factors, including the payer’s determination that tests using our technologies are:

•	not experimental or investigational;

•	medically necessary;

•	appropriate for the specific patient;

•	cost-effective;

•	supported by peer-reviewed medical journals; and

•	included in clinical practice guidelines.

There is uncertainty concerning third-party payer coverage and reimbursement of any new products that we may launch. Several entities conduct technology assessments of new medical tests and devices and provide the results of their assessments for informational purposes to other parties. These assessments may be used by third-party payers and health care providers as grounds to deny coverage for a test or procedure. In addition, insurers, including managed care organizations as well as government payers such as Medicare and Medicaid, have increased their efforts to control the cost, utilization and delivery of healthcare services. These measures have resulted in reduced payment rates and decreased utilization for the diagnostics industry.

Effective April 25, 2012, the then-Medicare contractor for California, Palmetto GBA, LLC, assigned the Avise MTX assay a unique identifier and determined that our product met the applicable Medicare coverage criteria. Other payers make their own decisions as to whether to establish a policy to reimburse our tests, however, and because approvals must be sought on a payer by payer basis, establishing broad coverage is a time-consuming and costly process. There are many payers who have not yet established a coverage policy applicable to our tests. Even if we are being reimbursed for our tests, Medicare, Medicaid and private and other payers may withdraw coverage at any time, review and adjust the rate of reimbursement, require co-payments from patients or stop paying for our tests altogether, any of which would reduce our revenues. Further, from time to time payers change processes that may affect timely payment. These changes may result in uneven cash flow or impact the timing of revenue recognized with these payers.

While our tests are reimbursed by a number of governmental and private payers, we do not have contracts with any significant large private payers. If we are unable to obtain or maintain coverage and reimbursement from third-party payers for our existing tests or new tests or test enhancements we may develop in the future, our ability to generate revenues could be limited. We have in the past, and will likely in the future, experience delays and temporary interruptions in the receipt of payments from third-party payers due to changes in their internal processes, documentation requirements and other issues, which could cause our revenues to fluctuate from period to period.

Billing for our products is complex, and we must dedicate substantial time and resources to the billing process to be paid for our tests.

Billing for our products is complex, time consuming and expensive. Depending on the billing arrangement and applicable law, we bill various payers, including Medicare, insurance companies and patients, all of which have different billing requirements. We generally bill third-party and government payers for our products and pursue reimbursement on a case-by-case basis where pricing contracts are not in place. We may also face increased risk in our collection efforts, including long collection cycles, which could adversely affect our business, results of operations and financial condition.

Several factors make the billing process complex, including:

•	differences between the list price for our products and the reimbursement rates of payers;

•	compliance with complex federal and state regulations related to billing Medicare;

•	disputes among payers as to which party is responsible for payment;

•	differences in coverage among payers and the effect of patient co-payments or co-insurance;

•	differences in information and billing requirements among payers;

•	incorrect or missing billing information; and

•	the resources required to manage the billing and claims appeals process.

For example, the list price for our primary product, Avise SLE+CT, is $1,475 while our reimbursement rates received from third-party payers for this test range from $0 to $1,475 per test. These billing complexities, and the related uncertainty in obtaining payment for our products could negatively affect our revenue and cash flow, our ability to achieve profitability, and the consistency and comparability of our results of operations.

We rely on a third party for substantially all of our billing and collection processing, and any delay in transmitting and collecting claims could have an adverse effect on our revenue.

We rely on a third-party provider to process and collect our claims. We have previously experienced delays in claims processing when our third-party provider made changes to its invoicing system, and again when it did not submit claims to payers within the timeframe we require. If claims for our products are not submitted to payers on a timely basis, or if we are required to switch to a different provider to handle claim processing it could have an adverse effect on our revenue and our business.

We conduct business in a heavily regulated industry, and any changes in regulations or the U.S. Food and Drug Administration’s, or FDA’s, enforcement discretion, or violations of regulations by us, could adversely affect our business, prospects, results of operations or financial condition.

The diagnostics industry is highly regulated, and we cannot assure you that the regulatory environment in which we operate will not change significantly and adversely in the future. In particular, the laws and regulations governing the marketing of diagnostic products are extremely complex and in many instances there are no significant regulatory or judicial interpretations of these laws and regulations. The Federal Food, Drug and Cosmetic Act, or FDCA, defines a medical device to include any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component, part, or accessory, intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals. Our in vitro diagnostic products are considered by the FDA to be subject to regulation as medical devices. Among other things, pursuant to the FDCA and its implementing regulations, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, premarket clearance or approval, marketing and promotion, and sales and distribution of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the import and export of medical devices manufactured between the United States and international markets.

Although the FDA has statutory authority to assure that medical devices are safe and effective for their intended uses, the FDA has generally exercised its enforcement discretion and not enforced applicable regulations with respect to in vitro diagnostics that are developed, validated, and offered within a single laboratory for use only in that laboratory. These tests are referred to as laboratory developed tests, or LDTs. We currently market our diagnostic products as LDTs, although one of the products we market under a license from Orgentec Diagnostika GmbH, or Orgentec, is subject to a 510(k) clearance held by Orgentec and is subject to the FDA’s regulations applicable to 510(k)-cleared devices. While we believe that we are currently in material compliance with applicable laws and regulations as historically enforced by the FDA, we cannot assure you that the FDA will agree with our determination, and a determination that we have violated these laws and regulations, or a public announcement that we are being investigated for possible violations, could adversely affect our business, prospects, results of operations or financial condition.

Under the Food and Drug Administration Safety and Innovation Act of 2012, the FDA is prohibited from issuing guidance on the regulation of LDTs unless it provides Congress with details of the proposed action at least 60 days in advance. The FDA provided such notification to Congress on July 31, 2014, and proposed to modify its enforcement discretion on LDTs in a risk-based manner, to start with the publication of a draft Framework Guidance, that when finalized, may subject us to medical device regulations of registration and listing, premarket clearance or approval, and adverse event reporting. Any new FDA enforcement policies affecting LDTs may result in increased regulatory burdens on our ability to continue marketing our products and to develop and introduce new products in the future.

If the FDA begins to actively regulate our diagnostic tests, we may be required to obtain premarket clearance under Section 510(k) of the FDCA or a premarket approval, or PMA. The process for submitting a 510(k) premarket notification and receiving FDA clearance usually takes from three to twelve months, but it can take significantly longer and clearance is never guaranteed. The process for submitting and obtaining FDA approval of a PMA is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer, and approval is not guaranteed. PMA approval typically requires extensive clinical data and can be significantly longer, more expensive and more uncertain than the 510(k) clearance process. Despite the time, effort and expense expended, there can be no assurance that a particular device ultimately will be cleared or approved by the FDA through either the 510(k) clearance process or the PMA process on a timely basis, or at all. Moreover, there can be no assurance that any cleared or approved labeling claims will be consistent with our current claims or adequate to support continued adoption of and reimbursement for our products. If premarket review is required for some or all of our products, the FDA may require that we stop selling our products pending clearance or approval, which would negatively impact our business. Even if our products are allowed to remain on the market prior to clearance or approval, demand or reimbursement for our products may decline if there is uncertainty about our products, if we are required to label our products as investigational by the FDA, or if the FDA limits the labeling claims we are permitted to make for our products. As a result, we could experience significantly increased development costs and a delay in generating additional revenue from our Avise products, or from other products now in development.

If the FDA imposes significant changes to the regulation of LDTs it could reduce our revenues or increase our costs and adversely affect our business, prospects, results of operations or financial condition.

Our experience in marketing and selling our products is in the early stages, and if we are unable to expand our direct sales and marketing force to adequately address our customers’ needs, our business may be adversely affected.

We sell our Avise products through our own sales force. However, we have limited experience in marketing and selling our Avise products, the first of which was commercially launched in January 2012 with a nine-person sales force. Starting in the fourth quarter of 2013, we expanded our sales team to approximately 30 sales professionals. We may not be able to market and sell our Avise products or other products or solutions we may develop effectively enough to support our planned growth.

Our future sales will depend in large part on our ability to maintain and substantially expand our sales force and to increase the scope of our marketing efforts. We expect to expand our sales force to approximately 40 sales representatives by mid-2015, which sales force we believe can cover approximately 80% of community rheumatologists in the United States. Rheumatology is a concentrated specialty, and as such, we believe it is necessary to maintain a sales force that includes sales representatives with specific technical backgrounds. We will also need to attract and develop marketing personnel with industry expertise. Competition for such employees is intense. We may not be able to attract and retain personnel or be able to maintain an efficient and effective sales and marketing force, which could negatively impact sales and marketing acceptance of our products and limit our revenue growth and potential profitability.

If we are unable to compete successfully, we may be unable to increase or sustain our revenue or achieve profitability.

Our principal competition for our Avise products comes from traditional methods used by physicians to test patients with rheumatic disease-like symptoms. Such traditional methods include testing for a broad range of diagnostic, immunology and chemistry markers, such as anti-nuclear antibodies, or ANA and anti-double-stranded DNA, or anti-dsDNA, and serum complement, such as C3 and C4. We also face competition from commercial laboratories, such as Laboratory Corporation of America Holdings, Quest Diagnostics Incorporated, ARUP Laboratories, Inc. and Mayo Clinic, all of which have strong infrastructures to support the commercialization of diagnostic services. Large, multispecialty group medical clinics, health systems and academic medical university-

based clinics may provide in-house clinical laboratories offering autoimmune rheumatic testing services. Additionally, we compete against regional clinical laboratories providing testing in the autoimmune rheumatic field, such as Rheumatology Diagnostics Laboratories, Inc. Other potential competitors include companies that might develop diagnostic or disease or drug monitoring products, such as Myriad Genetics, Inc. In the future, we may also face competition from companies developing new products or technologies.

To compete successfully we must be able to demonstrate, among other things, that our diagnostic, prognostic and monitoring test results are accurate and cost effective.

Many of our potential competitors have widespread brand recognition and substantially greater financial, technical and research and development resources and selling and marketing capabilities than we do. Others may develop products with prices lower than ours that could be viewed by physicians and payers as functionally equivalent to our solution, or offer solutions at prices designed to promote market penetration, which could force us to lower the list price of our products and affect our ability to achieve profitability. If we are unable to change clinical practice in a meaningful way or compete successfully against current and future competitors, we may be unable to increase market acceptance and sales of our products, which could prevent us from increasing our revenue or achieving profitability and could cause the market price of our common stock to decline.

Developing new products involves a lengthy and complex process, and we may not be able to commercialize on a timely basis, or at all, other products we are developing.

We are devoting considerable resources to the research and development of our planned future Avise products and enhancements to our current Avise products. We may not be able to develop products with the diagnostic or monitoring performance or accuracy necessary to be clinically useful and commercially successful. We are in the process of developing three additional disease and therapeutic drug monitoring products for rheumatic diseases, which we plan to launch by the end of 2016. These products may not be fully developed and introduced on our expected time line, if at all. Also, there are certain products for which a commercial launch would trigger additional payment obligations to licensors of the technology. In these cases, if the economic projections of the product do not outweigh the additional obligations, we may not launch these products. In order to develop and commercialize diagnostic, prognostic and monitoring products, we need to:

•	expend significant funds to conduct substantial research and development;

•	conduct successful validation studies;

•	develop and scale our laboratory processes to accommodate different tests;

•	achieve and maintain required regulatory certifications;

•	develop and scale our infrastructure to be able to analyze increasingly large amounts of data; and

•	build the commercial infrastructure to market and sell new products.

Our product development process involves a high degree of risk and may take several years. Our product development efforts may fail for many reasons, including:

•	failure to identify additional biomarkers to incorporate into our diagnostic products;

•	failure or sub-optimal performance of the product at the research or development stage;

•	difficulty in accessing archival patient blood specimens, especially specimens with known clinical results; or

•	failure of clinical validation studies to support the effectiveness of the test.

Typically, few research and development projects result in commercial products, and success in early clinical studies often is not replicated in later studies. At any point, we may abandon development of a product candidate or we may be required to expend considerable resources repeating clinical studies, which would adversely affect the timing for generating potential revenue from a new product and our ability to invest in other products in our pipeline. In addition, as we develop products, we will have to make significant investments in product development, marketing and selling resources. If a clinical validation study fails to demonstrate the prospectively defined endpoints of the study, we might choose to abandon the development of the product or product feature that was the subject of the clinical study, which could harm our business. Additionally, competitors may develop and commercialize competing products or technologies faster than us or at a lower cost.

We may acquire businesses or assets, form joint ventures or make investments in other companies or technologies that could harm our operating results, dilute our stockholders’ ownership, increase our debt or cause us to incur significant expense.

As part of our business strategy, we may pursue acquisitions of complementary businesses or assets, as well as technology licensing arrangements. We also may pursue strategic alliances that leverage our core technology and industry experience to expand our offerings or distribution, or make investments in other companies. To date, other than our acquisition of the medical diagnostics division of Cypress Bioscience, Inc., we have not acquired other companies and have limited experience with respect to the formation of strategic alliances and joint ventures. If we make any acquisitions, we may not be able to integrate these acquisitions successfully into our existing business, and we could assume unknown or contingent liabilities. Any future acquisitions by us also could result in significant write-offs or the incurrence of debt and contingent liabilities, any of which could harm our operating results. Integration of an acquired company or business also may require management resources that otherwise would be available for ongoing development of our existing business. We may not identify or complete these transactions in a timely manner, on a cost-effective basis, or at all, and we may not realize the anticipated benefits of any acquisition, technology license, strategic alliance, joint venture or investment.

To finance any acquisitions or investments, we may choose to issue shares of our stock as consideration, which would dilute the ownership of our stockholders. Once we become a public company, if the price of our common stock is low or volatile, we may not be able to acquire other companies for stock. Alternatively, it may be necessary for us to raise additional funds for these activities through public or private financings or through the issuance of debt. Additional funds may not be available on terms that are favorable to us, or at all, and any debt financing may involve covenants limiting or restricting our ability to take certain actions.

The diagnostics industry is subject to rapidly changing technology, which could make our Avise products, and other products we develop, obsolete.

Our industry is characterized by rapid technological changes, frequent new product introductions and enhancements and evolving industry standards. These advances require us to continuously develop our technology and work to develop new solutions to keep pace with evolving standards of care. Our products could become obsolete unless we continually innovate and expand our product offerings to include new clinical applications. If we are unable to develop new products or to demonstrate the applicability of our products for other diseases, our sales could decline and our competitive position could be harmed.

Our failure to maintain relationships or build new relationships with key opinion leaders could materially adversely impact our business and prospects.

Key opinion leaders are able to influence clinical practice by publishing research and determining whether new tests should be integrated into practice guidelines. We have collaborated with key opinion leaders in the field of rheumatology to further expand the clinical utility of our tests, including through their participation in validation studies for Avise SLE and supporting the publication of results from such studies in peer-reviewed medical journals. Our failure to maintain or build new relationships with such key opinion leaders could affect physician and patient perception of our tests and result in a loss of existing and future physician customers and therefore materially adversely impact our business and prospects.

If we are sued for errors and omissions or professional liability, we could face substantial liabilities that exceed our resources.

The marketing, sale and use of our Avise products could lead to liability claims if someone were to allege that any such product failed to perform as it was designed. We may also be subject to liability for errors in the results we provide to physicians or for a misunderstanding of, or inappropriate reliance upon, the information we provide. We may also be subject to similar types of claims related to products we may develop in the future. An errors and omissions or professional liability claim could result in substantial damages and be costly and time consuming for us to defend. Although we maintain professional liability insurance, we cannot assure you that our insurance would fully protect us from the financial impact of defending against these types of claims or any judgments, fines or settlement costs arising out of any such claims. Any errors or omissions or professional liability claim brought against us, with or without merit, could increase our insurance rates or prevent us from securing insurance coverage in the future. Additionally, any product liability lawsuit could cause injury to our reputation or cause us to suspend sales of our products and solutions. The occurrence of any of these events could have an adverse effect on our business and results of operations.

The loss of members of our senior management team or our inability to attract and retain highly skilled scientists, technicians and salespeople could adversely affect our business.

Our success depends largely on the skills, experience and performance of key members of our executive management team, including Fortunato Ron Rocca, our President and Chief Executive Officer, and others in key management positions. The efforts of each of these persons will be critical to us as we continue to develop our technologies and test processes and focus on our growth. If we were to lose one or more of these key employees, we may experience difficulties in competing effectively, developing our technologies and implementing our business strategy.

In addition, our research and development programs and commercial laboratory operations depend on our ability to attract and retain highly skilled scientists, including licensed clinical laboratory scientists and biostatisticians. We may not be able to attract or retain qualified scientists and technicians in the future due to the intense competition for qualified personnel among life science businesses, particularly in Southern California. Because it is expected that there will be a shortage of clinical laboratory scientists in coming years, it may become more difficult to hire sufficient numbers of qualified personnel. We also face competition from universities and public and private research institutions in recruiting and retaining highly qualified scientific personnel. Additionally, our success depends on our ability to attract and retain qualified salespeople. We may have difficulties locating, recruiting or retaining qualified salespeople, which could cause a delay or decline in the rate of adoption of our products. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that could adversely affect our ability to support our research and development, clinical laboratory and sales efforts. All of our employees are at-will, which means that either we or the employee may terminate their employment at any time. We do not carry key man insurance for any of our employees.

If our sole laboratory facility becomes damaged or inoperable, we are required to vacate our existing facility or we are unable to expand our existing facility as needed, we will be unable to perform our testing services and our business will be harmed.

We currently derive all of our revenue from tests conducted at a single laboratory facility located in Vista, California. Vista is situated on or near earthquake fault lines. Our facility and equipment could be harmed or rendered inoperable by natural or man-made disasters, including earthquake, fire, flood, power loss, communications failure or terrorism. In particular, we store all of our flow cytometers, the instrument we use to detect CB-CAPs on cells, at our Vista facility. If all of our flow cytometers were rendered inoperable simultaneously pursuant to a natural or man-made disaster, we would be unable to perform these key tests as we do in the ordinary course of our business. The inability to perform our tests or to reduce the backlog of analyses that could develop if our facility is inoperable, for even a short period of time, may result in the loss of customers or harm to our reputation, and we may be unable to regain those customers or repair our reputation in the future. Additionally, we store our bio-repository of specimens, which were collected in collaboration with leading academic institutions and help us to further validate our Avise products, at our Vista facility. If these specimens were destroyed pursuant to a natural or man-made disaster or otherwise become unavailable, our ability to develop new products may be delayed. Furthermore, our facility and the equipment we use to perform our research and development work could be unavailable or costly and time-consuming to repair or replace. It would be difficult, time-consuming and expensive to rebuild our facility or license or transfer our proprietary technology to a third-party, particularly in light of the licensure and accreditation requirements for a commercial laboratory like ours. Even in the unlikely event we are able to find a third party with such qualifications to enable us to conduct our tests, we may be unable to negotiate commercially reasonable terms.

In order to rely on a third party to perform our tests, we would need to engage another facility with established state licensure and Clinical Laboratory Improvement Amendments of 1988, or CLIA, accreditation under the scope of which tests could be performed following validation and other required procedures. We cannot assure you that we would be able to find another CLIA-certified facility willing to comply with the required procedures, that any such facility would be willing to perform our tests for us on commercially reasonable terms, or that it would be able to meet our quality standards.

In order to establish an additional clinical reference laboratory facility, we would have to spend considerable time and money securing adequate space, constructing the facility, recruiting and training employees, and establishing the additional operational and administrative infrastructure necessary to support a second facility. We may not be able, or it may take considerable time, to replicate our testing processes or results in a new facility. Additionally, any new clinical reference laboratory facility opened by us would be subject to certification under CLIA and licensing by several states, including California and New York, which could take a significant amount of time and result in delays in our ability to begin operations.

We expanded our laboratory into available space immediately next to our existing laboratory in July 2014, and we have entered into a lease to further expand our space beginning in February 2015. With this expansion and our planned further expansion, we believe we have the capacity to meet our projected needs for at least the next 12 months, although we may grow at a rate that is faster than we expect. Beyond this time frame, we may need to further expand our laboratory space. Any future expansion, including our planned expansion in February 2015, could disrupt laboratory operations, resulting in an inability to meet customer turnaround time expectations, and could be delayed, resulting in slower realization of laboratory efficiencies anticipated from the use of the expanded facilities. Adverse consequences resulting from a delay in the laboratory expansion could harm our relationships with our customers and our reputation, and could affect our ability to generate revenue.

We carry insurance for damage to our property and the disruption of our business, but this insurance may not cover all of the risks associated with damage or disruption to our business, provide coverage in amounts sufficient to cover our potential losses or continue to be available to us on acceptable terms, if at all.

Our testing process involves the use of sophisticated state-of-the-art equipment that requires precise calibration, and issues affecting such equipment may delay delivery of the test results to physicians or otherwise adversely affect our operations.

As part of our process of determining CB-CAPs, which is part of our Avise SLE products, we utilize a number of flow cytometers that require calibration and performance validation according to the requirements of the College of American Pathologists, or CAP, at specified time intervals. While we believe we have implemented appropriate controls and metrics in our laboratory to meet such requirements, we cannot provide any assurance that our instruments will not fall out of specification, in which case we would be required to re-calibrate them. Patient specimens degrade and become unusable generally within 48 hours of collection. Therefore, if we do not have other sufficient properly functioning flow cytometers due to failure to meet specifications or they otherwise become inoperable, our ability to process patient specimens in the required timeframe would be compromised and our business could be harmed.

If we cannot enter into new clinical study collaborations, our product development and subsequent commercialization could be delayed.

In the past, we have entered into clinical study collaborations, and our success in the future depends in part on our ability to enter into additional collaborations with highly regarded institutions. This can be difficult due to internal and external constraints placed on these organizations. Some organizations may limit the number of collaborations they have with any one company so as to not be perceived as biased or conflicted. Organizations may also have insufficient administrative and related infrastructure to enable collaborations with many companies at once, which can extend the time it takes to develop, negotiate and implement a collaboration. Additionally, organizations often insist on retaining the rights to publish the clinical data resulting from the collaboration. The publication of clinical data in peer-reviewed medical journals is a crucial step in commercializing and obtaining reimbursement for diagnostic products such as our Avise products, and our inability to control when and if results are published may delay or limit our ability to derive sufficient revenue from any solution.

If we use hazardous materials in a manner that causes contamination or injury, we could be liable for resulting damages.

We are subject to federal, state and local laws, rules and regulations governing the use, discharge, storage, handling and disposal of biological material, chemicals and waste. We cannot eliminate the risk of accidental contamination or injury to employees or third parties from the use, storage, handling or disposal of these materials. In the event of contamination or injury, we could be held liable for any resulting damages, remediation costs and any related penalties or fines, and any liability could exceed our resources or any applicable insurance coverage we may have. The cost of compliance with these laws and regulations may become significant, and our failure to comply may result in substantial fines or other consequences, either of which could negatively affect our operating results.

Failure in our information technology, telephone or other systems could significantly disrupt our operations and adversely affect our business and financial condition.

Information technology and telephone systems are used extensively in virtually all aspects of our business, including laboratory testing, sales, billing, customer service, logistics and management of medical data. The success of our business depends on the ability to obtain, process, analyze, maintain and manage this data. Our management relies on our information systems because:

•	patient specimens must be received, tracked and processed on a timely basis;

•	test results must be reported on a timely basis;

•	billings and collections for all customers must be managed efficiently and accurately;

•	third party ancillary billing services require proper tracking and reporting;

•	pricing and other information related to our services is needed by our sales force and other personnel in a timely manner to conduct business;

•	patient-identifiable health information must be securely held and kept confidential;

•	regulatory compliance requires proper tracking and reporting; and

•	proper recordkeeping is required for operating our business, managing employee compensation and other personnel matters.

Our business, results of operations and financial condition may be adversely affected if, among other things:

•	our information technology, telephone or other systems fail or are interrupted for any extended length of time;

•	services relating to our information technology, telephone or other systems are not kept current;

•	our information technology, telephone or other systems do not have the capacity to support expanded operations and increased levels of business;

•	data is lost or unable to be restored or processed; or

•	data is corrupted due to a breach of security.

Despite the precautionary measures we have taken to prevent breakdowns in our information technology, telephone and other systems, sustained or repeated system failures that interrupt our ability to process test orders, deliver test results or perform testing in a timely manner or that cause us to inadvertently disclose or lose patient information could adversely affect our business, results of operations and financial condition.

Security breaches, loss of data and other disruptions to us or our third-party service providers could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we and our third-party service providers collect and store sensitive data, including legally protected health information, personally identifiable information about our patients, credit card information, intellectual property, and our proprietary business and financial information. We manage and maintain our applications and data utilizing a combination of on-site and vendor-owned systems. We face a number of risks related to our protection of, and our service providers’ protection of, this critical information, including loss of access, unauthorized disclosure and unauthorized access, as well as risks associated with our ability to identify and audit such events.

The secure processing, storage, maintenance and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or otherwise breached due to employee error, malfeasance or other activities. While we have not experienced any such attack or breach, if such an event were to occur, our networks would be compromised and the information we store on those networks could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as the Health Insurance Portability and Accountability Act of 1996, or HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act, or the HITECH Act, and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to process tests, provide test results, bill payers or patients, process claims and appeals, provide customer assistance services, conduct research and development activities, collect, process and prepare company financial information, provide information about our products and other patient and physician education and outreach efforts through our website and manage the administrative aspects of our business and could damage our reputation, any of which could adversely affect our business.

In addition, the interpretation and application of federal and state consumer, health-related and data protection laws in the United States are often uncertain, contradictory and in flux. It is possible that these laws may be interpreted and applied in a manner that is inconsistent with our practices. If so, this could result in government-imposed fines or orders requiring that we change our practices, which could adversely affect our business. Complying with these various laws could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.

Performance issues, service interruptions or price increases by our shipping carrier could adversely affect our business, results of operations and financial condition, and harm our reputation and ability to provide our specialized diagnostic services on a timely basis.

Expedited, reliable shipping is essential to our operations. We rely almost exclusively on a single carrier, Federal Express Corporation, for reliable and secure point-to-point transport of patient specimens to our laboratory and enhanced tracking of these patient specimens. Should Federal Express, or any other carrier we may use in the future, encounter delivery performance issues such as loss, damage or destruction of a specimen, it may be difficult to replace our patient specimens in a timely manner and such occurrences may damage our reputation and lead to decreased utilization from physicians for our specialized diagnostic services and increased cost and expense to our business. In addition, any significant increase in shipping time could adversely affect our ability to receive and process patient specimens on a timely basis.

If we or Federal Express were to terminate our relationship, we would be required to find another party to provide expedited, reliable point-to-point transport of our patient specimens. There are only a few other providers of such nationwide transport services, and there can be no assurance that we will be able to enter into arrangements with such other providers on acceptable terms, if at all. Finding a new provider of transport services would be time-consuming and costly and result in delays in our ability to provide our specialized diagnostic services. Even if we were to enter into an arrangement with any such provider, there can be no assurance that they will provide the same level of quality in transport services currently provided to us by Federal Express. If any new provider does not provide, or if Federal Express does not continue to provide, the required quality and reliability of transport services at the same or similar costs, it could adversely affect our business, reputation, results of operations and financial condition.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be further limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. Our ability to use a portion of our net operating loss carryforwards is subject to limitation under Section 382 as a result of a prior ownership change. If we undergo an ownership change in connection with this offering, or as a result of subsequent shifts in our stock ownership, our ability to utilize our net operating loss carryforwards and other pre-change tax attributes could be further limited by Section 382 and as a result, if we earn net taxable income, our ability to use such pre-change net operating loss carryforwards and other pre-change tax attributes to offset U.S. federal taxable income may be limited.

Our term loan contains restrictions that limit our flexibility in operating our business, and if we fail to comply with the covenants and other obligations under our loan agreement, the lenders may be able to accelerate amounts owed under the facility and may foreclose upon the assets securing our obligations.

In October 2013, we entered into a term loan agreement, or the loan agreement, with Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., which we refer to collectively as Capital Royalty. The loan agreement is collateralized by substantially all of our personal property, including our intellectual property. The loan agreement also subjects us to certain affirmative and negative covenants, including limitations on our ability to transfer or dispose of assets, merge with or acquire other companies, make investments, pay dividends, incur additional indebtedness and liens and conduct transactions with affiliates. We are also subject to certain covenants that require us to maintain a minimum liquidity of at least $2.0 million and achieve certain minimum amounts of annual revenue, and are required under certain conditions to make mandatory prepayments of outstanding principal. As a result of these covenants, we have certain limitations on the manner in which we can conduct our business, and we may be restricted from engaging in favorable business activities or financing future operations or capital needs until our current debt obligations are paid in full or we obtain the consent of Capital Royalty, which we may not be able to obtain. As of June 30, 2014, there was $15.0 million in principal outstanding under the term loan and an additional $0.3 million outstanding representing interest at 4% per annum paid in-kind in the form of additional term loans. We are required to repay any outstanding principal and capitalized interest in quarterly installments over a two-year period, commencing on December 31, 2016. We cannot be certain that we will be able to generate sufficient cash flow or revenue to meet the financial covenants or pay the principal and accrued interest on our debt.

In addition, upon the occurrence of an event of default, Capital Royalty, among other things, can declare all indebtedness due and payable immediately, which would adversely impact our liquidity and reduce the availability of our cash flows to fund working capital needs, capital expenditures and other general corporate purposes. An event of default includes, but is not limited to, our failure to pay any amount due and payable under the loan agreement, the occurrence of a material adverse change in our business as defined in the loan agreement, our breach of any representation or warranty in the loan agreement, our breach of any covenant in the loan agreement (subject to a cure period in some cases), a change in control as defined in the loan agreement, our default on any debt payments to a third party in an amount exceeding $300,000 or any voluntary or involuntary insolvency proceeding. If an event of default occurs and we are unable to repay amounts due under the loan agreement, Capital Royalty could foreclose on substantially all of our personal property, including our intellectual property. We cannot be certain that future working capital, borrowings or equity financings will be available to repay or refinance our debt to Capital Royalty or any other debt we may incur in the future.

Our inability to raise additional capital on acceptable terms in the future may limit our ability to develop and commercialize new solutions and technologies and expand our operations.

We expect capital expenditures and operating expenses to increase over the next several years as we expand our infrastructure, commercial operations and research and development activities. We believe, based on our current plan, that the net proceeds from this offering, together with our current cash and cash equivalents and anticipated future product revenue, will be sufficient to meet our anticipated cash requirements over at least the next 18 months, including funding the completion of our ongoing validation studies for the products in our pipeline, and, if successful, the potential launch of Avise Anti-TNF. However, if our available cash balances, net proceeds from this offering and anticipated future product revenue are insufficient to satisfy our liquidity requirements, including because of lower demand for our products as a result of lower-than-expected rates of reimbursement from commercial third-party payers and government payers or if our ongoing validation studies for the products in our pipeline or our ongoing clinical studies of our existing products take longer to complete than we currently expect or are unsuccessful, or other risks described in this “Risk Factors” section, we may seek to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements. We may also consider raising additional capital in the future to expand our business, pursue strategic investments, take advantage of financing opportunities, or for other reasons. The timing and amounts of our future capital requirements are difficult to forecast and will depend on numerous factors, including our ability to maintain and grow sales of our Avise products, as well as the costs associated with conducting clinical studies to demonstrate the utility of our products and support reimbursement efforts; fluctuations in working capital; the costs to expand our sales and marketing capabilities; the costs of developing our product pipeline, including the costs associated with conducting our ongoing and future validation studies; the additional costs we may incur as a result of operating as a public company and the extent to which we in-license, acquire or invest in complementary businesses or products.

Additional funding may not be available to us on acceptable terms, or at all. In addition, our loan agreement restricts our ability to raise funds through additional debt financings. If we raise funds by issuing equity securities, dilution to our stockholders could result, and the market price of our common stock could decline. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. The incurrence of additional indebtedness or the issuance of certain equity securities could result in increased fixed payment obligations and could also result in restrictive covenants, such as limitations on our ability to incur additional debt or issue additional equity, limitations on our ability to acquire or license intellectual property rights, and other operating restrictions that could adversely affect our ability to conduct our business. In the event that we enter into collaborations or licensing arrangements to raise capital, we may be required to accept unfavorable terms. These agreements may require that we relinquish or license to a third party on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves, or reserve certain opportunities for future potential arrangements when we might be able to achieve more favorable terms. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more research and development programs or selling and marketing initiatives. In addition, we may have to work with a partner on one or more of our products or market development programs, which could lower the economic value of those programs to our company.

The FDA has stated its intention to modify its enforcement discretion policy with respect to LDTs in a risk-based manner, and we may become subject to extensive regulatory requirements and may be required to conduct additional clinical trials prior to continuing to sell our existing tests or launching any other tests we may develop, which may increase the cost of conducting, or otherwise harm, our business.

On July 31, 2014, the FDA notified Congress of its intent to modify, in a risk-based manner, its policy of enforcement discretion with respect to LDTs. Our diagnostic products may become subject to FDA regulation, and we may be required to cease commercial sales of our products and conduct additional clinical testing prior to making submissions to the FDA to obtain premarket clearance or approval. If we are required to conduct such clinical trials, delays in the commencement or completion of clinical testing could significantly increase our test development costs and delay commercialization of any currently-marketed tests that we may be required to cease selling or the commercialization of any future tests that we may develop. Many of the factors that may cause or lead to a delay in the commencement or completion of clinical trials may also ultimately lead to delay or denial of regulatory clearance or approval. The commencement of clinical trials may be delayed due to insufficient patient enrollment, which is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the clinical trial.

We may find it necessary to engage contract research organizations to perform data collection and analysis and other aspects of our clinical trials, which might increase the cost and complexity of our trials. We may also depend on clinical investigators, medical institutions and contract research organizations to perform the trials, and would control only certain aspects of their activities. Nevertheless, we would be responsible for ensuring that each of our trials is conducted in accordance with the applicable protocol, legal, regulatory and scientific standards, and our reliance on these third parties would not relieve us of our regulatory responsibilities.

We and our third party contractors are required to comply with good clinical practices, or GCPs, which are regulations and guidelines enforced by the FDA, the Competent Authorities of the Member States of the European Economic Area, or EEA, and comparable foreign regulatory authorities for products in clinical development. Regulatory authorities enforce these GCPs through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any third party contractor fails to comply with applicable GCPs, the clinical data generated in clinical trials may be deemed unreliable and the FDA, Competent Authorities of the Member States of the EEA or comparable foreign regulatory authorities may require us to perform additional clinical trials before clearing or approving our marketing applications. A failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory clearance or approval process. In addition, if these parties do not successfully carry out their contractual duties or obligations or meet expected deadlines, or if the quality, completeness or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols or for other reasons, our clinical trials may have to be extended, delayed or terminated. Many of these factors would be beyond our control. We may not be able to enter into replacement arrangements without undue delays or considerable expenditures. If there are delays in testing or clearances or approvals as a result of the failure to perform by third parties, our research and development costs would increase, and we may not be able to obtain regulatory clearance or approval for our tests. In addition, we may not be able to establish or maintain relationships with these parties on favorable terms, if at all. Each of these outcomes would harm our ability to market our tests, or to achieve sustained profitability.

The FDA requires medical device manufacturers to comply with, among other things, current good manufacturing practices for medical devices, known as the Quality System Regulation, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process; the medical device reporting regulation, which requires that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; labeling regulations, including the FDA’s general prohibition against promoting products for unapproved or “off-label” uses; and the reports of corrections and removals regulation, which requires manufacturers to report to the FDA if a device correction or removal was initiated to reduce a risk to health posed by the device or to remedy a violation of the FDCA caused by the device which may present a risk to health.

Even if we were able to obtain FDA clearance or approval for one or more of our products, if required, a product may be subject to limitations on the indications for which it may be marketed or to other regulatory conditions. In addition, such clearance or approval may contain requirements for costly post-market testing and surveillance to monitor the safety or efficacy of the product. The FDA has broad post-market enforcement powers, and if unanticipated problems with our products arise, or if we or our suppliers fail to comply with regulatory requirements following FDA clearance or approval, we may become subject to enforcement actions such as:

•	restrictions on manufacturing processes;

•	restrictions on product marketing;

•	warning letters;

•	withdrawal or recall of products from the market;

•	refusal to approve pending PMAs, 510(k)s or supplements to approved PMAs or cleared 510(k)s that we submit;

•	fines, restitution or disgorgement of profits or revenue;

•	suspension or withdrawal of regulatory clearances or approvals;

•	limitation on, or refusal to permit, import or export of our products;

•	product seizures;

•	injunctions; or

•	imposition of civil or criminal penalties.

Risks Related to Regulatory and Compliance Matters

Healthcare policy changes, including recently enacted legislation reforming the U.S. healthcare system, may have a material adverse effect on our financial condition and results of operations.

Reimbursement to healthcare providers, such as specialized diagnostic service providers like us, is subject to continuing change in policies by governmental payers, such as Medicare and Medicaid, private insurers, including managed care organizations, and other private payers, such as hospitals and private medical groups. Statutory and regulatory changes, retroactive rate adjustments and administrative rulings, and other policy changes may be implemented with little or no prior notice, all of which could materially decrease the range of services for which we are reimbursed or the reimbursement rates paid for our Avise products.

For example, on April 1, 2014, the Protecting Access to Medicare Act of 2014, or PAMA, was signed into law, which, among other things, significantly alters the current payment methodology under the Medicare Clinical Laboratory Fee Schedule, or CLFS. Under the new law, starting January 1, 2016 and every three years thereafter (or annually in the case of advanced diagnostic lab tests), clinical laboratories must report laboratory test payment data for each Medicare-covered clinical diagnostic lab test that it furnishes during a time period to be defined by future regulations. The reported data must include the payment rate (reflecting all discounts, rebates, coupons and other price concessions) and the volume of each test that was paid by each private payer

(including health insurance issuers, group health plans, Medicare Advantage plans and Medicaid managed care organizations). Beginning in 2017, the Medicare payment rate for each clinical diagnostic lab test will be equal to the weighted median amount for the test from the most recent data collection period. The payment rate will apply to laboratory tests furnished by a hospital laboratory if the test is separately paid under the hospital outpatient prospective payment system. It is too early to predict the impact on reimbursement for our Avise products.

Also under PAMA, the Centers for Medicare & Medicaid Services, or CMS, is required to adopt temporary billing codes to identify new tests and new advanced diagnostic laboratory tests that have been cleared or approved by the FDA. For an existing test that is cleared or approved by the FDA and for which Medicare payment is made as of April 1, 2014, CMS is required to assign a unique billing code if one has not already been assigned by the agency. In addition to assigning the code, CMS must publicly report payment for the tests no later than January 1, 2016. We cannot determine at this time the full impact of the new law on our business, financial condition and results of operations.

Other recent laws make changes impacting clinical laboratories, many of which have already gone into effect. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, collectively, the ACA, enacted in March 2010, includes a reduction in the annual update factor used to adjust payments under the CLFS for inflation. This update factor reflects the consumer price index for all urban consumers, or CPI-U, and the ACA reduces the CPI-U by 1.75% for the years 2011 through 2015. The ACA also imposes a multifactor productivity adjustment in addition to the CPI-U, which may further reduce payment rates. In addition, each medical device manufacturer is required to pay an excise tax in an amount equal to 2.3% of the price for which such manufacturer sells its medical devices that are listed with the FDA. Although the FDA has contended that LDTs, such as our tests, are medical devices, none of our products are currently listed with the FDA. We cannot assure you that the tax will not be extended to services such as ours in the future.

Other significant measures contained in the ACA include, for example, coordination and promotion of research on comparative clinical effectiveness of different technologies and procedures, initiatives to revise Medicare payment methodologies, such as bundling of payments across the continuum of care by providers and physicians, and initiatives to promote quality indicators in payment methodologies. The ACA also includes significant new fraud and abuse measures, including required disclosures of financial arrangements with physician customers, lower thresholds for violations and increasing potential penalties for such violations. We are monitoring the impact of the ACA in order to enable us to determine the trends and changes that may be necessitated by the legislation and that, in turn, may potentially impact our business over time.

Additionally, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction (known as sequestration) to several government programs. This includes aggregate reductions to Medicare payments to providers of 2% per fiscal year, beginning April 1, 2013, which will remain in effect through 2024 unless additional congressional action is taken.

In February 2012, the Middle Class Tax Relief and Job Creation Act of 2012 was passed, which, among other things, reduced by 2% the 2013 Medicare CLFS, and rebased payments at the reduced rate for subsequent years. Overall, when adding this 2% reduction to the ACA’s 1.75% reduction to the update factor and the productivity adjustment, the payment rates under the CLFS declined by 2.95% and 0.75% for 2013 and 2014, respectively. This reduction does not include the additional sequestration adjustment.

On January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, increased the statute of limitations period for the government to recover overpayments to providers from three to five years.

Legislative freezes and updates affect some of our flow cytometry tests, which are reimbursed by the Medicare program under the Medicare Physician Fee Schedule, or MPFS. The schedule, which is updated on an annual basis using a prescribed statutory formula, requires Congressional intervention to avoid significant reductions in reimbursement. In the past, when the application of the statutory formula resulted in lower payments, Congress has passed interim legislation to prevent the reductions. The most recent legislative intervention was passed with PAMA, which provided for a 0.5% update from 2013 MPFS payment rates through 2014 and a 0% update from January 1 until April 1, 2015. If Congress fails to intervene to prevent the negative update factor in future years, the resulting decrease in payment may adversely affect our revenue and results of operations.

Further with respect to the MPFS, CMS also reviews from time to time the relative value units, or RVUs, which are translated to payments rates under the schedule for established billing codes, including flow cytometry codes that describe some of our tests. In developing the RVUs, CMS in 2013 proposed to cap RVUs at rates paid to hospitals under the Medicare hospital outpatient rule, which would have resulted in decreases in payments to independent laboratories. CMS did not adopt the proposal for 2014 and its RVU proposals for 2015 would result in an increase in RVUs for our flow cytometry tests. CMS continues to evaluate its proposals, however, and identified in its proposed 2015 rule at least one flow cytometry billing code as potentially incorrectly valued. We cannot predict how CMS will value RVUs in the future or whether downward changes to the MPFS RVUs, if any, will impact our business. Any change in reimbursement that materially lowers reimbursement for our Avise products could materially affect our business.

Medicare payments are significant to our business, not only because approximately 25% of the total payments we received from payers in 2013 were derived from the Medicare program, but also because other payers often use the MPFS and CLFS amounts as a benchmark to develop their payment rates. We cannot predict whether Medicare and other third-party payer reimbursement rates that mirror Medicare’s will be sufficient to make our tests commercially attractive. Moreover, some states have passed or proposed legislation that would revise reimbursement methodology for clinical laboratory payment rates under their respective Medicaid programs. For example, in October 2011, CMS approved California’s plan to reduce certain Medi-Cal payments by 10% retroactive to June 1, 2011. In February 2012, Medi-Cal began the recoupment process, adjusting payments on new claims. According to the California Department of Health Care Services, the cut would apply to various healthcare providers and outpatient services, including laboratory services, with exceptions for certain acute illness and physician specialties. There is currently pending legislation in California to reverse the 10% cut in Medi-Cal provider rates. In addition, the California legislature introduced an amendment to the state Medicaid plan, which if approved by CMS could potentially apply an additional 10% reduction to laboratory payments retroactive to July 1, 2012. CMS has requested additional information from the Medi-Cal program and has not yet issued a response to Medi-Cal’s reimbursement reduction recommendation. Although recent changes to reimbursement for laboratory tests in states outside of California have not changed the payment rate for our tests to date, we cannot be certain that state payment rates for our tests will not be affected in the future.

We also cannot predict whether future healthcare initiatives will be implemented at the federal or state level or in countries outside of the United States in which we may do business in the future, or the effect any future legislation or regulation will have on us. Although we cannot predict the full effect of the recent legislative changes discussed above, including taxes imposed by the ACA, cost reduction measures, the expansion in government’s role in the U.S. healthcare industry and PAMA’s changes to the reimbursement methodology under the CLFS, such changes individually or in the aggregate may result in decreased profits to us and/or lower reimbursement by payers for tests, which may adversely affect our business, financial condition and results of operations.

Complying with numerous regulations pertaining to our business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

We are subject to CLIA, a federal law that regulates clinical laboratories that perform testing on specimens derived from humans for the purpose of providing information for the diagnosis, prevention or treatment of disease. CLIA regulations mandate specific standards in the areas of personnel qualifications, administration, and participation in proficiency testing, patient test management, quality control, quality assurance and inspections. We have a current certificate of accreditation under CLIA to perform testing through our accreditation by CAP.

To renew this certificate, we are subject to survey and inspection every two years. Moreover, CLIA inspectors may make random inspections of our clinical reference laboratory.

Although we are required to hold a certificate of accreditation or compliance under CLIA that allows us to perform high complexity testing, we are not required to hold a certificate of accreditation through CAP. We could alternatively maintain a certificate of accreditation from another accrediting organization or a certificate of compliance through inspection by surveyors acting on behalf of the CLIA program. If our accreditation under CAP were to terminate, either voluntarily or involuntarily, we would need to convert our certification under CLIA to a certificate of compliance (or to a certificate of accreditation with another accreditation organization) in order to maintain our ability to perform clinical testing and to continue commercial operations. Whether we would be able to successfully maintain operations through either of these alternatives would depend upon the facts and circumstances surrounding termination of our CAP accreditation, such as whether any deficiencies were identified by CAP as the basis for termination and, if so, whether these were addressed to the satisfaction of the surveyors for the CLIA program (or another accrediting organization).

The failure to comply with CLIA requirements can result in enforcement actions, including the revocation, suspension, or limitation of our CLIA certificate of accreditation, as well as a directed plan of correction, state on-site monitoring, civil money penalties, civil injunctive suit and/or criminal penalties. We must maintain CLIA compliance and certification to be eligible to bill for tests provided to Medicare beneficiaries. If we were to be found out of compliance with CLIA program requirements and subjected to sanctions, our business and reputation could be harmed. Even if it were possible for us to bring our laboratory back into compliance, we could incur significant expenses and potentially lose revenue in doing so.

We are also required to maintain a license to conduct testing in California. California laws establish standards for day-to-day operation of our clinical reference laboratory, including the training and skills required of personnel and quality control. In addition, our clinical reference laboratory is required to be licensed on a product-specific basis by New York as an out of state laboratory and our products, as LDTs, must be approved by the New York State Department of Health, or NYDOH, on a product-by-product basis before they are offered in New York. Once approved, we would also be subject to periodic inspection by the NYDOH and required to demonstrate ongoing compliance with NYDOH regulations and standards. To the extent NYDOH identified any non-compliance and we are unable to implement satisfactory corrective actions to remedy such non-compliance, the State of New York could withdraw approval for our tests. New York law also mandates proficiency testing for laboratories licensed under New York state law, regardless of whether or not such laboratories are located in New York. Moreover, several other states require that we hold licenses to test specimens from patients in those states. Other states may have similar requirements or may adopt similar requirements in the future. Although we have obtained licenses from states where we believe we are required to be licensed, we may become aware of other states that require out-of-state laboratories to obtain licensure in order to accept specimens from the state, and it is possible that other states currently have such requirements or will have such requirements in the future.

If we were to lose our CLIA accreditation or California license, whether as a result of a revocation, suspension or limitation, we would no longer be able to sell our tests, which would limit our revenues and harm our business. If we were to lose our license or fail to obtain or maintain NYDOH approval for our laboratory developed tests in New York or if we were to lose our license in other states where we are required to hold licenses, we would not be able to test specimens from those states which would limit our revenue.

If we fail to comply with healthcare laws and regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

We and our partners, including those with whom we may enter into co-promotion or co-marketing arrangements, are also subject to healthcare fraud and abuse regulation by both the federal government and the states in which we or our partners conduct our business. These laws include, without limitation, state and federal anti-kickback, self-referral, fraud and abuse, false claims, and physician sunshine laws and regulations.

The federal Anti-kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce or in return for purchasing, leasing, ordering or arranging for the purchase, lease or order of any good, facility, item or service, including laboratory services, reimbursable, in whole or in part, under Medicare, Medicaid or other federally financed healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value. The Anti-kickback Statute has been interpreted to apply to arrangements between manufacturers on one hand and prescribers, purchasers and formulary mangers on the other. Although there are a number of statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Our practices may not in all cases meet all of the criteria for safe harbor protection from anti-kickback liability. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor, however, does not make the conduct per se illegal under the Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all of its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the Anti-Kickback Statute has been violated. Further, the ACA amends the intent requirement of the Federal Anti-kickback Statute and certain criminal health care fraud statutes. A person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-kickback Statute constitutes a false or fraudulent claim for purposes of the false claims laws.

On June 25, 2014, the Office of Inspector General of the Department of Health and Human Services, or the OIG, released a Special Fraud Alert, expressing concern regarding laboratory payments made to referring physicians and physician group practices for blood specimen collection, processing, and packaging. Specifically, the OIG expressed concern that such arrangements may implicate the Federal Anti-Kickback Statute when laboratories make payments to physicians for services that are already covered and reimbursed by Medicare, or are not commercially reasonable or exceed fair market value, all in order to induce physicians to order tests from such laboratory. Because the choice of laboratory and the decision to order laboratory tests is made or strongly influenced by the physician, with little or no input from patients, such payment may induce physicians to order more laboratory tests than are medically necessary, particularly when the payments are tied to, or take into account, the volume or value of business generated by the physician. We have entered into certain arrangements with physicians for services related to specimen collection, transporting and handling. To the extent our arrangements are found to be inconsistent with applicable laws, we may be required to restructure or discontinue such arrangements, or be subject to other significant penalties, including criminal penalties and exclusion from participation in U.S. federal or state health care programs.

The Federal civil False Claims Act prohibits, among other things, any person from knowingly presenting or causing to be presented a false claim for payment to the federal government, or knowingly making or causing to be made a false statement to get a false or fraudulent claim paid by the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. Penalties for a Federal civil False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 and $11,000 for each separate false claim, the potential for exclusion from participation in federal healthcare programs and criminal liability. If the government were to allege that we were, or convict us of, violating these false claims laws, we could be subject to a substantial fine and adversely affect our operations. In addition, private individuals have the ability to bring actions under these false claims laws in the name of the government alleging false and fraudulent claims presented to or paid by the government (or other violations of the statutes) and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in the healthcare industry in recent years. In addition, the federal civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. The majority of states also have statutes or regulations similar to the federal anti-kickback and false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payer.

We are also subject to the federal physician self-referral prohibitions, commonly known as the Stark Law, which prohibits, among other things, physicians who have a financial relationship, including an investment, ownership or compensation relationship with an entity, from referring Medicare patients for designated health services, which include clinical laboratory services, unless an exception applies. Similarly, entities may not bill Medicare or any other party for services furnished pursuant to a prohibited referral. Many states have their own self-referral laws as well, which in some cases apply to all third-party payers, not just Medicare and Medicaid.

In addition, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The Office of Inspector General of the Department of Health and Human Services emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud. To the extent our programs are found to be inconsistent with applicable laws, we may be required to restructure or discontinue such programs, or be subject to other significant penalties.

The ACA, among other things, also imposed new reporting requirements on manufacturers of certain devices, drugs and biologics for certain payments and transfers of value by them and in some cases their distributors to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Failure to submit required information timely, completely and accurately for all payments, transfers of value and ownership or investment interests may result in civil monetary penalties of up to an aggregate of $150,000 per year (or up to an aggregate of $1.0 million per year for “knowing failures”). The period between August 1, 2013 and December 31, 2013 was the first reporting period, and manufacturers were required to report aggregate payment data by March 31, 2014, and to report detailed payment data and submit legal attestation to the completeness and accuracy of such data by June 30, 2014. Thereafter, manufacturers must submit reports by the 90th day of each subsequent calendar year. CMS will release the data on a public website by September 30, 2014. Any failure to comply with these reporting requirements could result in significant fines and penalties. Because we manufacture our own LDTs solely for use by or within our own laboratory, we believe that we are exempt from these reporting requirements. We cannot assure you, however, that the government will agree with our determination, and a determination that we have violated these laws and regulations, or a public announcement that we are being investigated for possible violations, could adversely affect our business, prospects, results of operations or financial condition.

It is possible that some of our business activities could be subject to challenge under one or more of such laws. Such a challenge, regardless of the outcome, could have a material adverse effect on our business, business relationships, reputation, financial condition and results of operations. Although an effective compliance program can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with these laws may prove costly. If we or our operations, or any of the healthcare providers or entities with whom we do business are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including administrative, civil and/or criminal penalties, damages, fines, disgorgement, individual imprisonment, exclusion from participation in U.S. federal or state health care programs, and the curtailment or restructuring of our operations, any of which could materially adversely affect our ability to operate our business and our financial results. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws, and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Failure to comply with HIPAA, the Health Information Technology for Economic and Clinical Health Act, the HITECH Act, their implementing regulations, and similar comparable state laws and regulations affecting the transmission, security and privacy of health information could result in significant penalties.

Numerous federal and state laws and regulations, including HIPAA and the HITECH Act, govern the collection, dissemination, security, use and confidentiality of patient-identifiable health information. HIPAA and the HITECH Act require us to comply with standards for the use and disclosure of health information within our company and with third parties. The Standards for Privacy of Individually Identifiable Health Information, or Privacy Standards, and the Security Standards for the Protection of Electronic Protected Health Information, or Security Standards, under HIPAA establish a set of basic national privacy and security standards for the protection of individually identifiable health information by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services. Notably, whereas HIPAA previously directly regulated only these covered entities, the HITECH Act, which was signed into law as part of the stimulus package in February 2009, made certain of the Security Standards directly applicable to business associates. Further, the HITECH Act and the Final HIPAA Omnibus Rule that was promulgated in 2013, made additional parts of HIPAA directly applicable to business associates. As a result, both covered entities and business associates are now subject to significant civil and criminal penalties for failure to comply with the Privacy Standards and/or the Security Standards.

HIPAA and the HITECH Act also include standards for common healthcare electronic transactions and code sets, such as claims information, plan eligibility, payment information and the use of electronic signatures, and privacy and electronic security of individually identifiable health information. Covered entities, such as health care providers, are required to conform to such transaction set standards, known as the Standards for Electronic Transactions, pursuant to HIPAA.

HIPAA requires covered entities to develop and maintain policies and procedures with respect to protected health information that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. The HITECH Act expands the notification requirement for breaches of patient-identifiable health information, restricts certain disclosures and sales of patient-identifiable health information and provides a tiered system for civil monetary penalties for HIPAA violations. The Final HIPAA Omnibus Rule modifies the breach reporting standard in a manner that will likely make more data security incidents qualify as reportable breaches. The HITECH Act also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney fees and costs associated with pursuing federal civil actions. Additionally, certain states have adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA.

If we do not comply with the requirements of HIPAA, the HITECH Act or applicable state privacy and security laws, we could be subject to criminal or civil sanctions that could adversely affect our financial condition. The costs of complying with privacy and security related legal and regulatory requirements are burdensome and could have a material adverse effect on our business. These laws are subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us, as well as our physician clients. In addition, we are unable to predict what changes to the HIPAA Privacy Standards and Security Standards might be made in the future or how those changes could affect our business. Any new legislation or regulation in the area of privacy and security of personal information, including personal health information, could also adversely affect our business operations.

Risks Related to our Intellectual Property

If we are unable to maintain intellectual property protection, our competitive position could be harmed.

Our ability to protect our technologies such as CB-CAPs, red blood cell methotrexate polyglutamates, or MTXPG, exposure assessments and anti-MCV antibodies, affects our ability to compete and to achieve sustained profitability. We rely on a combination of U.S. and foreign patents and patent applications, copyrights, trademarks and trademark applications, and contractual restrictions to protect our intellectual property rights. We cannot be certain that the claims in our granted patents and pending patent applications covering our Avise products will be considered patentable or enforceable by the United States Patent and Trademark Office, or the USPTO, courts in the United States, or by patent offices and courts in foreign countries. If we fail to protect our intellectual property, third parties may be able to compete more effectively against us and we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property.

We apply for patents covering our products and technologies and uses thereof, as we deem appropriate, however we may fail to apply for patents on important products and technologies in a timely fashion or at all, or we may fail to apply for patents in potentially relevant jurisdictions, or we may cease our prosecution and maintenance of patents in potentially relevant jurisdictions. Currently, we have an exclusive license to 10 issued U.S. patents, three pending U.S. patent applications, and certain corresponding foreign counterpart patents and patent applications, relevant to our Avise products. We also own three pending U.S. patent applications, two corresponding foreign counterpart applications, and one pending international Patent Cooperation Treaty, or PCT, application relevant to our Avise products. While we intend to pursue additional patent applications, it is possible that our pending patent applications and any future applications may not result in issued patents. Even if such patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Any successful opposition to our patents could deprive us of exclusive rights necessary for the further development of our Avise products. Furthermore, even if they are unchallenged, our patents may not adequately protect our intellectual property, provide exclusivity for our Avise products or prevent others from designing around our claims.

We might not have been the first to make the inventions covered by each of our pending patent applications and we might not have been the first to file patent applications for these inventions. To determine the priority of these inventions, we may have to participate in interference proceedings, derivation proceedings or other post-grant proceedings declared by the USPTO that could result in substantial cost to us. No assurance can be given that our patent applications will have priority over other patent applications. In addition, recent changes to the patent laws of the United States allow for various post-grant opposition proceedings that have not been extensively tested, and their outcome is therefore uncertain. Furthermore, if third parties bring these proceedings against our patents, we could experience significant costs and management distraction.

In addition to the protection afforded by patents, we rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, or that we elect not to patent, processes for which patents are difficult to enforce and any other elements of our Avise products and development processes that involve proprietary know-how, information or technology that is not covered by patents. However, trade secrets can be difficult to protect. While we use commercially reasonable efforts to protect our trade secrets, our licensors, employees, consultants, contractors and other advisors may unintentionally or willfully disclose such trade secret information to third parties and competitors. We attempt to protect our proprietary technology in large part by entering into confidentiality and non-disclosure agreements with our employees, consultants and other contractors. We cannot assure you, however, that these agreements will not be breached, that we will have adequate remedies for any breach or that competitors will not know of, or independently discover, our trade secrets. We cannot assure you that others will not independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of our products, technologies, services or know-how or require licensing and the payment of significant fees or royalties by us in order to produce our products, technologies or services. Further, we cannot be certain that the steps we have taken will prevent the misappropriation of our trade secrets and other confidential information.

Monitoring unauthorized disclosure is difficult, and we do not know whether the steps we have taken to prevent such disclosure are, or will be, adequate. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, it would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States may be less willing to protect trade secrets. If we are unable to prevent unauthorized material disclosure of our trade secrets and other confidential information to third parties, and in particular in jurisdictions where we have not filed for patent protection, we may not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Certain of our products utilize unpatented technology that is publicly available and can be used by our competitors.

Certain of our Avise products, such as Avise SLE+CT, utilize both patented technology and publicly available technology that is not protected by patents or other intellectual property rights. We believe that using certain publicly available technology allows us to offer a better and more comprehensive product. However, the publicly available technology which we rely upon is also used in, and may continue to be used in, products which are competitive with our Avise products. Our competitors may independently develop competing diagnostic products and services that do not infringe our intellectual property.

Changes in U.S. patent law could diminish the value of patents in general, thereby impairing our ability to protect our Avise products.

As is the case with other diagnostics companies, our success is heavily dependent on intellectual property, particularly on obtaining and enforcing patents. Obtaining and enforcing patents in the diagnostics industry involves both technological and legal complexity, and is therefore costly, time-consuming and inherently uncertain. From time-to-time the U.S. Supreme Court, other federal courts, the U.S. Congress or the USPTO, may change the standards of patentability and any such changes could have a negative impact on our business. For instance, on October 30, 2008, the Court of Appeals for the Federal Circuit issued a decision that methods or processes cannot be patented unless they are tied to a machine or involve a physical transformation. The U.S. Supreme Court later reversed that decision in Bilski v. Kappos, finding that the “machine-or-transformation” test is not the only test for determining patent eligibility. The Court, however, declined to specify how and when processes are patentable. On March 30, 2012, in the case Mayo Collaborative Services v. Prometheus Laboratories, Inc., the U.S. Supreme Court reversed the Federal Circuit’s application of Bilski and invalidated a patent focused on a diagnostic process because the patent claim embodied a law of nature. On July 30, 2012, the USPTO released a memorandum entitled “2012 Interim Procedure for Subject Matter Eligibility Analysis of Process Claims Involving Laws of Nature,” with guidelines for determining patentability of diagnostic or other processes in line with the Mayo decision. On June 13, 2013, in Association for Molecular Pathology v. Myriad Genetics, the Supreme Court held that a naturally occurring DNA segment is a product of nature and not patent eligible merely because it has been isolated. The Supreme Court did not address the patentability of any innovative method claims involving the manipulation of isolated genes. On March 4, 2014, the USPTO released a memorandum entitled “2014 Procedure For Subject Matter Eligibility Analysis Of Claims Reciting Or Involving Laws Of Nature/Natural Principles, Natural Phenomena, And/Or Natural Products.” This memorandum provides guidelines for the USPTO’s new examination procedure for subject matter eligibility under 35 U.S.C. §101 for claims embracing natural products or natural principles. Although the guidelines do not have the force of law, patent examiners have been instructed to follow them. Some aspects of our technology involve processes that may be subject to this evolving standard and we cannot guarantee that any of our pending process claims will be patentable as a result of such evolving standards. In addition, patents we own or license that issued before these recent cases may be subject to challenge in court or before the USPTO in view of these current legal standards. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries could weaken our ability to obtain new patents or to enforce our existing patents and patents that we might obtain in the future. We cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. We may not develop additional proprietary products, methods and technologies that are patentable.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our Avise products in all countries throughout the world would be prohibitively expensive. Moreover, we believe that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws and, accordingly, our patent position may be stronger in the United States than abroad. In addition, the laws of some foreign countries do not protect intellectual property rights in the same manner and to the same extent as laws in the United States. Various countries limit the subject matter that can be patented and limit the ability of a patent owner to enforce patents in the medical and other related fields. This may limit our ability to obtain or utilize those patents internationally. In order to manage our foreign patent costs and focus on the U.S. market, we made the decision to cease the prosecution and maintenance of certain of our foreign patents and patent applications related to our CB-CAPs technology, which is used in our Avise products. Consequently, we may not be able to prevent third parties from practicing our inventions in all countries outside the United States. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and further, may export otherwise infringing products to territories where we have patent protection but enforcement of such patent protection is not as strong as that in the United States. These products may compete with our Avise products and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets and other intellectual property protection, particularly those relating to biotechnology products, which could make it difficult for us to stop the infringement of our patents or marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly, and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

If we fail to comply with our obligations in the agreements under which we license intellectual property rights from third parties or otherwise experience disruptions to our business relationships with our licensors, we could lose license rights that are important to our business.

We are a party to a number of license agreements under which we are granted intellectual property rights that are important to our business. For example, certain patent rights related to Avise SLE are licensed from the University of Pittsburgh, certain patent rights related to Avise MCV are licensed from Orgentec, and certain patent rights related to Avise MTX are licensed from Prometheus Laboratories Inc., or Prometheus. Our existing license agreements as related to our Avise products impose various regulatory and/or commercial diligence obligations, payment of milestones and/or royalties and other obligations. If we fail to comply with our obligations under a license agreement, the license agreement may be terminated, in which event we would not be able to further develop or market certain Avise products. Additionally, we may not always have the first right to maintain, enforce or defend our licensed intellectual property rights and, although we would likely have the right to assume the maintenance, enforcement and defense of such intellectual property rights if our licensors do not, our ability to do so may be compromised by our licensors’ acts or omissions.

Licensing of intellectual property rights is of critical importance to our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property rights subject to a license agreement, including the scope of rights granted under the license agreement and other interpretation-related issues, and whether and the extent to which our technology and processes infringe on intellectual property rights of the licensor that are not subject to the licensing agreement. If disputes over intellectual property rights that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, our business, results of operations, financial condition and prospects may be adversely affected. We may enter into additional licenses in the future and if we fail to comply with obligations under those agreements, we could suffer adverse consequences.

Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.

The USPTO and various foreign governmental patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent process. Periodic maintenance fees, renewal fees, annuity fees and various other governmental fees on any issued patents and/or applications are due to be paid to the USPTO and foreign patent agencies in several stages over the lifetime of the patents and/or applications. Our outside counsel has systems in place to monitor deadlines to pay these fees and to remind us of these fees, and our outside counsel employs an outside firm to pay these fees due to the USPTO and to foreign patent agencies based on our instructions. In the aggregate, these fees can be cost prohibitive for an early-stage company. Accordingly, we made a financially-driven decision to prioritize our payment of these fees and to allow certain of our applications to lapse, particularly with respect to our ex-U.S. rights licensed from the University of Pittsburgh related to our CB-CAPs technology. The permanent lapse of certain of these ex-U.S. rights may result in our patent position being stronger in the United States than abroad, such as in countries that are part of the European Patent Convention, and third parties may be able to compete more effectively against us in countries outside the United States, including in those countries that belong to the European Patent Convention. Additionally, while an inadvertent lapse may sometimes be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which noncompliance can result in abandonment or lapse of the patent or patent application, resulting in partial or complete loss of patent rights in the relevant jurisdiction. In such an event, our competitors might be able to enter the market earlier than should otherwise have been the case, which would have a material adverse effect on our business.

We may not be successful in obtaining or maintaining necessary rights to product components and processes for our development pipeline through acquisitions and in-licenses.

Presently we have intellectual property rights, through licenses from third parties and under patents that we own, related to our Avise products. Because our programs may involve additional products that require the use of proprietary rights held by third parties, the growth of our business will likely depend in part on our ability to acquire, in-license or use these proprietary rights. We may be unable to acquire or in-license proprietary rights that we identify as being necessary for our Avise products. Even if we are able to obtain a license to such proprietary rights, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In that event, we may be required to expend significant time and resources to develop or license replacement technology.

The licensing and acquisition of third-party proprietary rights is a competitive area, and companies, which may be more established, or have greater resources than we do, may also be pursuing strategies to license or acquire third-party proprietary rights that we may consider necessary or attractive in order to further develop our Avise products. More established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities.

In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us, either on reasonable terms, or at all. We also may be unable to license or acquire third-party intellectual property rights on terms that would allow us to make an appropriate return on our investment, or at all. If we are unable to successfully obtain rights to required third-party intellectual property rights on commercially reasonable terms, our ability to further develop our Avise products, and our business, financial condition and prospects for growth could suffer.

Third-party claims alleging intellectual property infringement may prevent or delay our development efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation, both within and outside the United States, involving patents and other intellectual property rights in the diagnostics industry, as well as administrative proceedings for challenging patents, including interference and reexamination proceedings before the USPTO or oppositions and other comparable proceedings in foreign jurisdictions. The Leahy-Smith America Invents Act introduced new procedures including inter partes review and post grant review. The implementation of these procedures bring the possibility of third party challenges to our patents and the outcome of such challenges could result in a loss or narrowing of our patent rights. In such an event, our competitors might be able to enter the market earlier than should otherwise have been the case, which would have a material adverse effect on our business. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing our Avise products. As the diagnostics industry expands and more patents are issued, the risk increases that our activities related to our Avise products may give rise to claims of infringement of the patent rights of others.

We cannot assure you that any of our current or future Avise products will not infringe existing or future patents. Although we are not aware of any issued patents that will prevent us from marketing our Avise products, there may be patents that have already issued that a third party might assert are infringed by one of our current or future Avise products.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents of which we are currently unaware with claims to materials or methods of manufacture related to the use or manufacture of our Avise products. Because patent applications can take many years to issue and may be confidential for 18 months or more after filing, there may be currently pending third-party patent applications which may later result in issued patents that our Avise products or our technologies may infringe, or which such third parties claim are infringed by the use of our technologies.

Parties making claims against us for infringement or misappropriation of their intellectual property rights may seek and obtain injunctive or other equitable relief, which could effectively block our ability to further develop one or more of our Avise products. Defense of these claims, regardless of their merit, would involve substantial expenses and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees if we are found to be willfully infringing a third party’s patents, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or development of our Avise products. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop our Avise products, which could harm our business significantly. Even if we were able to obtain a license, the rights may be nonexclusive, which may give our competitors access to the same intellectual property.

In addition to infringement claims against us, if third parties have prepared and filed patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings in the USPTO to determine the priority of invention. Third parties may also attempt to initiate reexamination, post grant review or inter partes review of our patents in the USPTO. We may also become involved in similar proceedings in the patent offices in other jurisdictions regarding our intellectual property rights with respect to our Avise products and technology.

We may be involved in proceedings to protect or enforce our patents or the patents of our licensors, which could be expensive, time-consuming and unsuccessful.

Third parties may infringe, misappropriate or otherwise violate our existing patents, patents that may issue to us in the future, or the patents of our licensors that are licensed to us. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. We may not be able to prevent, alone or with our licensors, misappropriation of our intellectual property rights, particularly in countries where the laws may not protect those rights as fully as in the United States.

In addition, if we or one of our licensors initiated legal proceedings against a third party to enforce a patent covering one of our Avise products, the defendant could counterclaim that the patent covering such Avise product is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, and there are numerous grounds upon which a third party can assert invalidity or unenforceability of a patent. Such proceedings could result in an invalidation of our patents. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art, of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our Avise products. Such a loss of patent protection could have a material adverse impact on our business.

Litigation proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

Because of the expense and uncertainty of litigation, we may not be in a position to enforce our intellectual property rights against third parties.

Because of the expense and uncertainty of litigation, we may conclude that even if a third party is infringing our patents or other intellectual property rights, the risk-adjusted cost of bringing and enforcing such a claim or action may be too high or not in the best interest of our company or our stockholders. In addition, there can be no assurance that our licensors will be willing to bring and enforce claims to prevent third parties from infringing intellectual property that is licensed to us, particularly if the affected intellectual property is less important to the licensor’s business than to ours. In such cases, we may decide that the more prudent course of action is to simply monitor the situation or initiate or seek some other non-litigious action or solution.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of third parties.

We have received confidential and proprietary information from third parties. In addition, we employ individuals who were previously employed at other companies in our industry. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise improperly used or disclosed confidential information of these third parties or our employees’ former employers. Further, we may be subject to ownership disputes in the future arising, for example, from conflicting obligations of consultants or others who are involved in developing our Avise products. We may also be subject to claims that former employees, collaborators or other third parties have an ownership interest in our patents or other intellectual property. Litigation may be necessary to defend against these and other claims challenging our right to and use of confidential and proprietary information. If we fail in defending any such claims, in addition to paying monetary damages, we may lose our rights therein. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and employees.

Risks Related to Being a Public Company

We will incur increased costs and demands on management as a result of compliance with laws and regulations applicable to public companies, which could harm our operating results.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. In addition, the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Protection Act, as well as rules implemented by the Securities and Exchange Commission and The NASDAQ Stock Market, impose a number of requirements on public companies, including with respect to corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance and disclosure obligations. Moreover, these rules and regulations will increase our legal, accounting and financial compliance costs and will make some activities more time-consuming and costly. We also expect that it will be more expensive for us to obtain director and officer liability insurance.

If we are unable to implement and maintain effective internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our reported financial information and the market price of our common stock may be negatively affected.

As a public company, we will be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal control over financial reporting and, beginning with our second annual report following this offering, which will be for our year ending December 31, 2015, provide a management report on the internal control over financial reporting.

If we have a material weakness in our internal control over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. We are in the process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, our management will be unable to conclude that our internal control over financial reporting is effective. Moreover, when we are no longer an emerging growth company, our independent registered public accounting firm will be required to issue an attestation report on the effectiveness of our internal control over financial reporting. Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may conclude that there are material weaknesses with respect to our internal controls or the level at which our internal controls are documented, designed, implemented or reviewed.

If we are unable to assert that our internal control over financial reporting is effective, or when we are no longer an emerging growth company, if our independent registered public accounting firm were to express an adverse opinion on the effectiveness of our internal control over financial reporting because we had one or more material weaknesses, investors could lose confidence in the accuracy and completeness of our financial disclosures, which could cause the price of our common stock to decline. Internal control deficiencies could also result in a restatement of our financial results in the future.

We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our consolidated financial statements. If we fail to remediate one or more of our material weaknesses or if we fail to establish and maintain effective control over financial reporting, our ability to accurately and timely report our financial results could be adversely affected.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

Prior to the completion of this offering, we have been a private company with limited accounting personnel and other resources to address our internal control over financial reporting. During the course of preparing for this offering, we determined that material adjustments to various accounts were necessary, which required us to restate the financial statements as of and for the years ended December 31, 2012, which had been previously audited by another independent audit firm, and December 31, 2013. The adjustments leading to the restatements of those financial statements led us to conclude that we had a material weakness in internal control over financial reporting as of December 31, 2012 and 2013 as follows: We did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our structure and financial reporting requirements.

For a discussion of our remediation plan and the actions that we have executed during 2014, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Controls and Procedures.” The actions we have taken are subject to continued review, supported by confirmation and testing by management as well as audit committee oversight. While we have implemented a plan to remediate this weakness we cannot assure you that we will be able to remediate this weakness, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows. If we are unable to successfully remediate this material weakness, and if we are unable to produce accurate and timely financial statements, our stock price may be adversely affected and we may be unable to maintain compliance with applicable stock exchange listing requirements.

Our failure to remediate the material weakness identified above, or the identification of additional material weaknesses in the future, could adversely affect our ability to report financial information, including our filing of quarterly or annual reports with the Securities and Exchange Commission on a timely and accurate basis. Moreover, our failure to remediate the material weakness identified above or the identification of additional material weaknesses, could prohibit us from producing timely and accurate consolidated financial statements, which may adversely affect our stock price and we may be unable to maintain compliance with exchange listing requirements.

We are an emerging growth company and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, which could make our common stock less attractive to investors.

We are an emerging growth company, as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies, including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to opt out of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We could remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1.0 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if, among other things, the market value of common equity securities held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the preceding three-year period.

We cannot predict whether investors will find our common stock less attractive if we choose to rely on one or more of these exemptions. If some investors find our common stock less attractive as a result of any decisions to reduce future disclosure, there may be a less active trading market for our common stock and our stock price may be more volatile.

Risks Related to this Offering and Our Common Stock

Our stock price may be volatile, and you may not be able to sell shares of our common stock at or above the price you paid.

Prior to this offering, there has been no public market for our common stock, and an active public market for our stock may not develop or be sustained after this offering. We and the representatives of the underwriters will determine the initial public offering price of our common stock through negotiation. This price will not necessarily reflect the price at which investors in the market will be willing to buy and sell our stock following this offering. In addition, the trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. These factors include:

•	actual or anticipated variations in our and our competitors’ financial condition and results of operations;

•	announcements by us or our competitors of new products, strategic partnerships or capital commitments;

•	changes in reimbursement by current or potential payers;

•	issuance of new securities analysts’ reports or changed recommendations for our stock;

•	actual or anticipated changes in regulatory oversight of our products;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	commencement of, or our involvement in, litigation;

•	announced or completed acquisitions of businesses or technologies by us or our competitors;

•	any major change in our management;

•	changes in accounting principles;

•	announcement or expectation of additional financing efforts;

•	future sales of our common stock by our executive officers, directors and other stockholders; and

•	general economic conditions and slow or negative growth of our markets.

In addition, the stock market in general, and the market for stock of life sciences companies in particular, has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our stock shortly following this offering. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments.

If securities or industry analysts issue an adverse opinion regarding our stock or do not publish research or reports about our company, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that equity research analysts publish about us and our business. Currently, we do not have any analyst coverage and we may not obtain analyst coverage in the future. In the event we obtain analyst coverage, we would not have any control over such analysts or the content and opinions included in their reports. Securities analysts may elect not to provide research coverage of our company after the completion of this offering, and such lack of research coverage may adversely affect the market price of our common stock. The price of our common stock could also decline if one or more equity research analysts downgrade our common stock or if those analysts issue other unfavorable commentary or cease publishing reports about us or our business. If one or more equity research analysts cease coverage of our company, we could lose visibility in the market, which in turn could cause our stock price to decline.

Future sales of shares by existing stockholders could cause our stock price to decline.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on the number of shares of common stock outstanding as of                 , 2014, upon the completion of this offering, we will have outstanding a total of             shares of common stock, assuming the net exercise of all outstanding warrants we issued in 2013, or the 2013 Warrants, no exercise of the underwriters’ over-allotment option and no exercise of outstanding options or warrants (other than the 2013 Warrants). Of these shares,             will be freely tradable, without restriction, in the public market immediately after the offering. Each of our directors and officers and substantially all of our other stockholders has entered into a lock-up agreement with the underwriters described in “Underwriting” elsewhere in this prospectus, which restricts their ability to sell or transfer their shares. The lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus. The underwriters, however, may, in their sole discretion, waive the contractual lock-up prior to the expiration of the lock-up agreements. After the lock-up agreements expire, based on shares outstanding as of                 , 2014, up to an additional             shares of common stock will be eligible for sale in the public market, of which             shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act.

In addition,             shares of common stock that are subject to outstanding options as of                 , 2014 will become eligible for sale in the public market to the extent permitted by the provisions of various option agreements, the lock-up agreements and Rules 144 and 701 under the Securities Act. We intend to file a registration statement on Form S-8 under the Securities Act covering all of the shares of common stock subject to options outstanding and reserved for issuance under our employee benefit plans. This registration statement will become effective immediately upon filing, and shares covered by this registration statement will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates, the terms of the applicable plan and the option agreements entered into with option holders, and any lock-up agreements described above. In addition, our directors and executive officers may establish programmed selling plans under Rule 10b5-1 of the Exchange Act for the purpose of effecting sales of our common stock. Any sales of securities by these stockholders, or the perception that those sales may occur, including the entry into such programmed selling plans, could have a material adverse effect on the trading price of our common stock.

In addition, the holders of             shares of common stock and holders of warrants to purchase an aggregate of             shares of common stock will be entitled to rights with respect to registration of such shares under the

Securities Act pursuant to an investors’ rights agreement between such holders and us. See “Certain Relationships and Related Person Transactions—Investors’ Rights Agreement” below. If such holders, by exercising their registration rights, sell a large number of shares, they could adversely affect the market price for our common stock. If we file a registration statement for the purpose of selling additional shares to raise capital and are required to include shares held by these holders pursuant to the exercise of their registration rights, our ability to raise capital may be impaired.

Insiders have substantial control over us and will be able to influence corporate matters.

Upon completion of this offering, our existing stockholders, directors, executive officers and their affiliates will beneficially own, in the aggregate, approximately         % of our outstanding shares of common stock, and if the underwriters’ option to purchase additional shares is exercised in full, such persons and their affiliates will beneficially own, in the aggregate, approximately         % of our outstanding shares of common stock. As a result, these stockholders will be able to exercise significant influence over all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, such as a merger or other sale of our company or its assets. This concentration of ownership could limit stockholders’ ability to influence corporate matters and may have the effect of delaying or preventing a third party from acquiring control over us.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our amended and restated certificate of incorporation and amended and restated bylaws, which will become effective upon the completion of this offering, may have the effect of delaying or preventing a change of control or changes in our management. Some of these provisions:

•	authorize our board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of undesignated preferred stock and up to approximately shares of authorized but unissued shares of common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman, the Chief Executive Officer or the President;

•	establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

•	provide that our directors may be removed only for cause; and

•	provide that vacancies on our board of directors may, except as otherwise required by law, be filled only by a majority of directors then in office, even if less than a quorum.

In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us. These anti-takeover provisions and other provisions in our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult for stockholders or potential acquirers to obtain control of our board of directors or initiate actions that are opposed by the then-current board of directors and could also delay or impede a merger, tender offer or proxy contest involving our company. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing or cause us to take other corporate actions you desire. Any delay or prevention of a change of control transaction or changes in our board of directors could cause the market price of our common stock to decline.

Our management will have discretion in the use of the net proceeds from this offering and may not use them in a way which increases the value of your investment.

We intend to use the net proceeds from this offering as follows: (1) to fund selling and marketing activities, including expansion of our sales force to support the ongoing commercialization of our current products and future products; (2) to fund research and development activities, including continued expansion of our Avise product portfolio, as well as clinical studies to demonstrate the utility of our Avise products and support reimbursement efforts; (3) to fund capital expenditures, including lab infrastructure and information systems; and (4) for working capital and other general corporate purposes, as outlined in “Use of Proceeds” elsewhere in this prospectus. The amounts and timing of our actual expenditures will depend on numerous factors, including the timing and amount of our cash receipts from the sale of our products, the development efforts for our products and diagnostic solutions and other factors described in this “Risk Factors” section, as well as the amount of cash used in our operations. We therefore cannot predict with certainty the amount of net proceeds to be used for the purposes described above. The costs and timing of the expansion of our sales and marketing capabilities and the conduct of our research and development activities are highly uncertain, subject to substantial risks and can often change. Depending on the outcome of these activities, our plans and priorities may change, and we may apply the net proceeds from this offering differently than we currently anticipate. For example, if our research and development of new testing solutions require more time or resources than we currently anticipate or if we encounter unforeseen difficulties in securing reimbursement for our Avise products, we may allocate additional proceeds of this offering to our research and development efforts. If our research and development efforts progress faster than we currently expect, or if our sales and marketing needs expand faster than we currently expect, we may elect to reallocate a portion of the proceeds of this offering from research and development to sales and marketing activities to support the launch and commercialization of our new and existing products. In addition, in the event we identify other opportunities that we believe are in the best interests of our stockholders, we may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, although we have no current commitments or obligations to do so. As a result, our management will have considerable discretion in the application of the net proceeds from this offering and investors will be relying on the judgment of our management regarding the application of those proceeds. Our management may spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock, and you will not have the opportunity to influence management’s decisions on how to use the proceeds from this offering. Our failure to apply these funds effectively could have a material adverse effect on our business, delay the development of new tests and cause the price of our common stock to decline.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock immediately after this offering. Therefore, if you purchase our common stock in this offering, you will incur an immediate dilution of $         in net tangible book value per share from the price you paid, based on an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus. In addition, new investors who purchase shares in this offering will contribute approximately     % of the total amount of equity capital raised by us through the date of this offering, but will only own approximately     % of the outstanding equity capital. The exercise of outstanding options and warrants will result in further dilution. In addition, if we raise additional funds by issuing equity securities, our stockholders may experience further dilution. For a detailed description of the dilution that you will experience immediately after this offering, see “Dilution.”

We have never paid dividends on our capital stock, and we do not anticipate paying dividends in the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future. We currently intend to retain any future earnings to fund the growth of our business. In addition, our loan agreement restricts our ability to pay cash dividends on our common stock and we may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our common stock. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. As a result, capital appreciation, if any, of our common stock will be the sole source of gain for the foreseeable future.

If an active, liquid trading market for our common stock does not develop, you may not be able to sell your shares quickly or at or above the initial offering price.

There has not been a public market for our common stock. An active and liquid trading market for our common stock may not develop or be sustained following this offering. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital to continue to fund operations by selling shares and may impair our ability to acquire other companies or technologies by using our shares as consideration. You may not be able to sell your shares quickly or at or above the initial offering price. The initial public offering price will be determined by negotiations with the representatives of the underwriters. This price may not be indicative of the price at which our common stock will trade after this offering, and our common stock could trade below the initial public offering price.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, current and future product offerings, reimbursement and coverage, research and development costs, timing and likelihood of success and plans and objectives of management for future operations are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the common stock that we are offering will be approximately $         million (or $         million if the underwriters exercise their over-allotment option to purchase additional shares in full), assuming an initial public offering price of $         per share, the midpoint of the price range listed on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share would increase (decrease) the net proceeds to us from this offering by approximately $         million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by approximately $         million, assuming the assumed initial public offering price stays the same.

The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for our common stock and to facilitate our future access to the public equity markets. Our estimated use of the net proceeds from this offering are as follows:

•	approximately $ million for selling and marketing activities, including expansion of our sales force to support the ongoing commercialization of our current products and future products;

•	approximately $ million for research and development activities, including continued expansion of our Avise product portfolio, as well as clinical studies to demonstrate the utility of our Avise products and support reimbursement efforts;

•	approximately $ million for capital expenditures, including lab infrastructure and information systems; and

•	the remaining proceeds for working capital and other general corporate purposes.

We believe, based on our current operating plan, that the net proceeds from this offering and our existing cash and cash equivalents and anticipated future product revenue, will be sufficient to fund our operations for at least the next 18 months, including funding the completion of our ongoing validation studies for the products in our pipeline, and, if successful, the potential launch of Avise Anti-TNF.

The amounts and timing of our actual expenditures will depend on numerous factors, including the timing and amount of our cash receipts from the sale of our products, the development efforts for our products and diagnostic solutions and other factors described under “Risk Factors” in this prospectus, as well as the amount of cash used in our operations. We therefore cannot predict with certainty the amount of net proceeds to be used for the purposes described above. The costs and timing of the expansion of our sales and marketing capabilities and the conduct of our research and development activities are highly uncertain, subject to substantial risks and can often change. Depending on the outcome of these activities, our plans and priorities may change, and we may apply the net proceeds from this offering differently than we currently anticipate. For example, if our research and development of new testing solutions require more time or resources than we currently anticipate or if we encounter unforeseen difficulties in securing reimbursement for our Avise products, we may allocate additional proceeds of this offering to our research and development efforts. If our research and development efforts progress faster than we currently expect, or if our sales and marketing needs expand faster than we currently expect, we may elect to reallocate a portion of the proceeds of this offering from research and development to sales and marketing activities to support the launch and commercialization of our new and existing products. In addition, in the event we identify other opportunities that we believe are in the best interests of our stockholders, we may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, although we have no current commitments or obligations to do so. As a result, we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. In addition, our ability to pay cash dividends is currently prohibited by the terms of our term loan agreement with Capital Royalty.

CAPITALIZATION

The following table sets forth our cash and cash equivalents, and our capitalization as of June 30, 2014 as follows:

•	on an actual basis;

•	on a pro forma basis to reflect (1) the issuance of $4.0 million in aggregate principal amount of 2014 Notes in July 2014 and the automatic conversion of the 2014 Notes (including accrued interest thereon) into shares of our common stock in connection with the completion of this offering, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and assuming the conversion occurs on , 2014 (the expected closing date of this offering), (2) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock as of June 30, 2014 into 92,330,247 shares of common stock immediately prior to the completion of this offering and the resultant reclassification of our redeemable convertible preferred stock warrant liability to stockholders’ deficit in connection with such conversion, (3) the issuance of shares of common stock as a result of the expected net exercise of the 2013 Warrants in connection with the completion of this offering, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, which 2013 Warrants will terminate if not exercised prior to the completion of this offering, and (4) the filing of our amended and restated certificate of incorporation immediately prior to the completion of this offering; and

•	on a pro forma as adjusted basis to give further effect to our issuance and sale of shares of common stock in this offering at an assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma and pro forma as adjusted information below is illustrative only, and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our consolidated financial statements and the related notes included in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of June 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(in thousands)
Cash and cash equivalents	$6,118	$	$

Redeemable convertible preferred stock warrant liability	$1,064

Borrowings and capital lease obligations	14,740

Redeemable convertible preferred stock, $0.001 par value per share; 145,000,000 shares authorized; 92,330,247 shares issued and outstanding, actual; shares authorized, shares issued and outstanding, pro forma and pro forma as adjusted	23,691

Stockholders’ deficit:

Preferred stock, $0.001 par value per share; shares authorized; no shares outstanding, actual, pro forma and pro forma as adjusted

Common stock, $0.001 par value per share; 163,000,000 shares authorized, 9,976,964 shares issued and outstanding, actual; shares authorized; pro forma and pro forma as adjusted; shares issued and outstanding, pro forma; shares issued and outstanding, pro forma as adjusted	10

Additional paid-in capital	51,091

Accumulated deficit	(81,847)

Total stockholders’ deficit	(30,746)

Total capitalization	$8,749		$

(1)	Each $1.00 increase (decrease) in the assumed initial public offering price of $ per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total stockholders’ deficit and total capitalization by approximately $ , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total stockholders’ deficit and total capitalization by approximately $ .

The number of shares in the table above excludes:

•	8,671,470 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2014, at a weighted average exercise price of $0.16 per share;

•	shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2014, at a weighted average exercise price of $ per share, which warrants will terminate upon the completion of this offering if not previously exercised;

•	shares of our common stock reserved for future issuance under our 2014 incentive award plan, or the 2014 plan, which will become effective on the business day prior to the public trading date of our common stock (including 8,646,496 shares of common stock reserved for future grant or issuance under our 2013 stock option plan as of June 30, 2014, which shares will be added to the shares reserved under the 2014 plan upon its effectiveness); and

•	shares of common stock reserved for future issuance under our 2014 employee stock purchase plan, which will become effective on the business day prior to the public trading date of our common stock.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

As of June 30, 2014, we had a historical net tangible book value (deficit) of $(37.2) million, or $(3.73) per share of common stock. Our historical net tangible book value (deficit) per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at June 30, 2014.

On a pro forma basis, after giving effect to (1) the issuance of $4.0 million in aggregate principal amount of 2014 Notes in July 2014 and the automatic conversion of the 2014 Notes (including accrued interest thereon) into shares of our common stock in connection with the completion of this offering, assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus and assuming the conversion occurs on             , 2014 (the expected closing date of this offering), (2) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock as of June 30, 2014 into 92,330,247 shares of our common stock immediately prior to the completion of this offering and the resultant reclassification of our redeemable convertible preferred stock warrant liability to stockholders’ equity in connection with such conversion, and (3) the issuance of                  shares of common stock as a result of the expected net exercise of the 2013 Warrants in connection with the completion of this offering, assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, which 2013 Warrants will terminate if not exercised prior to the completion of this offering, our pro forma net tangible book value (deficit) as of June 30, 2014 would have been approximately $                 or approximately $         per share of our common stock.

After giving further effect to the sale of                  shares of common stock that we are offering at an assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2014 would have been approximately $         million, or approximately $         per share. This amount represents an immediate increase in pro forma net tangible book value of $         per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of approximately $         per share to new investors purchasing shares of common stock in this offering.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Assumed initial public offering price per share			$
Historical net tangible book value (deficit) per share as of June 30, 2014		$(3.73)
Pro forma increase in historical net tangible book value per share attributable to the pro forma transactions described in the preceding paragraphs

Pro forma net tangible book value per share as of June 30, 2014	$
Increase in pro forma net tangible book value per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering

Dilution per share to new investors in this offering			$

Each $1.00 increase (decrease) in the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as

adjusted net tangible book value per share after this offering by approximately $        , and dilution in pro forma net tangible book value per share to new investors by approximately $        , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by approximately $         per share and decrease (increase) the dilution to investors participating in this offering by approximately $         per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full in this offering, the pro forma as adjusted net tangible book value after the offering would be $         per share, the increase in pro forma net tangible book value per share to existing stockholders would be $         per share and the dilution per share to new investors would be $         per share, in each case assuming an initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of this prospectus.

The following table summarizes on the pro forma as adjusted basis described above, as of June 30, 2014, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share paid by existing stockholders for shares issued prior to this offering and the price to be paid by new investors in this offering. The calculation below is based on the assumed initial public offering price of $         per share, the midpoint of the price range set forth on the cover page of the prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%			100%

The foregoing tables and calculations exclude:

•	8,671,470 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2014, at a weighted average exercise price of $0.16 per share;

•	shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2014, at a weighted average exercise price of $ per share, which warrants will terminate upon the completion of this offering if not previously exercised;

•	shares of our common stock reserved for future issuance under our 2014 incentive award plan, or the 2014 plan, which will become effective on the business day prior to the public trading date of our common stock (including 8,646,496 shares of common stock reserved for future grant or issuance under our 2013 stock option plan as of June 30, 2014, which shares will be added to the shares reserved under the 2014 plan upon its effectiveness); and

•	shares of common stock reserved for future issuance under our 2014 employee stock purchase plan, which will become effective on the business day prior to the public trading date of our common stock .

To the extent any outstanding options or warrants are exercised, there will be further dilution to new investors. If all of such outstanding options and warrants had been exercised as of June 30, 2014, the pro forma as adjusted net tangible book value per share after this offering would be $        , and total dilution per share to new investors would be $        .

If the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full:

•	the percentage of shares of common stock held by existing stockholders will decrease to approximately % of the total number of shares of our common stock outstanding after this offering; and

•	the number of shares held by new investors will increase to , or approximately % of the total number of shares of our common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected consolidated historical financial data as of, and for the periods ended on, the dates indicated. We have derived the consolidated statements of operations data for the years ended December 31, 2012 and 2013 and the consolidated balance sheet data as of December 31, 2012 and 2013 from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the six months ended June 30, 2013 and 2014 and the consolidated balance sheet data as of June 30, 2014 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of our management, the unaudited data reflects all adjustments, consisting of normal and recurring adjustments, necessary for the fair statement of results as of and for these periods. You should read this data together with our audited consolidated financial statements and related notes included elsewhere in this prospectus and the section in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Our historical results for any prior period are not indicative of our future results.

	Years Ended December 31,			Six Months Ended June 30,
	2012	2013		2013	2014
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Revenue	$926		$3,055	$1,027		$3,753

Operating expenses:
Cost of revenue (excluding amortization of purchased technology)	1,974		2,830	1,204		2,718
Selling, general and administrative expenses	5,149		6,993	3,031		6,734
Research and development expenses	1,055		897	457		610
Amortization of intangible assets	214		214	107		107
Change in fair value of acquisition-related liabilities	(640)		1,265	621		17

Total operating expenses	7,752		12,199	5,420		10,186

Loss from operations	(6,826)		(9,144)	(4,393)		(6,433)
Interest expense	(463)		(941)	(206)		(1,124)
Loss on extinguishment of 2013 Notes	—		(3,286)	—		—
Other income (expense), net	7		(83)	14		21

Loss before income taxes	(7,282)		(13,454)	(4,585)		(7,536)
Income tax expense	42		42	21		23

Net loss and comprehensive loss	$(7,324)		$(13,496)	$(4,606)		$(7,559)

Net income (loss) attributable to common stockholders(1)	$370		$(18,226)	$(5,789)		$(8,411)

Net income (loss) per share attributable to common stockholders—basic and diluted(1)	$0.06		$(1.85)	$(0.59)		$(0.85)

Weighted average shares used to compute net income (loss) per share attributable to common stockholders—basic and diluted(1)	6,501,734		9,856,777	9,786,985		9,949,554

Pro forma net loss per share attributable to common stockholders—basic and diluted (unaudited)(1)		$			$

Weighted average shares used to compute pro forma net loss per share attributable to common stockholders—basic and diluted (unaudited)(1)

(1)	See Note 4 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical net income (loss) and the historical and pro forma net income (loss) per share attributable to common stockholders, basic and diluted, and the number of shares used in the computation of these per share amounts.

	As of December 31,		As of June 30, 2014
	2012	2013
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$2,745	$7,743	$6,118
Working capital (deficit)(1)	1,178	(2,552)	(10,585)
Total assets	11,266	16,451	15,292
Redeemable convertible preferred stock warrant liability	400	1,085	1,064
Borrowings	2,561	8,811	14,195
Capital lease obligations, long term	145	488	416
Redeemable convertible preferred stock	9,478	22,839	23,691
Total stockholders’ deficit	(4,656)	(22,388)	(30,746)

(1)	Working capital (deficit) represents the difference between current assets and current liabilities as follows for the periods included:

	As of December 31,		As of June 30, 2014
	2012	2013
	(in thousands)
Total current assets	$3,570	$8,027	$6,405
Total current liabilities	2,392	10,579	16,990

Working capital (deficit)	$1,178	$(2,552)	$(10,585)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and future financial performance, includes forward-looking statements that are based on current beliefs, plans and expectations and involve risks, uncertainties and assumptions. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Please also see the section of this prospectus entitled “Special Note Regarding Forward-Looking Statements.”

Overview

We are a commercial-stage diagnostics company committed to addressing the significant unmet need for the accurate diagnosis and monitoring of patients affected by autoimmune rheumatic diseases. These chronic diseases can cause lifelong inflammation in the joints, tissues and internal organs, resulting in serious complications, such as irreversible organ damage. Untreated chronic inflammation can also lead to premature hardening of the arteries, heart attacks and strokes. The accurate, timely and differential diagnosis for patients suffering from the approximately 30 autoimmune rheumatic diseases, or ARDs, is critical as treatment for each disease can vary, and inappropriate or delayed therapy may expose patients to unnecessary risks or the hazards of uncontrolled disease activity. Physicians face significant difficulties in making a definitive diagnosis of a specific ARD because patients with different diseases often present with a common set of symptoms. We currently market four products under our Avise brand to provide an accurate, timely and differential diagnosis and to optimize the treatment of ARDs. We processed approximately 9,300 patient specimens for our lead diagnostic product line, Avise SLE, in 2013 and approximately 11,100 in the first six months of 2014.

It is estimated that 11 million adults in the United States suffer from ARDs, including Rheumatoid Arthritis, or RA, Systemic Lupus Erythematosus, or SLE, Sjögren’s syndrome, scleroderma, and Mixed Connective Tissue Disease, or MCTD. In addition, patients afflicted with fibromyalgia, a chronic neurologic disorder, or autoimmune thyroid disease have many of the same clinical symptoms as patients with ARDs.

The diagnosis and treatment of ARDs is generally provided by the community rheumatologist, a sub-specialty of internal medicine which includes approximately 3,500 physicians in the United States. Patients often present to a rheumatologist after a lengthy referral process because of the similarity and overlap of symptoms among ARDs, the waxing and waning of these symptoms and the shortcomings of current diagnostic tests. Establishing a definitive diagnosis is often difficult and can take years. Throughout this time, patients may continue to suffer from the debilitating effects of their disease, receive inappropriate treatments and may face a significant financial burden. As a result, physicians strive to make an accurate diagnosis in a timely manner, especially for more serious ARDs, such as SLE, which can be life threatening.

We market and sell our solutions to community rheumatologists with our approximately 30 person sales force. Reimbursement for our testing services comes from several sources, including commercial third-party payers, such as insurance companies and health maintenance organizations, government payers, such as Medicare, and patients. Reimbursement rates vary by product and payer.

Since inception we have devoted substantially all our efforts developing and marketing products for the diagnosis, prognosis and monitoring of ARDs. Our revenues increased from $0.9 million in 2012 to $3.1 million in 2013, or 230%. We have never been profitable and, as of June 30, 2014, had an accumulated deficit of $81.8 million. We incurred net losses of $7.3 million, $13.5 million and $7.6 million in the years ended

December 31, 2012 and 2013 and for the six months ended June 30, 2014, respectively. As of June 30, 2014, we had cash and cash equivalents of $6.1 million. In its report on our consolidated financial statements for the year ended December 31, 2013, our independent registered public accounting firm included an explanatory paragraph expressing substantial doubt regarding our ability to continue as a going concern.

Financial Overview

Revenue

We derive our revenue from the sale of our Avise products, most of which is attributable to our Avise SLE+CT test. We primarily market our products to rheumatologists and their physician assistants. The healthcare professionals who order our tests and to whom results are reported are generally not responsible for payment for these services. The parties that pay for these services, or payers, consist of commercial third-party payers, government payers, and patients.

As of June 30, 2014, substantially all of our revenue is recognized upon the earlier of payment notification, if applicable, or cash receipt. In those instances where payment notification is received in advance of the cash receipt, the notification received from third-party payers is generally received no more than one business day in advance of the cash receipt. Our service is completed upon the delivery of test results to the prescribing physician, which triggers billing for the service. Because the timing and amount of cash payments received is difficult to predict, we expect that our revenue could fluctuate significantly in any given quarter.

Our ability to increase our revenue will depend on our ability to further penetrate the market for our current and any future products, and increase our reimbursement and collection rates for tests performed.

Cost of Revenue

Cost of revenue represents the expenses associated with obtaining and testing patient specimens. The components of our cost of revenue include materials costs, direct labor, equipment and infrastructure expenses associated with testing specimens, shipping charges to transport specimens, blood specimen collections fees, royalties, depreciation and allocated overhead, including rent and utilities. Costs associated with performing tests are recorded as the test is processed regardless of whether and when revenue is recognized with respect to that test. Because we currently recognize substantially all of our revenue upon cash receipt, the costs of our tests are often recognized in advance of any associated revenues. As a result, our cost of revenue as a percentage of revenue may vary significantly from period to period because we generally do not recognize the corresponding revenue in the period in which the associated costs are incurred.

We expect cost of revenue in absolute dollars to increase as the number of tests we perform increases. However, we expect that the cost per test will decrease over time due to volume discounts on materials and shipping costs and other volume efficiencies we may gain as the number of tests we perform increases.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of personnel costs, including stock-based compensation expense, direct marketing expenses, accounting and legal expenses, consulting costs, and allocated overhead including rent, information technology, depreciation and utilities.

We anticipate that our selling, general and administrative expenses will increase in absolute dollars in future periods as we expand our sales and sales support functions. We also expect our selling, general and administrative expenses will increase as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the Securities and Exchange Commission, additional insurance expenses, investor relations activities and other administrative and professional services.

Research and Development Expenses

Research and development expenses include costs incurred to develop our technology, products and product candidates, collect clinical specimens and conduct clinical studies to develop and support our products and product candidates. These costs consist of personnel costs, including stock-based compensation expense, materials, laboratory supplies, consulting costs, costs associated with setting up and conducting clinical studies and allocated overhead including rent and utilities. We expense all research and development costs in the periods in which they are incurred.

We expect our research and development expenses will increase in absolute dollars, potentially significantly, in future periods as we continue to invest in research and development activities related to our existing products and product candidates.

Amortization of Intangible Assets

Amortization of intangible assets represents the total amortization expense for our purchased technologies.

We expect our amortization of intangible assets in absolute dollars to remain relatively constant over the next several years.

Change in Fair Value of Acquisition-Related Liabilities

In connection with the acquisition of the medical diagnostics division of Cypress Bioscience, Inc., or Cypress, in 2010, we are required to pay an additional amount not to exceed $9.2 million in the event specified revenue, contractual and product launch milestones are achieved. The fair value of this contingent consideration is determined at the end of each reporting period based on probabilities assigned to the milestones being achieved, and interest rates. Changes in fair value are recorded in the consolidated statements of operations and comprehensive loss.

Interest Expense

Interest expense consists of cash and non-cash interest expense associated with our financing arrangements, including the borrowings under our term loan agreement with Capital Royalty.

Interest expense will likely increase in absolute dollars over current levels for the next several years due to the draws we made under our term loan agreement.

Loss on Extinguishment of 2013 Notes

In 2013, we converted previously outstanding convertible promissory notes into shares of our Series D redeemable convertible preferred stock. Loss on extinguishment of 2013 Notes represents the difference in the carrying amount of the convertible promissory notes and the fair value of the shares of Series D redeemable convertible preferred stock issued upon conversion of the notes.

Other Income (Expense), Net

Other income (expense), net consists primarily of changes in the measurement of the value of the liability associated with outstanding warrants exercisable for shares of our Series D redeemable convertible preferred stock, and in 2013, changes in the value of an embedded derivative recorded in connection with then-outstanding convertible promissory notes.

The outstanding warrants to purchase shares of our Series D redeemable convertible preferred stock are expected to be exercised in connection with this offering, or they will terminate, and will no longer be subject to measurement once exercised.

Income Tax Expense

Income taxes include federal and state income taxes in the United States.

Critical Accounting Policies and Significant Management Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions and any such differences may be material. We believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

Our revenues are derived from sales of our diagnostic, prognostic and monitoring products. We primarily market our testing services to rheumatologists and their physician assistants. The healthcare professionals who order our products and to whom test results are reported are generally not responsible for payment for these products. The parties that pay for these services consist of commercial third-party payers, Medicare and other government payers, and patients.

We recognize revenue when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

Our service is completed upon the delivery of test results to the prescribing physician which triggers billing for the service. We recognize revenue related to billings to third-party payers on an accrual basis, net of contractual adjustments, only when we have established pricing with our third-party payers as indicated by contractual pricing arrangements or predictable patterns of payments for our services.

In the absence of a predictable pattern of reimbursement or a contract with a third-party payers, revenue is recognized upon the earlier of payment notification, if applicable, or cash receipt. In those instances where payment notification is received in advance of the cash receipt, the notification received from third-party payers is generally received no more than one business day in advance of the cash receipt. We currently recognize revenue on a cash basis from sales of our products. The assessment of the fixed or determinable nature of the fees charged and the collectability of those fees requires significant judgment by management. Accordingly, we expect to recognize revenue on a cash basis until we have sufficient history to reliably estimate payment patterns.

As of December 31, 2012 and 2013 and June 30, 2013 and 2014, substantially all of our revenue is recognized upon the earlier of payment notification, if applicable, or cash receipt.

Goodwill and Intangible Assets

We apply Financial Accounting Standards Codification, or FASB, Accounting Standards Codification, or ASC, Topic 805, “Business Combinations” and FASB ASC Topic 350, “Intangibles—Goodwill and Other” to account for goodwill and intangible assets. In accordance with these standards, we amortize all finite lived intangible assets over their respective estimated useful lives, while goodwill has an indefinite life and is not amortized. We review finite lived intangible assets subject to amortization for impairment whenever events or circumstances indicate that the associated carrying amount may not be recoverable. Goodwill is not amortized but is tested for impairment at least annually or more frequently whenever a triggering event or change in circumstances occurs, at the reporting unit level. We are required to recognize an impairment charge if the carrying amount of the reporting unit exceeds its fair value.

Management uses all available information to make this fair value determination, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets and observed market multiples of operating cash flows. In addition, if the estimated fair value of the reporting unit is less than the book value (including the goodwill), further management judgment must be applied in determining the fair values of individual assets and liabilities for purposes of the hypothetical purchase price allocation. No provision for goodwill or other intangible asset impairments was recorded during the six months ended June 30, 2014, or the years ended December 31, 2012 and 2013. However, a lower fair value estimate in the future could result in impairment. Following the completion of this offering, our stock price and associated market capitalization will also be considered in the determination of reporting unit fair value. A prolonged or significant decline in our share price could provide evidence of a need to record a material impairment of goodwill.

Stock-Based Compensation

We recognize compensation costs related to stock options granted to employees based on the estimated fair value of the awards on the date of grant, net of estimated forfeitures. We estimate the grant date fair value, and the resulting stock-based compensation expense, using the Black-Scholes option-pricing model. The grant date fair value of stock-based awards is expensed on a straight-line basis over the vesting period of the respective award.

We account for stock-based compensation arrangements with non-employees using a fair value approach. The fair value of these options is measured using the Black-Scholes option-pricing model reflecting the same assumptions as applied to employee options in each of the reported periods, other than the expected life, which is assumed to be the remaining contractual life of the option. The compensation costs of these arrangements are subject to remeasurement over the vesting terms as earned.

We recorded stock-based compensation expense of approximately $116,000, $152,000 and $52,000 for the years ended December 31, 2012 and 2013, and the six months ended June 30, 2014, respectively. We expect to continue to grant stock options and other equity-based awards in the future, and to the extent that we do, our stock-based compensation expense recognized in future periods will likely increase.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions, which determine the fair value of stock-based awards. If we had made different assumptions, our stock-based compensation expense, net loss and net income (loss) per share of common stock could have been significantly different. Our assumptions are as follows:

•	Fair value of our common stock. Because our stock was not publicly traded prior to this offering, we estimate the fair value of our common stock. See “—Significant Factors, Assumptions and Methodologies Used in Determining Fair Value of Our Common Stock” below. Upon the completion of this offering, our common stock will be valued by reference to the publicly-traded price of our common stock.

•	Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. Our historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore we estimate the expected term by using the simplified method, which calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

•

Expected volatility. As our common stock has never been publicly traded, the expected volatility is derived from the average historical volatilities of publicly traded companies within our industry that we consider to be comparable to our business over a period approximately equal to the expected term. We intend to continue to consistently apply this process using the same or similar public companies until a sufficient amount of historical information regarding the volatility of our own common stock price becomes available, or unless circumstances change such that the identified companies are no longer similar to us, in which case, more suitable companies whose share prices are publicly available would be utilized in the calculation.

•	Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•	Expected dividend. The expected dividend is assumed to be zero as we have never paid dividends and have no current plans to pay any dividends on our common stock.

•	Expected forfeiture. We use historical data to estimate pre-vesting option forfeitures and record stock-based compensation expense only for those awards that are expected to vest. To the extent actual forfeitures differ from the estimates, the difference will be recorded as a cumulative adjustment in the period that the estimates are revised.

Significant Factors, Assumptions and Methodologies Used in Determining Fair Value of Our Common Stock

We are also required to estimate the fair value of the common stock underlying our stock-based awards when performing the fair value calculations using the Black-Scholes option-pricing model. Our board of directors, with the assistance of management, determined the fair value of our common stock on each grant date. All options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant.

Because there has been no public market for our common stock, the fair value of the common stock that underlies our stock options has historically been determined by our board of directors based upon information available to it at the time of grant, including the following:

•	contemporaneous valuations performed by independent third-party firms;

•	our current and projected operating and financial performance, including our levels of available capital resources;

•	trends and developments in our industry;

•	the valuation of publicly traded companies in our sector, as well as recently completed initial public offerings and mergers and acquisitions of comparable companies;

•	rights, preferences and privileges of our common stock compared to the rights, preferences and privileges of our other outstanding equity securities;

•	U.S. and global economic and capital market conditions;

•	the likelihood of achieving a liquidity event for the shares of common stock, such as an initial public offering or an acquisition of our company given prevailing market and sector conditions;

•	the illiquidity of our securities by virtue of being a private company;

•	business risks; and

•	management and board experience.

The valuations of our common stock performed by independent third-party firms were performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Historically, we utilized an option pricing method to allocate our business enterprise value to our common stock and common stock equivalents. Beginning in March 2014, we began utilizing a probability-weighted expected returns method, or PWERM, valuation approach. Under this approach, the valuation of our common stock was based upon the probability-weighted present value of expected future returns, considering each of the possible future scenarios available to us.

Our business enterprise value was estimated using a combination of two generally accepted approaches: the income approach and the market-based approach. The income approach estimates enterprise value based on the estimated present value of future net cash flows the business is expected to generate over its remaining life. The estimated present value is calculated using a discount rate reflective of the cost of capital associated with an investment in a similar company and risks associated with our cash flow projections. Our discounted cash flow projections are sensitive to highly subjective assumptions that we were required to make each valuation date. The market-based approach measures the value of a business through an analysis of recent sales or offerings of comparable investments or assets, and in our case, focuses on comparing us to the group of peer companies. In applying this method, valuation multiples are derived from historical operating data of the peer company group. We then apply multiples to our operating data to arrive at a range of indicated values of the company. For each valuation, we prepared a financial forecast to be used in the computation of the value of invested capital for both the market approach and income approach. The financial forecasts took into account our past results and expected future financial performance. There is inherent uncertainty in these estimates as the assumptions used are highly subjective and subject to changes as a result of new operating data and economic and other conditions that impact our business.

If we had made different assumptions than those used, the amount of our stock-based compensation expense, net loss and net income (loss) per share amounts could have been significantly different. Following the completion of this offering, the fair value per share of our common stock for purposes of determining stock-based compensation expense will be the closing price of our common stock as reported on the applicable grant date.

The compensation cost that has been included in the consolidated statement of operations and comprehensive loss for all stock-based compensation arrangements is as follows (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
			(Unaudited)
Cost of revenue	$3	$2	$—	$2
Selling, general and administrative expenses	92	125	62	44
Research and development expense	21	25	14	6

Total stock-based compensation expense	$116	$152	$76	$52

Based on the assumed initial public offering price of $     per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the intrinsic value of stock options outstanding as of June 30, 2014 would be $     million, of which $     million and $     million would have been related to stock options that were vested and unvested, respectively, at that date.

Estimated Fair Value of Redeemable Convertible Preferred Stock Warrants, Embedded Derivative Liabilities and Acquisition-Related Liabilities

We account for our redeemable convertible preferred stock warrant liabilities as freestanding instruments for shares that are puttable or redeemable. These warrants are classified as liabilities on our consolidated balance sheets and are recorded at their estimated fair values. At the end of each reporting period, changes in estimated fair value during the period are recorded as a component of other income (expense), net in the accompanying statement of operations and comprehensive loss. We will continue to re-measure the fair value of the warrant liabilities until: (i) exercise, (ii) expiration of the related warrant, or (iii) conversion of the preferred stock underlying the security into common stock, which will occur in connection with this offering.

We estimate the fair values of our warrant liabilities using an option pricing model based on inputs as of the valuation measurement dates, including the fair value of our redeemable convertible preferred stock, the estimated volatility of the price of our redeemable convertible preferred stock, the expected term of the warrants and the risk-free interest rates.

In 2013, we converted previously outstanding convertible promissory notes into shares of our Series D redeemable convertible preferred stock at a 20% discount to the issuance price of such shares. We determined this discount to be an embedded put feature derivative requiring bifurcation and separate accounting. Accordingly, we recorded a derivative liability which was remeasured to fair value through the conversion of the convertible notes. The related remeasurement adjustments were recognized as a change in fair value of derivative liabilities associated with the convertible promissory notes in the consolidated statements of operations and comprehensive loss.

The inputs used to determine the estimated fair value of these derivative instruments included the probability of potential settlement scenarios for the convertible promissory notes, an estimate of the expected timing of settlement, expected volatility and risk-free interest rates.

In connection with the acquisition of the medical diagnostics division of Cypress in 2010, we are required to pay an additional amount not to exceed $9.2 million in the event specified revenue, contractual and product launch milestones are achieved. This contingent liability requires the use of inputs which are not observable in the market to assess its fair value at the end of each reporting period. For this liability, fair value is determined based on probabilities assigned to the milestones being achieved, revenue projections, and interest rates. Changes in fair value are recorded in the consolidated statements of operations and comprehensive loss.

Income Taxes

We file U.S. federal income tax returns and tax returns in California and New Mexico. To date, we have not been audited by the Internal Revenue Service or any state income tax authority, however all tax years remain open for examination by federal tax authorities.

As of December 31, 2013, our gross deferred tax assets were $13.9 million. The deferred tax assets were primarily comprised of federal and state tax net operating loss and tax credit carryfowards. We have performed an analysis to determine whether an “ownership change” occurred from inception to December 31, 2013. Based on this analysis, we determined that we did experience a historical ownership change of greater than 50% in 2008. Therefore, our ability to utilize our net operating losses incurred prior to this date is limited.

We are required to reduce our deferred tax assets by a valuation allowance if it is more likely than not that some or all of our deferred tax assets will not be realized. We must use judgment in assessing the potential need for a valuation allowance, which requires an evaluation of both negative and positive evidence. The weight given to the potential effect of negative and positive evidence should be commensurate with the extent to which it can be objectively verified. In determining the need for and amount of our valuation allowance, if any, we assess the likelihood that we will be able to recover our deferred tax assets using historical levels of income, estimates of future income and tax planning strategies. As a result of historical cumulative losses and uncertainties surrounding our ability to generate future taxable income and, based on all available evidence, we believe it is more likely than not that our recorded net deferred tax assets will not be realized. Accordingly, we recorded a valuation allowance against all of our net deferred tax assets at December 31, 2013. We will continue to maintain a full valuation allowance on our deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of this allowance.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP. There are also areas in which our management’s judgment in selecting any available alternative would not produce a materially different result. Please see our audited consolidated financial statements and notes thereto included elsewhere in this prospectus, which contain accounting policies and other disclosures required by GAAP.

Results of Operations

Comparison of the Six Months Ended June 30, 2013 and 2014

	Six Months Ended June 30,		Dollar Change
	2013	2014
	(In thousands)
	(Unaudited)
Revenue	$1,027	$3,753	$2,726
Operating expenses:
Cost of revenue (excluding amortization of purchased technology)	1,204	2,718	1,514
Selling, general and administrative expenses	3,031	6,734	3,703
Research and development expenses	457	610	153
Amortization of intangible assets	107	107	—
Change in fair value of acquisition-related liabilities	621	17	(604)

Total operating expenses	5,420	10,186	4,766

Loss from operations	(4,393)	(6,433)	(2,040)
Interest expense	(206)	(1,124)	(918)
Other income (expense), net	14	21	7

Loss before income taxes	(4,585)	(7,536)	(2,951)
Income tax expense	21	23	2

Net loss	$(4,606)	$(7,559)	$(2,953)

Revenue

Revenue increased $2.7 million, or 265%, in the six months ended June 30, 2014 compared to the six months ended June 30, 2013, primarily due to an increase in the number of Avise SLE diagnostic products for which we collected revenue and an increase in average reimbursement per test. We increased the number of Avise SLE diagnostic products for which we collected revenue by 209% to 7,611 for the six months ended June 30, 2014 compared to 2,460 for the six months ended June 30, 2013 due to the continued acceptance of our products by rheumatologists and improved billing and collection efforts. Of tests for which we received at least one payment, our average reimbursement per test for our Avise SLE diagnostic products increased by 48% for the six months ended June 30, 2014 compared to the six months ended June 30, 2013 primarily as a result of an increase in the procedures included in our primary product, Avise SLE+CT, starting in the first quarter of 2014 and improved billing and collection efforts.

Cost of Revenue

Cost of revenue increased $1.5 million, or 126%, in the six months ended June 30, 2014 compared to the six months ended June 30, 2013. This increase is primarily due to a 137% increase in variable costs associated with processing more Avise SLE diagnostic patient specimens, offset by efficiencies gained in the laboratory due to larger testing volumes. Avise SLE diagnostic patient specimens tested increased 229% from 3,364 to 11,073 for the six months ended June 30, 2013 and June 30, 2014, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $3.7 million, or 122%, in the six months ended June 30, 2014 compared to the six months ended June 30, 2013. This increase was primarily due to increases in headcount, including expansion of the sales force to 29 representatives at June 30, 2014 from nine at June 30, 2013.

Costs that tend to vary based on revenue, which include commissions and performance-based compensation and other sales and marketing employee related expenses, increased $2.0 million in the six months ended June 30, 2014 compared to the six months ended June 30, 2013, resulting from continuing expansion of our dedicated sales force. In addition, third party billing fees increased $0.2 million due to increases in the number of tests performed and billed.

Compensation and other employee related expenses for our general and administrative support functions increased $0.4 million in the six months ended June 30, 2014 compared to the six months ended June 30, 2013, resulting primarily from additions to our headcount. In addition, expenses incurred for accounting and legal services increased $0.5 million in the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

Research and Development Expenses

Research and development expenses increased $0.2 million, or 33%, in the six months ended June 30, 2014 compared to the six months ended June 30, 2013 primarily from increased clinical trial expenses of $0.1 million incurred in the six months ended June 30, 2014 in connection with additional studies to further document the performance of our products.

Amortization of Intangible Assets

Amortization of intangible assets remained consistent for the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

Change in Fair Value of Acquisition-Related Liabilities

Change in fair value of acquisition-related liabilities decreased $0.6 million, or 97%, in the six months ended June 30, 2014 compared to the six months ended June 30, 2013. These amounts result from changes in our estimates of the probabilities and timing associated with achieving certain revenue, contractual and product launch milestones in connection with our acquisition of the medical diagnostics division of Cypress Bioscience in 2010.

Interest Expense

Interest expense increased $0.9 million, or 446%, in the six months ended June 30, 2014 compared to the six months ended June 30, 2013 primarily as result of increased interest expense related to the $15.0 million outstanding under our term loan agreement, $10.0 million of which we drew down in October 2013 and the remaining $5.0 million of which we drew down in March 2014.

Other Income (Expense), Net

Other income (expense), net remained relatively consistent for the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

Comparison of the Years Ended December 31, 2012 and 2013

	Year Ended December 31,		Dollar Change
	2012	2013
	(In thousands)
Revenue	$926	$3,055	$2,129
Operating expenses:
Cost of revenue (excluding amortization of purchased technology)	1,974	2,830	856
Selling, general and administrative expenses	5,149	6,993	1,844
Research and development expenses	1,055	897	(158)
Amortization of intangible assets	214	214	—
Change in fair value of acquisition-related liabilities	(640)	1,265	1,905

Total operating expenses	7,752	12,199	4,447

Loss from operations	(6,826)	(9,144)	(2,318)
Interest expense	(463)	(941)	478
Loss on extinguishment of 2013 Notes	—	(3,286)	3,286
Other income (expense), net	7	(83)	90

Loss before income taxes	(7,282)	(13,454)	(6,172)
Income tax expense	42	42	—

Net loss	$(7,324)	$(13,496)	$(6,172)

Revenue

Revenue increased $2.1 million, or 230%, in 2013 compared to 2012. This increase was primarily due to an increase in the number of Avise SLE diagnostic products for which we collected revenue following the launch of our Avise SLE diagnostic test in January 2012 and our Avise SLE+CT diagnostic test in August 2012. We increased the number of Avise SLE diagnostic products for which we collected revenue by 354% to 6,909 in 2013 compared to 1,520 in 2012.

Cost of Revenue

Cost of revenue increased $0.9 million, or 43%, in 2013 compared to 2012. This increase is primarily due to a 55% increase in variable costs associated with processing more Avise SLE diagnostic patient specimens, offset by efficiencies gained in the lab due to larger testing volumes. Avise SLE diagnostic patient specimens tested increased 378% from 1,940 to 9,266 in 2012 and 2013, respectively.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $1.8 million, or 36%, in 2013 compared to 2012. This increase was primarily due to increases in headcount, including higher commissions, bonus and stock-based compensation expense.

Costs that tend to vary based on revenue, which include commissions and performance-based compensation and other sales and marketing employee related expenses, increased $1.0 million in 2013 compared to 2012, resulting from continuing expansion of our dedicated sales force. In addition, third party billing fees increased $0.2 million due to increases in the number of tests performed and billed.

Compensation and other employee related expenses for our general and administrative support functions increased $0.5 million in 2013 as compared to 2012, resulting from additions to our headcount.

Research and Development Expenses

Research and development expenses decreased $0.2 million, or 15%, in 2013 compared to 2012 primarily due to the completion of clinical trials in 2012 related to the Avise SLE product launch.

Amortization of Intangible Assets

Amortization of intangible assets remained consistent in 2013 compared to 2012.

Change in Fair Value of Acquisition-Related Liabilities

Change in fair value of acquisition-related liabilities increased $1.9 million, or 298%, in 2013 compared to 2012 due to changes in our estimates of the probabilities and timing associated with achieving certain revenue, contractual and product launch milestones in connection with our acquisition of the medical diagnostics division of Cypress in 2010.

Interest Expense

Interest expense increased $0.5 million, or 103%, in 2013 compared to 2012 primarily as result of increased interest expense related to the $10.0 million outstanding under our term loan agreement, which we drew down in October 2013.

Loss on Extinguishment of 2013 Notes

In 2013, we converted previously outstanding convertible promissory notes into shares of our Series D redeemable convertible preferred stock. Loss on extinguishment of 2013 Notes of $3.3 million represents the difference in the carrying amount of the convertible promissory notes and the fair value of the shares of Series D redeemable convertible preferred stock issued upon conversion of the notes. No comparable transaction occurred in 2012.

Other Income (Expense), Net

Other income (expense), net decreased $0.1 million in 2013 compared to 2012 primarily as result of changes in the fair value of the redeemable convertible preferred stock warrant liabilities and other embedded derivatives that existed in 2013.

Liquidity and Capital Resources

We have incurred net losses since our inception. For the years ended December 31, 2012 and 2013 and for the six months ended June 30, 2014, we had a net loss of $7.3 million, $13.5 million and $7.6 million, respectively, and we expect to incur additional losses this year and in future years. As of June 30, 2014, we had an accumulated deficit of $81.8 million. To date, we have generated only limited revenue, and we may never achieve revenue sufficient to offset our expenses.

Since inception, our operations have been financed primarily by net proceeds of approximately $82.0 million from sales of our common and redeemable convertible preferred stock and borrowings under various debt financings. As of December 31, 2013 and June 30, 2014, we had $7.7 million and $6.1 million of cash and cash equivalents, respectively.

In October 2013, we entered into a term loan agreement, under which we drew down an initial $10.0 million in October 2013 and another $5.0 million on March 31, 2014. Loans drawn under the term loan agreement are being used for working capital and general corporate purposes.

The loan accrues interest at an annual rate equal of 14%, 10% of which is payable in cash on a quarterly basis and 4% of which we have elected to capitalize as part of the outstanding loan obligation. We are required to repay any outstanding principal and capitalized interest in quarterly installments over a two-year period, commencing on December 31, 2016. We may, at our option, prepay the term loan borrowings by paying the lender a prepayment premium.

Our obligations under the term loan agreement are secured by a security interest in substantially all of our personal property, including our intellectual property. The loan and security agreement contains customary conditions to borrowing, events of default, and covenants, including covenants requiring us to maintain a minimum liquidity of at least $2.0 million and achieve certain minimum amounts of revenue, and limiting our ability to dispose of assets, undergo a change in control, merge with or acquire other entities, incur debt, incur liens, pay dividends or other distributions to holders of our capital stock, repurchase stock and make investments, in each case subject to certain exceptions.

In connection with the execution of the term loan agreement, we issued the lenders a ten-year warrant to purchase 3,186,430 shares of our Series D redeemable convertible preferred stock at an exercise price of $0.25 per share, and a ten-year warrant to purchase 3,186,430 shares of our common stock at an exercise price of $0.01 per share. In November 2013, we also issued a warrant to purchase 988,000 shares of our Series D redeemable convertible preferred stock at an exercise price of $0.25 per share to an investment advisor involved in the consummation of the term loan agreement.

Our primary uses of cash are to fund our operations as we continue to grow our business. We expect to continue to incur operating losses in the near term as our operating expenses will be increased to support the growth of our business. We expect that our cost of revenue, selling, general and administrative, research and development expenses will continue to increase as we increase our test volume, expand our marketing efforts and increase our internal sales force to drive increased adoption of and reimbursement for our Avise products, prepare to commercialize new products, continue our research and development efforts and further develop our product pipeline. We expect that we will use a substantial portion of the net proceeds of this offering, in combination with our existing cash and cash equivalents, for these purposes and for the increased expenses associated with being a public company. We recently completed the build-out of our laboratory in Vista, California, and we have entered into a lease to further expand our space beginning in February 2015. We believe we have sufficient laboratory capacity to support increased test volume. Other than the addition of laboratory equipment, we expect that we will not need to make material capital expenditures in the near term related to our laboratory facilities. Cash used to fund operating expenses is impacted by the timing of when we pay expenses, as reflected in the change in our outstanding accounts payable and accrued expenses.

We expect that our near- and longer-term liquidity requirements will continue to consist of working capital and general corporate expenses associated with the growth of our business. The report of our independent registered public accounting firm on our audited consolidated financial statements for the year ended December 31, 2013 includes an explanatory paragraph stating that our recurring losses from operations and negative cash flows from operating activities raise substantial doubt about our ability to continue as a going concern. Based on our current business plan, we believe that the estimated net proceeds from this offering, together with our existing cash and cash equivalents as of June 30, 2014 and our anticipated future product revenue, will be sufficient to meet our anticipated cash requirements for at least the next 18 months, including funding the completion of our ongoing validation studies for the products in our pipeline, and, if successful, the potential launch of Avise Anti-TNF. In addition, if these validation studies are successful, we believe that only minimal additional capital investment will be required in order to launch our other two pipeline products.

Our estimate of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including:

•	our ability to maintain and grow sales of our Avise products, as well as the costs associated with conducting clinical studies to demonstrate the utility of our products and support reimbursement efforts;

•	fluctuations in working capital;

•	the costs to expand our sales and marketing capabilities;

•	the costs of developing our product pipeline, including the costs associated with conducting our ongoing and future validation studies;

•	the additional costs we may incur as a result of operating as a public company; and

•	the extent to which we in-license, acquire or invest in complementary businesses or products.

We have based this estimate on assumptions that may prove to be wrong, and we may utilize our available capital resources sooner than we currently expect. For example, if our ongoing validation studies for the products in our pipeline or our ongoing clinical studies of our existing products take longer to complete than we currently expect or are unsuccessful, we may require additional funding on a faster timeline than we currently anticipate.

Until such time, if ever, as we can generate more substantial revenue, we may be required, or we may elect, to finance operations by utilizing additional debt or selling equity securities. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders may be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. If additional funding is required or desired, there can be no assurance that additional funds will be available to us on acceptable terms on a timely basis, if at all, or that we will generate sufficient cash from operations to adequately fund our operating needs or achieve or sustain profitability. If we are unable to raise additional capital or generate sufficient cash from operations to adequately fund our operations, we will need to curtail planned activities to reduce costs. Doing so will likely have an unfavorable effect on our ability to execute on our business plan. If we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, financial condition, and results of operations could be adversely affected.

The following table summarizes our cash flows for the six months ended June 30, 2013 and 2014 and the years ended December 31, 2012 and 2013:

	Years Ended December 31,		Dollar Change	Six Months Ended June 30,		Dollar Change
	2012	2013		2013	2014
	(In thousands)
				(Unaudited)
Net cash provided by (used in):
Operating activities	$(7,477)	$(6,865)	$612	$(3,158)	$(5,944)	$(2,786)
Investing activities	(1,133)	549	1,682	680	(425)	(1,105)
Financing activities	7,252	11,314	4,062	382	4,744	4,362

(Decrease) Increase in cash and cash equivalents	$(1,358)	$4,998	$6,356	$(2,096)	$(1,625)	$471

Cash Flows from Operating Activities

Cash used in operating activities was $5.9 million for the six months ended June 30, 2014 compared to $3.2 million for the six months ended June 30, 2013. The $2.7 million increase in cash used in operating activities was primarily due to increases in changes in accounts payable and accrued expenses of approximately $0.6 million due to growth in our operations and the timing of payments offset by a $3.2 million increase in net cash used by losses, as adjusted for change in fair value of acquisition-related liabilities, amortization of debt discount and other non-cash interest expense, depreciation and amortization expense.

Cash used in operating activities was $6.9 million in 2013 compared to $7.5 million in 2012. The $0.6 million decrease in cash used in operating activities was primarily due to increases in changes in accounts payable and accrued liabilities of approximately $1.3 million due to the growth in our operations and the timing of payments offset by a $0.6 million increase in net cash used by losses, as adjusted for change in fair value of acquisition-related liabilities, amortization of debt discount and other non-cash interest expense, loss on extinguishment of 2013 Notes, depreciation and amortization expense.

Cash Flows from Investing Activities

Cash used in investing activities was $0.4 million for the six months ended June 30, 2014 compared to cash provided by investing activities of $0.7 million for the six months ended June 30, 2013. The $1.1 million decrease in cash provided by investing activities is primarily attributable to the return of approximately $0.7 million of restricted cash related to the subsequently retired borrowing facility with a bank received in the six months ended June 30, 2013 and increased purchases of property and equipment of $0.4 million in the six months ended June 30, 2014 compared to the six months ended June 30, 2013.

Cash provided by investing activities was $0.5 million in 2013 compared to cash used in investing activities of $1.1 million in 2012. The $1.7 million decrease in cash used in investing activities is primarily attributable to the $1.4 million change in the activity in restricted cash related to a borrowing facility with a bank that was retired in 2013, offset by a decrease of approximately $0.3 million in purchases of intangible assets, property and equipment.

Cash Flows from Financing Activities

Cash provided by financing activities was $4.7 million for the six months ended June 30, 2014 compared to $0.4 million for the six months ended June 30, 2013. The $4.3 million increase in cash provided by financing activities is primarily due to a $5.0 million draw made under our term loan agreement in March 2014.

Cash provided by financing activities was $11.3 million in 2013 compared to $7.3 million in 2012. The $4.1 million increase in cash provided from financing activities is due to a $10.0 million draw made under our term loan agreement in October 2013, offset by increases in payments on long term debt of $2.6 million and a decrease of $2.9 million in the net proceeds received from the sale of our redeemable convertible preferred stock.

Contractual Obligations

The following table summarizes our contractual obligations as of December 31, 2013:

	Payments Due by Period
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(In thousands)
Operating leases(1)	$211	$357	$11	$—	$579
Capital leases	196	354	260	—	810
Firm purchase commitments	261	564	593	—	1,418
2013 term loan agreement(2)	1,037	3,724	11,242	—	16,003

	$1,705	$4,999	$12,106	$—	$18,810

(1)	We currently lease 14,000 square feet of office and laboratory space in Vista, California, under a lease that expires in 2017, with options to extend the lease for two additional 36-month periods. We also lease approximately 3,200 square feet of office space in Albuquerque, New Mexico, under a lease that expires in November 2014.

In September 2014, we entered into a lease agreement for additional office space in Vista, California. The lease, which commences in February 2015 and expires in January 2018, requires initial monthly rental payments of approximately $16,000 which are subject to escalation, as described in the lease agreement. We have a one-time option to terminate the lease agreement on or before November 1, 2014 and an option to extend the lease for an additional 24 month term. These rental payments are not included in the table above.

(2)	In October 2013, we entered into our term loan agreement and made an initial draw of $10.0 million. In March 2014, we drew an additional $5.0 million under the term loan agreement that is not included in the table above. Payments above include principal and interest consisting of 10% per annum in cash and 4% per annum paid in-kind in the form of additional term loans, or PIK Loans.

The contractual obligations table does not include any potential contingent payments upon the achievement by us of specified sales-based and other milestones, or royalty payments we may be required to make under license agreements we have entered into pursuant to which we have in-licensed certain intellectual property, including our license agreements with the University of Pittsburgh, Prometheus, Orgentec and Dr. Dervieux. See “Business—Intellectual Property Overview—License Agreements” for additional information. The timing of when these payments will actually be made is uncertain and the payments are contingent upon the completion of future activities.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements.

Controls and Procedures

A company’s internal control over financial reporting is a process designed by, or under the supervision of, a company’s principal executive and principal financial officers, or persons performing similar functions, and effected by a company’s board of directors, management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate. In connection with our preparation for this offering, we concluded that there was a material weakness in our internal control over financial reporting that caused the restatements of our previously issued financial statements as of and for the years ended December 31, 2012 and 2013. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of a company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weakness that we identified was that we did not maintain a sufficient complement of resources with an appropriate level of accounting knowledge, experience and training commensurate with our company’s structure and financial reporting requirements.

During the fourth quarter of 2013 and in preparation for this offering, we initiated various remediation efforts, including hiring additional resources with the appropriate public company and technical accounting expertise and have taken other actions that are more fully described below. As such remediation efforts are still ongoing, we have concluded that the material weakness has not been remediated. Our remediation efforts to date have included the following:

•	Addition of employee resources. We continue to add appropriate resources to our finance team and are leveraging external consultants to facilitate accurate and timely accounting closes and to accurately prepare and review financial statements and related footnote disclosure. Our finance team has been expanded to include a Corporate Controller, Director of Financial Planning and Analysis, both with significant public company and life science industry experience, a Director of Revenue Assurance, and external consultants with significant financial and accounting technical experience.

•	Other actions to strengthen the internal control environment. As a result of the additional resources added to the finance function, we are allowing for separate preparation and review of the reconciliations and other account analyses. In addition, we are implementing a new accounting software system which will allow us to strengthen certain control procedures.

As a 2013 restatement was identified in September 2014, we acknowledge that additional planned remediation efforts are necessary. We plan to provide ongoing technical accounting training to our accounting team to ensure that their knowledge of recent accounting pronouncements is current, and to supplement their existing knowledge of accounting for complex transactions, including complex debt and equity transactions. We will continue to evaluate the competency and technical acumen of our accounting team and assess the need to hire additional or more specialized employees. Finally, we will continue to supplement our employee resources by leveraging external consultants who have specialized experience in the life sciences industry.

The actions that have been taken are subject to continued review, supported by confirmation and testing by management as well as audit committee oversight. While we have implemented a plan to remediate this weakness, we cannot assure you that we will be able to remediate this weakness, which could impair our ability to accurately and timely report our financial position, results of operations or cash flows. For additional information about this material weakness, see “Risk Factors—Risks Related to this Offering and the Ownership of Our Common Stock—We have identified a material weakness in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements. If we fail to remediate one or more material weaknesses or if we fail to establish and maintain effective control over financial reporting, our ability to accurately report our financial results could be adversely affected.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. These risks primarily relate to interest rates. We had cash and cash equivalents of $7.7 million and $6.1 million as of December 31, 2013 and June 30, 2014, respectively, which consist of bank deposits. Such interest-bearing instruments carry a degree of risk; however, we have not been exposed to, nor do we anticipate being exposed to, material risks due to changes in interest rates. A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our consolidated financial statements.

JOBS Act Accounting Election

In April 2012, the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an “emerging growth company.” As an emerging growth company, we are electing not to take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision not to take advantage of the extended transition period is irrevocable. In addition, we are in the process of evaluating the benefits of relying on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if as an emerging growth company we choose to rely on such exemptions, we may not be required to, among other things, (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (3) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (4) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our initial public offering or until we no longer meet the requirements of being an emerging growth company, whichever is earlier.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update, or ASU, 2014-09, Revenue from Contracts with Customers, which provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for annual periods beginning after December 15, 2016 (fiscal 2018) and shall be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. We are currently in the process of evaluating the impact of adoption of this ASU on our consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, which provides for changes to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. These changes require an entity to present an unrecognized tax benefit as a liability in the financial statements if (i) a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or (ii) the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset to settle any additional income taxes that would result from the disallowance of a tax position. Otherwise, an unrecognized tax benefit is required to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. These changes became effective for us on January 1, 2014. There was no material impact to our consolidated financial statements upon adoption of this ASU.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, which defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The new standard provides management with principles to evaluate whether substantial doubt exists by (i) providing a definition of substantial doubt, (ii) requiring an evaluation every annual and interim reporting period, and (iii) providing principles for considering the mitigating effects of management’s plans. If substantial doubt is identified, the ASU requires that an organization provide enhanced disclosures about (i) principal conditions or events that raise substantial doubt, (ii) management’s evaluation of the significance of these events in relation to its ability to meet obligations, and (iii) management’s plans that are either intended to mitigate the conditions that raise substantial doubt, or alleviate substantial doubt. The ASU is effective for annual periods ending after December 15, 2016. We are currently in the process of evaluating the impact of the adoption of this ASU on our consolidated financial statements.

BUSINESS

Overview

We are a commercial-stage diagnostics company committed to addressing the significant unmet need for the accurate diagnosis and monitoring of patients affected by autoimmune rheumatic diseases. These chronic diseases can cause lifelong inflammation in the joints, tissues and internal organs, resulting in serious complications, such as irreversible organ damage. Untreated chronic inflammation can also lead to premature hardening of the arteries, heart attacks and strokes. The accurate, timely and differential diagnosis for patients suffering from the approximately 30 autoimmune rheumatic diseases, or ARDs, is critical as treatment for each disease can vary, and inappropriate or delayed therapy may expose patients to unnecessary risks or the hazards of uncontrolled disease activity. Physicians face significant difficulties in making a definitive diagnosis of a specific ARD because patients with different diseases often present with a common set of symptoms. We currently market four products under our Avise brand to provide an accurate, timely and differential diagnosis and to optimize the treatment of ARDs. We processed approximately 9,300 patient specimens for our lead diagnostic product line, Avise SLE, in 2013 and approximately 11,100 in the first six months of 2014.

It is estimated that 11 million adults in the United States suffer from ARDs, including Rheumatoid Arthritis, or RA, Systemic Lupus Erythematosus, or SLE, Sjögren’s syndrome, scleroderma, and Mixed Connective Tissue Disease, or MCTD. In addition, patients afflicted with fibromyalgia, a chronic neurologic disorder, and autoimmune thyroid disease have many of the same clinical symptoms as patients with ARDs.

The diagnosis and treatment of ARDs is generally provided by the community rheumatologist, a sub-specialty of internal medicine which includes approximately 3,500 physicians in the United States. Patients often present to a rheumatologist after a lengthy referral process because of the similarity and overlap of symptoms among ARDs, the waxing and waning of these symptoms and the shortcomings of current diagnostic tests. Establishing a definitive diagnosis is often difficult and can take years. Throughout this time, patients may continue to suffer from the debilitating effects of their disease, receive inappropriate treatments and may face a significant financial burden. As a result, physicians strive to make an accurate diagnosis in a timely manner, especially for more serious ARDs, such as SLE, which can be life threatening.

Our lead product, Avise SLE+CT, is a proprietary diagnostic test that provides an enhanced solution for patients presenting with symptoms indicative of a wide variety of ARDs, such as SLE, RA, Sjögren’s, scleroderma and other disorders that mimic ARDs such as fibromyalgia and autoimmune thyroid disease. Avise SLE+CT allows physicians to more accurately rule-in or rule-out SLE and inform decisions about the presence of other ARDs, all with the convenience of one blood draw. Differential diagnosis of these diseases is critically important because earlier diagnosis has been shown to improve patient outcomes. Once diagnosed, physicians can tailor therapy to a patient’s specific disease and avoid the “trial and error” approach that often takes place when a definitive diagnosis cannot be made.

We have validated the clinical utility of Avise SLE 2.0, the proprietary component of our Avise SLE+CT solution, in a multi-center study in an aggregate of 794 subjects, preliminary results of which were presented at the American College of Rheumatology, or ACR, annual conference in 2013. The primary endpoint of the study was the performance characteristics, specifically sensitivity and specificity, of Avise SLE 2.0 compared to common autoantibodies used to diagnose SLE and other ARDs, such as antinuclear antibodies, or ANA, and anti-double stranded DNA, or anti-dsDNA. The final results of this study showed that Avise SLE 2.0 demonstrated 86% specificity and 80% sensitivity in distinguishing SLE from other ARDs, was 33% more specific than ANA (53% specificity/89% sensitivity) and was 48% more sensitive than anti-dsDNA (32% sensitivity/97% specificity). Avise SLE 2.0 includes Cell Bound Complement Activation Products, or CB-CAPs, technology, which we exclusively license from the University of Pittsburgh. This technology is the result of over a decade of extensive research and development conducted at the Lupus Center of Excellence at the University of Pittsburgh Medical Center.

In addition to Avise SLE+CT, we also offer Avise SLE Prognostic, a test that provides additional information to better manage patients diagnosed with SLE. Specifically, our Avise SLE Prognostic report includes information regarding an SLE patient’s risk of developing kidney damage, or neurologic or cardiovascular complications. We offer the Avise SLE Prognostic test, which we launched in June 2014, to physicians as a complement to Avise SLE+CT.

We also market Avise MTX, a drug monitoring solution that provides physicians with information to support the optimization of methotrexate, or MTX, a front-line treatment prescribed in over 70% of patients with RA. This solution has been validated prospectively in a number of studies published in peer-reviewed medical journals.

We also offer Avise HCQ, a blood test we launched in September 2014 to help physicians objectively monitor blood levels of hydroxychloroquine, or HCQ, which is typically prescribed daily to patients to control ARD activity and prevent flares. By measuring HCQ concentration in the blood, we believe that Avise HCQ will help physicians optimize HCQ therapy, identify noncompliant patients and identify patients that are not absorbing the drug adequately.

We intend to develop additional innovative, high value diagnostic solutions for the rheumatologist while continuing to improve the performance characteristics of our currently marketed products. In particular, we are developing and validating testing solutions that are designed to assist rheumatologists with the monitoring of disease activity in patients with SLE and monitoring the active drug levels of some of the more commonly prescribed pharmaceuticals for the treatment of ARDs. We are conducting validation studies for these products in collaboration with academic centers of excellence and intend to publish the results of these studies in peer-reviewed medical journals.

It is estimated that over 14 million people in the United States have been diagnosed with ARDs, fibromyalgia and autoimmune thyroid disease, with approximately 470,000 diagnosed annually. Additionally, in the United States, over one million patients annually are prescribed MTX therapy, and over 700,000 patients annually are prescribed HCQ therapy. We estimate the market potential of our existing products to be as much as $870 million annually, based on our internal research and analysis utilizing these incidence and prevalence rates, the prescription information of pharmaceuticals for our drug monitoring products and the Medicare allowable reimbursement rate for our products. We estimate our pipeline products will create an additional $350 million annually in market potential based on these same factors, as well as estimates that over 250,000 patients annually in the United States are prescribed anti-TNF therapy and approximately 220,000 people in the United States have been diagnosed with SLE. Because these calculations are based on internal estimates and assume rates of reimbursement that may change, there is no guarantee that these assumptions will prove to be accurate and consequently, our actual market potential may not be as large as we expect.

Our Strategy

Our goal is to establish ourselves as the preeminent provider of testing solutions to rheumatologists by offering a comprehensive set of tools to effectively diagnose and optimize the treatment of patients with ARDs. To achieve this objective, we intend to:

•	Accelerate the adoption of our existing products. We plan to expand the use of our Avise product suite by adding new physicians to our customer base as well as increasing utilization among our existing customers. We have recently increased our specialty sales force and expect to selectively add more sales representatives to extend our reach and frequency of engagement with community rheumatologists. In addition, we are conducting medical education seminars for physicians through our community speaker programs, where national and regional thought leaders present information regarding the clinical utility of our products. We will continue to heighten awareness by seeking exhibit and speaker sponsorship opportunities at leading rheumatology medical conferences.

•	Further demonstrate the clinical utility of our products to drive adoption and support reimbursement. We are conducting additional clinical studies to facilitate the adoption of our testing solutions. We plan to continue to present the results of our studies at national scientific meetings and publish results in peer-reviewed medical journals. We plan to use data from our ongoing trials combined with existing data and our core expertise in managed care, claims adjudication and billing to drive broader access and support reimbursement.

•	Expand our portfolio of high value testing solutions. We are continuing to develop additional products to address the significant challenges in the diagnosis, prognosis and monitoring of patients with ARDs, and plan to launch three new products by the end of 2016. We believe that by providing a broader set of innovative solutions, we can enhance our value proposition to rheumatologists.

•	Establish ourselves as the trusted partner to the rheumatologist. We intend to continue to build upon our relationship with the rheumatology community. Our reputation with our physician customers is built on their confidence in the quality of our testing solutions, the timely delivery of our test reports and the value of our consultative support. Our laboratory reports deliver critical information in a form that is optimized for the physician’s ease of use. We will also explore opportunities for physicians to access our extensive database of test results. We believe that these measures will position us as a trusted partner to our physician customers and allow us to leverage the resources and infrastructure that we have dedicated to these customers.

•	Engage in partnerships to access additional market opportunities. We believe there is meaningful potential for our current and future products beyond the rheumatology specialty, particularly for those physician groups that see patients earlier in the diagnostic process. For example, because ARDs are most common in women, obstetrics and gynecology, or OB/GYN, specialists are often the first physicians to see a patient presenting with ARDs. We intend to selectively seek complementary partnerships to address these broader markets.

Autoimmune Rheumatic Diseases

ARDs are a group of serious, chronic and debilitating autoimmune diseases involving inflammation of the joints, tissues and internal organs. There are approximately 30 ARDs, many of which have overlapping symptoms. Additionally, other rheumatic disorders that are not autoimmune in nature, such as fibromyalgia, can present similar symptoms. It is estimated that 11 million patients in the United States suffer from ARDs, including RA, SLE, Sjögren’s syndrome, scleroderma and MCTD, and patients afflicted with fibromyalgia or autoimmune thyroid disease have many of the same clinical symptoms as patients with ARDs. These diseases create a significant burden on the healthcare system, due in part to the difficulty in obtaining a differential diagnosis. These chronic diseases can cause lifelong inflammation in the joints, tissues and internal organs, resulting in serious complications, such as irreversible organ damage. Untreated chronic inflammation can also lead to premature hardening of the arteries, heart attacks and strokes. Due to the overlapping symptoms, unpredictable periods of disease flares and disease inactivity, patients may cycle from physician to physician for months or even years before receiving a definitive diagnosis.

The ARDs and other rheumatic conditions that may be confused in diagnosis include the following:

•	Systemic Lupus Erythematosus (SLE). A chronic autoimmune disease involving inflammation and destruction of organs such as the brain, kidneys and lungs resulting in irreversible damage and in severe cases death.

•	Rheumatoid Arthritis (RA). A chronic autoimmune disease involving inflammation and destruction of joints, bone and in some cases organs, including eyes and lungs.

•	Sjögren’s Syndrome. A chronic autoimmune disease involving inflammation and destruction of secretory glands such as salivary glands and tear ducts. This disease can occur with RA and SLE.

•	Scleroderma. A chronic autoimmune disease involving scar tissue build-up in tissues, such as the skin or, in more serious cases, muscles, blood vessels and internal organs.

•	Mixed Connective Tissue Disease (MCTD). A chronic autoimmune disease having features of other ARDs, most commonly RA, SLE, Sjögren’s and scleroderma.

•	Fibromyalgia. A chronic condition characterized by wide-spread pain and tenderness to touch. Although not an autoimmune disease, this disease has been reported to occur in 25% of RA patients, 30% of SLE patients and 50% of Sjögren’s patients.

•	Autoimmune Thyroid Disease. A chronic autoimmune disease that results in antibodies causing decreased thyroid hormone production, or hypothyroidism, or increased thyroid hormone production, or hyperthyroidism.

Patients with these disorders often present with a common set of symptoms, which can include joint pain, fatigue, inflammation, stiffness and muscle aches, among others. Additionally, these patients may experience unpredictable periods of disease flares and disease inactivity, which can meaningfully change the patients’ symptoms and how they present to the physician. The combination of overlapping symptoms and disease biology can lead these patients to cycle from physician to physician for months or even years before receiving a definitive diagnosis. Due to this, we believe physicians are in critical need of objective tests capable of differentially diagnosing these disorders, especially for more potentially life threatening ARDs, such as SLE.

The primary goal in the treatment of ARDs is suppressing disease activity in order to prevent tissue or bone destruction and/or organ damage. Powerful drugs that suppress the immune system are utilized to minimize the inflammatory process caused by autoantibodies. In RA, these drugs are referred to as Disease-Modifying Anti-Rheumatic Drugs, or DMARDs, because in clinical studies they have demonstrated the ability to change the natural course of ARDs if utilized effectively. Optimization of DMARDs requires physicians to closely monitor disease activity on an ongoing basis and adjust exposure to active drug to achieve and maintain disease control. We believe drug monitoring tools allow for the personalization and optimization of biological DMARD therapy which will improve clinical and economic outcomes. DMARDs commonly used by rheumatologists to treat ARDs are:

•	Methotrexate (MTX)—MTX is one of the most widely used drugs to treat RA. It is estimated that over one million patients annually are prescribed MTX in the United States and over 70% of RA patients receive this drug. Physicians typically start patients on MTX, but because approximately 40% of patients do not respond adequately, other DMARDs are often added. This variability in effectiveness of MTX can be caused by variable absorption, metabolism and excretion of the drug. Patient compliance may also be an issue with MTX.

•	Hydroxychloroquine (HCQ)—HCQ is one of the most widely used drugs in SLE and RA. It is estimated that over 700,000 patients annually are prescribed HCQ therapy in the United States. HCQ is used in SLE to control disease activity or flares. HCQ is also regarded as a DMARD and is commonly used in combination with MTX to treat RA. Patient compliance issues with HCQ can lead to loss of disease control in both RA and SLE.

•	Anti-Tumor Necrosis Factor Alpha (Anti-TNF)—Anti-TNF drugs are biological DMARDs and are regarded as one of the most effective classes of agents for the treatment of RA. In RA alone, it is estimated that over 250,000 patients in the United States are prescribed anti-TNF therapy annually. In most cases, anti-TNF drugs are used in combination with MTX. The most widely prescribed anti-TNF drugs are etanercept (marketed as Enbrel), adalimumab (marketed as Humira) and infliximab (marketed as Remicade). These treatments cost approximately $20,000 per patient per year.

Systemic Lupus Erythematosus

Overview

It is estimated that over one million people in the United States suffer from some form of lupus. SLE, the most common and serious form of lupus, is a chronic, inflammatory disorder that can damage any part of the body, including the skin, joints and internal organs. SLE varies in severity, from mild cases to those in which significant and potentially fatal damage occurs to vital organs such as the brain, heart, kidneys and lungs.

SLE is characterized by unpredictable, intermittent increases and decreases of disease activity, or flares, with a rise in symptoms and/or abnormal laboratory test values. The blood of a person afflicted with SLE contains autoantibodies, which are the cause of the inflammation and organ damage, and are one indicator of immune system abnormalities. Earlier diagnosis of SLE allows physicians to initiate the most appropriate therapy sooner in order to minimize organ damage. An independent study funded by GlaxoSmithKline plc and published in a peer-reviewed medical journal concluded that early diagnosis of SLE is associated with better clinical outcomes, including lower flare rates, as well as reduced resource utilization and healthcare costs. However, more than half of those afflicted with lupus waited at least four years, and saw three or more doctors, before obtaining a correct diagnosis, according to a Lupus Foundation of America survey. Patients with delayed or undiagnosed SLE will often continue to experience disease activity, potentially leading to irreversible tissue or organ damage. Conversely, patients incorrectly diagnosed with SLE may be unnecessarily prescribed potentially toxic and harmful medications, such as high dose corticosteroids, and often undergo unnecessary referrals and laboratory tests.

SLE is most common in women and usually develops during childbearing years, but men and children can also develop the disease. The cause of SLE is unknown and, while it is more common in people who have a first-degree relative with SLE, most cases of SLE occur episodically, indicating that both genetic and environmental factors may play a role in disease development.

Diagnosis

Diagnosing SLE is difficult due to the fluctuating nature of the disease and overlapping symptoms with other ARDs, fibromyalgia and autoimmune thyroid disease. Compounding this issue, the current immunological tests used to diagnose SLE lack combined sensitivity and specificity. The ACR and the Systemic Lupus International Collaborating Clinics, or SLICC, have developed patient classification criteria for clinical trials that are used to support an SLE diagnosis. These criteria, which were created as a classification tool for clinical studies rather than a diagnostic tool, are difficult to apply in practice due to SLE symptoms that evolve, change, disappear and reappear over time. Many SLE patients do not meet the ACR criteria necessary for SLE classification at initial disease presentation and may not meet the criteria for months or even years.

Standard laboratory tests for diagnosing SLE include measuring immunological biomarkers, such as ANA or anti-dsDNA, and other autoantibody tests. ANA is a useful screening tool for ARDs in general, including SLE, and the vast majority of SLE patients test positive for ANA. However, the good sensitivity of ANA for SLE is counterbalanced by somewhat poor specificity. For instance, an analysis of serum samples from 4,754 people aged 12 or older in the National Health and Nutrition Examination Survey taken from 1999-2004 found that 13.8% of these patients tested positive for ANA. If this rate was applied generally to the U.S. population over the age of 12, an estimated 32 million Americans would test positive for ANA, but the vast majority of these individuals would not have SLE, as only approximately 11-13% of individuals with a positive ANA test have SLE.

Patients who test positive for anti-dsDNA are likely to have SLE, as anti-dsDNA is relatively specific for that disease. However, most patients with SLE do not have a positive anti-dsDNA test result. Thus, the diagnosis of SLE can be missed if the physician is relying on the presence of a positive anti-dsDNA test. For instance, in our validation study for Avise SLE 2.0, the second generation of our integrated algorithmic test, 68% of patients with SLE tested negative for anti-dsDNA and would have not been diagnosed with SLE based on the anti-dsDNA test.

In a published study involving 476 patients, there was less than 50% agreement between the diagnosis of the referring physician and the final diagnosis by an autoimmune sub-specialist. In the study, 27% of patients referred by a rheumatologist with an initial diagnosis of SLE were found to be misdiagnosed. Moreover, 29% of the patients in the study with presumptive SLE diagnoses tested positive for ANA, but did not have an ARD. In addition, 39 patients who were positive for ANA but had no ARD were inappropriately treated with corticosteroids at doses as high as 60 mg per day. We believe the drawbacks with ANA and anti-dsDNA testing contribute to the diagnostic challenges faced by physicians in definitively diagnosing SLE.

Physicians also measure components of the complement system, including serum levels of C3 and C4, to help diagnose SLE and monitor SLE disease activity. In active SLE, C3 and C4 complement proteins are activated and broken down to fragments, known as complement activation products. Therefore, low levels of C3 and C4 suggest diagnosis of SLE and that the disease is active. However, variability in the levels of C3 and C4 can occur due to factors unrelated to SLE disease presence or disease activity, making them less reliable as biomarkers for SLE. For example, deficiencies of C4 may occur in SLE patients due to lower natural production of the C4 protein on a genetic basis, obscuring the impact of the disease on C4 levels. Furthermore, as with anti-dsDNA antibodies, many SLE patients have normal complement levels even when the disease is active. Although relatively specific for SLE, low complement levels can also be seen in certain chronic infections, including non-lupus related kidney inflammation, severe liver disease and other ARDs. Despite these shortcomings, in 2012 the SLICC added low C3 and low C4 as immunologic criteria for classifying SLE. The limitations of these tests for SLE diagnosis and the need for additional and better SLE biomarkers are generally recognized by the rheumatology community.

Treatment

Once diagnosed, treatment of SLE generally involves the use of antimalarials, corticosteroids, immunosuppressants, and newer biologic agents to prevent or suppress active disease or flares. During acute periods of more severe disease flares, physicians use corticosteroids at high doses to control the autoimmune response and inflammation. While often effective at controlling disease, long-term use of these powerful agents can have serious, wide-ranging and long-term adverse effects, such as diabetes, osteoporosis and high blood pressure. Due to the unpredictability of disease flares, there is a significant need for frequent monitoring of disease activity to guide therapeutic choices and optimize drug effectiveness. Even in patients who are appropriately diagnosed, monitoring disease activity is imperfect because of the lack of accurate biomarkers.

Large biopharmaceutical companies are seeking to develop and commercialize new biologic therapies for SLE. In March 2011, the first new biologic drug targeting treatment of SLE in over 50 years, Benlysta, was approved by the U.S. Food and Drug Administration, or FDA. Additionally, five biologic therapies are currently in phase III clinical trials for SLE or Lupus Nephritis, a serious and common complication of SLE. We believe the significant investment made by the companies seeking to develop and commercialize these therapies will result in a dramatic increase in the awareness and understanding of SLE, and that our products and our strategy of focusing on the rheumatologist and ARDs will benefit from this increased awareness and understanding.

Due in part to the over and under diagnosis of SLE and the lack of tools to effectively monitor disease flares, treatment and management of SLE remains suboptimal. Patients misdiagnosed with SLE may be unnecessarily prescribed potentially toxic and harmful medications and often undergo unnecessary referrals and laboratory tests. In addition, patients with a delayed or missed diagnosis of SLE may continue to experience disease progression potentially leading to serious tissue or irreversible organ damage, such as renal failure or pulmonary fibrosis that could otherwise have been prevented with a prompt and correct initial diagnosis and treatment. Physicians and patients are in need of improved, objective testing solutions to help with the diagnosis, prognosis and monitoring of patients with SLE.

Our Solution

We are committed to providing physicians with products that address the significant unmet need for accurate and timely diagnosis, prognosis and monitoring of ARDs. We market four products under our Avise brand, which facilitate the accurate, timely and differential diagnosis and prognosis of certain ARDs and drug-level monitoring of one of the most widely prescribed pharmaceuticals in rheumatology. These tests are designed to seamlessly integrate with a rheumatologist’s daily workflow and each of our tests are processed in our laboratory in California, which is certified under the Clinical Laboratory Improvement Amendments of 1988, or CLIA and accredited by the College of American Pathologists, or CAP.

Our differentiated product offering includes:

Diagnosis	Prognosis	Monitoring

Diagnostic test incorporating our proprietary CB-CAPs technology to rule-in or rule-out SLE from other ARDs	Comprehensive SLE prognostic panel to assist in determining risk for kidney damage or neurologic or cardiovascular complications associated with SLE	Test to monitor levels of active methotrexate, a first-line therapy for RA	Blood test to monitor levels of HCQ, a commonly prescribed treatment for patients with SLE and other ARDs

Avise SLE+CT

Overview

Our lead product, which we market under our Avise SLE+CT brand, is a proprietary diagnostic test that provides an enhanced solution for patients presenting with symptoms indicative of a wide variety of ARDs such as SLE, RA, Sjögren’s, scleroderma and other disorders with similar symptoms, such as fibromyalgia and autoimmune thyroid disease. Avise SLE+CT allows physicians to more accurately rule-in or rule-out SLE, and inform decisions about the presence of other ARDs. Differential diagnosis of these diseases is critically important because earlier diagnosis has been shown to improve patient outcomes. Once diagnosed, physicians can tailor therapy to a patient’s specific disease and avoid the “trial and error” approach that often takes place when a definitive diagnosis cannot be made.

Avise SLE+CT is comprised of our proprietary Avise SLE solution and other established biomarkers to diagnose ARDs. Avise SLE is a ten-marker panel test that includes two biomarkers based on our CB-CAPs technology, which we exclusively license from the University of Pittsburgh, and a proprietary algorithm to optimize its performance. CB-CAPs are relatively stable biomarkers found in the blood that are associated with the presence and activity of SLE. CB-CAPs, measured by flow cytometry, drive superior performance of our solution versus existing standards of diagnosis, including ANA and anti-dsDNA.

We launched Avise SLE in January 2012, following the completion of our CAPITAL study, which was published in Arthritis and Rheumatism in 2012. Avise SLE incorporated our CB-CAPs technology with three existing autoantibodies, ANA, anti-dsDNA and anti-mutated citrullinated vimentin, or anti-MCV, to produce a proprietary five-marker SLE diagnostic with an enhanced ability to distinguish SLE from selected ARDs, such as RA.

In August 2012 we launched Avise SLE+CT, which added additional established autoantibodies for assisting in the diagnosis of a broader set of ARDs to our proprietary Avise SLE solution. We developed this offering to enhance the clinical utility of our test and respond to our customer’s need for a more comprehensive solution to assist in differentially diagnosing ARDs.

We launched the second generation of our integrated algorithmic test, Avise SLE 2.0, in February 2014, by integrating five additional autoantibodies into the algorithm of Avise SLE, resulting in a ten-marker proprietary test. This test further improves the ability to distinguish SLE from other ARDs, including RA, scleroderma,

Sjögren’s and polymyositis/dermatomyositis. Similar to our previous version, we added a panel of autoantibodies to Avise SLE 2.0, including extractable nuclear antigens, anti-phospholipid syndrome, RA and thyroid autoantibodies for the detection of autoimmune thyroid disease. We market this improved second generation test as Avise SLE+CT 2.0.

Physicians are able to order our Avise SLE or our Avise SLE+CT solution. We believe physicians prefer our comprehensive panel to help diagnose a broader set of ARDs, as well as the associated convenience for patients of a single blood draw. This is evidenced by Avise SLE+CT representing over 90% of our currently-marketed Avise SLE diagnostic products ordered during the six months ended June 30, 2014.

Test Report

We provide the results of our Avise SLE diagnostic products to physicians typically within five business days following receipt from the physician of the blood draw from a patient. Our test’s ability to provide accurate and timely information on a broad range of ARDs is convenient for both physicians and their patients.

The results are provided to physicians in an intuitive, easy to understand report. A sample of an Avise SLE+CT report is shown below:

Commercial Performance

We have demonstrated significant growth in demand for our Avise SLE diagnostic products. For example, in the quarter ended June 30, 2014, our quarterly orders for our Avise SLE diagnostic products increased 46% over the prior quarter and 209% over the quarter ended June 30, 2013.

We have experienced growth in both the number of physicians utilizing our tests and the number of tests ordered per physician. As of June 30, 2014, the number of physicians utilizing our test had grown to more than 475, from 180 at June 30, 2013. Each physician ordered an average of nearly 14 tests per quarter in the quarter ended June 30, 2014, as compared to an average of nearly 12 tests per quarter in the quarter ended June 30, 2013. Additionally, the number of physicians who order more than 10 tests from us per quarter has increased in every quarter since 2012, including from 49 at June 30, 2013, to 149 at June 30, 2014, and the number of physicians who re-order our tests has remained relatively stable at more than 70%. We believe this strong demand is a reflection of the value proposition we are providing to our physician customers and represents the market need for an enhanced solution to differentially diagnose ARDs.

Clinical Validation

We validated Avise SLE 2.0 in a multi-center clinical study involving 794 subjects comprised of 304 SLE patients, 285 patients with other ARDs and fibromyalgia, and 205 normal healthy subjects from two cohorts. The study was conducted in collaboration with leading academic centers with expertise in SLE and other ARDs, including Albert Einstein College of Medicine, Northwestern University, North Shore-LIJ Health System and NYU College of Medicine, and the preliminary results were presented at the ACR annual conference in 2013. The primary endpoint of the study was the performance characteristics, specifically sensitivity and specificity, of Avise SLE 2.0 compared to common autoantibodies used to diagnose SLE and other ARDs, such as ANA and anti-dsDNA. Sensitivity measures the proportion of patients who are correctly identified as having a particular condition, while specificity measures the proportion of patients who are correctly identified as not having a particular condition. The final results of this study showed that Avise SLE 2.0:

•	demonstrated 86% specificity and 80% sensitivity in distinguishing SLE from other ARDs and fibromyalgia;

•	was 33% more specific than ANA (53% specificity/89% sensitivity); and

•	was 48% more sensitive than anti-dsDNA (32% sensitivity/97% specificity).

This data suggests that Avise SLE 2.0 ruled-in SLE effectively, allowing for greater confidence in diagnosing the disease. The superior performance of Avise SLE 2.0 over ANA and anti-dsDNA in this study is further demonstrated on the Receiver Operating Characteristic, or ROC, curve below. Each point on the ROC curve illustrates a possible combined sensitivity and specificity. On a ROC curve, an ideal test (100% specific and 100% sensitive) would begin in the lower left corner, go straight to the upper left corner, then to the upper right corner, and the area under the curve, or AUC, would be 1.0. On the other hand, a test without predictive value would be a straight diagonal line from the lower left corner to the upper right corner, with an AUC of 0.5. The superior performance of Avise SLE 2.0 compared to ANA and anti-dsDNA alone is highlighted in the diagram below.

The ROC curve also indicates the superior performance of Avise SLE 2.0 compared to Anti-Smith’s antibody, or Anti-Sm, another common biomarker for SLE due to its high specificity (greater than 99%). However, like anti-dsDNA, Anti-Sm has low sensitivity and is found in only approximately 20% of patients with SLE. In our validation studies for Avise SLE 2.0, Anti-Sm was 14% sensitive and 100% specific for SLE.

Ongoing Clinical Studies

As part of our ongoing efforts to further validate and establish Avise SLE 2.0 as the leading diagnostic solution for ARDs, we have initiated additional studies that will expand the clinical utility of our solution. For example, we are collaborating with Columbia University on a study to further support the clinical utility of CB-CAPs for the diagnosis of SLE. We are also conducting a study with a leading fibromyalgia expert to further establish the clinical utility of Avise SLE 2.0 in distinguishing SLE from fibromyalgia, a common affliction with overlapping symptoms to ARDs.

Avise SLE Prognostic

Avise SLE Prognostic, which was launched in June 2014, is a blood test that complements Avise SLE+CT by providing results which inform the prognosis of SLE patients and provide physicians with more information to tailor treatment for their patients. This test is a ten-marker panel of autoantibodies that have established predictive value for assessing the potential for complications affecting the kidney, brain and cardiovascular system, including lupus nephritis, lupus psychosis, and thrombosis or blood clots. When physicians are ordering Avise SLE+CT, they can also request that we perform our Avise SLE Prognostic test if the initial Avise SLE+CT result suggests that the patient has SLE. This provides additional convenience for ordering physicians and their patients.

Avise MTX

Avise MTX is the first therapeutic drug monitoring test to precisely measure levels of methotrexate polyglutamates, or MTXPG, the active form of MTX in the patient’s blood. MTX is a first-line therapy for RA, and Avise MTX can allow physicians to personalize therapy by targeting the appropriate dose to individual patients. There is large variability in the way patients absorb and metabolize MTX, and several studies have shown that low levels of MTXPG in the blood correlate with a lower response to MTX therapy. Avise MTX provides crucial information as to whether a patient has achieved MTXPG blood levels consistent with an appropriate response to MTX, also known as the therapeutic level, or if the MTXPG levels are too low to produce adequate effects, which is known as the sub therapeutic level. The physician can then adjust MTX dosing as necessary to maximize the benefit of MTX therapy.

The clinical validity and utility of Avise MTX has been established in numerous independent studies. In a pivotal study published in peer-reviewed medical journals and sponsored by Prometheus Laboratories, our licensor and the original developer of the MTXPG technology, 258 patients with RA were treated with MTX. The study demonstrated that patients who achieved MTXPG levels above 60 nanomoles per liter of red blood cells were five times more likely to respond adequately to MTX than patients who presented with MTXPG levels below 60 nanomoles per liter. Two other independent studies enrolling 500 patients in the aggregate also demonstrated the validity of MTXPG measurement as a drug monitoring solution in RA.

Avise HCQ

Avise HCQ is a blood test to help physicians objectively monitor blood levels of HCQ as they treat patients with SLE and other ARDs, including RA. HCQ is typically prescribed daily to patients to control ARD activity and prevent flares. However, there is a large variability in the response to HCQ therapy, and patients can be poorly compliant. In order to optimize HCQ therapy, it is crucial to determine if the patient is taking the drug as prescribed, and also to determine whether the blood levels are adequate and consistent with clinical efficacy. By measuring HCQ concentration in the blood, we believe that Avise HCQ will help physicians optimize HCQ therapy, identify noncompliant patients and identify patients that are not absorbing the drug adequately.

We launched our Avise HCQ drug monitoring solution in September 2014. By offering Avise HCQ along with our currently marketed Avise MTX test, we now address two drugs commonly prescribed by rheumatologists.

We are collaborating with leading academic centers, including Johns Hopkins University, to conduct a clinical study to generate support for the utility of our test. This study, which is expected to enroll 50 subjects, is designed to evaluate the value of monitoring MTXPG and HCQ in the treatment of patients with SLE. The HCQ assay performance characteristics are supported by multiple peer-reviewed medical journals, which established that HCQ levels in the blood correlate with disease control in SLE and RA.

Our Pipeline

We are focused on delivering meaningful solutions to aid rheumatologists and other physicians in the diagnosis of patients with ARDs and providing physicians with additional tools to determine the most appropriate therapy over time to improve patient care. Our pipeline includes solutions that differentially diagnose ARDs, provide prognosis of ARDs and monitor disease activity and active drug levels.

Our near-term pipeline is highlighted below:

Test	Description	Category	Status	Estimated Launch
	Measures anti-TNF active drug level and drug neutralizing antibody activity levels	Drug Monitoring	Validation in process	1H 2015
	Measures SLE disease activity	Disease Monitoring	Validation in process	1H 2016
	Determines potential risk for bone damage or joint erosion/diagnosis of RA	Prognostic/ Diagnostic	Validation complete; evaluation ongoing	2016

Avise Anti-TNF

Avise Anti-TNF is a blood test to help physicians monitor the levels of anti-TNF bioactivity in patients with RA. Many patients with RA are treated with monoclonal antibodies that selectively inhibit the proinflammatory cytokine tumor necrosis factor a, or TNF-a. Anti-TNF biologics are estimated to generate more than $5 billion in annual sales in the United States for RA and are used in an estimated 250,000 RA patients. However, approximately 30% of patients either do not respond at all or have insufficient responses to these therapies. The lack of response is due to refractoriness to the mechanism of action of the drug itself, referred to as TNF blockade, or the development of drug neutralizing antibodies. Due to this, rheumatologists are in need of a solution to precisely identify the cause of non-response to anti-TNF therapy. We believe Avise Anti-TNF can provide crucial information to help physicians determine when to adjust the anti-TNF dose or switch to a different drug.

We are currently conducting analytical validation of Avise Anti-TNF in the United States. If such analytical validation is successful, we anticipate launching this product in the first half of 2015 to monitor infliximab, etanercept and adalimumab, the three most utilized anti-TNF drugs. We intend to expand the application of Avise Anti-TNF to include the other two currently commercialized anti-TNFs, certolizumab and golimumab. We believe that we will provide additional value to the rheumatologist by offering our Avise Anti-TNF along with our currently marketed Avise MTX test because MTX, which is commonly prescribed with anti-TNF, is effective at improving anti-TNF efficacy.

Avise Anti-TNF incorporates iLite technology, the only commercially available cell-based assay that measures anti-TNF levels and drug neutralizing antibodies. Avise Anti-TNF uses TNF-a-sensitive cells in a bioassay that measures TNFa activity. The key advantage of the iLite technology compared to other currently available anti-TNF monitoring tests is that it measures functional levels of anti-TNF. In addition, the iLite technology determines the presence of antidrug antibodies. The FDA has released guidance indicating that cell-based assays are the preferred technology platform for determining immunogenicity for therapeutic proteins. The iLite technology is currently available in certain European countries through Biomonitor A/S, and has received a CE mark. We have a distribution agreement with Biomonitor that allows us to sell and market the iLite technology in the United States.

Avise SLE Monitoring

Avise SLE Monitoring is a multi-analyte panel blood test to help physicians track the disease status of their SLE patients. SLE is characterized by the emergence of disease flares that may result in serious and irreversible damage to organs, including kidneys, lungs and brain. As such, rheumatologists and their patients are in need of methods that can help monitor disease activity. We believe rheumatologists are in need of better monitoring solutions for their SLE patients and that the lack of validated disease activity biomarkers in SLE is a major hurdle to improving long term outcomes. We believe that our test will facilitate the monitoring of SLE disease activity and provide the rheumatologists with actionable tools to improve therapy and patient outcomes.

We are conducting two clinical validation studies to evaluate our proprietary CB-CAPs technology to monitor SLE disease activity. Participating institutions include Albert Einstein College of Medicine, Northwestern University, North Shore-LIJ Health System, NYU College of Medicine and Oklahoma Medical Research Foundation. If these studies are successful, we anticipate launching this product in the first half of 2016.

Avise RA

Avise RA is a blood test to determine if a patient is at risk of bone damage or joint erosion. We expect that this test will also be helpful in diagnosing RA, which impacts over one million adults in the United States.

One of the major complications of RA is the development of bone damage or joint erosion that leads to severe disability and poor quality of life for the patient. The ACR guidelines have established disease remission and/or minimal disease activity as the clinical goals of therapy. Achieving these goals requires early diagnosis and effective therapy. We believe that rheumatologists are in need of solutions to better diagnose and identify the patients having a high likelihood of rapid disease progression.

Avise RA is a combination of our proprietary anti-mutated citrullinated vimentin, or anti-MCV, technology, which is licensed to us for the United States and Mexico, and other well-established autoantibodies having prognostic and diagnostic value in RA, including anti-cyclic citrullinated peptide, or CCP, and rheumatoid factors, or RF. Several peer-reviewed medical journals have published studies supporting the strong predictive value of anti-MCV for the development of bone damage and joint erosion in patients with RA. For example, in a study of 238 patients followed longitudinally for 10 years, a patient with a positive anti-MCV test was 7.3 times more likely to present with progressive bone damage than a patient with a negative anti-MCV test. In contrast, a patient with a positive anti-CCP antibody test, the standard of care test, was 5.7 times more likely to present with progressive bone damage than a patient with a negative anti-CCP antibody test.

Additionally, not all RA patients test positive for autoantibodies commonly ordered to assist in diagnosing RA, such as RF and CCP. RF may be found in as few as 30% of patients with early RA, while 30-40% of RA patients have no detectable anti-CCP. Such patients are referred to as sero-negative patients and represent a group of patients that can be missed for RA diagnosis. We believe that our solution containing anti-MCV will assist the physician in the diagnosis of these sero-negative patients.

We are currently evaluating the addition of a novel RA biomarker to Avise RA, which, if added, may require an additional validation study. We currently anticipate launching this product in 2016.

Sales and Marketing

We target the approximately 3,500 community rheumatologists in the United States. We launched Avise SLE in January 2012 with a nine-person sales force. In the fourth quarter of 2013, we began the expansion of our sales team to approximately 30 sales professionals. This expansion was mostly completed by the end of the first quarter of 2014. These sales professionals generally have experience in healthcare sales with backgrounds in rheumatology, therapeutics, and/or laboratory services. Our sales professionals are divided into three regions of the United States, East, Southeast and West, which are each led by a dedicated regional director.

Our sales force has a focused approach that emphasizes execution in three core areas:

•	Targeting. We utilize market analytics, demographic data and pharmaceutical and historical diagnostic test usage to create the most effective territories for us to target community rheumatologists.

•	Messaging. We emphasize increased accuracy over current standard of care methodologies, which is achieved through the proprietary components of our Avise products. In addition, we offer timely results along with the convenience of one blood draw and a transportation kit that we provide to customers.

•	Frequency. We execute a high-frequency calling strategy for key physician targets and their office personnel. We believe that repetition builds knowledge, understanding and retention of the benefits of our Avise product suite.

We expect to expand our sales force to approximately 40 sales representatives by mid-2015, which sales force we believe can cover approximately 80% of community rheumatologists in the United States.

We employ multi-faceted marketing programs to educate and inform physicians, patients and other key stakeholders of the value of our solutions in order to facilitate adoption. We primarily achieve this through advertising, promotion, social media, working with key opinion leaders at national and regional clinical conventions focused on ARDs and continuing medical education programs. In these settings, academic and community physicians can educate their peers on the benefits of Avise products and provide personal testimony of the value they have received from using our Avise products. We participate with patient advocacy organizations, such as the Lupus Foundation of America, and medical societies, such as the ACR, directly through support of their meetings, medical conferences, and direct educational efforts. Finally, our website provides educational material for healthcare professionals, payers and patients. We intend to expand the scale and scope of our marketing programs to target internet marketing, patient awareness and educational programs.

In addition, we have a centralized, dedicated client services department that augments our sales force and marketing activity by providing personalized customer support.

Our sales strategy is focused on achieving sustainable long-term growth of our market share for products addressing ARDs. Specifically, we intend to grow our market share by:

•	increasing the number of physicians that order our tests;

•	increasing the number of tests ordered by each physician; and

•	increasing the number of products offered to each physician.

Reimbursement

Reimbursement for our testing services comes from several sources, including commercial third-party payers, government payers and patients. We bill for testing procedures using common Current Procedural Terminology, or CPT, codes that describe the procedures performed in the lab for our Avise SLE diagnostic products, Avise SLE Prognostic, Avise MTX and Avise HCQ. We have received a positive Local Coverage Determination for Avise MTX from Palmetto GBA, the then-Medicare contractor for California, which became effective in April 2012. In 2014, we have received payments from major payer organizations such as Aetna, Anthem Blue Cross/Blue Shield, Blue Shield, Cigna, Managed Medicaid, Medicare, Medicare Advantage and United Healthcare, along with additional commercial carriers and patients; however, we do not have contracts with any significant large private payers.

Even though we are currently being reimbursed for our tests, continued reimbursement depends on a number of factors, including payer determination that our tests are medically necessary, appropriate for the patient, cost effective and clinically valid. In addition, our commercial success depends on payers agreeing to pay for new tests we launch. If we are unable to obtain or maintain coverage and adequate reimbursement from third-party payers for our existing tests or new tests, our ability to generate revenue may be limited. In addition, we have in the past and will likely in the future experience delays and temporary interruptions in the receipt of payments from government and other third-party payers due to changes in their internal processes, which could cause our revenues to fluctuate from period to period.

The Protecting Access to Medicare Act of 2014, or PAMA, which was signed into law on April 1, 2014, significantly alters the current payment methodology under the Medicare Clinical Laboratory Fee Schedule, or CLFS. Under PAMA, beginning January 1, 2016, clinical laboratories must report laboratory test payment data for each Medicare-covered clinical diagnostic lab test that it furnishes during a time period to be defined by future regulations. The reported data must include the payment rate (reflecting all discounts, rebates, coupons and other price concessions) and the volume of each test that was paid by each private payer (including health insurance issuers, group health plans, Medicare Advantage plans and Medicaid managed care organizations). Beginning in 2017, the Medicare payment rate for each clinical diagnostic lab test will be equal to the weighted median amount for the test from the most recent data collection period. Although it is too early to predict the impact on reimbursement for our Avise products, we expect reimbursement rates to be relatively stable through January 1, 2017 when implementation of the market-based payment system and separate recognition of advanced diagnostic tests goes into effect. We anticipate that the implementation of the advanced diagnostic laboratory test category under PAMA may allow for our primary product, Avise SLE, to realize additional reimbursement based on the proprietary nature of the test’s unique CB-CAPs markers and testing algorithm.

We employ a multi-pronged strategy designed to achieve broad coverage and reimbursement for our Avise brands. The key elements of our strategy for Avise SLE, which we also intend to pursue for our other products, include:

•	Demonstrated Product Demand. We intend to facilitate interactions between the expanding base of providers using the test and the payer community to raise payer awareness of the clinical benefits of Avise SLE. Orders of Avise SLE increased by 378% from 2012 to 2013. In addition, the number of new ordering providers increased by 244% from 2012 to 2013. These trends, along with the high retention rate of frequent users, demonstrate substantial momentum in the growing demand for this test.

•	Demonstrated Product Performance. We have conducted clinical studies to help demonstrate the ability of Avise SLE to meet or exceed performance of established testing in the area of ARD diagnosis, which we believe is important to establishing positive coverage decisions. For example, we conducted a multi-center study which enrolled 794 subjects with a primary endpoint that consisted of performance characteristics, specifically sensitivity and specificity, of Avise SLE compared to common autoantibodies used to diagnose SLE and other ARDs, such as ANA and anti-dsDNA. The results of this study showed that Avise SLE demonstrated 86% specificity and 80% sensitivity in distinguishing SLE from other ARDs, was 33% more specific than ANA (53% specificity/89% sensitivity) and was 48% more sensitive than anti-dsDNA (32% sensitivity/97% specificity).

•	Expanding our Clinical Data Package. Clinical validation of Avise SLE was demonstrated through a collaborative effort with multiple centers of excellence specializing in ARDs. We believe that our continued collaborative efforts with key opinion leaders and ARD centers of excellence to further expand our clinical utility data which we intend to publish in peer-reviewed medical journals to support potential inclusion in clinical guidelines and help drive payer coverage and reimbursement. We believe that inclusion of Avise SLE into clinical guidelines will help to establish us as a standard of care for the diagnosis of patients with ARDs.

•	Execution of an Internal Managed Care Policy and Claims Adjudication Function. We believe that obtaining adequate and widespread coverage and reimbursement is a critical factor to our success. We employ a team of revenue assurance professionals that collaborate with our contracted billing provider to work with payers to maximize reimbursement. In parallel, a managed care director collaborates with our reimbursement specialists to ensure our payer outreach strategy reacts to and anticipates the changing needs of our customer base. Our customer service team is an integral part of our reimbursement strategy, working with patients and physician practices to effectively navigate the claims process.

Our Technology

Our proprietary technology platform determines the blood levels of complement pathway components stably deposited on cells known as Cell Bound Complement Activation Products, or CB-CAPs.

The complement pathway is an important part of the immune system and refers to a complex network of over 30 soluble and membrane bound proteins that interact in a highly regulated manner to provide many of the effector functions of immunity and inflammation. The integrity of the complement system is critically important for preventing infections and the development of autoimmune diseases, including SLE. Once activated, the proteins within the complement system perform various functions, including the eradication of pathogens, such as bacteria and fungi, and also the effective removal of cellular debris and immune complexes from the blood. Additionally, the activation of the complement system releases proteins that mediate inflammation, which is observed in a variety of diseases beyond ARDs, including Alzheimer’s disease, asthma, Crohn’s disease and macular degeneration.

The determination of complement proteins in a patient’s blood is a mainstay in clinical laboratory science, and state-of-the-art methods traditionally rely on measurement of serum or plasma levels of soluble complements. C3 and C4 are the most commonly determined complement proteins in the blood and the precursors to activation of complement proteins into biologically active breakdown products. However, there are limitations with measuring C3 and/or C4 blood levels as indicators of complement activation. For example, increased synthesis of C3 and C4 by the liver can offset increased C3 and C4 breakdown during activation of the complement cascade, resulting in no change in serum levels. Conversely, genetic alteration in C4 genes can result in abnormally low serum/plasma levels of C4 due to lack of synthetic capacity that can be misinterpreted as being due to increased C4 consumption during complement activation.

The limitations and drawbacks of measuring standard components of the complement system, such as C3 and C4, are well recognized by the medical community. We believe the availability of novel complement biomarkers supporting or replacing standard C3 and C4 measures will be of great value for the clinicians and ultimately their patients. Our CB-CAPs technology, which we exclusively license from the University of Pittsburgh, is the result of a decade of extensive research and development conducted in academia and has the potential to fulfill the unmet need for better biomarkers assessing complement system’s function and role in health and disease. The technology directly measures protein products of complement activation, such as C3d, the product of C3 activation, and C4d, the product of C4 activation. These complement activation products become stably attached to surfaces of circulating blood cells to become CB-CAPs. For example, the deposition of the C4d fragment to erythrocytes forms erythrocyte C4d, or EC4d. Similarly, the deposition of C4d fragment on B lymphocytes forms BC4d. As such, the determination of CB-CAPs in the blood provides the following benefits when compared to the traditional complement measurement:

•	accurate and unequivocal information of complement activation that has occurred in a given patient;

•	stable biomarkers of complement activation enabling accurate and consistent measurement after collection and transportation; and

•	better ability to assess and monitor changes in biological activity related to activation of the complement system.

CB-CAPs are determined using blood collected from the patient by standard venipuncture in collection tubes and shipped overnight to our central laboratory for processing. Because of their stability, we were able to demonstrate that this transportation process does not impair our ability to accurately measure CB-CAPs levels. The process in our clinical laboratory consists of the isolation of the cells (e.g. erythrocytes and B-lymphocytes) using techniques such as centrifugation or lysis, followed by their incubation and processing with a combination of antibodies that specifically label the CB-CAPs with a light emitting compound detectable by fluorescence assisted cell sorting, or FACS. The instrument used to detect these labeled CB-CAPs is a flow cytometer, which readily measures the fluorescence signal (expressed as mean fluorescence intensity, or MFI) and thus, the level of CB-CAPs.

We believe our differentiated CB-CAPs technology can be used to more effectively diagnose, prognose and monitor patients with certain inflammatory diseases, including autoimmune, hematologic, vascular, or infectious diseases. For example, CB-CAPs such as EC4d and BC4d are significantly higher in patients with SLE compared to patients with other ARDs and, as such, forms the basis of the diagnostic value of our Avise SLE diagnostic products. The table below highlights several published clinical studies demonstrating the higher CB-CAPs level in patients with SLE compared to other ARDs. For example, in the Kalunian study, BC4d levels were 3.1 times higher (110.4 versus 34.9 units) in SLE than in patients with other ARDs and 4.7 fold higher than normal subjects (110.4 vs 23.5 units).

Author/Publication	CB-CAP	Number of Patients (SLE/non SLE)	SLE*	Other ARDs*	Normals*
Manzi et al. Arthritis Rheum 2004	EC4d	100/217	24.6	9.3	6.7
Liu et al., Clin Trans Sci 2009	BC4d	224/293	49.0	14.7	8.1
Liu et al, Arthritis Rheum 2005	EC4d	156/299	9.6	4.9	3.4
Yang et al. Rheumatology 2009	EC4d	63/69	6.1	0.5	0.5
Kao et al. Arthritis Rheum 2010	EC4d	157/546	12.9	7.0	4.9
Kalunian et al. Arthritis Rheum 2012 Kalunian et al. Arthritis Rheum 2012	EC4d BC4d	210/383 210/383	17.6 110.4	6.3 34.9	5.3 23.5

*	Results are expressed as average or median MFI for each group

While we are currently focusing our CB-CAPs technology on differentially diagnosing SLE (as part of our Avise SLE diagnostic products), this technology has potential applications in many of the disease states in which the complement system plays a role. In addition to expanding application in ARDs, such as monitoring for disease activity in SLE, we believe that CB-CAPs has the potential to be relevant in broader indications, such as monitoring complications in organ transplantation, pregnancy and vascular disease.

Research and Development

Our research and development efforts are focused on developing novel solutions for rheumatologists and enhancing our current product offering. Additionally, we believe there is significant potential to capitalize on our CB-CAPs and iLite technology platforms and integrate them with commercially available markers to create high-value tests with superior clinical utility. We intend to continue to establish the value of our Avise products, as well as introduce new and improved versions of these tests. For example, in February 2014 we added extractable nuclear antigens to our Avise SLE test to improve the ability of the test to distinguish SLE from other ARDs, such as Sjögren’s, scleroderma and polymyositis/dermatomyositis. Furthermore, we believe our bio-repository of well-characterized specimens, collected in collaboration with leading academic institutions, will help us to further validate our Avise products.

We have an extensive track record of accomplishments in all phases of research and development, including:

•	Expertise in Assay Development, Validation, and Technology Transfer. Our team of scientists has extensive experience and demonstrated ability with the development of analytical techniques in the areas of drug monitoring, cellular immunology, immunoassays and molecular diagnostics. We also have expertise with the validation of analytical assays and the establishment of performance characteristics satisfying the standard requirement from regulatory bodies including CAP. Our analytical techniques have been subjected to rigorous review from the New York State Department of Health, or NYDOH, and are marketed as laboratory developed tests, or LDTs. We are also continuously improving the performance characteristics of our assays, enhancing throughput and robustness.

•	Expertise with the Clinical Development and Validation of Multivariate Index Assays/Algorithms. Our clinical development and validation team has extensive knowledge and a track record in the clinical development of a wide range of complex tests, including large, well-designed clinical trial in collaboration with leading academic institutions. We have also been successful in publishing the results of our clinical validation studies in peer-reviewed medical journals.

Laboratory Operations

We perform all of our Avise tests in our 8,500 square foot CLIA-certified, CAP accredited laboratory located in Vista, California. Our laboratory is certified for performance of high-complexity testing by the Centers for Medicare and Medicaid Services, or CMS, in accordance with CLIA.

When a physician orders an Avise test, the physician or physician’s staff completes a test requisition. A blood draw is performed on the patient, and the specimen is placed in a temperature-controlled transportation kit provided by us. The specimen is sent to our laboratory via commercial overnight shipment. Upon receipt, we examine each specimen for integrity. We label each specimen with a unique identifier and pertinent information is entered into our laboratory information system, or LIS. The labeled specimen is then delivered to the flow cytometry and special chemistry laboratory for processing. The results are entered into the LIS and reviewed by a technical supervisor who ensures they conform to specifications. Following this, the LIS generates a test report, which is reviewed and approved by the laboratory director and is then delivered to the physician. Reports for our Avise tests are typically delivered to the physician in less than five business days following the receipt of the sample. Despite significant increases in the volume of tests we have performed in recent quarters, we have maintained our ability to provide timely results to our physician customers.

We intend to continue to increase automation, enhance our information systems and optimize our workflows to enhance and improve the efficiency of our processes.

Quality Assurance

Our quality assurance function oversees the quality of our laboratory as well as research and development, client services, billing, sales and marketing operations. We have established oversight for systems implementation and maintenance procedures, document control processes, supplier qualification, preventive or corrective actions, and employee training processes that we believe achieves excellence in operations. We continuously monitor and improve our processes and procedures and believe this high quality service leads to customer satisfaction and retention.

Competition

We believe the principal competitive factors in our target market include:

•	quality and strength of clinical and analytical validation data;

•	confidence in diagnostic results;

•	sales and marketing capabilities;

•	the extent of reimbursement;

•	inclusion in practice guidelines;

•	cost-effectiveness; and

•	ease of use.

We believe we compete favorably on the factors described above.

Our principal competition for our Avise products comes from traditional methods used by physicians to test patients with rheumatic disease-like symptoms. Such traditional methods include testing for a broad range of diagnostic, immunology and chemistry markers, such as ANA and anti-dsDNA, and serum complement, such as

C3 and C4. We also face competition from commercial laboratories, such as Laboratory Corporation of America Holdings, Quest Diagnostics Incorporated, ARUP Laboratories, Inc. and Mayo Clinic, all of which have strong infrastructures to support the commercialization of diagnostic services. Large, multispecialty group medical clinics, health systems and academic medical university-based clinics may provide in-house clinical laboratories offering autoimmune rheumatic testing services. Additionally, we compete against regional clinical laboratories providing testing in the autoimmune rheumatic field, including Rheumatology Diagnostics Laboratories, Inc. Other potential competitors include companies that might develop diagnostic or disease or drug monitoring products, such as Myriad Genetics, Inc. In the future, we may also face competition from companies developing new products or technologies.

Many of our potential competitors have widespread brand recognition and substantially greater financial, technical and research and development resources and selling and marketing capabilities than we do. Others may develop products with prices lower than ours that could be viewed by physicians and payers as functionally equivalent to our solution, or offer solutions at prices designed to promote market penetration, which could force us to lower the list price of our products and affect our ability to achieve profitability. If we are unable to change clinical practice in a meaningful way or compete successfully against current and future competitors, we may be unable to increase market acceptance and sales of our products, which could prevent us from increasing our revenue or achieving profitability and could cause the market price of our common stock to decline.

Intellectual Property Overview

We strive to protect and enhance the proprietary technologies that we believe are important to our business and seek to obtain and maintain patents for any patentable aspects of our diagnostic products and services and any other inventions that are important to the development of our business. Our success will depend on our ability to obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business, to defend and enforce our patents, to maintain our licenses to use intellectual property owned by third parties, to preserve the confidentiality of our trade secrets and to operate without infringing the valid and enforceable patents and other proprietary rights of third parties. We also rely on continuing technological innovation and in-licensing opportunities to develop, strengthen, and maintain our proprietary position in the fields targeted by our diagnostic products and services.

We are the owner or licensee of a portfolio of patents and patent applications and possess substantial know-how and trade secrets which protect various aspects of our business. The patent families comprising our patent portfolio are primarily focused on our Avise products for the diagnosis and use in treatment of ARDs, and are generally directed to CB-CAPs, red blood cell MTXPG exposure assessments, and anti-MCV antibodies. We intend to leverage the intellectual property surrounding our Avise products as an important component of our business strategy.

Patent Term

The term of individual patents and patent applications listed below will depend upon the legal term of the patents in the countries in which they are obtained. In most countries, the patent term is 20 years from the date of filing of the patent application (or parent application, if applicable). For example, if an international Patent Cooperation Treaty, or PCT, application is filed, any patent issuing from the PCT application in a specific country will expire 20 years from the filing date of the PCT application. In the United States, however, if a patent was in force on June 8, 1995, or issued on an application that was filed before June 8, 1995, that patent will have a term that is the greater of 20 years from the filing date, or 17 years from the date of issue.

Patent Protection for our Avise Products

Our portfolio of patents and patent applications related to our Avise products generally relates to three aspects: CB-CAPs, red blood cell MTXPG exposure assessments, and anti-MCV antibodies. The patent families which we believe are important for the protection of Avise are summarized below in the section entitled “—License Agreements.”

•	Cell Bound Complement Activation Products and Services (CB-CAPs). We are the exclusive licensee of five patent families related to CB-CAPs technology from the University of Pittsburgh. We expect that these patent families (U.S. Patent Nos. 7,361,517; 7,390,631; 7,585,640; 7,588,905; 8,080,382; and 8,126,654) will expire in 2024 or 2025. A foreign patent corresponding to U.S. Patent No. 7,361,517 has issued in Europe (EP 1,756,571). Foreign patents corresponding to U.S. Patent No. 7,390,631 have issued in Japan (JP 4570872 and JP 4906898). Foreign patents corresponding to U.S. Patent No. 7,585,640 have issued in Australia (AU 2005242719) and Canada (CA 2,564,492). A foreign patent corresponding to U.S. Patent Nos. 7,588,905 and 8,126,654 has issued in Japan (JP 45500051). We also own two pending patent application families that relate to our Avise SLE diagnostic products. In order to manage our foreign filing costs and focus on the U.S. market, we made the decision to cease the prosecution and maintenance of several of our foreign patents and patent applications related to our CB-CAPs technology, including EP 1,432,731; EP 1,618,379; EP 1,635,692; EP 1,745,287; EP 2,214,014; EP 2,216,650, and certain of their corresponding family members.

•	Methotrexate (MTX) Exposure Assessment Products and Services. We are the exclusive licensee of four patents and one pending patent application that relate to our Avise MTX product line and methods for monitoring MTX therapy using red blood cell MTXPG exposure assessments. These patents and patent application are owned by Prometheus Laboratories and are exclusively licensed to us for all uses except for use in gastrointestinal diseases. These patents include U.S. Patent Nos. 6,921,667; 7,563,590; 7,582,282 and 7,695,908, which are expected to expire between 2023 and 2027. We also own two pending U.S. patent applications and are the exclusive licensee of two pending patent applications that relate to our Avise MTX product.

•	Anti-mutated Citrullinated Vimentin (anti-MCV) Antibodies and Related Services. We are the exclusive licensee of a patent family related to anti-MCV, an autoantibody having diagnostic and prognostic value in RA. This family, owned by Orgentec Diagnostika, includes a pending U.S. patent application.

Proprietary Rights and Processes

We may rely, in some circumstances, on proprietary technology and processes (including trade secrets) to protect our technology. However, these can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with those who have access to our confidential information, including our employees, consultants, scientific advisors and contractors. We also seek to preserve the integrity and confidentiality of our proprietary technology and processes by maintaining physical security of our premises and physical and electronic security of our information technology systems. While we have confidence in these individuals, organizations and systems, agreements or security measures may be breached, and we may not have adequate remedies for any such breach. In addition, our proprietary technology and processes may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants, scientific advisors, contractors, or any future collaborators use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. For this and more comprehensive risks related to our proprietary technology and processes, please see “Risk Factors—Risks Related to our Intellectual Property.”

Trademarks

We own the registered trademarks “Avise,” “Avise PG,” “Avise MCV” and “Avise SLE,” in the United States for use in connection with our diagnostic products, namely, our Avise SLE diagnostic products, Avise SLE

Prognostic, and Avise MTX. We intend to pursue additional registrations in markets outside the United States where we plan to sell our Avise products.

License Agreements

Amended and Restated Exclusive License Agreement with the University of Pittsburgh

In August 2011, we entered into an amended and restated exclusive license agreement with the University of Pittsburgh, or UPitt, to amend and restate the exclusive license agreement we obtained by our purchase of the medical diagnostics division of Cypress Bioscience, Inc., or Cypress, in 2010, or the Cypress Purchase, and to obtain an exclusive license to UPitt’s patent rights in certain inventions, or the UPitt Patent Rights, related to the use of CB-CAPs technology in the diagnosis, prognosis and monitoring of diseases, including certain patents related to our Avise SLE diagnostic products. The agreement was amended twice, once in May 2012 to, among other things, limit the territory of the license to the United States and exclude certain foreign patents and applications from the agreement, and once in September 2013 to add (1) an additional U.S. patent to the UPitt Patent Rights licensed under the agreement and (2) the field of monitoring of organ transplantation and organ rejection to the scope of the license.

Under the agreement, we are permitted to make, use and sell products and services utilizing the UPitt Patent Rights in the field of SLE and the field of monitoring of organ transplantation and organ rejection, and to sublicense such rights. UPitt retained the right to practice under the UPitt Patent Rights and to use such rights for non-commercial education and research purposes. In addition, this agreement is subject to the rights of the United States government, if any, as set forth in 35 U.S.C. §200, et seq. Pursuant to this law, the U.S. government may have acquired a nonexclusive, nontransferable, paid up license to practice or have practiced for or on behalf of the U.S. government the inventions described in the UPitt Patent Rights throughout the world.

In consideration for the rights granted to us under the agreement, we made certain upfront payments to UPitt on the first and second anniversaries of the agreement, which payments increased and will continue on the third and subsequent anniversaries of the agreement until the first sale of products or services utilizing the UPitt Patent Rights. We are required to pay UPitt a low single-digit royalty on net sales of products or services utilizing the UPitt Patent Rights sold by us or our affiliates, subject to minimum annual royalty payments and other adjustment in certain circumstances. We are also required to make a $0.2 million milestone payment to UPitt if we achieve certain levels of net sales. Our royalty obligations continue for each licensed product or service on a country-by-country basis until the expiration of the last licensed patent covering the applicable licensed product or service in such country.

In the event we sublicense any of the UPitt Patent Rights, we are obligated to pay UPitt a low single-digit percentage sublicense royalty on net sales of products or services sold by our sublicensees that utilize the sublicensed UPitt Patent Rights and a low double-digit percentage of all non-royalty sublicensing income received by us.

The agreement requires that we diligently develop and commercialize products that are covered by the UPitt Patent Rights, and we have agreed to meet certain development and commercial milestones. UPitt may terminate the agreement if we fail to meet such milestones. In addition, if we fail to meet a milestone relating to development of the UPitt Patent Rights in the monitoring of organ transplantation and organ rejection field, UPitt may remove that field from our licensed rights. We are currently in compliance with these milestone requirements.

We may terminate the agreement upon six months’ written notice to UPitt. UPitt may terminate the agreement in the event of our nonperformance of any of our obligations under the agreement if such nonperformance remains uncured for a certain period of time following our receipt of written notice of such nonperformance or in the event of our insolvency. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the UPitt Patent Rights.

Exclusive License Agreement with the University of Pittsburgh

We made an economic decision to cease the maintenance and licensing of UPitt Patent Rights outside the United States, which led to such rights returning to UPitt. We subsequently made the determination to re-license these foreign patent rights from UPitt, but at the time of re-licensing these patent rights, a number of the foreign patent rights had permanently lapsed. Accordingly, in September 2013, we entered into an exclusive license agreement with UPitt to obtain an exclusive license to UPitt’s remaining ex-U.S. patent rights in certain inventions, or the ex-U.S. UPitt Patent Rights, related to the use of CB-CAPs technology in the diagnosis, prognosis and monitoring of diseases, including certain patents related to our Avise SLE diagnostic products.

Under the agreement, we are permitted to make, use and sell products and services utilizing the ex-U.S. UPitt Patent Rights in the field of SLE and the field of monitoring of organ transplantation and organ rejection outside of the United States, and to sublicense such rights. UPitt retained the right to practice under the ex-U.S. UPitt Patent Rights and to use such rights for non-commercial education and research purposes. In addition, this agreement is subject to the rights of the U.S. government, if any, as set forth in 35 U.S.C. §200, et seq. Pursuant to this law, the U.S. government may have acquired a nonexclusive, nontransferable, paid up license to practice or have practiced for or on behalf of the U.S. government the inventions described in the ex-U.S. UPitt Patent Rights throughout the world.

In consideration for the rights granted to us under the agreement, we paid an initial license fee to UPitt. We are also required to pay UPitt a low single-digit royalty on net sales of products or services utilizing the ex-U.S. UPitt Patent Rights sold by us or our affiliates, subject to adjustment in certain circumstances. Our royalty obligations continue for each licensed product or service on a country-by-country basis until the expiration of the last licensed patent covering the applicable licensed product or service in such country.

In the event we sublicense any of the ex-U.S. UPitt Patent Rights, we are obligated to pay UPitt a low single-digit percentage sublicense royalty on net sales of products or services sold by our sublicensees that utilize the sublicensed ex-U.S. UPitt Patent Rights and a low double-digit percentage of all non-royalty sublicensing income received by us.

The agreement requires that we diligently develop and commercialize products that are covered by the ex-U.S. UPitt Patent Rights, and we have agreed to meet certain commercial milestones. UPitt may terminate the agreement if we fail to meet such milestones. We are currently in compliance with these milestone requirements.

We may terminate the agreement upon six months’ written notice to UPitt. UPitt may terminate the agreement in the event of our nonperformance of any of our obligations under the agreement if such nonperformance remains uncured for a certain period of time following our receipt of written notice of such nonperformance or in the event of our insolvency. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the UPitt Patent Rights.

License Agreement with Prometheus Laboratories, Inc.

In connection with the Cypress Purchase, we acquired a license agreement, dated September 2007, between Prometheus Laboratories, Inc., or Prometheus, and Proprius Pharmaceuticals, Inc., or Proprius, a company which had been previously acquired by Cypress. Pursuant to this agreement, we obtained an exclusive, worldwide license to Prometheus’s patent rights in certain inventions, or the Prometheus Patent Rights, related to the diagnosis, prognosis and monitoring of diseases, including certain patents related to our Avise products and services. This agreement was subsequently amended in October 2013.

Under the agreement, we are permitted to research, develop, manufacture and commercialize products utilizing the Prometheus Patent Rights and to sublicense such rights; provided, however, that any such sublicenses may only be granted with Prometheus’s consent. We are not permitted to develop or commercialize products utilizing the Prometheus Patent Rights for use in diagnosing or treating any gastrointestinal diseases or to promote any such products to gastroenterologists. Pursuant to the agreement, we are obligated to use reasonable commercial efforts to undertake certain development activities with respect to products utilizing the Prometheus Patent Rights, including the completion of certain clinical studies. In addition, in the event that we do not timely complete these studies or approved substitute studies, we will become obligated to pay to Prometheus a one-time payment of $50,000.

We are required to make a milestone payment of $2.0 million upon the achievement of certain net sales. In addition, we are required to pay Prometheus tiered royalties in the mid-single-digit range on sales of any products utilizing the Prometheus Patent Rights by us, our affiliates or our sublicensees. Our royalty obligations continue on a licensed product-by-licensed product and country-by-country basis until the expiration, lapse or invalidation of the last valid claim in a licensed patent covering the applicable licensed product in such country.

In the event we sublicense any of the Prometheus Patent Rights, we are obligated to pay to Prometheus a fee based on a percentage of sublicense fees received by us, which percentage is in the mid-twenties. In addition, we are also required to pay to Prometheus a percentage of the royalty payments we receive from our sublicensees, which may not be less than a certain low single-digit percentage of net sales of products or services sold by our sublicensees that utilize the sublicensed Prometheus Patent Rights, nor more than a certain mid-single digit percentage of such net sales.

We may unilaterally terminate the agreement for any reason upon 60 days’ written notice to Prometheus. Either party may terminate this agreement in the event of the other party’s material breach of the agreement if such breach remains uncured for a certain period of time following receipt of written notice of such breach or in the event of the other party’s insolvency. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the Prometheus Patent Rights.

License Agreement with Orgentec Diagnostika GmbH

In connection with the Cypress Purchase, we acquired a license agreement, dated February 2008, between Proprius and Orgentec Diagnostika GmbH, or Orgentec. Pursuant to this agreement, we obtained an exclusive license to Orgentec’s patent rights and know-how in certain inventions, or the Orgentec Patent Rights, related to anti-MCV, an autoantibody, including certain patent applications related to our Avise products and services.

Under the agreement, we are permitted to research, develop, manufacture and commercialize products utilizing the Orgentec Patent Rights for diagnosis, prognosis and monitoring applications, including diagnosis, prognosis and monitoring of RA, in the United States and Mexico, and to sublicense such rights. We are not permitted to use the Orgentec Patent Rights for therapeutic applications. We have a right of first negotiation to license additional products from Orgentec for use in the diagnostic, prognostic and monitoring field in the United States or Mexico.

We are required to pay Orgentec a low single-digit royalty on any products utilizing the Orgentec Patent Rights, subject to adjustment in certain circumstances. We are also obligated to pay Orgentec a percentage in the mid-twenties of sublicense revenues received by us for products or services sold by our sublicensees that utilize the sublicensed Orgentec Patent Rights. Our royalty obligations continue on a licensed product-by-licensed product and country-by-country basis until the expiration of the last licensed patent covering the applicable licensed product in such country.

We may unilaterally terminate the agreement for any reason upon 90 days’ written notice to Orgentec. Either party may terminate this agreement in the event of the other party’s material breach of the agreement if such breach remains uncured for a certain period of time following receipt of written notice of such breach. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the Orgentec Patent Rights.

Asset Purchase Agreement with Cypress and Proprius

In October 2010, we completed the Cypress Purchase pursuant to an asset purchase agreement with Cypress and its wholly-owned subsidiary, Proprius, under which we obtained certain assets related to our Avise products and services. The agreement was amended three times, once in March 2011 to change certain obligations relating to certain accounts receivable we acquired from Cypress, once in August 2012 to convert a one-time payment obligation to a payment plan over four years with interest, and once in February 2013 to convert a one-time contingent milestone payment obligation concerning a CB-CAPs monitoring assay to a payment plan over two years with interest.

In consideration for the acquisition, we made certain initial cash payments to Cypress and to Proprius and we are currently making payments to Cypress pursuant to the August 2012 amendment, which payments are subject to acceleration in certain circumstances. In addition, we are required to make certain one-time contingent milestone payments for two third-party commercial programs, for the launch of a CB-CAPs monitoring assay, and for the achievement of an annual, worldwide net sales level for CB-CAPs products, which milestone payments are estimated at an aggregate of between $3.0 and $4.0 million. The agreement requires that we use commercially reasonable efforts to cause each of the milestones to be achieved. We are required to pay Cypress a low double-digit royalty on the world wide net sales of CB-CAPs products for a period of several years, and we are required to pay Proprius a low double-digit royalty on the net sales of certain new products for a period of several years.

Asset Purchase Agreement With Cellatope

In connection with the Cypress Purchase, we acquired an asset purchase agreement, dated February 2009 and amended December 2012, between Cypress and Cellatope Corporation, or Cellatope. Pursuant to this agreement, we obtained assets related to our Avise products. In the event we or a licensee sells an SLE monitoring product, we are required to issue Cellatope a promissory note for $3.0 million, bearing interest at a rate of 5% per annum. On the first anniversary of such note, accrued interest for the previous 12 months shall be added to the principal amount, and following such first anniversary, the adjusted amount shall accrue interest at the same rate, and we must pay off the note plus accrued interest in 48 equal monthly payments.

Dr. Thierry Dervieux and De Novo Diagnostics, Inc.

In September 2011, we entered into a license agreement with Dr. Thierry Dervieux, our Chief Scientific Officer, and his company De Novo Diagnostics, Inc., under which we obtained an exclusive, worldwide (except for Australia and New Zealand) license to Dr. Dervieux’s patent rights and know-how in certain inventions, or the Dervieux Patent Rights, related to the diagnosis, prognosis and monitoring of diseases, including certain patents related to our Avise products and services.

Under the agreement, we are permitted to develop, manufacture and commercialize products utilizing the Dervieux Patent Rights in the human healthcare market, and to sublicense such rights.

In considerations for the rights granted to us under the agreement, we are required to make milestone payments, up to an aggregate of $600,000, upon achievement of certain sales milestones. In addition, we are required to pay Dr. Dervieux a mid-single-digit royalty on net sales by us or our affiliates of any products utilizing the Dervieux Patent Rights, subject to adjustment in certain circumstances. We are also obligated to pay Dr. Dervieux a percentage in the mid-twenties of sublicense fees and royalties received by us.

The agreement requires that we diligently develop and commercialize products that are covered by the Dervieux Patent Rights, and we have agreed to use commercially reasonable efforts to bring technology covered by the Dervieux Patent Rights to market as soon as practicable.

We may unilaterally terminate the agreement upon 12 months’ written notice to Dr. Dervieux. Either party may terminate this agreement in the event of the other party’s nonperformance of any of its obligations under the agreement if such nonperformance remains uncured for a specified period of time following receipt of written notice of such nonperformance or in the event of the other party’s insolvency. Absent early termination, the agreement will continue until the expiration date of the longest-lived patent right included in the Dervieux Patent Rights.

Regulations

Clinical Laboratory Improvement Amendments of 1988

As a clinical reference laboratory, we are required to hold certain federal, state and local licenses, certifications and permits to conduct our business. Under CLIA, we are required to hold a certificate applicable to the type of laboratory tests we perform and to comply with standards applicable to our operations, including test processes, personnel, facilities administration, equipment maintenance, recordkeeping, quality systems and proficiency testing. We must maintain CLIA compliance and certification to be eligible to bill for diagnostic services provided to Medicare beneficiaries.

We have current certification under CLIA to perform testing at our Vista facility. To renew our CLIA certificate, we are subject to survey and inspection every two years to assess compliance with program standards. The regulatory and compliance standards applicable to the testing we perform may change over time, and any such changes could have a material effect on our business.

If our clinical laboratory were to be found to be out of compliance with CLIA requirements, we may be subject to sanctions, such as suspension, limitation or revocation of our CLIA certificate, as well as directed plan of correction, state on-site monitoring, civil money penalties, civil injunctive suit or criminal penalties, any of which could adversely affect our business.

California Laboratory Licensing

In addition to federal certification requirements of laboratories under CLIA, licensure is required and maintained for our Vista clinical reference laboratory under California law. Such laws establish standards for the day-to-day operation of a clinical reference laboratory, including the training and skills required of personnel and quality control. In addition, California laws mandate proficiency testing, which involves testing of specimens that have been specifically prepared for the laboratory.

If our clinical reference laboratory were to be found out of compliance with California standards, the California Department of Health Services, or DHS, may suspend, restrict or revoke our license to operate our clinical reference laboratory, assess substantial civil money penalties, or impose specific corrective action plans, any of which could materially affect our business. We maintain a current license in good standing with DHS. However, we cannot provide assurance that DHS will at all times in the future find us to be in compliance with all such laws.

New York Laboratory Licensing

Because we receive specimens from New York, our clinical reference laboratory is required to be licensed by New York, under New York laws and regulations, which establish standards for:

•	day-to-day operation of a clinical laboratory, including training and skill levels required of laboratory personnel;

•	physical requirements of a facility;

•	equipment; and

•	validation and quality control.

New York law also mandates proficiency testing for laboratories licensed under New York state law, regardless of whether such laboratories are located in New York. If a laboratory is out of compliance with New York statutory or regulatory standards, the NYDOH may suspend, limit, revoke or annul the laboratory’s New York license, censure the holder of the license or assess civil money penalties. Statutory or regulatory noncompliance may result in a laboratory’s operator being found guilty of a misdemeanor under New York law. NYDOH also must approve the LDT before the test is offered in New York. We have received written approval from NYDOH to offer our products in New York. If we were to be found out of compliance with New York laboratory requirements, we could be subject to such sanctions, which could harm our business. We maintain a current license in good standing with NYDOH for our laboratory.

Other States’ Laboratory Licensing

In addition to New York and California, other states, including Florida, Maryland, Pennsylvania and Rhode Island, require licensing of out-of-state laboratories under certain circumstances. We have obtained licenses from states where we believe we are required to be licensed, and believe we are in compliance with applicable licensing laws.

From time to time, we may become aware of other states that require out-of-state laboratories to obtain licensure in order to accept specimens from the state, and it is possible that other states currently have such requirements or will have such requirements in the future. If we identify any other state with such requirements or if we are contacted by any other state advising us of such requirements, we intend to comply with such requirements. Collecting specimens from a state that requires us to obtain and maintain an out-of-state laboratory license, without receiving such license, may result in sanctions, any of which could harm our business.

Federal Oversight of Laboratory Developed Tests

The laws and regulations governing the marketing of diagnostic products are evolving, extremely complex, and in many instances there are no significant regulatory or judicial interpretations of these laws and regulations. Clinical laboratory tests like Avise SLE+CT, Avise SLE Prognostic and Avise MTX are regulated under CLIA, as administered by CMS, as well as by applicable state laws. In addition, the Federal Food, Drug and Cosmetic Act, or FDCA, defines a medical device to include any instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part, or accessory, intended for use in the diagnosis of disease or other conditions, or in the cure, mitigation, treatment, or prevention of disease, in man or other animals. Our in vitro diagnostic products are considered by the FDA to be subject to regulation as medical devices. Among other things, pursuant to the FDCA and its implementing regulations, the FDA regulates the research, testing, manufacturing, safety, labeling, storage, recordkeeping, pre-market clearance or approval, marketing and promotion, and sales and distribution of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. In addition, the FDA regulates the export of medical devices manufactured in the United States to international markets.

Although the FDA has statutory authority to assure that medical devices are safe and effective for their intended uses, the FDA has generally exercised its enforcement discretion and not enforced applicable regulations with respect to in vitro diagnostics that are developed, validated, and offered within a single laboratory for use only in that laboratory. We believe that the Avise SLE+CT and Avise MTX are LDTs, as are our near term pipeline candidate tests. As a result, we believe our diagnostic services should not be subject to regulation under established FDA policies. However, one of the devices we market under license is subject to a 510(k) clearance held by Orgentec Diagnostika GmbH and is subject to the FDA’s regulations applicable to 510(k)-cleared devices. In addition, reagents, instruments, software or components provided by third parties and used to perform LDTs may be subject to regulation.

Pursuant to the Food and Drug Administration Safety and Innovation Act, the FDA notified Congress on July 31, 2014 that FDA intends to issue, on or after September 30, 2014, a draft guidance entitled “Framework for Regulatory Oversight of Laboratory Developed Tests (LDTs),” or the Framework Guidance. The anticipated details of the Framework Guidance state that FDA intends to modify its policy of enforcement discretion with respect to LDTs in a risk-based manner consistent with the classification of medical devices generally in Classes I through III. The FDA states its intention in the Framework Guidance to publish general LDT classification guidance within 18 months of date on which the Framework Guidance is finalized.

If the FDA begins to actively regulate LDTs, we may be required to obtain premarket clearance under Section 510(k) of the FDCA or a premarket approval, or PMA. The process for submitting a 510(k) premarket notification and receiving FDA clearance usually takes from three to twelve months, but it can take significantly longer and clearance is never guaranteed. The process for submitting and obtaining FDA approval of a PMA is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer and approval is not guaranteed. PMA approval typically requires extensive clinical data and can be significantly longer, more expensive and more uncertain than the 510(k) clearance process. If premarket review is required for some or all of our products, the FDA could require that we stop selling our products pending clearance or approval and conduct clinical testing prior to making submissions to FDA to obtain premarket clearance or approval. If our diagnostic services are allowed to remain on the market but there is uncertainty about the legal status of our services, if we are required by the FDA to label them as investigational, or if labeling claims the FDA allows us to make are limited, order levels may decline and reimbursement may be adversely affected.

Despite the FDA’s notification to Congress on July 31, 2014 of its intent to publish the draft Framework Guidance in 60 days or more, we cannot predict the ultimate form of any LDT guidance or other agency action with respect to LDTs and the potential effect on our solutions or materials used to perform our diagnostic services. While we qualify all materials used in our diagnostic services according to CLIA regulations, we cannot be certain that the FDA might not ultimately promulgate rules or issue guidance documents that could affect our ability to purchase materials necessary for the performance of our diagnostic services. Should any of the reagents obtained by us from vendors and used in conducting our diagnostic services be affected by future regulatory actions, our business could be adversely affected by those actions, including increasing the cost of service or delaying, limiting or prohibiting the purchase of reagents necessary to perform the service.

Legislative proposals addressing oversight of LDTs have been introduced in recent years and we expect that new legislative proposals will be introduced in the future. It is possible that legislation could be enacted into law or regulations or guidance could be issued by the FDA which may result in new or increased regulatory requirements for us to continue to offer our diagnostic services or to develop and introduce new services.

Health Insurance Portability and Accountability Act

Under the Federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, and the Health Information Technology for Economic and Clinical Health Act, or HITECH Act, the U.S. Department of Health and Human Services, or HHS, has issued regulations to protect the privacy and security of protected health information used or disclosed by certain entities including health care providers, such as us. HIPAA also regulates standardization of data content, codes and formats used in certain health care transactions and standardization of identifiers for health plans and providers. Penalties for violations of HIPAA and HITECH laws and regulations include civil and criminal penalties.

Three standards have been promulgated under HIPAA’s and HITECH’s regulations: the Standards for Privacy of Individually Identifiable Health Information, which restrict the use and disclosure of certain individually identifiable health information, the Standards for Electronic Transactions, which establish standards for common healthcare transactions, such as claims information, plan eligibility, payment information and the use of electronic signatures, and the Security Standards for the Protection of Electronic Protected Health Information, which require covered entities and business associates to implement and maintain certain security measures to safeguard certain electronic health information, including the adoption of administrative, physical and technical safeguards to protect such information.

In 2009, Congress passed the American Recovery and Reinvestment Act of 2009, or ARRA, which included sweeping changes to HIPAA, including an expansion of HIPAA’s privacy and security standards. ARRA includes the HITECH Act, which, among other things, made HIPAA’s security standards directly applicable to business associates of covered entities effective February 17, 2010. A business associate is a person or entity that performs certain functions or activities on behalf of a covered entity that involve the use or disclosure of protected health information for or on behalf of the covered entity. As a result, business associates are now subject to significant civil and criminal penalties for failure to comply with applicable standards. Moreover, HITECH creates a new requirement to report certain breaches of unsecured, individually identifiable health information and imposes penalties on entities that fail to do so. This requirement was modified and expanded by the final HIPAA Omnibus Rule of 2013. HITECH also increased the civil and criminal penalties that may be imposed against covered entities and business associates and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney fees and costs associated with pursuing federal civil actions.

HIPAA also governs patient access to laboratory test reports. Effective October 6, 2014, individuals (or their personal representatives, as applicable) have the right to access test reports directly from laboratories and to direct that copies of those reports be transmitted to persons or entities designated by the individual.

We have developed and implemented policies and procedures designed to comply with these regulations. The requirements under these regulations may change periodically and could have an effect on our business operations if compliance becomes substantially more costly than under current requirements.

In addition to federal privacy regulations, there are a number of state laws governing confidentiality of health information that are applicable to our business, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

New laws governing privacy and security may be adopted in the future as well. We have taken steps to comply with federal and state health information privacy and security requirements to which we are aware that we are subject. However, we can provide no assurance that we are or will remain in compliance with diverse privacy and security requirements in all of the jurisdictions in which we do business. Failure to comply with privacy and security requirements could result in civil or criminal penalties, which could have a materially adverse effect on our business.

Federal and State Physician Self-Referral Prohibitions

We are subject to the federal physician self-referral prohibitions, commonly known as the Stark Law, and to similar state law restrictions, such as California’s Physician Ownership and Referral Act, or PORA, and other comparable state laws. Together these restrictions generally prohibit us from billing a patient or any governmental or private payer for certain designated health services, including clinical laboratory services, when the physician ordering the service, or any member of such physician’s immediate family, has a financial interest, such as an ownership or investment interest in or compensation arrangement with us, unless the arrangement meets an exception to the prohibition.

Both the Stark Law and PORA, as well as many other state law equivalents, contain an exception for compensation paid to a physician for personal services rendered by the physician provided that the arrangement meets certain regulatory requirements. We have compensation arrangements with a number of physicians for personal services, such as speaking engagements and consulting activities.

However, we cannot be certain that regulators would find these arrangements to be in compliance with Stark, PORA or similar state laws. We would be required to refund any payments we receive pursuant to a referral prohibited by these laws to the patient, the payer or the Medicare program, as applicable.

Sanctions for a Stark Law violation include the following:

•	denial of payment for the services provided in violation of the prohibition;

•	refunds of amounts collected by an entity in violation of the Stark Law;

•	a civil penalty of up to $15,000 for each bill or claim for a service arising out of the prohibited referral;

•	the imposition of up to three times the amounts for each item or service wrongfully claimed;

•	possible exclusion from federal healthcare programs, including Medicare and Medicaid; and

•	a civil penalty of up to $100,000 for each arrangement or scheme that the parties know (or should know) has the principal purpose of circumventing the Stark Law’s prohibition.

These prohibitions apply regardless of any intent by the parties to induce or reward referrals or the reasons for the financial relationship and the referral. In addition, knowing violations of the Stark Law may also serve as the basis for liability under the Federal False Claims Act, which can result in additional civil and criminal penalties.

Further, a violation of PORA is a misdemeanor and could result in civil penalties and criminal fines. Other states also have self-referral restrictions with which we have to comply, some of which differ from those imposed by the Stark Law or California law. It is possible that some of our financial arrangements with physicians could be subject to regulatory scrutiny at some point in the future, and we cannot provide assurance that we will be found to be in compliance with these laws following any such regulatory review.

Federal and State Fraud and Abuse Laws

The Federal Anti-kickback Statute makes it a felony for a person or entity, including a clinical laboratory, to knowingly and willfully offer, pay, solicit or receive any remuneration, directly or indirectly, overtly or covertly, in cash or in kind, in order to induce business that is reimbursable under any federal health care program. A violation of the Anti-kickback Statute may result in imprisonment for up to five years and fines of up to $25,000 for each violation and administrative civil money penalties of $50,000 plus up to three times the amount of the remuneration paid. Convictions under the Anti-kickback Statute result in mandatory exclusion from federal health care programs for a minimum of five years. In addition, The U.S. Department of Health and Human Services, or HHS, has the authority to impose civil assessments and fines and to exclude health care providers and others engaged in prohibited activities from Medicare, Medicaid and other federal health care programs. In addition, the government may now assert that a claim that includes items or services resulting from a violation of the Anti-kickback Statute constitutes a false or fraudulent claim under the Federal False Claims Act, which is discussed in greater detail below. Additionally, the intent standard under the Anti-Kickback Statute was amended by the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the ACA, to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Although the Anti-kickback Statute applies only to items and services reimbursable under any federal health care program, a number of states, including California, have passed statutes substantially similar to the Anti-kickback Statute that apply to all third-party payers, including commercial insurers. The California Attorney General and courts have interpreted the California anti-kickback and fee-splitting laws in substantially the same way as HHS and the courts have interpreted the Anti-kickback Statute. Penalties of such state laws include imprisonment and significant monetary fines.

Federal and state law enforcement authorities scrutinize arrangements between health care providers and potential referral sources to ensure that the arrangements are not designed as a mechanism to induce patient care referrals or induce the purchase or prescribing of particular products or services. The law enforcement authorities, the courts and Congress have also demonstrated a willingness to look behind the formalities of a transaction to determine the underlying purpose of payments between health care providers and actual or potential referral sources. Generally, courts have taken a broad interpretation of the scope of the Anti-kickback Statute, holding that the statute may be violated if merely one purpose of a payment arrangement is to induce referrals or purchases.

In addition to statutory exceptions to the Anti-kickback Statute, regulations provide for a number of safe harbors. If an arrangement meets the provisions of a safe harbor, it is deemed not to violate the Anti-kickback Statute. An arrangement must fully comply with each element of an applicable safe harbor in order to qualify for protection. There are no regulatory safe harbors under California laws.

Among the safe harbors that may be relevant to us is the discount safe harbor. The discount safe harbor potentially protects certain discounts provided by providers and suppliers, including laboratories, to physicians or institutions. If the terms of the discount safe harbor are met, the discounts will not be considered prohibited remuneration under the Anti-kickback Statute. Although California does not have a discount safe harbor, the California statute has generally been interpreted consistent with the Anti-kickback Statute.

The personal services safe harbor to the Anti-kickback Statute protects certain remuneration paid to a referral source for personal services, provided all of the elements of that safe harbor are met. One element is that if the agreement is intended to provide for the services of the physician on a periodic, sporadic or part-time basis, rather than on a full-time basis for the term of the agreement, the agreement specifies exactly the schedule of such intervals, their precise length, and the exact charge for such intervals. Our personal services arrangements with some physicians may not meet the specific requirement of this safe harbor that the agreement specify exactly the schedule of the intervals of time to be spent on the services because the nature of the services, such as speaking engagements and blood-draw fee agreements, does not lend itself to exact scheduling. Failure to meet the requirements of the safe harbor, however, does not render an arrangement illegal. Rather, the government may evaluate such arrangements on a case-by-case basis, taking into account all facts and circumstances.

There can be no assurance that our relationships with physicians, academic institutions and other customers will not be subject to investigation or challenge under such laws. If imposed for any reason, sanctions under these laws could have a negative effect on our business.

Other Federal and State Health Care Laws

In addition to the requirements discussed above, several other health care fraud and abuse laws could have an effect on our business. For example, provisions of the Social Security Act permit Medicare and Medicaid to exclude an entity that charges the federal health care programs substantially in excess of its usual charges for its services. The terms “usual charge” and “substantially in excess” are subject to varying interpretations.

Further, the Federal civil False Claims Act prohibits, among other things, a person from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval and from, making, using, or causing to be made or used, a false record or statement material to a false or fraudulent claim in order to secure payment or retaining an overpayment by the federal government. In addition to actions initiated by the government itself, the statute authorizes actions to be brought on behalf of the federal government by a private party having knowledge of the alleged fraud. Because the complaint is initially filed under seal, the action may be pending for some time before the defendant is even aware of the action. If the government intervenes and is ultimately successful in obtaining redress in the matter or if the plaintiff succeeds in obtaining redress without the government’s involvement, then the plaintiff will receive a percentage of the recovery. Finally, the Social Security Act includes its own provisions that prohibit the filing of false claims or submitting false statements in order to obtain payment. Violation of these provisions may result in fines, imprisonment or both, and possible exclusion from Medicare or Medicaid programs. Several states, including California, have enacted comparable false claims laws that apply to all payers.

Additionally, the civil monetary penalties statute imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal health program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent. A person who offers or provides to a Medicare or Medicaid beneficiary any remuneration, including waivers of co-payments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act and up to three times the amount improperly claimed. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and False Claims Act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The Office of Inspector General of the Department of Health and Human Services, or OIG, emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud, may also be implicated for similar practices offered to patients covered by commercial payers. It is possible that some of our business practices, including the waiver and/or reduction of co-payments and deductible amounts, could be subject to regulatory scrutiny at some point in the future, and we cannot provide assurance that we will be found to be in compliance with these laws following any such regulatory review.

Additionally, HIPAA created new federal criminal statutes that prohibit, among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payers, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the Federal Anti-kickback Statute, the ACA amended the intent standard for certain healthcare fraud under HIPAA such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Also, many states have similar fraud and abuse laws that may be broader in scope and may apply regardless of payer.

If our operations are found to be in violation of any of the fraud and abuse laws described above or any other laws that apply to us, we may be subject to penalties, including potentially significant criminal and civil and/or administrative penalties, damages, fines, disgorgement, imprisonment, exclusion from participation in government healthcare programs, contractual damages, reputational harm, administrative burdens, diminished profits and future earnings, and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations.

The ACA, among other things, also imposed new reporting requirements on manufacturers of certain devices, drugs and biologics for certain payments and transfers of value by them and in some cases their distributors to physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Any failure to comply with these reporting requirements could result in significant fines and penalties. Because we manufacture our own LDTs solely for use by or within our own laboratory, we believe that we are exempt from these reporting requirements. We cannot assure you, however, that the government will agree with our determination, and a determination that we have violated these laws and regulations, or a public announcement that we are being investigated for possible violations, could adversely affect our business, prospects, results of operations or financial condition

Employees

As of June 30, 2014, we had 71 employees, all but one of whom are full-time, 12 of whom work in laboratory operations, six in research and development, 42 in sales and marketing and 11 in general and administrative. None of our employees is represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our employees to be good.

Suppliers

We rely on sole suppliers for critical supply of reagents, equipment and other materials that we use to perform the tests that comprise our Avise products. We also purchase components used in our Avise product transportation kits from sole-source suppliers. Some of these items are unique to these suppliers and vendors.

Facilities

We lease approximately 14,000 square feet of office and laboratory space in Vista, California, under a lease that expires in 2017, with options to extend the lease for two additional 36-month periods. We have also entered into a lease for an additional approximately 19,500 square feet of office space in Vista, California, which commences on February 1, 2015 and expires in 2018, with an option to extend for an additional 24 months. We also lease approximately 3,200 square feet of office space in Albuquerque, New Mexico, under a lease that expires in November 2014. We believe that our existing facilities and arrangements are adequate to meet our business needs for at least the next 12 months and that additional space will be available on commercially reasonable terms, if required.

Environmental Matters

Our operations require the use of hazardous materials (including biological and chemical materials) which subject us to a variety of federal, state and local environmental and safety laws and regulations. We could be held liable for damages and fines as a result of our business operations. We cannot predict how changes in laws or regulations will affect our business, operations or the cost of compliance. We mitigate this risk by being in compliance with these laws and the CAP checklists. We have established Universal Precautions, as mandated by the Occupational Safety & Health Administration, to be practiced to prevent employee exposure to blood and other potentially infectious materials. Engineering and work practice controls are used to eliminate or minimize employee exposure. Personal protective equipment is used when occupational exposure may occur even though the engineering and work practice controls are in place. This Injury and Illness Prevention Program, or IIPP, is designed to furnish employees with a safe and healthy place of employment. This IIPP describes specific requirements for program responsibility, compliance, communication, hazard assessment, accident/exposure investigations, hazard correction, training and recordkeeping. In addition, appropriate biohazardous, chemical and sharps waste disposal are in place.

Legal Proceedings

We are not currently a party to any material legal proceedings, and we are not aware of any pending or threatened legal proceeding against us that we believe are likely to have a material adverse effect on our business, operating results or financial condition.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers, key employees and directors as of September 19, 2014.

Name	Age	Position
Executive Officers
Fortunato Ron Rocca	53	President, Chief Executive Officer and Director
Wendy Swedick	49	Chief Financial Officer
Thierry Dervieux, Ph.D.	46	Chief Scientific Officer

Key Employees
Claudia Ibarra	52	Vice President, Laboratory Operations
John Wegener	45	Vice President, Sales and Managed Markets
Dennis Takasugi	57	Vice President, Business Development and Marketing
Brian Littlefield	53	Vice President, Information Services

Non-Employee Directors
Curt LaBelle, M.D.(1)(3)	44	Chairman of the Board of Directors
Ebetuel Pallares, Ph.D.(2)	41	Director
Brian Birk(2)	54	Director
John M. Radak(1)(2)	53	Director
Arthur Weinstein, M.D.(3)	70	Director
Frank Witney, Ph.D.(1)(3)	61	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and corporate governance committee

Executive Officers

Fortunato Ron Rocca has served as our President and Chief Executive Officer and as a member of our board of directors since December 2011. From 2005 to October 2011, Mr. Rocca served as Vice President, Sales and Marketing, and as General Manager, at Prometheus Laboratories Inc., a specialty pharmaceutical and diagnostic company which was acquired by Nestlé SA in 2011, where he was responsible for leading the commercial organization, strategic planning and implementing projects designed to maximize brand sales. Prior to Prometheus, Mr. Rocca was the General Manager of Alpharma Inc., a specialty pharmaceutical company. Earlier in his career, Mr. Rocca served in senior sales and marketing management positions for Elan Pharmaceuticals, Inc., a neuroscience-focused biotechnology company and Janssen Pharmaceuticals, Inc., a pharmaceutical company of Johnson & Johnson. Mr. Rocca received a B.A. in Marketing and Personnel Management from Towson State University. Mr. Rocca’s extensive knowledge of our business, as well as his over 25 years of experience in the diagnostic and pharmaceutical industries, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Wendy Swedick has served as our Chief Financial Officer since June 2010. Prior to joining Exagen, Ms. Swedick founded Vector B Consulting, a business consulting practice, in 2003 and she served as its President until August 2010. Ms. Swedick previously served as the Director of Product Development for Qynergy Corporation, a company which designs and develops energy and power solutions, and Chief Financial Officer of Zia Laser, Inc., a semiconductor laser manufacturing company. Prior to that, Ms. Swedick served as Vice President and Controller at the cable division of Media One Group, Inc., a telecommunications company which was acquired by AT&T Corp. in 2000, and as a senior accountant at KPMG LLP. Ms. Swedick is currently a senior mentor for the New Directions Institute and graduated with honors with a B.A. in Business Administration & Accounting from the University of New Mexico.

Thierry Dervieux, Ph.D. has served as our Chief Scientific Officer and Medical Laboratory Director since October 2010. Dr. Dervieux has nearly 20 years of experience with the development of drug monitoring and molecular diagnostic assays in partnership with academia and diagnostic industry. Prior to joining Exagen, Dr. Dervieux was Vice President of Research and Development with Cypress Bioscience, Inc., a pharmaceutical company with a focus on drugs to treat central nervous system disorders, where he developed our current portfolio in the rheumatology space from 2008 to October 2010. He previously served as Senior Director Research and Development with Proprius Pharmaceuticals, Inc., a specialty pharmaceutical and personalized medicine company focused in rheumatology and pain management, until its acquisition by Cypress Bioscience. Prior to that, he served as Principal Scientist and Director of Research and Development at Prometheus Laboratories. Dr. Dervieux is board certified by the American Board of Clinical Chemistry and holds certificates of qualification as medical laboratory director in the categories of cellular immunology, clinical chemistry, drug monitoring, genetic testing and diagnostic immunology. Dr. Dervieux holds Pharm.D. and Ph.D. degrees from Claude Bernard University in Lyon, France, an inter-university diploma in biostatistics from the University of Pierre et Marie Curie in Paris, France, and trained at St. Jude Children’s Research Hospital in Memphis, Tennessee.

Key Employees

Claudia Ibarra has served as our Vice President, Laboratory Operations since January 2014, after joining Exagen in February 2012 as our Senior Director, Laboratory Operations. Ms. Ibarra previously served in numerous positions at Genoptix, Inc., a diagnostic services company focused on the needs of community hematologists and oncologists, from 2006 to January 2012, including as the Director, Molecular Laboratory and as the Molecular Genetic Training Program Coordinator. Prior to Genoptix, Ms. Ibarra worked in a variety of clinical laboratories in the fields of clinical chemistry, endocrinology and immunology. Ms. Ibarra holds a degree in Biochemistry with specialization in clinical laboratory science from the University of Buenos Aires, Argentina.

John Wegener has served as our Vice President, Sales and Managed Markets since November 2013. Prior to joining Exagen, Mr. Wegener served in various capacities with Prometheus Laboratories from 1999 to October 2013, including as the National Director, Managed Care and a Regional Sales Director. During his time at Prometheus, Mr. Wegener launched five new diagnostic tests and managed diagnostic channels with national general reference laboratories. Prior to Prometheus, Mr. Wegener worked in sales for Novartis. Mr. Wegener holds a B.S. in Business from the University of Arizona.

Dennis Takasugi has served as our Vice President, Business Development and Marketing since April 2011. Prior to joining Exagen, from 2005 to April 2011, Mr. Takasugi served as the Head of Strategic Business Development, Gastroenterology, at Prometheus Laboratories. Prior to Prometheus, Mr. Takasugi served as the Senior Director of Marketing for Santarus, Inc., a gastroenterology-focused specialty pharmaceutical company, from 2002 to 2005. Prior to that, Mr. Takasugi worked in business development and marketing for Maxim Pharmaceuticals, Inc., a biopharmaceutical company developing cancer therapeutics, from 2000 to 2002, and for Ligand Pharmaceuticals, Inc., a pharmaceutical company, from 1998 to 2000. Mr. Takasugi began his career by spending 15 years at Eli Lilly and Company. Mr. Takasugi holds a B.S. in Pharmacy from Idaho State University, where he graduated with honors.

Brian Littlefield has served as our Vice President, Information Services since April 2014. Prior to joining Exagen, Mr. Littlefield served as the Senior Director, Information Services at Prometheus Laboratories from 1998 to March 2014. At Prometheus, Mr. Littlefield led the establishment of the IT function and was highly involved with the creation and execution of controls necessary for regulatory compliance. Prior to Prometheus, Mr. Littlefield worked as a consultant with Deloitte and as the Director of Support Services at Quidel Corporation, a diagnostics company. Mr. Littlefield holds a B.S. in Biochemistry from Purdue University and an M.B.A. from Pepperdine University.

Non-Employee Directors

Curt LaBelle, M.D. has served as a member of our board of directors since April 2011 and as chairman of the board since December 2011. Dr. LaBelle has served as the Managing Director of Tullis Health Investors, a venture capital firm, since 2008. Since October 2011, Dr. LaBelle has served as chairman of the board of SafeOp Surgical, Inc., a medical device and technology company. He previously served on the board of Impulse Monitoring, Inc., a neuromonitoring company, from June 2008 until the company was sold to NuVasive, Inc. in October 2011. Dr. LaBelle has also previously served as a member of the board of directors of Sirion Therapeutics, Inc., a company specializing in ophthalmology drugs which was sold to Bausch & Lomb, Inc. and Alcon, Inc. in a two-part transaction in 2010, KAI Pharmaceuticals, a pharmaceutical company developing drugs for patients with chronic kidney disease which was sold to Amgen Inc. in 2012, and TransMolecular, Inc., a neuroscience biotechnology company developing products to treat central nervous system disorders which was sold to Morphotek, Inc. in 2011. He has also served in other advisory capacities with Coherex Medical, Inc. and Endoscopic Technologies, Inc. d/b/a Estech. Dr. LaBelle holds an M.D. and M.B.A. from Columbia University and a B.S. from Brigham Young University. Dr. LaBelle’s extensive experience serving as a venture capitalist and board member to numerous companies in the healthcare industry contributed to our board of directors’ conclusion that Dr. LaBelle should serve as a director of our company.

Ebetuel Pallares, Ph.D. has served as a member of our board of directors since October 2012. Dr. Pallares founded Joseph Advisory Services, LLC, a strategic consulting firm, in 2006, and has served as its manager since that time. In June 2009, he co-founded Cottonwood Capital Partners, the general partner of Cottonwood Technology Fund, a seed and early-stage venture fund with headquarters in El Paso, Texas, and he has served as its managing partner since that time. Dr. Pallares also serves on several corporate and non-profit boards, as an advisor to the UT Horizon Fund, the venture capital investment fund of the University of Texas system, as an Investor in Residence for New Mexico State University’s Arrowhead Center and on the limited partnership advisory committee for several venture funds. He received a B.A. in economics from Brandeis University, an M.B.A. from The University of Texas at El Paso, or UTEP, and a Ph.D. in International Business from UTEP. Dr. Pallares’s extensive venture capital experience and his service as a director for numerous companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Brian Birk has served as a member of our board of directors since June 2008. In 2006, Mr. Birk co-founded Sun Mountain Capital, a boutique private equity firm focused on the Southwest and Rocky Mountain regions which currently manages direct investment funds and funds of funds vehicles. Prior to forming Sun Mountain Capital, Mr. Birk was a Vice President and Director of Private Equity at Fort Washington Capital Partners, a professional investment management services company. Mr. Birk was also a senior executive at MetaWeb Technologies, Inc., a technology and web development company acquired by Google Inc. in 2010, the vice president of technology commercialization at Applied Minds, LLC, a technology consulting company, and the president of a division at BiosGroup Inc., a company which commercialized complex science software. In addition, Mr. Birk held a senior manager position at the Boston Consulting Group, Inc., a global management consulting firm, and finance manager positions at General Electric Company and GE Capital Corporation. Mr. Birk is a currently a member of the board of directors of several private companies, including Aspen Avionics, Inc., an aircraft avionics manufacturer, and American Clay Enterprises, LLC, a plaster manufacturing and sales company. Mr. Birk received a B.S. in Economics from Carleton College and an M.B.A. from Northwestern University’s Kellogg School of Management. Mr. Birk’s experience as a venture capitalist and prior executive experience contributed to our board of directors’ conclusion that he should serve as a director of our company.

John M. Radak has served as a member of our board of directors since September 2014. Since August 2014, Mr. Radak has served as chief financial officer of ArborGen Inc., a developer of biotechnology tree seedling products. From March 2012 to September 2013, he served as chief financial officer of SkinIt Inc., a company specializing in the personalization of consumer electronic devices. From February 2007 to October 2011, Mr. Radak served as the chief financial officer of Quidel Corporation, a medical diagnostics company, after which he continued to serve as special advisor to the chief executive officer of Quidel from November 2011 to

July 2012. Before his time with Quidel, Mr. Radak served as chief accounting officer and vice president of finance at Life Technologies Corporation, a life science tools manufacturing company, from 2003 to 2007, as vice president of finance and corporate controller of Sunrise Medical Inc., a durable home medical device company, from 1994 to 2001, and as vice president of finance for Bird Products Corporation, a medical device manufacturer, from 1992 to 1994. Mr. Radak also served as an independent consultant for various companies from 2001 to 2003. Mr. Radak has served on several non-profit boards, including Project Concern International, an organization promoting disease prevention and the improvement of community health worldwide, where he has served from 2002 to 2008. Mr. Radak received a B.A. in Business Administration, Accounting and Finance from California State University, Fullerton and an M.B.A. from the University of Southern California. Mr. Radak’s significant financial experience with other companies in the healthcare, life sciences and emerging technologies industries contributed to our board of directors’ conclusion that he should serve as a director of our company.

Arthur Weinstein, M.D. has served as a member of our board of directors since December 2013. Dr. Weinstein has served as a Professor of Medicine at Georgetown University since 2002, and as the Chief of Rheumatology and Associate Chair of Medicine at the Washington Hospital Center since 2001. He has served as the co-chair of the board of directors for the Lupus Foundation of America’s regional chapter for Washington, D.C., Maryland and Virginia since September 2013, and prior to that, served as its vice chair from September 2012 to September 2013, and has served as a member of the board since 2002. He also served as the chair of that board’s medical scientific advisory committee from 2005 to September 2012. Dr. Weinstein was a Fellow at the Royal College of Physicians (UK) in 2011 and was recognized as a Master by the American College of Rheumatology in 2009. Dr. Weinstein received an M.D. from the University of Toronto, and completed his residency and fellowship training in Internal Medicine and Rheumatology at the University of Toronto and University of London (UK). Dr. Weinstein’s academic and professional work, specifically in the areas of rheumatology and lupus, contributed to our board of directors’ conclusion that he should serve as a director of our company.

Frank Witney, Ph.D. has served as a member of our board of directors since September 2014. Since July 2011, Dr. Witney has served as president, chief executive officer and a director of Affymetrix, Inc, a company focused on genomics analysis, and previously served as Affymetrix’s executive vice president and chief commercial officer from December 2008 to April 2009. Dr. Witney served as president and chief executive officer of Dionex Corporation, a manufacturer of chromatography systems, from April 2009 to May 2011. Previously, Dr. Witney served as president and chief executive officer of Panomics, Inc., a provider of life sciences research reagents, from 2002 to 2008. Since March 2014, Dr. Witney has served as a member of the board of directors of Cerus Corporation, a biomedical products company focused in the field of blood safety. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a Ph.D. in Molecular and Cellular Biology and an M.S. in Microbiology from Indiana University, and a B.S. in Microbiology from the University of Illinois. Dr. Witney’s industry experience serving in various management roles of other biotechnology companies contributed to our board of directors’ conclusion that he should serve as a director of our company.

Board Composition and Election of Directors

Director Independence

Our board of directors currently consists of seven members. Our board of directors has determined that all of our directors, other than Mr. Rocca, are independent directors in accordance with the listing requirements of The NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, one of our employees and that neither the director nor any of his family members has engaged in various types of business dealings with us. In addition, as required by NASDAQ rules, our board of directors has made a subjective determination as to each independent director that no relationships exist, which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our board of directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities and relationships as they may relate to us and our management. There are no family relationships among any of our directors or executive officers.

Classified Board of Directors

In accordance with the terms of our amended and restated certificate of incorporation that will go into effect immediately prior to the completion of this offering, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the completion of this offering, our directors will be divided among the three classes as follows:

•	the Class I directors will be Brian Birk and Ebetuel Pallares, Ph.D., and their terms will expire at our first annual meeting of stockholders following this offering;

•	the Class II directors will be John M. Radak and Arthur Weinstein, M.D., and their terms will expire at our second annual meeting of stockholders following this offering; and

•	the Class III directors will be Curt LaBelle, M.D., Fortunato Ron Rocca and Frank Witney, Ph.D., and their terms will expire at our third annual meeting of stockholders following this offering.

Our amended and restated certificate of incorporation that will go into effect immediately prior to the completion of this offering will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two thirds of our outstanding voting stock then entitled to vote in the election of directors.

Board Leadership Structure

Our board of directors is currently led by its chairman, Curt LaBelle, M.D. Our board of directors recognizes that it is important to determine an optimal board leadership structure to ensure the independent oversight of management as the company continues to grow. We separate the roles of chief executive officer and chairman of the board in recognition of the differences between the two roles. The chief executive officer is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the chairman of the board of directors provides guidance to the chief executive officer and presides over meetings of the full board of directors. We believe that this separation of responsibilities provides a balanced approach to managing the board of directors and overseeing the company.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Our board of directors has responsibility for the oversight of the company’s risk management processes and, either as a whole or through its committees, regularly discusses with management our major risk exposures, their potential impact on our business and the steps we take to manage them. The risk oversight process includes receiving regular reports from board committees and members of senior management to enable our board to understand the company’s risk identification, risk management and risk mitigation strategies with respect to areas of potential material risk, including operations, finance, legal, regulatory, strategic and reputational risk.

The audit committee reviews information regarding liquidity and operations, and oversees our management of financial risks. Periodically, the audit committee reviews our policies with respect to risk assessment, risk management, loss prevention and regulatory compliance. Oversight by the audit committee includes direct communication with our external auditors, and discussions with management regarding significant risk exposures and the actions management has taken to limit, monitor or control such exposures. The compensation committee is responsible for assessing whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. The nominating/corporate governance committee manages risks associated with the independence of the board, corporate disclosure practices, and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board is regularly informed through committee reports about such risks. Matters of significant strategic risk are considered by our board as a whole.

Board Committees and Independence

Our board has established three standing committees—audit, compensation and nominating and corporate governance—each of which operates under a charter that has been approved by our board.

Our board has determined that all of the members of each of the board’s three standing committees are independent as defined under the rules of The NASDAQ Global Market. In addition, all members of the audit committee meet the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

The audit committee’s main function is to oversee our accounting and financial reporting processes and the audits of our financial statements. This committee’s responsibilities include, among other things:

•	appointing our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal accounting controls and our critical accounting policies;

•	discussing with management and the independent registered public accounting firm the results of our annual audit and the review of our quarterly unaudited financial statements;

•	reviewing, overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing on a periodic basis, or as appropriate, any investment policy and recommending to our board any changes to such investment policy;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions and reviewing and monitoring compliance with our code of conduct and ethics; and

•	reviewing and evaluating, at least annually, the performance of the audit committee and its members including compliance of the audit committee with its charter.

The members of our audit committee are John M. Radak, Brian Birk and Ebetuel Pallares, Ph.D. Mr. Radak serves as the chairperson of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The NASDAQ Global Market. Our board of directors has determined that Mr. Radak is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. Our board of directors has determined each of Mr. Radak and Dr. Pallares is independent under the applicable rules of the SEC and The NASDAQ Global Market. Under the applicable NASDAQ Global Market rules, we are permitted to phase in our compliance with the independent audit committee requirements of The NASDAQ Global Market on the same schedule as we are permitted to phase in our compliance with the independent audit committee requirements pursuant to Rule 10A-3 under the Exchange Act, which require: (1) one independent member at the time of listing, (2) a majority of independent members within 90 days of listing and (3) all independent members within one year of listing. We will comply with the phase-in requirements of the NASDAQ Global Market rules, and within one year of our listing on the NASDAQ Global Market, all members of our audit committee will be independent under NASDAQ rules and Rule 10A-3. Upon the listing of our common stock on The NASDAQ Global Market, the audit committee will operate under a written charter that satisfies the applicable standards of the SEC and The NASDAQ Global Market.

Compensation Committee

Our compensation committee approves policies relating to compensation and benefits of our officers and employees. The compensation committee approves corporate goals and objectives relevant to the compensation of our chief executive officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives and approves the compensation of these officers based on such evaluations. The compensation committee also approves the issuance of stock options and other awards under our equity plan. The compensation committee will review and evaluate, at least annually, the performance of the compensation committee and its members, including compliance by the compensation committee with its charter.

The members of our compensation committee are Frank Witney, Ph.D., Curt LaBelle, M.D. and John M. Radak. Dr. Witney serves as the chairperson of the committee. Our Board has determined that each of Dr. Witney, Dr. LaBelle and Mr. Radak is independent under the applicable rules and regulations of The NASDAQ Global Market, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is an “outside director” as that term is defined in Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended, or Section 162(m). Upon the listing of our common stock on The NASDAQ Global Market, the compensation committee will operate under a written charter, which the compensation committee will review and evaluate at least annually.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for assisting our board of directors in discharging the board’s responsibilities regarding the identification of qualified candidates to become board members, the selection of nominees for election as directors at our annual meetings of stockholders (or special meetings of stockholders at which directors are to be elected), and the selection of candidates to fill any vacancies on our board of directors and any committees thereof. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies, reporting and making recommendations to our board of directors concerning governance matters and oversight of the evaluation of our board of directors. The members of our nominating and corporate governance committee are Frank Witney, Ph.D., Curt LaBelle, M.D. and Arthur Weinstein, M.D. Dr. Witney serves as the chairman of the committee. Our board has determined that each of Dr. Witney, Dr. LaBelle and Dr. Weinstein is independent under the applicable rules and regulations of The NASDAQ Global Market relating to nominating and corporate governance committee independence. Upon the listing of our common stock on The NASDAQ Global Market, the nominating and corporate governance committee will operate under a written charter, which the nominating and corporate governance committee will review and evaluate at least annually.

Compensation Committee Interlocks and Insider Participation

During 2013, the members of our compensation committee were Dr. LaBelle and Mr. Birk, each of whom is affiliated with certain of our principal stockholders, and Michael Walsh, a former director. See “Certain Relationships and Related Person Transactions” for additional information on the securities acquired by such principal stockholders and related agreements such stockholders are party to with us.

None of the members of our compensation committee has ever been one of our officers or employees. None of our executive officers currently serves, or has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Board Diversity

Upon the completion of this offering, our nominating and corporate governance committee will be responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, will take into account many factors, including the following:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly-held company;

•	experience as a board member or executive officer of another publicly-held company;

•	strong finance experience;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members;

•	diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience;

•	experience relevant to our business industry and with relevant social policy concerns; and

•	relevant academic expertise or other proficiency in an area of our business operations.

Currently, our board of directors evaluates, and following the completion of this offering will evaluate, each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the completion of this offering, our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.exagen.com. In addition, we intend to post on our website all disclosures that are required by law or the listing standards of The NASDAQ Global Market concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

This section discusses the material components of the executive compensation program for our executive officers who are named in the “2013 Summary Compensation Table” below. In 2013, our chief executive officer and our two other highest-paid executive officers, or our named executive officers, were as follows:

•	Fortunato Ron Rocca, President and Chief Executive Officer;

•	Wendy Swedick, Chief Financial Officer; and

•	Thierry Dervieux, Ph.D., Chief Scientific Officer.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.

2013 Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers during the fiscal year ended December 31, 2013:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)	Total ($)
Fortunato Ron Rocca	2013	300,000	—	—	—	135,000	5,919	440,919
President and Chief Executive Officer

Wendy Swedick	2013	205,746	—	—	—	46,350	6,175	258,271
Chief Financial Officer

Thierry Dervieux, Ph.D.	2013	240,000	—	—	—	54,000	5,291	299,291
Chief Scientific Officer

(1)	Represents employer contributions under our 401(k) plan on behalf of each executive.

Narrative Disclosure to Compensation Tables

Employment Agreements

Offer Letter with Thierry Dervieux. Ph.D.

In October 2010, we entered into an offer letter with Dr. Dervieux, which was amended in September 2011. The offer letter with Dr. Dervieux will be terminated effective upon consummation of this offering and will be superseded by Dr. Dervieux’s new employment agreement, as described below.

Pursuant to the offer letter, Dr. Dervieux receives an annual base salary of $240,000. Dr. Dervieux is eligible to participate in our management bonus plan, with the goals and payments under the management bonus plan to be defined and approved by our board of directors. Pursuant to the offer letter, Dr. Dervieux received options to purchase 100,000 shares of our common stock in connection with the commencement of his employment. Such options vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months, and will become fully vested (1) upon the acquisition of our company and (2) the termination of Dr. Dervieux’s employment by us without cause.

Pursuant to Dr. Dervieux’s offer letter, if we terminate Dr. Dervieux’s employment without cause or Dr. Dervieux resigns for good reason (as defined below), Dr. Dervieux will be entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other amounts under any compensation plan or practice to which he is entitled, and (2) a lump sum cash payment in an amount equal to his monthly base salary as in effect immediately prior to the date of termination for the 12-month period following the date of termination.

For purposes of Dr. Dervieux’s offer letter, “good reason” generally means: (1) a material reduction in Dr. Dervieux’s duties or responsibilities; (2) the relocation of our company’s principal business location to a point more than 250 miles east of its previous Albuquerque location or more than 1,000 miles from Dr. Dervieux’s principal residence; or (3) a material reduction by us of Dr. Dervieux’s base salary as the result of a company-wide compensation reduction or in connection with similar decreases for the management team of our company.

Employment Agreements with Fortunato Ron Rocca, Wendy Swedick and Thierry Dervieux, Ph.D.

We have entered into employment agreements with each of Mr. Rocca, Ms. Swedick and Dr. Dervieux, to be effective as of the date prior to the date on which our common stock commences trading pursuant to this offering. The following is a summary of the material terms of the employment agreements.

Pursuant to the terms of the employment agreements, Mr. Rocca, Ms. Swedick and Dr. Dervieux will have initial annual base salaries of $440,000, $295,000 and $295,000, respectively, which amounts will be subject to review annually by and at the sole discretion of the compensation committee of our board of directors or its designee. In addition, each of Mr. Rocca, Ms. Swedick and Dr. Dervieux shall participate in any bonus plan our board of directors or its designee may approve for our senior executives. Mr. Rocca, Ms. Swedick and Dr. Dervieux’s target bonus under any such bonus plan shall be 55%, 35% and 30%, respectively, of each such executive’s then-applicable base salary.

Pursuant to the terms of the employment agreements, if the company terminates any of Mr. Rocca, Ms. Swedick or Dr. Dervieux without “cause” or if any such executive resigns for “good reason” (each as defined in the applicable employment agreement), such executive will be entitled to the following payments and benefits: (1) his or her fully earned but unpaid base salary through the date of termination at the rate then in effect, accrued and unused paid time off, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other group benefit plan to which such executive may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his or her base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of any outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had the executive remained continuously employed by the company during such period. In addition, in the event the company terminates any of Mr. Rocca, Ms. Swedick or Dr. Dervieux without cause or if any such executive resigns for good reason within 12 months following a “change in control” (as defined in the applicable employment agreement), such executive will be entitled to receive, in addition to the severance benefits described in clauses (1), (2) and (3) above, a lump sum cash payment in an amount equal to such executive’s target bonus for the year in which the date of termination occurs.

Pursuant to the terms of the employment agreements, in the event of any of Mr. Rocca, Ms. Swedick or Dr. Dervieux’s separation from service by reason of such executive’s death or discharge following such executive’s permanent disability, such executive will be entitled to the automatic acceleration of the vesting and exercisability of any outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had the executive remained continuously employed by the company during such period.

In addition, in the event the company terminates any of Mr. Rocca, Ms. Swedick or Dr. Dervieux without cause or if any such executive resigns for good reason within three months prior to or 12 months following a change in control, the vesting and/or exercisability of any outstanding unvested portion of the executive’s stock awards will be automatically accelerated on the later of the date of such executive’s separation from service and the date of the change in control.

The employment agreements also contain standard confidentiality, non-competition and non-solicitation covenants.

Executive Relocation Agreement with Wendy Swedick

In April 2014, we entered into an executive relocation agreement with Wendy Swedick. Pursuant to the terms of the relocation agreement, Ms. Swedick is entitled to certain benefits in connection with her relocation to the San Diego, California area. Specifically, Ms. Swedick is entitled to reimbursement of home selling expenses up to a maximum of $30,000 and household and vehicle moving expenses up to a maximum of $20,000, as well as a make-whole payment for any discount below fair market value necessary to sell her home in an expedited manner. The company will reimburse Ms. Swedick for income taxes payable in connection with any moving expenses or make-whole payments that are deemed taxable to Ms. Swedick as well as income taxes payable on the reimbursed amount.

Base Salaries

In general, base salaries for our named executive officers are initially established through arm’s length negotiation at the time the executive officer is hired, taking into account such executive officer’s qualifications, experience and prior salary. Base salaries of our named executive officers are generally reviewed annually and are based on the scope of an executive officer’s responsibilities, individual contribution, prior experience and sustained performance.

The 2013 base salaries for our named executive officers is set forth above under “2013 Summary Compensation Table.” In 2014, the base salaries of our named executive officers were increased to $312,000, $235,000 and $244,800, respectively.

2013 Exagen Management Bonus Program

Our named executive officers were eligible to participate in the 2013 Exagen Management Bonus Program, or the Bonus Program. The Bonus Program was administered by our board of directors, and our board of directors was responsible for the approval of participation, award targets, performance measures and earned awards under the Bonus Program.

Pursuant to the Bonus Program, our board of directors made awards based on annual corporate objectives determined for the performance measurement period. The relative weight between the corporate performance factors for 2013 was as follows:

Corporate Performance Factors	Percentage
Net Revenue Objective	80%
Material Transaction Objective	20%

The Bonus Program allowed for annual cash incentive awards, which are determined by (1) applying a target bonus multiplier, as set forth below, to each covered employee’s base salary; (2) allocating such amount between the corporate performance factors, as set forth above; and (3) with respect to the portion of the bonus tied to the Net Revenue Objective, multiplying each such allocated amount by an award multiplier ranging from 0% to 150% (with 0% credit awarded for performance below 85% of the targeted level and 150% credit awarded for performance at or above 150% of the targeted level), as determined by our board of directors based on corporate achievement for the applicable year. Our board of directors, however, retained the discretion to increase or reduce the final bonus payments, regardless of actual company performance.

The target bonuses for our named executive officers for 2013 were as follows (and remain unchanged for 2014):

Target Bonus as a Percentage of Base Salary
Fortunato Ron Rocca	50%
Wendy Swedick	25%
Thierry Dervieux, Ph.D.	25%

Corporate objectives for the Bonus Program for 2013 were established in February 2013. The Net Revenue Objective for the year ending December 31, 2013 was $3.4 million. The Material Transaction Objective generally related to our company’s successful completion of significant, material strategic transactions that either realize or have the potential to realize more than $2.0 million of value to our company (i.e., co-promotion agreements, corporate financing transactions, successful negotiation of licensing or royalty arrangements).

Our net revenues for 2013 were 90% of our goal, and thus our board of directors awarded an achievement level of 90% relative to the Net Revenue Objective for 2013 bonus purposes. Based on our strategic transactions during 2013, including the closing of our term loan agreement and obtaining NYDOH approval for the new release of our Avise SLE+CT test, our board of directors awarded 100% relative to the Material Transaction Objective for 2013 bonus purposes. With the specified weighting of each of these components, our board of directors awarded an overall achievement level of 90% for the 2013 bonus program.

As a result, the bonuses paid to our named executive officers under the Bonus Program for 2013 were as follows:

2013 Bonus ($)
Fortunato Ron Rocca	135,000
Wendy Swedick	46,350
Thierry Dervieux, Ph.D.	54,000

Equity Compensation

We offer stock options to our employees, including our named executive officers, as the long-term incentive component of our compensation program. We typically grant equity awards to new hires upon their commencing employment with us. Our stock options allow employees to purchase shares of our common stock at a price per share equal to the fair market value of our common stock on the date of grant and may or may not be intended to qualify as “incentive stock options” for U.S. federal income tax purposes. In the past, our board of directors has determined the fair market value of our common stock based upon inputs including valuation reports prepared by third-party valuation firms from time to time. Generally, the stock options we grant vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months, subject to the employee’s continued employment with us on the vesting date.

Stock options granted to our named executive officers may be subject to accelerated vesting in certain circumstances. For additional discussion, please see “—Employment Agreements” above and “—Other Elements of Compensation—Change in Control Benefits” below.

In July 2014, each of Mr. Rocca, Ms. Swedick and Mr. Dervieux was granted an option to purchase 3,015,000, 600,000 and 475,000 shares of our common stock, respectively, with an exercise price of $0.18 per share. The stock options vest as to 25% of the total number of option shares on the first anniversary of the date of grant and in equal monthly installments over the ensuing 36 months, subject to the employee’s continued employment with us on the vesting date.

Prior to the effectiveness of this offering, we intend to adopt a 2014 Incentive Award Plan, referred to below as the 2014 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates and to enable our company and certain of our affiliates to obtain and retain services of these individuals, which is essential to our long-term success. For additional information about the 2014 Plan, please see the section titled “Equity Incentive Award Plans” below.

Other Elements of Compensation

Retirement Plans

We currently maintain a 401(k) retirement savings plan that allows eligible employees to defer a portion of their compensation, within limits prescribed by the Internal Revenue Code, on a pre-tax basis through contributions to the plan. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees generally. Currently, we make employer contributions under the 401(k) plan up to a specified percentage, and these employer contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making employer contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employee Benefits and Perquisites

Our named executive officers are eligible to participate in our health and welfare plans to the same extent as all full-time employees generally. We do not provide our named executive officers with any other perquisites or other personal benefits.

No Tax Gross-Ups

To date, we have not made gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by our company. However, we have agreed to provide Ms. Swedick with a gross-up for certain relocation expenses in connection with her move to the San Diego, California area. For additional discussion, please see “—Employment Agreements—Executive Relocation Agreement with Wendy Swedick.”

Change in Control Benefits

Our named executive officers may become entitled to certain benefits or enhanced benefits in connection with a change in control of our company under their employment arrangements. In addition, stock options granted to our employees, including our named executive officers, may be subject to acceleration in connection with a change in control under our equity plans. For additional discussion, please see “—Employment Agreements” above and “—Equity Incentive Award Plans” below.

Outstanding Equity Awards at 2013 Fiscal Year-End

The following table presents the outstanding equity incentive plan awards held by each named executive officer as of December 31, 2013.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Fortunato Ron Rocca	2/9/2012	1,541,999	1,822,363	—	0.11	2/9/2022

Thierry Dervieux, Ph.D.	12/1/2010	75,000	25,000	—	0.24	12/1/2020
	2/1/2011	35,417	14,583	—	0.29	2/1/2021
	2/9/2012	301,330	356,117	—	0.11	2/9/2022

Wendy Swedick	5/18/2010	89,583	10,417	—	0.24	5/18/2020
	2/1/2011	35,417	14,583	—	0.29	2/1/2021
	2/9/2012	301,330	356,117	—	0.11	2/9/2022

(1)	The options vest at the rate of 25% of the total number of shares subject to the option on the first anniversary of the grant date, and 1/48th of the total number of shares subject to the option monthly thereafter.

Director Compensation

2013 Director Compensation Table

The following table sets forth information for the year ended December 31, 2013 regarding the compensation awarded to, earned by or paid to our non-employee directors who served on our board of directors during 2013. Employees of our company who also serve as directors do not receive additional compensation for their performance of services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Curt LaBelle, M.D.	—	—	—	—	—	—
Ebetuel Pallares, Ph.D.	—	—	—	—	—	—
Brian Birk	—	—	—	—	—	—
Samuel D. Riccitelli(1)	24,000	—	—	—	—	24,000
Michael J. Walsh(1)	24,000	—	—	—	—	24,000
Arthur Weinstein, M.D.	1,500	—	—	—	—	1,500

(1)	Effective September 2014, Mr. Riccitelli and Mr. Walsh no longer serve as directors.

The table below shows the aggregate numbers of option awards held as of December 31, 2013 by each non-employee director who was serving as of December 31, 2013.

Name	Options Outstanding at Fiscal Year End
Curt LaBelle, M.D.	—
Ebetuel Pallares, Ph.D.	—
Brian Birk	—
Samuel D. Riccitelli(1)	605,585
Michael J. Walsh(1)	672,872
Arthur Weinstein, M.D.	—

(1)	Effective September 2014, Mr. Riccitelli and Mr. Walsh no longer serve as directors.

In November 2013, we entered into a director and consulting services agreement with Dr. Weinstein, pursuant to which he receives $18,000 per year, payable monthly, for his service as a member of our board of directors. In addition, Dr. Weinstein has provided and may continue to provide consulting services to us from time to time, for which he is compensated at the rate of $300 per hour or $2,400 per full day worked. In 2013 and the first quarter of 2014, Dr. Weinstein was paid de minimis amounts for his consulting services to us. The director and consulting services agreement with Dr. Weinstein will be terminated effective upon consummation of this offering and will be superseded by our new non-employee director compensation program, as described below.

On the effective date of this offering, each non-employee director shall automatically be granted an option to purchase              shares of our common stock, other than Dr. Weinstein, who shall automatically be granted an option to purchase              shares of our common stock due to his existing holdings, or the IPO Awards. Each IPO Award shall vest on the first to occur of (1) the first anniversary of the date of grant, subject to the non-employee director continuing in service on our board of directors through such vesting date, or (2) in the event a non-employee director does not stand for re-election or fails to be re-elected at the first annual meeting of our stockholders, the date of such annual meeting, subject to the non-employee director continuing in service on our board of directors through such vesting date.

Our board of directors has approved a compensation program for our non-employee directors, to be effective on the date prior to the date on which our common stock commences trading pursuant to this offering, that will consist of annual retainer fees, meeting fees and long-term equity awards. Pursuant to the terms of the non-employee director compensation program, each non-employee director will receive an annual cash retainer for his or her services in an amount equal to $            . In addition, the chair of our board of directors will receive an additional annual cash retainer of $            , the chair of our audit committee will receive an additional annual cash retainer of $            , the chair of our compensation committee will receive an additional annual cash retainer of $             and the chair of our nominating and corporate governance committee will receive an additional annual cash retainer of $            . Audit committee members will receive an additional annual cash retainer of $            , compensation committee members will receive an additional annual cash retainer of $             and nominating and corporate governance committee members will receive an additional annual cash retainer of $            . Each non-employee director shall be eligible to receive $             for each board meeting attended in person.

In addition, non-employee directors initially elected or appointed to our board of directors shall automatically be granted an option to purchase              shares of our common stock on the date of such initial election or appointment, or the Initial Awards. Each Initial Award shall vest in substantially equal installments on each of the first three anniversaries of the date of grant, subject to the non-employee director continuing in service on our board of directors through each such vesting date. A non-employee director who (1) is serving on our board of directors as of the date of any annual meeting of our stockholders after the effective date and (2) will continue to serve as a non-employee director immediately following such annual meeting, shall automatically be granted an option to purchase              shares of our common stock on the date of such annual meeting, or the Subsequent Awards. Each Subsequent Award shall vest as to one-third of the total number of shares subject to such Subsequent Award on the first anniversary of the date of grant, and one thirty-sixth of the total number of shares subject to such Subsequent Award following each one-month period of the non-employee director’s service on our board of directors thereafter, so that all of the shares subject to each Subsequent Award shall be fully vested and exercisable on the third anniversary of the date of grant, subject to the non-employee director continuing in service on our board of directors through each such vesting date. The per share exercise price of each option shall equal the fair market value of a share of our common stock on the date the option is granted; provided, however, that the per share exercise price of each IPO Award shall equal the initial public offering price of our common stock.

All of a non-employee director’s IPO Awards, Initial Awards and Subsequent Awards shall vest in full upon the occurrence of a Change in Control of our company (as defined in the 2014 Plan).

Equity Incentive Award Plans

2014 Incentive Award Plan

Concurrently with this offering, we intend to establish the Exagen Diagnostics, Inc. 2014 Incentive Award Plan, or the 2014 Plan. We expect our board of directors to adopt, and our stockholders to approve, the 2014 Plan prior to the completion of this offering. The 2014 Plan will become effective on the day prior to the public trading date of our common stock. The material terms of the 2014 Plan, as it is currently contemplated, are summarized below. Our board of directors is still in the process of developing, approving and implementing the 2014 Plan and, accordingly, this summary is subject to change.

Authorized Shares. A total of                 shares of our common stock will initially be reserved for issuance under the 2014 Plan. In addition, the number of shares initially reserved under the 2014 Plan will be increased by (1) the number of shares that, as of the effective date of the 2014 Plan, have been reserved but not issued pursuant to any awards granted under our 2013 Plan (as defined below) and are not subject to any awards granted thereunder, and (2) the number of shares subject to stock options or similar awards granted under our 2013 Plan or our 2002 Plan (as defined below) that expire or otherwise terminate without having been exercised in full and unvested shares issued pursuant to awards granted under the 2013 Plan or 2002 Plan that are forfeited to or repurchased by us, with the maximum number of shares to be added to the 2014 Plan pursuant to clauses (1) and (2) above equal to                 shares. In addition, the number of shares available for issuance under the 2014 Plan will be annually increased on the first day of each calendar year during the term of the 2014 Plan, beginning with January 1, 2015, by an amount equal to the lesser of:

•	4% of the outstanding shares of our common stock as of the last day of the preceding calendar year; or

•	such lesser amount as our board of directors may determine.

Up to              shares of common stock may be issued upon the exercise of incentive stock options under the 2014 Plan. The 2014 Plan will also provide for an aggregate limit of                 shares of common stock that may be issued under the 2014 Plan over the course of its ten-year term.

Shares issued pursuant to awards under the 2014 Plan that we repurchase or that are forfeited, as well as shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award and any shares subject to a stock appreciation right that are not issued in connection with the stock settlement of the stock appreciation right on exercise thereof, will become available for future grant under the 2014 Plan. In addition, to the extent that an award is paid out in cash rather than shares, such cash payment will not reduce the number of shares available for issuance under the 2014 Plan.

Plan Administration. The compensation committee of our board of directors will administer the 2014 Plan (except with respect to any award granted to “independent directors” (as defined in the 2014 Plan), which must be administered by our full board of directors). Following the completion of this offering, to administer the 2014 Plan, our compensation committee must consist solely of at least two members of our board of directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code and an “independent director” under the rules of any securities exchange or automated quotations system on which the shares are listed, quoted or traded. Subject to the terms and conditions of the 2014 Plan, our compensation committee has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, the number of awards to grant, the number of shares to be subject to such awards, and the terms and conditions of such awards, and to make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2014 Plan. Our compensation committee is also authorized to establish, adopt, amend or revise rules relating to administration of the 2014 Plan. Our board of directors may at any time revest in itself the authority to administer the 2014 Plan.

Eligibility. Options, stock appreciation rights, or SARs, restricted stock and other awards under the 2014 Plan may be granted to individuals who are then our officers or employees or are the officers or employees of any of our subsidiaries. Such awards may also be granted to our non-employee directors and consultants but only employees may be granted incentive stock options, or ISOs. As of December 31, 2013, there were six non-employee directors and 53 employees who would have been eligible for awards under the 2014 Plan had it been in effect on such date. At such time after the completion of this offering when we are subject to the requirements of Section 162(m) of the Code, the maximum number of shares that may be subject to awards granted under the 2014 Plan to any individual other than a non-employee director in any calendar year cannot exceed                 and the maximum amount that may be paid to a participant in cash during any calendar year with respect to one or more cash based awards under the 2014 Plan is $20,000,000. In addition, the maximum number of shares of our common stock that may be subject to one or more awards granted to any non-employee director pursuant to the 2014 Plan during any calendar year cannot exceed                 shares.

Awards. The 2014 Plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, SARs, restricted stock, restricted stock units, dividend equivalents, stock payments and performance awards, or any combination thereof. Our compensation committee (or the board of directors, in the case of awards to non-employee directors) will consider each award grant subjectively, considering factors such as the individual performance of the recipient and the anticipated contribution of the recipient to the attainment of our long-term goals. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

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Nonqualified stock options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of common stock on the date of grant, and usually will become exercisable (at the discretion of our compensation committee or our board of directors, in the case of awards to non-employee directors) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee (or our board of directors, in the case of awards to non-employee directors). NQSOs may be granted for any term specified by our compensation committee (or our board of directors, in the case of awards to non-employee directors).

•	ISOs will be designed to comply with the provisions of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock, the 2014 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of grant.

•	Restricted stock may be granted to participants and made subject to such restrictions as may be determined by our compensation committee (or our board of directors, in the case of awards to non-employee directors). Typically, restricted stock may be forfeited for no consideration or repurchased for consideration if the conditions or restrictions are not met, and it may not be sold or otherwise transferred to third parties until the restrictions are removed or expire. Recipients of restricted stock, unlike recipients of options, may have voting rights and may receive dividends, if any, prior to the time when the restrictions lapse.

•	Restricted stock units may be awarded to participants, typically without payment of consideration or for a nominal purchase price, but subject to vesting conditions including continued employment or performance criteria established by our compensation committee (or our board of directors, in the case of awards to non-employee directors). Like restricted stock, restricted stock units may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

•	SARs granted under the 2014 Plan typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR. Except as required by Section 162(m) of the Code with respect to SARs intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the 2014 Plan on the exercise of SARs or the amount of gain realizable therefrom. Our compensation committee (or the board of directors, in the case of awards to non-employee directors) may elect to pay SARs in cash or in common stock or in a combination of both.

•	Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs or other awards held by the participant.

•	Performance awards may be granted by our compensation committee on an individual or group basis. Generally, these awards will be based upon the attainment of specific performance goals that are established by our compensation committee and relate to one or more performance criteria on a specified date or dates determined by our compensation committee. Any such cash bonus paid to a “covered employee” within the meaning of Section 162(m) of the Code may be, but need not be, qualified performance-based compensation as described below and will be paid in cash.

•	Stock payments may be authorized by our compensation committee (or our board of directors, in the case of awards to non-employee directors) in the form of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement, made in lieu of all or any part of compensation, including bonuses, that would otherwise be payable to employees, consultants or members of our board of directors.

Transferability of Awards. Unless the administrator provides otherwise, our 2014 Plan generally does not allow for the transfer of awards and only the recipient of an option or SAR may exercise such an award during his or her lifetime.

Qualified Performance-Based Compensation. The compensation committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The compensation committee may grant to such covered employees restricted stock, dividend equivalents, stock payments, restricted stock units, cash bonuses and other stock-based awards that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance criteria as applicable to our performance or the performance of a division, business unit or an individual: operating or other costs and expenses, improvements in expense levels, cash flow (including, but not limited to, operating cash flow and free cash flow), return on assets, return on capital, stockholders’ equity, return on stockholders’ equity, total stockholder return, return on sales, gross or net profit or operating margin, working capital, net earnings (either before or after interest, taxes, depreciation and amortization), gross or net sales or revenue, net income (either before or after taxes), adjusted net income, operating earnings or profits, earnings per share, adjusted earnings per share, price per share of common stock, regulatory body approval for commercialization of a product, capital raised in financing transactions or other financing milestones, market recognition (including but not limited to awards and analyst ratings), financial ratios, implementation or completion of critical projects, market share, economic value, comparisons with various stock market indices, and implementation, completion or attainment of objectively determinable objectives relating to research, development, regulatory, commercial, or strategic milestones or development. These performance criteria may be measured in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

The compensation committee may provide that one or more objectively determinable adjustments will be made to one or more of the performance goals established for any performance period. Such adjustments may include one or more of the following: items related to a change in accounting principle, items relating to financing activities, expenses for restructuring or productivity initiatives, other non-operating items, items related to acquisitions, items attributable to the business operations of any entity acquired by us during the performance period, items related to the disposal of a business or segment of a business, items related to discontinued operations that do not qualify as a segment of a business under applicable accounting standards, items attributable to any stock dividend, stock split, combination or exchange of stock occurring during the performance period, any other items of significant income or expense that are determined to be appropriate adjustments, items relating to unusual or extraordinary corporate transactions, events or developments, items related to amortization of acquired intangible assets, items that are outside the scope of our core, on-going business activities, items related to acquired in-process research and development, items relating to changes in tax laws, items relating to major licensing or partnership arrangements, items relating to asset impairment charges, items relating to gains and losses for litigation, arbitration or contractual settlements, or items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions.

Forfeiture, Recoupment and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to awards under the 2014 Plan, the compensation committee has the right to provide, in an award agreement or otherwise, that an award shall be subject to the provisions of any recoupment or clawback policies implemented by us, including, without limitation, any recoupment or clawback policies adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder, to the extent set forth in such recoupment or clawback policy and/or in the applicable award agreement.

Adjustments. If there is any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of our assets to stockholders, or any other change affecting the shares of our common stock or the share price of our common stock other than an equity restructuring (as defined in the 2014 Plan), the plan administrator may make such equitable adjustments, if any, as the plan administrator in its discretion may deem appropriate to reflect such change with respect to (1) the aggregate number and type of shares that may be issued under the 2014 Plan (including, but not limited to, adjustments of the number of shares available under the 2014 Plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the 2014 Plan during any calendar year), (2) the number and kind of shares, or other securities or property, subject to outstanding awards, (3) the number and kind of shares, or other securities or property, for which automatic grants are to be subsequently made to new and continuing non-employee directors, (4) the terms and conditions of any outstanding awards (including, without limitation, any applicable performance targets or criteria with respect thereto), and (5) the grant or exercise price per share for any outstanding awards under the 2014 Plan. If there is any equity restructuring, (1) the number and type of securities subject to each outstanding award and/or the grant or exercise price per share for each outstanding award, if applicable, the grant of new awards, and/or the making of a cash payment to holders of awards, will be proportionately adjusted, and (2) the plan administrator will make proportionate adjustments to reflect such equity restructuring with respect to the aggregate number and type of shares that may be issued under the 2014 Plan (including, but not limited to, adjustments of the number of shares available under the 2014 Plan and the maximum number of shares which may be subject to one or more awards to a participant pursuant to the 2014 Plan during any calendar year). Adjustments in the event of an equity restructuring will not be discretionary. Any adjustment affecting an award intended as “qualified performance-based compensation” will be made consistent with the requirements of Section 162(m) of the Code. The plan administrator also has the authority under the 2014 Plan to take certain other actions with respect to outstanding awards in the event of a corporate transaction, including provision for the cash-out, termination, assumption or substitution of such awards.

Corporate Transactions. In the event of a change in control where the acquirer does not assume awards granted under the 2014 Plan, awards issued under the 2014 Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. Under the 2014 Plan, a change in control is generally defined as:

•	a transaction or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the Securities and Exchange Commission, or SEC) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•	during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•	our consummation (whether we are directly or indirectly involved through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) the sale or other disposition of all or substantially all of our assets in any single transaction or series of transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

•	which results in our voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into our voting securities or the voting securities of the person that, as a result of the transaction, controls us, directly or indirectly, or owns, directly or indirectly, all or substantially all of our assets or otherwise succeeds to our business (we or such person being referred to as a successor entity)) directly or indirectly, at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and

•	after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity; provided, however, that no person or group is treated as beneficially owning 50% or more of combined voting power of the successor entity solely as a result of the voting power held in us prior to the consummation of the transaction.

Amendment, Termination. Our board of directors has the authority to amend, suspend or terminate the 2014 Plan at any time. However, stockholder approval of any amendment to the 2014 Plan will be obtained to the extent necessary to comply with any applicable law, regulation or stock exchange rule. Additionally, stockholder approval is required within 12 months of an increase in the maximum number of shares issuable under the 2014 Plan or that may be issued to an individual in any calendar year. Except as necessary to comply with Section 409A of the Code, no amendment, suspension or termination of the 2014 Plan will impair the rights or obligations of a holder under an award theretofore granted, unless such award expressly so provides or such holder consents. If not terminated earlier by our board of directors, the 2014 Plan will terminate on the tenth anniversary of the date it becomes effective.

Repricing Permitted. Our compensation committee (or the board of directors, in the case of awards to non-employee directors) shall have the authority, without the approval of our stockholders, to authorize the amendment of any outstanding award to reduce its price per share and to provide that an award will be canceled and replaced with the grant of an award having a lesser price per share.

Securities Laws and Federal Income Taxes. The 2014 Plan is designed to comply with various securities and federal tax laws as follows:

Securities Laws. The 2014 Plan is intended to conform to all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3 of the Exchange Act. The 2014 Plan will be administered, and awards will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences. The material federal income tax consequences of the 2014 Plan under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the 2014 Plan. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

•	Stock Options and Stock Appreciation Rights. A 2014 Plan participant generally will not recognize taxable income and we generally will not be entitled to a tax deduction upon the grant of a stock option or stock appreciation right. The tax consequences of exercising a stock option and the subsequent disposition of the shares received upon exercise will depend upon whether the option qualifies as an ISO as defined in Section 422 of the Code. The 2014 Plan permits the grant of options that are intended to qualify as ISOs as well as options that are not intended to so qualify; however, ISOs generally may be granted only to our employees and employees of our parent or subsidiary corporations, if any. Upon exercising an option that does not qualify as an ISO when the fair market value of our stock is higher than the exercise price of the option, a 2014 Plan participant generally will recognize taxable income at ordinary income tax rates equal to the excess of the fair market value of the stock on the date of exercise over the purchase price, and we (or our subsidiaries, if any) generally will be entitled to a corresponding tax deduction for compensation expense, in the amount equal to the amount by which the fair market value of the shares purchased exceeds the purchase price for the shares. Upon a subsequent sale or other disposition of the option shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

Upon exercising an ISO, a 2014 Plan participant generally will not recognize taxable income, and we will not be entitled to a tax deduction for compensation expense. However, upon exercise, the amount by which the fair market value of the shares purchased exceeds the purchase price will be an item of adjustment for alternative minimum tax purposes. The participant will recognize taxable income upon a sale or other taxable disposition of the option shares. For federal income tax purposes, dispositions are divided into two categories: qualifying and disqualifying. A qualifying disposition generally occurs if the sale or other disposition is made more than two years after the date the option was granted and more than one year after the date the shares are transferred upon exercise. If the sale or disposition occurs before these two periods are satisfied, then a disqualifying disposition generally will result.

Upon a qualifying disposition of ISO shares, the participant will recognize long-term capital gain in an amount equal to the excess of the amount realized upon the sale or other disposition of the shares over their purchase price. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date (or, if less, the price at which the shares are sold) over their purchase price will be taxable as ordinary income to the participant. If there is a disqualifying disposition in the same year of exercise, it eliminates the item of adjustment for alternative minimum tax purposes. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the participant.

We will not be entitled to any tax deduction if the participant makes a qualifying disposition of ISO shares. If the participant makes a disqualifying disposition of the shares, we should be entitled to a tax deduction for compensation expense in the amount of the ordinary income recognized by the participant.

Upon exercising or settling an SAR, a 2014 Plan participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid or value of the shares issued upon exercise or settlement. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

•	Restricted Stock and Restricted Stock Units. A 2014 Plan participant generally will not recognize taxable income at ordinary income tax rates and we generally will not be entitled to a tax deduction upon the grant of restricted stock or restricted stock units. Upon the termination of restrictions on restricted stock or the payment of restricted stock units, the participant will recognize taxable income at ordinary income tax rates, and we should be entitled to a corresponding tax deduction for compensation expense, in the amount paid to the participant or the amount by which the then fair market value of the shares received by the participant exceeds the amount, if any, paid for them. Upon the subsequent disposition of any shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares. However, a 2014 Plan participant granted restricted stock that is subject to forfeiture or repurchase through a vesting schedule such that it is subject to a “risk of forfeiture” (as defined in Section 83 of the Code) may make an election under Section 83(b) of the Code to recognize taxable income at ordinary income tax rates, at the time of the grant, in an amount equal to the fair market value of the shares of common stock on the date of grant, less the amount paid, if any, for such shares. We will be entitled to a corresponding tax deduction for compensation, in the amount recognized as taxable income by the participant. If a timely Section 83(b) election is made, the participant will not recognize any additional ordinary income on the termination of restrictions on restricted stock, and we will not be entitled to any additional tax deduction.

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Dividend Equivalents, Stock Payment Awards and Cash-Based Awards. A 2014 Plan participant will not recognize taxable income and we will not be entitled to a tax deduction upon the grant of dividend equivalents, stock payment awards or cash-based awards until cash or shares are paid or distributed to the participant. At that time, any cash payments or the fair market value of shares that the participant receives will be taxable to the participant at ordinary income tax rates and we should be entitled to a corresponding tax deduction for compensation expense. Payments in shares will be valued at the fair market value of the shares at the time of the payment, and upon the subsequent disposition of the shares, the participant will recognize a short-term or long-term capital gain or loss in the amount of the difference between the sales price of the shares and the participant’s tax basis in the shares.

•	Section 409A of the Code. Certain types of awards under the 2014 Plan may constitute, or provide for, a deferral of compensation under Section 409A. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal income tax (and, potentially, certain interest penalties). To the extent applicable, the 2014 Plan and awards granted under the 2014 Plan will be structured and interpreted to comply with Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Section 409A.

•	Section 162(m) Limitation. In general, under Section 162(m) of the Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for certain executive officers exceeds $1.0 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” if an independent compensation committee determines performance goals and if the material terms of the performance-based compensation are disclosed to and approved by our stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date. Under a Section 162(m) transition rule for compensation plans of corporations which are privately held and which become publicly held in an initial public offering, certain awards under the 2014 Plan will not be subject to Section 162(m) until a specified transition date, which is the earlier of (1) the material modification of the 2014 Plan, (2) the issuance of all employer stock and other compensation that has been allocated under the 2014 Plan, or (3) the first annual meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs. After the transition date, rights or awards granted under the 2014 Plan, other than options and SARs, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

We have attempted to structure the 2014 Plan in such a manner that, after the transition date, the compensation attributable to stock options and SARs which meet the other requirements of Section 162(m) will not be subject to the $1.0 million limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue.

2013 Stock Option Plan

Our board of directors and certain of our stockholders approved the Exagen Diagnostics, Inc. 2013 Stock Option Plan, or the 2013 Plan, which became effective in December 2012.

As of June 30, 2014, a total of 8,893,246 shares of our common stock were reserved for issuance under the 2013 Plan. As of June 30, 2014, 213,000 shares of our common stock were subject to outstanding option awards and 8,646,496 shares of our common stock remained available for future issuance. The 2013 Plan will expire in December 2022 unless earlier terminated by our board of directors. Following the effectiveness of the 2014 Plan, no additional awards will be granted under the 2013 Plan.

Administration. The board of directors administers the 2013 Plan. Subject to the terms and conditions of the 2013 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, determine the number of awards to grant, determine the number of shares to be subject to such awards, and the terms and conditions of such awards, and make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2013 Plan. The plan administrator is also authorized to establish, adopt, amend or revise rules relating to administration of the 2013 Plan, subject to certain restrictions.

Eligibility. Options may be granted to individuals who are then our employees, consultants and members of our board of directors. Only employees may be granted ISOs.

Awards. The 2013 Plan permits the award of stock options. Only stock options have been granted under the 2013 Plan to date. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

•	NQSOs provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of stock on the date of grant, and usually will become exercisable (at the discretion of our board of directors) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee (or the board of directors, in the case of awards to non-employee directors). NQSOs may be granted for any term specified by our compensation committee (or the board of directors, in the case of awards to non-employee directors), but the term may not exceed ten years.

•	ISOs are designed to comply with the provisions of the Internal Revenue Code and are subject to specified restrictions contained in the Internal Revenue Code applicable to ISOs. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock on the date of grant, the 2013 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire on the fifth anniversary of the date of its grant.

Corporate Transactions. In the event of a corporate transaction, all outstanding stock options will become fully vested and exercisable for the 30-day period immediately preceding the closing of such transaction (provided that the exercise of any stock option that would have been unvested but for the consummation of the change in control will be subject to the closing of the transaction). In addition, in the event of a corporate transaction, the board of directors may provide for the cash-out of outstanding stock options for an amount equal to the fair market value of the shares of our common stock subject to the stock option immediately prior to the consummation of such transaction less the exercise price of such option. Any options that are outstanding as of the consummation of a corporate transaction will terminate unless the acquirer assumes such awards or are otherwise continued in effect pursuant to the terms of the transaction. Under the 2013 Plan, a corporate transaction is generally defined as:

•	a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction; or

•	the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company.

Amendment or Termination of the 2013 Plan. Our board of directors may terminate, amend or modify the 2013 Plan, provided that any termination of the plan must be upon 30 days’ written notice to participants.

However, stockholder approval of any amendment to the 2013 Plan must be obtained to reduce the option price per share after the option has been granted or the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule.

Securities Laws and Federal Income Taxes. The 2013 Plan is designed to comply with applicable securities laws in the same manner as described above in the description of the 2014 Plan under the heading “—2014 Incentive Award Plan—Securities Laws and Federal Income Taxes—Securities Laws.” The general federal tax consequences of awards under the 2013 Plan are the same as those described above in the description of the 2014 Plan under the heading “—2014 Incentive Award Plan—Securities Laws and Federal Income Taxes—Federal Income Taxes.”

2002 Stock Option Plan

On January 29, 2002, our board of directors and our stockholders approved the Exagen Corporation Stock Option Plan, as amended, or the 2002 Plan.

As of June 30, 2014, 8,458,470 shares of our common stock were subject to outstanding option awards under the 2002 Plan. The 2002 Plan expired in accordance with its terms in December 2012 and no additional awards will be granted under the 2002 Plan.

Administration. The board of directors administers the 2002 Plan. Subject to the terms and conditions of the 2002 Plan, the administrator has the authority to select the persons to whom awards are to be made, to determine the type or types of awards to be granted to each person, determine the number of awards to grant, determine the number of shares to be subject to such awards, and the terms and conditions of such awards, and make all other determinations and decisions and to take all other actions necessary or advisable for the administration of the 2002 Plan. The plan administrator is also authorized to establish, adopt, amend or revise rules relating to administration of the 2002 Plan, subject to certain restrictions.

Eligibility. Options were able to be granted to individuals who are then our employees, consultants and members of our board of directors. Only employees may be granted ISOs.

Awards. The 2002 Plan permitted the award of stock options. Only stock options were granted under the 2002 Plan. Each award is set forth in a separate agreement with the person receiving the award and indicates the type, terms and conditions of the award.

•	NQSOs provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of stock on the date of grant, and usually will become exercisable (at the discretion of our board of directors) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee (or the board of directors, in the case of awards to non-employee directors). NQSOs may be granted for any term specified by our compensation committee (or the board of directors, in the case of awards to non-employee directors), but the term may not exceed ten years.

•	ISOs are designed to comply with the provisions of the Internal Revenue Code and are subject to specified restrictions contained in the Internal Revenue Code applicable to ISOs. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of our capital stock on the date of grant, the 2002 Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire on the fifth anniversary of the date of its grant.

Corporate Transactions. In the event of a corporate transaction where the acquirer does not assume awards granted under the 2002 Plan, awards issued under the 2002 Plan will terminate as of a date to be fixed by our board of directors. Under the 2002 Plan, a corporate transaction is generally defined as a merger or consolidation in which securities possessing more than 50% of the total combined voting power of our company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or the sale, transfer or other disposition of all or substantially all of our assets in a complete liquidation or dissolution.

Amendment of the 2002 Plan. Our board of directors may amend or modify the 2002 Plan. However, stockholder approval of any amendment to the 2002 Plan must be obtained to reduce the option price per share after the option has been granted or the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule.

Securities Laws and Federal Income Taxes. The 2002 Plan is designed to comply with applicable securities laws in the same manner as described above in the description of the 2014 Plan under the heading “—2014 Incentive Award Plan—Securities Laws and Federal Income Taxes—Securities Laws.” The general federal tax consequences of awards under the 2002 Plan are the same as those described above in the description of the 201 Plan under the heading “—2014 Incentive Award Plan—Securities Laws and Federal Income Taxes—Federal Income Taxes.”

2014 Employee Stock Purchase Plan

Concurrently with this offering, we intend to establish the Exagen Diagnostics, Inc. 2014 Employee Stock Purchase Plan, or the ESPP. We expect our board of directors to adopt, and our stockholders to approve, the ESPP prior to the completion of this offering. The ESPP will become effective on the business day prior to the public trading date of our common stock. Our executive officers and all of our other employees will be allowed to participate in our ESPP, subject to the eligibility requirements described below. The material terms of the ESPP, as it is currently contemplated, are summarized below. Our board of directors is still in the process of developing, approving and implementing the ESPP and, accordingly, this summary is subject to change.

A total of                 shares of our common stock will initially be reserved for issuance under our ESPP. In addition, the number of shares available for issuance under the ESPP will be annually increased on the first day of each calendar year during the term of the ESPP, beginning with January 1, 2015, by an amount equal to the least of:

•	shares;

•	1% of the outstanding shares of our common stock as of the last day of our immediately preceding calendar year; or

•	such other amount as may be determined by our board of directors.

The ESPP will also provide for an aggregate limit of             shares of common stock that may be issued under the ESPP during the term of the ESPP.

Our board of directors or its committee has full and exclusive authority to interpret the terms of the ESPP and determine eligibility. We expect that our compensation committee will be the initial administrator of the ESPP.

Our employees are eligible to participate in the ESPP if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted rights to purchase stock under our ESPP if such employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our common or other class of stock.

Our ESPP is intended to qualify under Code Section 423 and stock will be offered under the ESPP during offering periods. The length of the offering periods under the ESPP will be determined by our compensation committee and may be up to 27 months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates will be determined by the compensation committee for each offering period, but will generally be the last day in each offering period. Offering periods under the ESPP will commence when determined by our compensation committee. The compensation committee may, in its discretion, modify the terms of future offering periods.

Our ESPP permits participants to purchase common stock through payroll deductions of up to 20% of their eligible compensation, which includes a participant’s gross base compensation for services to the company, excluding overtime payments, sales commissions, incentive compensation, bonuses, expense reimbursements, fringe benefits and other special payments. A participant may purchase a maximum of             shares of common stock during each offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the ESPP at a rate in excess of $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our common stock as of the first day of the offering period).

On the first trading day of each offering period, each participant automatically is granted an option to purchase shares of our common stock. The option expires at the end of the offering period or upon termination of employment, whichever is earlier, but is exercised at the end of each purchase period to the extent of the payroll deductions accumulated during such purchase period. The purchase price of the shares will be 85% of the lower of the fair market value of our common stock on the first trading day of the offering period or on the applicable purchase date, unless designated otherwise by the administrator. Participants may end their participation at any time during an offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of common stock. Participation ends automatically upon termination of employment with us.

A participant may not transfer rights granted under the ESPP other than by will, the laws of descent and distribution or as otherwise provided under the ESPP.

In the event of certain significant transactions or a change in control (as defined in the ESPP), the compensation committee may provide for: (1) either the termination of outstanding rights in exchange for cash or replacement of outstanding rights in exchange for other rights or property selected by the administrator; (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any; (3) the adjustment in the number and type of shares of stock subject to outstanding rights and/or in the terms and conditions of outstanding rights and rights that may be granted in the future; (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next purchase date and termination of any rights under ongoing offering periods; or (5) the termination of all outstanding rights without being exercised. Under the ESPP, a change in control has the same definition as given to such term in the 2014 Plan.

The compensation committee may amend, suspend or terminate the ESPP. However, stockholder approval of any amendment to the ESPP will be obtained for any amendment which changes the aggregate number or type of shares that may be sold pursuant to rights under the ESPP, changes the corporations or classes of corporations whose employees are eligible to participate in the ESPP or changes the ESPP in any manner that would cause the ESPP to no longer be an employee stock purchase plan within the meaning of Section 423(b) of the Code. The ESPP will terminate no later than the tenth anniversary of the ESPP’s initial adoption by our board of directors.

Securities Laws. The ESPP has been designed to comply with various securities laws in the same manner as described above in the description of the 2014 Plan.

Federal Income Taxes. The material federal income tax consequences of the ESPP under current federal income tax law are summarized in the following discussion, which deals with the general tax principles applicable to the ESPP. The following discussion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change. Foreign, state and local tax laws, and employment, estate and gift tax considerations are not discussed due to the fact that they may vary depending on individual circumstances and from locality to locality.

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be taxable to a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP (i.e., the first day of the offering period). In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant will generally be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the first day of the offering period during which the shares were purchased and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of: (1) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price; or (2) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.

If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and we will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and we will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Limitations of Liability and Indemnification Matters

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that if Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated bylaws would permit indemnification. We have obtained directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our amended and restated certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the indemnification provisions of our amended and restated certificate of incorporation, our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions since January 1, 2011 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Preferred Stock Financings and Convertible Notes and Warrant Financing

Series A-1, A-2 and A-3 Redeemable Convertible Preferred Stock Financings. In December 2011, in connection with our Series A-2 and Series B-2 redeemable convertible preferred stock financing, all 3,896,531 of our outstanding shares of Series A-1 redeemable convertible preferred stock and 273,182 outstanding warrants to purchase shares of Series A-1 redeemable convertible preferred stock were converted into 3,896,531 shares of our common stock and warrants to purchase an aggregate of 273,182 shares of our common stock, and we converted 1,598,226 shares of common stock into 1,598,226 shares of our Series A-2 redeemable convertible preferred stock. In February and April 2012, we converted an additional 45,710 shares of common stock into Series A-2 redeemable convertible preferred stock. In September 2012, in connection with our Series C redeemable convertible preferred stock financing described below, all 1,643,396 of our Series A-2 redeemable convertible preferred stock were converted into 1,643,396 shares of common stock. In September 2012, in connection with our Series C redeemable convertible preferred stock financing described below, we converted 1,474,795 shares of common stock into 1,474,795 shares of Series A-3 redeemable convertible preferred stock.

Series B-1, B-2 and B-3 Redeemable Convertible Preferred Stock, Note and Warrant Financings. Between January 2011 and October 2011, we issued and sold 1,896,367 shares of our Series B-1 redeemable convertible preferred stock and 1,090,514 warrants to purchase shares of our Series B-1 redeemable convertible preferred stock. In December 2011, in connection with our Series A-2 and Series B-2 redeemable convertible preferred stock financing, all 1,896,367 shares of our Series B-1 redeemable convertible preferred stock were converted into 1,896,367 shares of common stock, and all of our outstanding Series B-1 warrants to purchase up to an aggregate of 1,812,288 shares of Series B-1 redeemable convertible preferred stock were converted into warrants to purchase an aggregate of up to 1,812,288 shares of our common stock. In December 2011, we issued 24,283,557 shares our Series B-2 redeemable convertible preferred stock at a purchase price of $0.25 per share, for aggregate consideration of approximately $6.0 million, and we also converted an aggregate principal amount of $5,810,422 of promissory notes plus interest of $105,418 into 23,663,361 shares of Series B-2 redeemable convertible preferred stock. In February 2012 and April 2012, we also issued 1,651,134 shares of our Series B-2 redeemable convertible preferred stock at a purchase price of $0.25 per share, for aggregate consideration of approximately $0.4 million. In September 2012, in connection with the sales of Series C redeemable convertible preferred stock, all 49,598,052 outstanding shares of our Series B-2 redeemable convertible preferred stock were converted into 49,598,052 shares of common stock. In September 2012, we converted 44,539,977 shares of common stock into 44,539,977 shares of our Series B-3 redeemable convertible preferred stock.

Series C Redeemable Convertible Preferred Stock Financing. From September 2012 to December 2012, we issued and sold to investors in private placements an aggregate of 23,750,389 shares of our Series C redeemable convertible preferred stock at a purchase price of $0.25 per share, for aggregate consideration of approximately $5.9 million. In connection with this financing, in September 2012 all 1,643,396 outstanding shares of our Series A-2 redeemable convertible preferred stock and 49,598,052 shares of our Series B-2 redeemable convertible preferred stock were converted into 1,643,396 and 49,598,052 shares of common stock, respectively.

Series D Redeemable Convertible Preferred Stock, Note and Warrant Financings. In May 2013, June 2013 and August 2013, we issued a total of $2,430,531 in unsecured convertible promissory notes, or the 2013 Notes, which accrued interest at 10%. In October 2013, the 2013 Notes and $66,653 in accrued interest were converted into

12,485,914 shares of Series D redeemable convertible preferred stock, at a 20% discount to the offering price of $0.25 per share. In October 2013, we also issued and sold to investors in private placements an aggregate of 10,079,172 shares of our Series D redeemable convertible preferred stock at a purchase price of $0.25 per share, for aggregate consideration of approximately $2.5 million. From October 2013 to November 2013, we also issued warrants to purchase up to an aggregate of 4,174,430 shares of our Series D redeemable convertible preferred stock at an exercise price of $0.25 per share and warrants to purchase up to 3,186,430 shares of our common stock at an exercise price of $0.01 per share. We expect the 2013 Warrants to be net exercised in connection with the completion of this offering, resulting in the issuance of an aggregate of             shares of common stock, assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus. If these 2013 Warrants are not exercised prior to the completion of this offering, they will terminate.

2014 Convertible Note Financing. In July 2014, we sold an aggregate of $4.0 million of convertible promissory notes to certain existing investors in a private placement with certain existing investors, or the 2014 Notes. The 2014 Notes accrue interest at a rate of 12% per annum and become due and payable nine months from the date of issuance. The principal amount of the 2014 Notes and accrued interest thereon will automatically convert into shares of our common stock upon completion of this offering at a conversion price equal to 80% of our initial public offering price. If a liquidation (as defined in our current amended and restated certificate of incorporation) occurs prior to the completion of this offering, the holders of the 2014 Notes may elect to (1) receive the repayment of the notes or (2) convert the notes into shares of Series D redeemable convertible preferred stock at a conversion price of $0.25 per share, subject to adjustment pursuant to the terms thereof. In connection with the completion of this offering, the 2014 Notes (including accrued interest thereon) will automatically convert into             shares of common stock, assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus and assuming the conversion occurs on             , 2014 (the expected closing date of this offering).

The following table sets forth the aggregate number of these securities acquired by the listed directors, executive officers or holders of more than 5% of our capital stock, or their affiliates. Each share of, or warrants exercisable for shares of, redeemable convertible preferred stock identified in the following table will convert into one share of, or warrants exercisable for, one share of common stock, upon completion of this offering.

Participants	Series A-3 Redeemable Convertible Preferred Stock	Series B-3 Redeemable Convertible Preferred Stock	Series C Redeemable Convertible Preferred Stock	Series D Redeemable Convertible Preferred Stock	Series D Warrants	Common Stock	Common Stock Warrants	Principal Amount of 2014 Notes
5% or Greater Stockholders(1)
Entities affiliated with NMSIC Co-Investment Fund, L.P.(2)	607,168	18,215,069	8,081,136	8,916,385	—	2,217,248	426,525	$1,900,000
Tullis-Dickerson Capital Focus III, L.P.	468,321	14,049,638	8,000,000	7,382,122	—	18,237	250,000	600,000
Hunt Holdings, L.P.(2)	219,548	6,586,444	4,922,084	3,969,068	—	131,581	263,347	1,000,000
Entities affiliated with Capital Royalty Partners(3)	—	—	—	—	3,186,430	—	3,186,430	—
Entities affiliated with vSpring Partners(4)	—	—	—	—	—	5,953,112	159,493	—
Directors
Ebetuel Pallares, Ph.D.(5)	15,900	768,788	542,800	388,559	—	32,971	36,654	100,000
Samuel Riccitelli(6)	—	4,200	20,000	63,753	—	—	—	8,301

(1)	Additional details regarding these stockholders and their equity holdings are provided herein under “Principal Stockholders.”
(2)	Represents securities held by NMSIC Co-Investment Fund, L.P. and NMSIC Focused LLC.
(3)	Represents securities held by Capital Royalty Partners II L.P., Capital Royalty Partners II Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P.
(4)	Represents securities held by vSpring SBIC, L.P., vSpring L.P. and vSpring Partners, L.P.
(5)	Represents securities held by CCP/Exagen, L.P.
(6)	Effective September 2014, Mr. Riccitelli no longer serves as a director.

Some of our directors are associated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Brian Birk	NMSIC Co-Investment Fund, L.P.
Curt LaBelle, M.D.	Tullis-Dickerson Capital Focus III, L.P.

Investors’ Rights Agreement

We entered into a fourth amended and restated investors’ rights agreement in October 2013 with the holders of our redeemable convertible preferred stock, including entities with which certain of our directors are affiliated. This agreement provides for certain rights relating to the registration of their shares of common stock issuable upon conversion of their redeemable convertible preferred stock and certain additional covenants made by us. Except for the registration rights (including the related provisions pursuant to which we have agreed to indemnify the parties to the investors’ rights agreement), all rights under this agreement will terminate upon completion of this offering. The registration rights will continue following this offering and will terminate three years following the completion of this offering, or for any particular holder with registration rights, at such time following this offering when such holder holds less than one percent of our outstanding common stock and may immediately sell all of such shares pursuant to Rule 144 under the Securities Act in a 90-day period. See “Description of Capital Stock—Registration Rights” for additional information.

Stockholders’ Agreement

We entered into a fourth amended stockholders’ agreement in October 2013 by and among us and certain of our stockholders, pursuant to which the following directors were each elected to serve as members on our board of directors and, as of the date of this prospectus, continue to so serve: Brian Birk, Curt LaBelle, M.D., Ebetuel Pallares, Ph.D., Fortunato Ron Rocca, Frank Witney, Ph.D. and John M. Radak. Pursuant to the stockholders’ agreement, Mr. Rocca, as our Chief Executive Officer, was initially selected to serve on our board of directors as a representative of holders of our common stock, as designated by a majority of our common stockholders. Mr. Birk, Dr. LaBelle and Dr. Pallares were initially selected to serve on our board of directors as representatives of holders of our redeemable convertible preferred stock, as designated by NMSIC Co-Investment Fund, L.P., Tullis-Dickerson Capital Focus III, L.P. and CCP/Exagen, L.P. and Hunt Holdings, L.P., respectively. Dr. Witney and Mr. Radak were selected to serve on our board of directors as designated by a majority of our common and redeemable convertible preferred stockholders, voting together as a single class. The stockholders’ agreement also provides for certain other rights, including among others, a right of first refusal to purchase future securities.

The stockholders’ agreement, and all the rights granted pursuant to it, will terminate upon the completion of this offering, and members previously elected to our board of directors pursuant to this agreement will continue to serve as directors until they resign, are removed or their successors are duly elected by holders of our common stock. The composition of our board of directors after this offering is described in more detail under “Management—Board Composition and Election of Directors.”

Employment Agreements

We have entered into an offer letter with Dr. Dervieux. For more information regarding this agreements, see the section in this prospectus entitled “Executive and Director Compensation—Narrative Disclosure to Compensation Tables—Employment Agreements.”

In September 2011, we entered into a license agreement with Dr. Dervieux, the Company’s Chief Scientific Officer, and his company, DeNovo. The license agreement, covering novel methods for monitoring low-dose methotrexate therapy, relates to technology developed by Dr. Dervieux prior to joining the Company. The technology has yet to be used by us. Under the agreement, Dr. Dervieux would be eligible to receive up to $600,000 when and if we achieve certain sales milestones and a single-digit percentage royalty on sales on an ongoing basis.

Loan Arrangements

In 2010, we entered into a subordinated secured promissory note agreement with existing equity holders and a mezzanine lender, and $750,000 of the loan proceeds committed under such agreement were provided by NMSIC Co-Investment Fund L.P., or the NMSIC Note. The NMSIC Note was secured by substantially all of our assets, bore interest at 6.0% and matured in October 2012, at which time, it was repaid in full. In conjunction with the NMSIC Note, NMSIC received warrants to purchase up to 131,250 shares of our common stock at a price of $3.75 per share. These warrants contained the right to require us to purchase the warrants for a total of $150,000, which right NMSIC exercised in October 2013.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers prior to the completion of this offering. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. For further information, see “Executive and Director Compensation—Limitations of Liability and Indemnification Matters.”

Stock Option Grants to Executive Officers and Directors

We have granted stock options to our executive officers and certain of our directors as more fully described in the section entitled “Executive and Director Compensation.”

Policies and Procedures for Related Person Transactions

Our board of directors will adopt written related person transaction policy, to be effective upon the completion of this offering, setting forth the policies and procedures for the review and approval or ratification of related-person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of August 31, 2014, and as adjusted to reflect the sale of shares of common stock in this offering, by:

•	each of our named executive officers;

•	each of our then-current directors;

•	all of our executive officers and directors as a group; and

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 102,307,211 shares of common stock outstanding on August 31, 2014, which gives effect to the automatic conversion of all outstanding shares of redeemable convertible preferred stock into shares of common stock. Our calculation of beneficial ownership after the offering gives additional effect to the issuance of             shares of our common stock in connection with the completion of this offering as a result of the automatic conversion of the $4.0 million in aggregate principal amount of convertible promissory notes we issued in July 2014, or the 2014 Notes (including accrued interest thereon), assuming an initial public offering price of $         per share, which is the midpoint of the price range listed on the cover page of this prospectus and assuming the conversion occurs on             , 2014 (the expected closing date of this offering). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of August 31, 2014 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Exagen Diagnostics, Inc., 1261 Liberty Way, Suite C, Vista, California 92081. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% or Greater Stockholders
Entities affiliated with NMSIC Co-Investment Fund, L.P.(1)	38,463,531	37.4%		%
301 Griffin Street
Santa Fe, NM 87501

Tullis-Dickerson Capital Focus III, L.P.(2)	30,168,318	29.4%		%
One Stamford Plaza
263 Tresser Boulevard
Stamford, CT 06901

Hunt Holdings, L.P.(3).	16,092,072	15.7%		%
c/o Joseph Advisory Services, LLC
3800 N. Mesa St., Suite A-2, #371
El Paso, TX 79902

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage

Entities affiliated with vSpring Partners(4)	6,112,605	6.0%		%
c/o Signal Peak Ventures
2795 E. Cottonwood Parkway, Suite #360
Salt Lake City, UT 84121

Entities affiliated with Capital Royalty Partners(5)	6,372,860	5.9%		%
1000 Main Street, Suite 2500
Houston TX, 77002

Named Executive Officers and Directors
Fortunato Ron Rocca(6)	2,242,908	2.1%		%
Wendy Swedick(7)	584,131	*		%
Thierry Dervieux, Ph.D.(8)	579,964	*		%
Curt LaBelle, M.D.(2)	30,168,318	29.4%		%
Brian Birk(1)	38,463,531	37.4%		%
Ebetuel Pallares, Ph.D.(9)	1,785,672	1.7%		%
Samuel Riccitelli(10)	491,676	*		%
Michael J. Walsh(11)	614,775	*		%
Arthur Weinstein, M.D.	—	—		%
All executive officers and directors as a group (9 persons) (12)	74,930,975	69.7%		%

*	Less than 1%.
(1)	Consists of (a) 37,203,826 shares of common stock and 426,525 shares of common stock issuable upon the exercise of warrants to purchase common stock, which warrants will terminate if not exercised upon completion of this offering, held by NMSIC Co-Investment Fund, L.P., or NMSIC, and (b) 833,180 shares of common stock held by NMSIC Focused, LLC, or NMSIC Focused. In addition, beneficial ownership after the offering gives additional effect to the issuance of shares of common stock issuable upon the conversion of 2014 Notes held by NMSIC Focused, LLC, assuming an initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, and assuming the conversion occurs on , 2014 (the expected closing date of this offering). The general partner of NMSIC is Sun Mountain Capital Partners LLC, or Sun Mountain. NMSIC is the sole member of NMSIC Focused. The members of Sun Mountain are Brian Birk, one of our directors, Sally Corning, Lee Rand and Leslie Shaw. As a result, each of Sun Mountain, Mr. Birk, Ms. Corning, Mr. Rand and Ms. Shaw may be deemed to possess voting and investment control over, and may be deemed to have indirect beneficial ownership with respect to, all shares held by NMSIC or NMSIC Focused. Neither Sun Mountain, Mr. Birk, Ms. Corning, Mr. Rand nor Ms. Shaw owns directly any of the shares. Each of Sun Mountain, Mr. Birk, Ms. Corning, Mr. Rand and Ms. Shaw disclaims beneficial ownership of the shares held by NMSIC or NMSIC Focused, except to the extent of their pecuniary interest therein.
(2)	Consists of 29,918,318 shares of common stock and 250,000 shares of common stock issuable upon the exercise of warrants to purchase common stock, which warrants will terminate if not exercised upon completion of this offering. In addition, beneficial ownership after the offering gives additional effect to the issuance of shares of common stock issuable upon the conversion of 2014 Notes held by Tullis-Dickerson Capital Focus III, L.P., or Tullis, assuming an initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, and assuming the conversion occurs on , 2014 (the expected closing date of this offering). Tullis-Dickerson Partners III, LLC is the sole general partner of Tullis. Curt LaBelle, M.D., one of our directors, is a Principal of Tullis-Dickerson Partners III, LLC. As a result, each of Tullis-Dickerson Partners III, LLC and Dr. LaBelle may be deemed to possess voting and investment control over, and may be deemed to have an indirect beneficial ownership with respect to, all shares held by Tullis.

(3)	Consists of 15,828,725 shares of common stock and 263,347 shares of common stock issuable upon the exercise of warrants to purchase common stock, which warrants will terminate if not exercised upon completion of this offering, held by Hunt Holdings, L.P., or Hunt. In addition, beneficial ownership after the offering gives additional effect to the issuance of shares of common stock issuable upon the conversion of 2014 Notes held by Hunt, assuming an initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, and assuming the conversion occurs on , 2014 (the expected closing date of this offering).
(4)	Consists of (a) 5,079,948 shares of common stock and 139,727 shares of common stock issuable upon the exercise of warrants to purchase common stock, which warrants will terminate if not exercised upon completion of this offering, held by vSpring SBIC, L.P., or vSpring SBIC, (b) 773,714 shares of common stock and 17,515 shares of common stock issuable upon the exercise of warrants to purchase common stock, which warrants will terminate if not exercised upon completion of this offering, held by vSpring L.P., or vSpring, and (c) 99,450 shares of common stock and 2,251 shares of common stock issuable upon the exercise of warrants to purchase common stock, which warrants will terminate if not exercised upon completion of this offering, held by vSpring Partners, L.P., or vSpring Partners. The general partner of vSpring SBIC, L.P. is vSpring SBIC Management LLC. The general partner of vSpring and vSpring Partners is vSpring Management, LLC. The managing members of vSpring SBIC Management LLC and vSpring Management, LLC are Scott Petty and Dinesh Patel. As a result, each of vSpring SBIC Management LLC, vSpring Management, LLC, Mr. Petty and Mr. Patel may be deemed to possess voting and investment control over, and may be deemed to have indirect beneficial ownership with respect to, all shares held by vSpring, vSpring SBIC and vSpring Partners. Neither vSpring SBIC Management LLC, vSpring Management, LLC, Mr. Petty nor Mr. Patel owns directly any of the shares. Each of vSpring SBIC Management LLC, vSpring Management, LLC, Mr. Petty and Mr. Patel disclaims beneficial ownership of the shares held by vSpring, vSpring SBIC and vSpring Partners, except to the extent of their pecuniary interest therein.
(5)	Includes (a) 1,614,300 shares of common stock issuable upon the exercise of the 2013 Warrants held by Capital Royalty Partners II L.P., which warrants will terminate if not exercised upon completion of this offering, (b) 2,702,302 shares of common stock issuable upon the exercise of the 2013 Warrants held by Capital Royalty Partners II Parallel Fund “A” L.P., which warrants will terminate if not exercised upon completion of this offering, and (c) 2,056,258 shares of common stock issuable upon the exercise of the 2013 Warrants to purchase common stock held by Parallel Investment Opportunities Partners II L.P., which warrants will terminate if not exercised upon completion of this offering. In addition, beneficial ownership after the offering gives additional effect to the issuance of , and shares of common stock to Capital Royalty Partners II L.P., Capital Royalty Partners II Parallel Fund “A” L.P. and Parallel Investment Opportunities Partners II L.P., respectively, as a result of the expected net exercise of the 2013 Warrants in connection with the completion of this offering. Capital Royalty Partners II L.P.’s general partner is Capital Royalty Partners II GP L.P., whose general partner is Capital Royalty Partners II GP LLC. Capital Royalty Partners II—Parallel Fund “A” L.P.’s general partner is Capital Royalty Partners II—Parallel Fund “A” GP L.P., whose general partner is Capital Royalty Partners II—Parallel Fund “A” GP LLC. Parallel Investment Opportunities Partners II L.P.’s general partner is Parallel Investment Opportunities Partners II GP L.P., whose general partner is Parallel Investment Opportunities Partners II LLC. Capital Royalty Partners II GP LLC, Capital Royalty Partners II—Parallel Fund “A” GP LLC and Parallel Investment Opportunities Partners II LLC are controlled by Charles Tate, as is Capital Royalty LP, the investment manager for all of the foregoing.
(6)	Consists of 2,242,908 shares which Mr. Rocca has the right to acquire pursuant to outstanding options which are or will be immediately exercisable within 60 days of August 31, 2014.
(7)	Consists of 584,131 shares which Ms. Swedick has the right to acquire pursuant to outstanding options which are or will be immediately exercisable within 60 days of August 31, 2014.
(8)	Consists of 579,964 shares which Dr. Dervieux has the right to acquire pursuant to outstanding options which are or will be immediately exercisable within 60 days of August 31, 2014.
(9)

Consists of 1,749,018 shares of common stock and 36,654 shares of common stock issuable upon the exercise of warrants to purchase common stock, which warrants will terminate if not exercised upon completion of this offering, held by CCP/Exagen, L.P., or CCP. In addition, beneficial ownership after the offering gives additional effect to the issuance of shares of common stock issuable upon the conversion of 2014 Notes held CCP, assuming an initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, and assuming the conversion occurs on , 2014 (the expected closing date of this offering). Dr. Pallares, one of our directors, is a co-manager of CCP. As a result, each of CCP and Dr. Pallares may be deemed to possess voting and investment control over, and may be deemed to have an indirect beneficial ownership with respect to, all shares held by CCP.
(10)	Consists of 87,953 shares of common stock and 403,723 shares which Mr. Riccitelli has the right to acquire pursuant to outstanding options which are or will be immediately exercisable within 60 days of August 31, 2014. In addition, beneficial ownership after the offering gives additional effect to the issuance of shares of common stock issuable upon the conversion of 2014 Notes held by Mr. Riccitelli, assuming an initial public offering price of $ per share, which is the midpoint of the price range listed on the cover page of this prospectus, and assuming the conversion occurs on , 2014 (the expected closing date of this offering). Effective September 2014, Mr. Riccitelli no longer serves as a director.
(11)	Consists of 614,775 shares which Mr. Walsh has the right to acquire pursuant to outstanding options which are or will be immediately exercisable within 60 days of August 31, 2014. Effective September 2014, Mr. Walsh no longer serves as a director.
(12)	Includes shares of common stock issuable upon the exercise of outstanding options, which are or will be immediately exercisable within 60 days of August 31, 2014, as set forth in the previous footnotes. In addition, beneficial ownership after this offering includes shares of common stock issuable upon the conversion of the 2014 Notes, as set forth in the previous footnotes.

DESCRIPTION OF CAPITAL STOCK

General

Following the completion of this offering, our authorized capital stock will consist of 200,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share. The following description summarizes some of the terms of our fifteenth amended and restated certificate of incorporation and amended and restated bylaws, our outstanding warrants, the investors’ rights agreement and of the Delaware General Corporation Law. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description you should refer to our amended and restated certificate of incorporation, amended and restated bylaws, warrants and investors’ rights agreement, copies of which have been filed or incorporated by reference as exhibits to the registration statement of which the prospectus is a part, as well as the relevant provisions of the Delaware General Corporation Law.

Common Stock

As of June 30, 2014, there were                  shares of our common stock outstanding and held of record by 48 stockholders, assuming (1) the automatic conversion of all outstanding shares of our redeemable convertible preferred stock into shares of common stock, which will automatically occur immediately prior to the completion of this offering and (2) the issuance of              shares of common stock as a result of the expected net exercise of outstanding warrants, or the 2013 Warrants, in connection with the completion of this offering, assuming an initial public offering price of $         per share, which is the midpoint of the price range on the cover page of this prospectus, which 2013 Warrants will terminate if not exercised prior to the completion of this offering. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon the completion of this offering will be, duly authorized, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Upon completion of this offering, all of our previously outstanding shares of redeemable convertible preferred stock will have been converted into common stock, there will be no authorized shares of our previously redeemable convertible preferred stock and we will have no shares of preferred stock outstanding. Under the terms of our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, our board of directors has the authority, without further action by our stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the dividend, voting and other rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in our control and may adversely affect the market price of the common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock.

Options

As of June 30, 2014, options to purchase 8,671,470 shares of our common stock were outstanding under our 2002 and 2013 stock option plans, of which 5,670,308 were vested and exercisable as of that date.

Warrants

As of June 30, 2014, 4,881,900 shares of our common stock were issuable upon exercise of outstanding warrants to purchase common stock with a weighted average exercise price of $1.31 per share. Of these warrants, we expect warrants to purchase                  shares of common stock to be net exercised in connection with the completion of this offering, resulting in the issuance of an aggregate of                  shares of common stock assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus. If the remaining warrants are not exercised prior to the completion of this offering, they will terminate.

As of June 30, 2014, 4,174,430 shares of our Series D redeemable convertible preferred stock were issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.25 per share. We expect these warrants to be net exercised in connection with the completion of this offering, resulting in the issuance of an aggregate of                  shares of common stock assuming an initial public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus. If these warrants are not exercised prior to the completion of this offering, they will terminate.

Each of the above warrants has a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares of our common stock based on the fair market value of our common stock at the time of the net exercise of the warrant after deduction of the aggregate exercise price. These warrants also contain provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrants in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

Convertible Promissory Notes

In July 2014, we sold an aggregate of $4.0 million of convertible promissory notes to certain existing investors in a private placement with certain existing investors. We refer to these notes as the 2014 Notes. The 2014 Notes accrue interest at a rate of 12% per annum and become due and payable nine months from the date of issuance. The principal amount of the 2014 Notes and accrued interest thereon will automatically convert into shares of our common stock upon completion of this offering at a conversion price equal to 80% of our initial public offering price. If a liquidation (as defined in our current amended and restated certificate of incorporation) occurs prior to the completion of this offering, the holders of the 2014 Notes may elect to (1) receive the repayment of the notes or (2) convert the notes into shares of Series D redeemable convertible preferred stock at a conversion price of $0.25 per share, subject to adjustment pursuant to the terms thereof. In connection with the completion of this offering, the 2014 Notes (including accrued interest thereon) will automatically convert into                  shares of common stock, assuming an initial public offering price of $         per share , which is the midpoint of the price range set forth on the cover page of this prospectus and assuming the conversion occurs on             , 2014 (the expected closing date of this offering).

Registration Rights

As of June 30, 2014, holders of                  shares of our common stock, which includes all of the shares of common stock issuable upon the automatic conversion of our redeemable convertible preferred stock immediately

prior to the completion of this offering and                  shares of common stock issuable in connection with the completion of this offering as a result of the automatic conversion of the $4.0 million in aggregate principal amount of 2014 Notes (including accrued interest thereon), assuming an initial public offering price of $         per share, which is the midpoint of the price range listed on the cover page of this prospectus and assuming the conversion occurs on                 .             , 2014 (the expected closing date of this offering), will be entitled to the following rights with respect to the registration of such shares for public resale under the Securities Act, pursuant to an investor rights agreement by and among us and certain of our stockholders. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.

Demand Registration Rights

Form S-1. If at any time for a period of three years following the completion of this offering, the holders of at least 50% of the registrable securities request in writing that we effect a registration with respect to their shares in an offering, we may be required to register their shares. We are obligated to effect at most two registrations for the holders of registrable securities in response to these demand registration rights, subject to certain exceptions.

Form S-3. If at any time beginning 180 days following the completion of this offering and we become entitled under the Securities Act to register our shares on Form S-3, a holder of registrable securities requests in writing that we register their shares for public resale on Form S-3 and the price to the public of the offering is $1.0 million or more, we will be required to provide notice to all holders of registrable securities and to use our best efforts to effect such registration; provided, however, that we will not be required to effect such a registration if, within the preceding 12 months, we have already effected two registrations on Form S-3 for the holders of registrable securities.

In each of the above registrations, if the holders requesting registration intend to distribute their shares by means of an underwriting, the managing underwriter of such offering will have the right to limit the numbers of shares to be underwritten for reasons related to the marketing of the shares.

Piggyback Registration Rights

If at any time for a period of three years following the completion of this offering we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable securities will be entitled to notice of the registration and to include their shares of registrable securities in the registration. If our proposed registration involves an underwriting, the managing underwriter of such offering will have the right to limit the number of shares to be underwritten for reasons related to the marketing of the shares.

Expenses

Ordinarily, other than underwriting discounts and commissions, we will be required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling securityholders, blue sky fees and expenses and the expenses of any special audits incident to the registration.

Termination of Registration Rights

The registration rights terminate upon the earlier of three years after the completion of this offering, or for any particular holder with registration rights, at such time following this offering when such holder holds less than one percent of our outstanding common stock and may immediately sell all of such shares pursuant to Rule 144 under the Securities Act in a 90-day period.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our amended and restated bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board

Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see “Management—Board Composition and Election of Directors.” This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our amended and restated certificate of incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of not less than two thirds of the total voting power of all of our outstanding voting stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our restated certificate of incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the General Corporation Law of the State of Delaware or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Our restated certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions

The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock, would require approval by holders of at least two thirds of the total voting power of all of our outstanding voting stock.

The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock will be             .

NASDAQ Global Market

We have applied to have our common stock listed on The NASDAQ Global Market under the symbol “EXDX.”

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Although we have applied to have our common stock listed on The NASDAQ Global Market, we cannot assure you that there will be an active public market for our common stock.

Based on the number of shares of our common stock outstanding as of June 30, 2014 and assuming (1) the issuance of                  shares in this offering, (2) the conversion of all outstanding shares of our redeemable convertible preferred stock into                  shares of our common stock, which will occur automatically occur immediately prior to the completion of the offering, (3) no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock, (4) the net exercise of the 2013 Warrants, and (5) no exercise of outstanding options or warrants (other than the 2013 Warrants), we will have outstanding an aggregate of approximately                  shares of common stock.

Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Shares purchased by our affiliates would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining                  shares of common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act, each of which is summarized below. We expect that substantially all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below.

In addition, of the 8,671,470 shares of our common stock that were subject to stock options outstanding as of June 30, 2014, options to purchase 5,670,308 of such shares of common stock were vested as of such date and, upon exercise, these shares will be eligible for sale subject to the lock–up agreements described below and Rules 144 and 701 under the Securities Act.

Lock-Up Agreements

We, along with our directors, executive officers and substantially all of our other stockholders, optionholders and warrantholders, have agreed with the underwriters that for a period of 180 days, after the date of this prospectus, subject to specified exceptions, we or they will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to sale of, or otherwise dispose of or transfer any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, request or demand that we file a registration statement related to our common stock or enter into any swap or other agreement that transfers to another, in whole or in part, directly or indirectly, the economic consequence of ownership of the common stock. Upon expiration of the lock-up period, certain of our stockholders and warrantholders will have the right to require us to register their shares under the Securities Act. See “—Registration Rights” below and “Description of Capital Stock—Registration Rights.”

Leerink Partners LLC and Robert W. Baird & Co. Incorporated may, in their sole discretion and at any time or from time to time before the termination of the lock-up period, without public notice, release all or any portion of the securities subject to lock-up agreements. There are no existing agreements between the underwriters and any of our stockholders who will execute a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

Upon the expiration of the lock-up period, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above.

Rule 144

Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume in our common stock on The NASDAQ Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and The NASDAQ Global Market concurrently with either the placing of a sale order with the broker or the execution of a sale directly with a market maker.

Non-Affiliate Resales of Restricted Securities

In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

Equity Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under the 2014 plan, 2013 plan, 2002 plan and ESPP. We expect to file the registration statement covering shares offered pursuant to these stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market subject to compliance with the resale provisions of Rule 144.

Registration Rights

As of June 30, 2014, holders of                  shares of our common stock, which includes all of the shares of common stock issuable upon the automatic conversion of our redeemable convertible preferred stock immediately prior to the completion of this offering, or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act upon the completion of this offering. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock—Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL UNITED STATES FEDERAL INCOME TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND

DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s tax basis in its common stock, but not below zero. Any excess will be treated as capital gain from a sale or other taxable disposition and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). If a Non-U.S. Holder holds the stock through a financial institution or other agent acting on the Non-U.S. Holder’s behalf, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, who then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States maintained by the Non-U.S. Holder);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the Non-U.S. Holder is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury regulations and IRS guidance, withholding under FATCA generally applies to payments of dividends on our common stock made on or after July 1, 2014 and will apply to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2017.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Leerink Partners LLC and Robert W. Baird & Co. Incorporated are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock set forth opposite its name below.

Underwriter	Number of Shares
Leerink Partners LLC
Robert W. Baird & Co. Incorporated
William Blair & Company, L.L.C.

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at that price less a concession not in excess of $         per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares of our common stock.

	Per Share	Without Option	With Option
Public offering price	$	$	$
Underwriting discount	$	$	$
Proceeds, before expenses, to us	$	$	$

We estimate expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be approximately $         . We also have agreed to reimburse the underwriters for up to $         for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to             additional shares at the public offering price, less the underwriting discount. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors and all of our other existing security holders have agreed not to sell or transfer any common stock or securities convertible into or exchangeable or exercisable for common stock, for 180 days after the date of this prospectus without first obtaining the written consent of Leerink Partners LLC and Robert W. Baird & Co. Incorporated. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such swap, agreement or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

NASDAQ Global Market Listing

We have applied to list our common stock on the NASDAQ Global Market, subject to notice of issuance, under the symbol “EXDX.”

Before this offering, there has been no public market for our common stock. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the shares in the aggregate to accounts over which they exercise discretionary authority.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option described above. The underwriters may close out any covered short position by either exercising their option or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Market, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail.

Other Relationships

Some of the underwriters and their affiliates may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They may in the future receive customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.

Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California. The underwriters are being represented by Cooley LLP, San Diego, California.

EXPERTS

The consolidated financial statements as of December 31, 2012 and 2013 and for each of the two years in the period ended December 31, 2013 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 and the restatement of its consolidated financial statements as described in Note 3 to the consolidated financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

CHANGE IN INDEPENDENT ACCOUNTANT

On November 25, 2013, the Audit Committee of the board of directors determined to dismiss McGladrey LLP and retain PricewaterhouseCoopers LLP, or PwC, as our independent registered public accounting firm. Effective February 13, 2014, we retained PwC as our independent registered public accounting firm.

The reports of McGladrey LLP on our consolidated financial statements for each of the two fiscal years prior to its dismissal did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles. However, the reports of McGladrey LLP included an emphasis of matter regarding the Company’s ability to continue as a going concern. We had no disagreements with McGladrey LLP on any matter of accounting principles or practices, consolidated financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to its satisfaction, would have caused McGladrey LLP to make reference in connection with its opinion to the subject matter of the disagreement during its audits for each of the two fiscal years prior to its dismissal or the subsequent interim period through November 25, 2013. During the two most recent fiscal years preceding McGladrey LLP’s dismissal, and the subsequent interim period through November 25, 2013, there were no ‘‘reportable events’’ as such term is defined in Item 304(a)(1)(v) of Regulation S-K.

During the two years ended December 31, 2012 and the subsequent interim period through February 13, 2014, neither we, nor anyone acting on our behalf, consulted with PwC on matters that involved the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our consolidated financial statements, and neither a written report nor oral advice was provided to us by PwC that PwC concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue or any other matter that was the subject of a disagreement as that term is used in Item 304 (a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K or a reportable event as that term is used in Item 304(a)(1)(v) and the related instructions to Item 304 of Regulation S-K.

We have provided McGladrey LLP with a copy of the foregoing disclosure and have requested that McGladrey LLP furnish us with a letter addressed to the SEC stating whether or not McGladrey LLP agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from McGladrey LLP is filed as an exhibit to the registration statement of which this prospectus is a part.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon the completion of this offering, we will be required to file periodic reports, proxy statements and other information with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the Securities and Exchange Commission. The address of that website is www.sec.gov.

Exagen Diagnostics, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Exagen Diagnostics, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and comprehensive loss, consolidated statements of redeemable convertible preferred stock and stockholders’ deficit, and consolidated statements of cash flow, present fairly, in all material respects, the financial position of Exagen Diagnostics, Inc. and its subsidiary at December 31, 2012 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations since inception and has negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 3 to the consolidated financial statements, the Company has restated its 2013 financial statements to correct an error.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

August 4, 2014, except for the effects of the restatement discussed in Note 3 to the consolidated financial statements, as to which the date is September 19, 2014

Exagen Diagnostics, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,		June 30, 2014	June 30, 2014 Pro Forma Balance Sheet
	2012	2013
		(Restated)	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$2,745	$7,743	$6,118
Restricted cash	707	—	—
Accounts receivable	—	54	—
Prepaid expenses and other current assets	118	230	287

Total current assets	3,570	8,027	6,405
Property and equipment, net	888	1,228	1,502
Intangible assets, net	1,239	1,025	918
Goodwill	5,506	5,506	5,506
Other assets	63	665	961

Total assets	$11,266	$16,451	$15,292

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable and accrued liabilities	$343	$726	$1,358
Accrued payroll and related expenses	429	938	1,308
Capital lease obligations, current portion	34	104	129
Warrant liability	400	—	—
Borrowings, current portion	1,186	8,811	14,195

Total current liabilities	2,392	10,579	16,990
Borrowings, non current portion	1,375	—	—
Redeemable convertible preferred stock warrant liability	—	1,085	1,064
Acquisition-related liabilities	2,392	3,657	3,674
Other non current liabilities	285	679	619

Total liabilities	6,444	16,000	22,347

Commitments and Contingencies (Note 9)
Redeemable convertible preferred stock, $0.001 par value — 94,000,000, 145,000,000 and 145,000,000 shares authorized at December 31, 2012 and 2013 and June 30, 2014 (unaudited), respectively; 69,765,161, 92,330,247 and 92,330,247 shares issued and outstanding at December 31, 2012 and 2013 and June 30, 2014 (unaudited), respectively; (Liquidation value of $34,704, $42,533 and $42,533 at December 31, 2012 and 2013 and June 30, 2014 (unaudited), respectively); shares issued and outstanding, pro forma (unaudited)	9,478	22,839	23,691
Stockholders’ deficit
Common stock, $0.001 par value — 112,000,000, 163,000,000 and 163,000,000 shares authorized at December 31, 2012 and 2013 and June 30, 2014 (unaudited), respectively; 9,775,058, 9,943,214 and 9,976,964 shares issued and outstanding at December 31, 2012 and 2013 and June 30, 2014 (unaudited), respectively; shares issued and outstanding , pro forma (unaudited)	10	10	10
Additional paid-in capital	56,126	51,890	51,091
Accumulated deficit	(60,792)	(74,288)	(81,847)

Total stockholders’ deficit	(4,656)	(22,388)	(30,746)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$11,266	$16,451	$15,292

The accompanying notes are an integral part of these consolidated financial statements.

Exagen Diagnostics, Inc.

Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Years Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
		(Restated)	(Unaudited)
Revenue	$926	$3,055	$1,027	$3,753
Operating expenses:
Cost of revenue (excluding amortization of purchased technology)	1,974	2,830	1,204	2,718
Selling, general and administrative expenses	5,149	6,993	3,031	6,734
Research and development expenses	1,055	897	457	610
Amortization of intangible assets	214	214	107	107
Change in fair value of acquisition-related liabilities	(640)	1,265	621	17

Total operating expenses	7,752	12,199	5,420	10,186

Loss from operations	(6,826)	(9,144)	(4,393)	(6,433)
Interest expense	(463)	(941)	(206)	(1,124)
Loss on extinguishment of 2013 Notes	—	(3,286)	—	—
Other income (expense), net	7	(83)	14	21

Loss before income taxes	(7,282)	(13,454)	(4,585)	(7,536)
Income tax expense	42	42	21	23

Net loss and comprehensive loss	$(7,324)	$(13,496)	$(4,606)	$(7,559)

Net income (loss) attributable to common stockholders — basic and diluted (Note 4)	$370	$(18,226)	$(5,789)	$(8,411)

Net income (loss) per share attributable to common stockholders — basic and diluted (Note 4)	$0.06	$(1.85)	$(0.59)	$(0.85)

Weighted average number of shares used to compute net income (loss) per share attributable to common stockholders — basic and diluted (Note 4)	6,501,734	9,856,777	9,786,985	9,949,554

Pro forma net loss per share attributable to common stockholders — basic and diluted (unaudited) (Note 4)

Pro forma weighted average number of shares used to compute net loss per share attributable to common stockholders — basic and diluted (unaudited) (Note 4)

The accompanying notes are an integral part of these consolidated financial statements.

Exagen Diagnostics, Inc.

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands, except per share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2011	49,545	$16,455	4,702	$5	$42,753	$(53,468)	$(10,710)
Issuance of Series A-2 redeemable convertible preferred stock at a fair value of $3.23 per share and issuance of Series B-2 redeemable convertible preferred stock at $0.25 per share	1,696	545	(45)	—	(169)	—	(169)
Gain on recapitalization upon conversion of common stock into Series A-2 redeemable convertible preferred stock	—	—	—	—	24	—	24
Accretion of redeemable convertible preferred stock	—	643	—	—	(643)	—	(643)
Conversion of Series A-2 and B-2 redeemable convertible preferred stock into common stock as part of recapitalization	(51,241)	(17,090)	51,242	51	17,038	—	17,089
Conversion of common stock into Series A-3 redeemable convertible preferred stock as part of recapitalization	46,015	3,038	(46,015)	(46)	(15,298)	—	(15,344)
Gain on recapitalization upon conversion of common stock into Series A-3 and B-3 redeemable convertible preferred stock	—	—	—	—	12,305	—	12,305
Issuance of Series C redeemable convertible preferred stock at $0.25 per share, less issuance costs of $51	23,750	5,887	—	—	—	—	—
Repurchase of common stock	—	—	(109)	—	—	—	—
Stock-based compensation	—	—	—	—	116	—	116
Net loss and comprehensive loss	—	—				(7,324)	(7,324)

Balances at December 31, 2012	69,765	9,478	9,775	10	56,126	(60,792)	(4,656)
Issuance of Series D redeemable convertible preferred stock at $0.25 per share for cash, net of issuance costs of $8	10,079	2,511	—	—	—	—	—
Deemed dividend on issuance of Series D redeemable convertible preferred stock	—	2,419	—	—	(2,419)	—	(2,419)
Conversion of 2013 Notes into Series D redeemable convertible preferred stock at a fair value of $0.49 per share	12,486	6,120	—	—	—	—	—
Accretion of redeemable convertible preferred stock	—	2,311	—	—	(2,311)	—	(2,311)
Issuance of common stock warrants in connection with 2013 Loan at relative fair value, net of issuance costs	—	—	—	—	319	—	319
Issuance of common stock to consultants in exchange for services	—	—	82	—	2	—	2
Exercise of stock options	—	—	86	—	21	—	21
Stock-based compensation	—	—	—	—	152	—	152
Net loss and comprehensive loss	—	—				(13,496)	(13,496)

Balances at December 31, 2013 (Restated)	92,330	22,839	9,943	10	51,890	(74,288)	(22,388)
Accretion of redeemable convertible preferred stock	—	852	—	—	(852)	—	(852)
Exercise of stock options	—	—	34	—	1	—	1
Stock-based compensation	—	—	—	—	52	—	52
Net loss and comprehensive loss	—	—	—	—	—	(7,559)	(7,559)

Balances at June 30, 2014 (Unaudited) (Restated)	92,330	$23,691	9,977	$10	$51,091	$(81,847)	$(30,746)

The accompanying notes are an integral part of these consolidated financial statements.

Exagen Diagnostics, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
			(Unaudited)
Cash flows from operating activities
Net loss	$(7,324)	$(13,496)	$(4,606)	$(7,559)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of acquisition-related liabilities	(640)	1,265	621	17
Depreciation and amortization	398	455	219	258
Amortization of debt discount	312	425	85	130
Amortization of deferred financing costs	—	31	—	66
Noncash interest expense	32	138	12	254
Change in fair value of embedded derivatives and warrant liability	—	40	—	(21)
Loss on extinguishment of 2013 Notes	—	3,286	—	—
Deferred income taxes	42	42	21	23
Loss on disposal of assets	33	36	14	—
Issuance of common stock in exchange for services	—	2	—	—
Stock-based compensation	116	152	76	52
Changes in assets and liabilities
Accounts receivable	—	(55)	(32)	54
Prepaid expenses and other current assets	(59)	(107)	24	(64)
Accounts payable and accrued liabilities	(531)	381	230	473
Accrued payroll and related expenses	144	510	178	370
Other assets	—	30	—	3

Net cash used in operating activities	(7,477)	(6,865)	(3,158)	(5,944)
Cash flows from investing activities
Purchases of property and equipment	(440)	(172)	(37)	(425)
Proceeds from sale of property and equipment	14	14	10	—
Restricted cash	(707)	707	707	—

Net cash (used in) provided by investing activities	(1,133)	549	680	(425)
Cash flows from financing activities
Proceeds from borrowings of long-term debt	—	10,000	—	5,000
Payments on borrowings of long-term debt	—	(1,875)	(250)	—
Payments for deferred financing costs and costs paid to lender	—	(647)	—	—
Proceeds from issuance of redeemable convertible preferred stock for cash, net of issuance costs	7,802	2,511	—	—
Proceeds from issuance of convertible promissory notes	—	2,430	1,316	—
Payments on promissory notes	(511)	—	—	—
Payments on warrant obligation	—	(400)	—	—
Payments on line of credit	(21)	(686)	(686)	—
Proceeds from issuance of common stock, net of repurchases	—	20	20	1
Payments on capital lease obligations	(18)	(39)	(18)	(51)
Costs paid in connection with initial public offering	—	—	—	(206)

Net cash provided by financing activities	7,252	11,314	382	4,744

(Decrease) increase in cash and cash equivalents	(1,358)	4,998	(2,096)	(1,625)
Cash and cash equivalents at beginning of period	4,103	2,745	2,745	7,743

Cash and cash equivalents at end of period	$2,745	$7,743	$649	$6,118

Supplemental disclosure of cash flow information
Cash paid for interest	$186	$339	$97	$674

Supplemental disclosure of noncash items (Restated)
Conversion of notes payable and accrued interest into redeemable convertible preferred stock	$—	$2,497	$—	$—
Accretion to redemption value of redeemable convertible preferred stock	643	2,311	1,183	852
Issuance of Series A-2, B-2 and B-3 redeemable convertible preferred stock at fair value	3,038	—	—	—
Deemed dividend on issuance of Series D redeemable convertible preferred stock	—	2,419	—	—
Equipment purchased under capital lease obligations	196	458	201	—
Issuance of warrants to purchase redeemable convertible preferred stock and common stock in 2013	—	1,350	—	—
Cost incurred, but not paid, in connection with initial public offering	—	—	—	159

The accompanying notes are an integral part of these consolidated financial statements.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Business

Exagen Diagnostics, Inc. (the Company) was incorporated under the laws of the state of New Mexico in 2002, under the name Exagen Corporation. In 2003, Exagen Corporation changed its state of incorporation from New Mexico to Delaware by merging with and into Exagen Diagnostics, Inc., pursuant to which the Company changed its name to Exagen Diagnostics, Inc. The Company is a commercial-stage diagnostics company committed to addressing the significant unmet need for the accurate diagnosis and monitoring of patients affected by autoimmune rheumatic diseases (ARDs). These chronic diseases can cause lifelong inflammation in the joints, tissues and internal organs, resulting in serious complications, such as irreversible organ damage. The accurate, timely and differential diagnosis for patients suffering from the approximately 30 ARDs is critical as treatment for each disease varies, and inappropriate or delayed therapy may expose patients to unnecessary risks or the hazards of uncontrolled disease activity. Physicians face significant difficulties in making a definitive diagnosis of a specific ARD because patients with different diseases often present with a common set of symptoms. The Company currently markets four products under its Avise brand to provide an accurate, timely and differential diagnosis and to optimize the treatment of ARDs.

2.	Summary of Significant Accounting Policies

Basis of Presentation and Use of Estimates

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP). The preparation of the accompanying consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates.

The accompanying consolidated financial statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities in their normal course of business. The Company has suffered recurring losses from operations since inception and negative cash flows from operating activities during each of 2012, 2013 and the six months ended June 30, 2014. As of December 31, 2013 and June 30, 2014 (unaudited), the Company had working capital deficits of $(2.6) million and $(10.6) million, respectively, and an accumulated deficit of $74.3 million and $81.8 million, respectively. The Company anticipates that it will continue to incur net losses into the foreseeable future as it: (i) expands sales and marketing efforts to promote its Avise product line (ii) develops additional products and prepares to commercialize any new products, and (iii) expands its corporate infrastructure, including the costs associated with becoming a public company. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company needs to raise additional funds through equity or debt financing and, when and if necessary, to reduce discretionary spending. Although management has been successful in raising capital in the past, most recently in July 2014 (Note 17), there can be no assurance that they will be successful or that any needed financing will be available in the future at terms acceptable to the Company. Failure to achieve these plans may result in the Company not being able to achieve its business objectives. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company plans to fund its losses from operations and capital funding needs through current cash on hand and future debt and equity financings. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, and/or suspend or curtail planned programs. Any of these actions could materially harm the Company’s business, results of operations, and future prospects.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Unaudited Interim Financial Information

The accompanying interim consolidated balance sheet as of June 30, 2014, consolidated statements of operations and comprehensive loss and cash flows for the six months ended June 30, 2013 and 2014 and the consolidated statements of redeemable convertible preferred stock and stockholders’ deficit for the six months ended June 30, 2014 are unaudited. The unaudited interim consolidated financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to fairly present the Company’s financial position as of June 30, 2014 and the Company’s results of operations and cash flows for the six months ended June 30, 2013 and 2014. The results for the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for the year ended December 31, 2014 or for any other period.

Unaudited Pro Forma Balance Sheet

The unaudited pro forma balance sheet information as of June 30, 2014 in the accompanying consolidated balance sheet gives effect to: (i) the automatic conversion of all outstanding shares of convertible preferred stock into shares of common stock and (ii) the net exercise of              warrants to purchase shares of our common stock and Series D redeemable convertible preferred stock, and (iii) the resultant reclassification of the redeemable convertible preferred stock warrant liability to additional paid-in-capital, a component of stockholders’ deficit, assuming an initial public offering price of $     per share, which is the midpoint of the price range set forth on the cover page of this prospectus and assuming the conversion occurs on                      2014 (the expected closing date of this offering). The unaudited pro forma balance sheet information excludes any shares of common stock issued in the proposed initial public offering (“IPO”) and related proceeds therefrom.

Unaudited Pro Forma Net Loss per Share of Common Stock

The unaudited pro forma basic and diluted net loss per share reflects the automatic conversion of all outstanding shares of redeemable convertible preferred stock, net exercise of warrants and the reclassification of certain redeemable convertible preferred stock warrants to common stock warrants in additional paid-in capital, as if the conversions had occurred at the beginning of the period presented.

The unaudited pro forma basic and diluted net loss per share amounts do not give effect to the issuance of shares from the planned initial public offering nor do they give effect to potential dilutive securities where the impact would be anti-dilutive.

Consolidation

The consolidated financial statements include the accounts of the Company and its 60% owned subsidiary, Computational Engines Inc. Computational Engines, Inc. has been an inactive subsidiary since inception and was dissolved in May 2014 (Note 17). Intercompany balances and transactions have been eliminated in consolidation.

Segments

The Company operates in one segment. Management uses one measurement of profitability and does not segregate its business for internal reporting. All long-lived assets are maintained in the United States.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted Cash

At December 31, 2012, a deposit of $707,425 was restricted from withdrawal and held by a bank as collateral in accordance with the terms of a line of credit agreement. In 2013, the restriction was released upon repayment of the line of credit.

Revenue Recognition

The Company derives its revenue from sales of its diagnostic, prognostic and monitoring products.

The Company primarily markets its testing services to rheumatologists and their physician assistants. The healthcare professionals who order the Company’s products and to whom test results are reported are generally not responsible for payment for these products. The parties that pay for these services (the Payers) consist of commercial third-party companies, Medicare and other government payers, and patients.

The Company recognizes revenue when the following criteria have been met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured.

The Company’s service is completed upon the delivery of test results to the prescribing physician which triggers billing for the service. The Company recognizes revenue related to billings to Payers on an accrual basis, net of contractual adjustments, only when the Company has established pricing with its Payers as indicated by contractual pricing arrangements or predictable patterns of payments for its services.

In the absence of a predictable pattern of reimbursement or a contract with a Payer, revenue is recognized upon the earlier of payment notification, if applicable, or cash receipt. In those instances where payment notification is received in advance of the cash receipt, the notification received from third-party payers is generally received no more than one business day in advance of the cash receipt. The Company currently recognizes revenue on a cash basis from sales of its products. The assessment of the fixed or determinable nature of the fees charged and the collectability of those fees requires significant judgment by management. Accordingly, the Company expects to recognize revenue on a cash basis until it has sufficient history to reliably estimate payment patterns.

As of December 31, 2012 and 2013 and June 30, 2013 (unaudited) and 2014 (unaudited), substantially all of the Company’s revenue is recognized upon the earlier of payment notification, if applicable, or cash receipt.

Concentration of Credit Risk and Other Risk and Uncertainties

Financial instruments that potentially subject the Company to credit risk consist principally of cash, cash equivalents, and accounts receivable. Substantially all the Company’s cash and cash equivalents are held at one financial institution that management believes is of high credit quality. Such deposits may, at times, exceed federally insured limits.

Approximately 9%, 25%, 32% and 31% of the Company’s revenue is derived from sales billed to Medicare for the years ended December 31, 2012 and 2013 and the six months ended June 30, 2013 (unaudited) and 2014 (unaudited), respectively.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

The Company is dependent on key suppliers for certain laboratory materials. An interruption in the supply of these materials would temporarily impact the Company’s ability to perform testing services.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally between three and ten years, or the lease term of the respective assets. Leasehold improvements are amortized on a straight-line basis over the lesser of their useful life or the term of the lease. Maintenance and repairs are charged to expense as incurred, and improvements and betterments are capitalized. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the consolidated balance sheet and any resulting gain or loss is reflected in operations in the period realized.

Goodwill and Intangible Assets

The Company has recorded goodwill and intangible assets on the consolidated balance sheets. The Company classifies intangible assets into two categories: (1) goodwill; and (2) intangible assets with definite lives subject to amortization.

Goodwill is not amortized. The Company assesses goodwill for impairment on an annual basis in the fourth quarter of each year or more frequently if indicators of impairment exist.

The goodwill impairment assessment involves a two-step process. The Company first assesses the book value and market value of the Company to determine if an impairment of goodwill exists by reporting unit. A potential impairment exists if the fair value of the reporting unit is lower than its net book value. The second step of the process is only performed if a potential impairment exists, and it involves comparing the aggregate fair value of the reporting unit’s net assets, other than goodwill, to the fair value of the reporting unit as a whole. Goodwill is considered impaired, and an impairment charge is recorded, if the excess of the fair value of the reporting unit over the fair value of the net assets is less than the carrying value of goodwill. This evaluation requires use of internal business plans that are based on the Company’s judgments regarding future economic conditions, product demand and pricing, costs, inflation rates and discount rates, among other factors. These judgments and estimates involve inherent uncertainties, and the measurement of the fair value is dependent on the accuracy of the assumptions used in making the estimates and how those estimates compare to the Company’s future operating performance. There was no impairment of goodwill identified through December 31, 2013 or June 30, 2014 (unaudited).

Impairment of Long-Lived Assets

Purchased intangible assets with finite lives are amortized using the straight-line method over the estimated economic lives of the assets. The Company analyzed and determined that the use of straight-line amortization method was appropriate to reflect the pattern over which the economic benefits of the assets are realized. Long-lived assets, including intangible assets, with definite lives and property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Such conditions may include an economic downturn or a change in the assessment of future operations. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset (or asset group) and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the amount that the carrying value of the asset (or asset group) exceeds its fair value. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported as a separate caption at the lower of the carrying amount or fair value less costs to sell. There were no impairment charges, or changes in estimated useful lives, recorded through December 31, 2013 or June 30, 2014 (unaudited).

Deferred Offering Costs

Deferred offering costs, which primarily consist of direct incremental legal and accounting fees relating to the IPO, are capitalized. The deferred offering costs will be offset against IPO proceeds upon the consummation of the offering. In the event the offering is terminated, deferred offering costs will be expensed.

Redeemable Convertible Preferred Stock

The Company has multiple classes of redeemable convertible preferred stock, all of which are classified as temporary equity in the consolidated balance sheets. Shares of Series B-3, Series C and Series D redeemable convertible preferred stock are redeemable at any time after October 4, 2018 upon the written request of the holders of 60% of the outstanding shares of these issuances, voting together as a single class. Holders of the Series A-3 redeemable convertible preferred stock can cause redemption of the Series A-3 redeemable convertible preferred shares due to certain change in control events that are outside the Company’s control, including liquidation, sale or transfer of the Company.

Redeemable convertible preferred stock which is redeemable on or after a certain date upon the option of the holder is accreted to its redemption value from the date of issuance to the earliest redemption date.

Redeemable Convertible Preferred Stock Warrants

The Company accounts for its redeemable convertible preferred stock warrants as liabilities based upon the characteristics and provisions of each instrument. The redeemable convertible preferred stock warrants classified as liabilities are recorded on the Company’s consolidated balance sheet at their fair value on the date of issuance and are revalued on each subsequent balance sheet, with fair value changes recognized as increases or reductions in the consolidated statements of operations and comprehensive loss. The Company adjusts the liability for changes in fair value of these redeemable convertible preferred stock warrants until the earlier of: (i) exercise of warrants; (ii) expiration of redeemable convertible preferred stock warrants; (iii) a change of control of the Company; or (iv) the consummation of the Company’s initial public offering. At that time, the redeemable convertible preferred stock warrant liability will be adjusted to fair value in the consolidated statements of operations and comprehensive loss with the final fair value reclassified to additional paid-in capital.

Research and Development

Research and development expenses are expensed as incurred and include, but are not limited to, payroll and personnel-related expenses, stock-based compensation expense, materials, laboratory supplies, consulting costs, costs associated with setting up and conducting clinical studies and allocated overhead including rent and utilities.

Advertising and Marketing Costs

Costs incurred for advertising and marketing are expensed as incurred. Total advertising and marketing costs were approximately $294,000, $429,000, $122,000 and $416,000 for the years ended December 31,

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

2012 and 2013 and the six months ended June 30, 2013 (unaudited) and 2014 (unaudited), respectively, and are included in selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.

Shipping and Handling Costs

Costs incurred for shipping and handling are included in cost of revenues in the accompanying consolidated statements of operations and comprehensive loss and totaled approximately $199,000, $272,000, $121,000 and $236,000 for the years ended December 31, 2012 and 2013 and the six months ended June 30, 2013 (unaudited) and 2014 (unaudited), respectively.

Fair Value of Financial Instruments

The carrying value of the Company’s cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, other assets, accounts payable, accrued liabilities, and convertible notes payable approximate fair value due to the short-term nature of these items. Based on the borrowing rates currently available to the Company for debt with similar terms and consideration of default and credit risk, the carrying value of the term loan approximates their fair value and is classified as Level II liability.

Fair value is defined as the exchange price that would be received for an asset or an exit price paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy defines a three-level valuation hierarchy for disclosure of fair value measurements as follows:

Level I	Unadjusted quoted prices in active markets for identical assets or liabilities;

Level II	Inputs other than quoted prices included within Level I that are observable, unadjusted quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the related assets or liabilities; and

Level III	Unobservable inputs that are supported by little or no market activity for the related assets or liabilities.

The categorization of a financial instrument within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

The Company’s redeemable convertible preferred stock warrant liabilities and acquisition-related liabilities are classified as Level III liabilities. The liabilities that are measured at fair value on a recurring basis consist of redeemable convertible preferred stock warrant liability, derivative liabilities and acquisition-related obligations.

Income Taxes

The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company assesses all material positions taken in any income tax return, including all significant uncertain positions, in all tax years that are still subject to assessment or challenge by relevant taxing authorities. Assessing an uncertain tax position begins with the initial determination of the position’s sustainability and is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. As of each balance sheet date, unresolved uncertain tax positions must be reassessed, and the Company will determine whether (i) the factors underlying the sustainability assertion have changed and (ii) the amount of the recognized tax benefit is still appropriate. The recognition and measurement of tax benefits requires significant judgment. Judgments concerning the recognition and measurement of a tax benefit might change as new information becomes available.

Stock-Based Compensation

For stock options granted to employees, the Company recognizes compensation expense for all stock-based awards based on the grant-date estimated fair values. The value of the portion of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period. The fair value of stock options is determined using the Black-Scholes option pricing model. The determination of fair value for stock-based awards on the date of grant using an option-pricing model requires management to make certain assumptions regarding a number of complex and subjective variables.

Stock-based compensation expense related to stock options granted to nonemployees is recognized based on the fair value of the stock options, determined using the Black-Scholes option pricing model, as they are earned. The awards generally vest over the time period the Company expects to receive services from the nonemployee.

Comprehensive Loss

Comprehensive loss is defined as a change in equity of a business enterprise during a period, resulting from transactions from nonowner sources. There have been no items qualifying as other comprehensive income (loss) and, therefore, for all periods presented, the Company’s comprehensive loss was the same as its reported net loss.

Net Income (Loss) Per Share

The Company follows the two-class method when computing net income (loss) per share, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share attributable to common stockholders is computed by dividing the net income (loss) attributable to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted net income (loss) attributable to common stockholders is computed by adjusting income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities, including outstanding stock options, and warrants for the

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

purchase of redeemable convertible preferred stock. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of outstanding stock options and warrants.

The Company’s redeemable convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the year ended December 31, 2013 and for the six months ended June 30, 2013 and 2014 (unaudited).

Recent Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the Financial Accounting Standards Board (FASB), or other standard setting bodies and adopted by the Company as of the specified effective date. Unless otherwise discussed, the impact of recently issued standards that are not yet effective will not have a material impact on the Company’s consolidated financial position or results of operations upon adoption.

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers, which provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This ASU is effective for annual periods beginning after December 15, 2016 and shall be applied retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company is currently in the process of evaluating the impact of adoption of this ASU on the consolidated financial statements.

In July 2013, the FASB issued ASU 2013-11, which provides for changes to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. These changes require an entity to present an unrecognized tax benefit as a liability in the financial statements if (i) a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position, or (ii) the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset to settle any additional income taxes that would result from the disallowance of a tax position. Otherwise, an unrecognized tax benefit is required to be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. These changes became effective for the Company on January 1, 2014. There was no material impact to the consolidated financial statements upon adoption of this ASU.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern, which defines management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. The new standard provides management with principles to evaluate whether substantial doubt exists by (i) providing a definition of substantial doubt, (ii) requiring an evaluation every annual and interim reporting period, and (iii) providing principles for considering the mitigating effects of management’s plans. If substantial doubt

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

is identified, the ASU requires that an organization provide enhanced disclosures about (i) principal conditions or events that raise substantial doubt, (ii) management’s evaluation of the significance of these events in relation to its ability to meet obligations, and (iii) management’s plans that are either intended to mitigate the conditions that raise substantial doubt, or alleviate substantial doubt. The ASU is effective for annual periods ending after December 15, 2016. The Company is currently in the process of evaluating the impact of the adoption of this ASU on its consolidated financial statements.

3.	Restatement

In October 2013, the Company sold 10,079,168 shares of Series D redeemable convertible preferred stock to existing preferred stock investors at $0.25 per share, resulting in net proceeds of approximately $2.5 million. The Series D redeemable convertible preferred stock was sold at a price per share below the estimated fair value of $0.49 per share. The Company previously recorded the issuance of Series D redeemable convertible preferred stock at its issuance price of $0.25. The Company should have recorded the issuance at its estimated fair value of $0.49.

In accordance with authoritative guidance, the Company should have recorded a deemed dividend on the issuance of the Series D redeemable convertible preferred stock of $2.4 million, which is equal to the number of shares of Series D redeemable convertible preferred stock sold multiplied by the difference between the estimated fair value of the preferred stock and the cash issuance price. The deemed dividend increases the net loss applicable to common stockholders in the calculation of basic and diluted net loss per common share for the year ended December 31, 2013 and is reported as a charge to additional paid-in capital. Due to the material nature of this adjustment, the Company has determined that a restatement is required to previously issued financial statements for the year ended December 31, 2013 to correct for this error.

A summary of the impact of the correction of the errors on the financial statements is as follows:

Consolidated Balance Sheet and Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
	As previously reported	Adjustment	As restated
December 31, 2013
Redeemable convertible preferred stock	$20,420	$2,419	$22,839
Additional paid-in capital	54,309	(2,419)	51,890
Total stockholders’ deficit	(19,969)	(2,419)	(22,388)

Earnings per Share
	As previously reported	Adjustment	As restated
Year ended December 31, 2013
Net loss attributable to common stockholders — basic and diluted	$(15,807)	$(2,419)	$(18,226)
Net loss per share attributable to common stockholders — basic and diluted	$(1.60)	$(0.25)	$(1.85)

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

4.	Net Income (Loss) Per Share and Unaudited Pro Forma Net Loss Per Share

A reconciliation of the numerator and denominator used in the calculation of the basic and diluted net income (loss) per share is as follows (in thousands, except share and per share data):

	Years Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
		(Restated)	(Unaudited)
Numerator:
Net loss	$(7,324)	$(13,496)	$(4,606)	$(7,559)
Gain on recapitalization	12,329	—	—	—
Deemed dividend on issuance of Series D redeemable convertible preferred stock	—	(2,419)	—	—
Accretion of redeemable convertible preferred stock to redemption value	(643)	(2,311)	(1,183)	(852)
Noncumulative dividend on redeemable convertible preferred stock	(1,039)	—	—	—
Undistributed earnings allocated to preferred stockholders	(2,953)	—	—	—

Net income (loss) attributable to common stockholders — basic and diluted	$370	$(18,226)	$(5,789)	$(8,411)

Denominator:
Weighted average number of common shares outstanding — basic and diluted	6,501,734	9,856,777	9,786,985	9,949,554

Net income (loss) per share attributable to common stockholders:
Basic and diluted	$0.06	$(1.85)	$(0.59)	$(0.85)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net income (loss) per share of common stock for the periods presented, because including them would have been anti-dilutive:

	Years Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
			(Unaudited)
Redeemable convertible preferred stock	69,765,161	92,330,247	69,765,161	92,330,247
Options to purchase common stock	8,670,370	8,810,386	8,968,370	8,671,470
Warrants to purchase redeemable convertible preferred stock	—	4,174,430	—	4,174,430
Warrants to purchase common stock	2,091,095	4,881,900	2,085,470	4,881,900

Total	80,526,626	110,196,963	80,819,001	110,058,047

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Unaudited pro forma basic and diluted net loss per share attributable to common stockholders is computed as follows:

	Year Ended December 31, 2013	Six Months Ended June 30, 2014
Numerator:
Net loss attributable to common stockholders — basic and diluted
Accretion of redeemable convertible preferred stock to redemption value
Noncumulative dividends on redeemable convertible preferred stock
Change in fair value of redeemable convertible preferred stock warrants

Pro forma net loss attributable to common stockholders — basic and diluted

Denominator:
Weighted average number of common shares outstanding — basic and diluted
Pro forma adjustments to assume conversion of redeemable convertible preferred stock

Pro forma weighted average number of shares outstanding — basic and diluted

Pro forma net loss per share attributable to common stockholders — basic and diluted

5.	Property and Equipment

Property and equipment consist of the following as of December 31, 2012 and 2013 and June 30, 2014 (unaudited) (in thousands):

	December 31,		June 30, 2014
	2012	2013
			(Unaudited)
Furniture and fixtures	$28	$28	$36
Laboratory equipment	1,273	1,667	1,792
Computer equipment	645	729	772
Leasehold improvements	66	93	120
Construction in progress	—	—	222

	2,012	2,517	2,942
Less accumulated depreciation	(1,124)	(1,289)	(1,440)

Property and equipment, net	$888	$1,228	$1,502

Depreciation expense for the years ended December 31, 2012 and 2013 and the six months ended June 30, 2013 (unaudited) and 2014 (unaudited) was approximately $183,000, $241,000 and $112,000 and $151,000, respectively. At December 31, 2012 and 2013, the net book value of assets recorded under capital leases, all of which are included in laboratory equipment, was approximately $168,000 and $559,000, respectively, reflecting accumulated amortization of approximately $28,000 and $95,000, respectively. Amortization of assets under capital leases is included in depreciation expense.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

6.	Goodwill and Intangible Assets

The following table provides information about goodwill and intangible asset balances as of December 31, 2012 and 2013 and June 30, 2014 (unaudited) (in thousands):

		December 31, 2012
	Weighted-Average Amortization Period (In years)	Gross Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization:
Purchased technology	8	$1,345	$(373)	$972
Trade name and trademarks	8	370	(103)	267

		$1,715	$(476)	$1,239
Intangible Assets Not Subject to Amortization:
Goodwill				$5,506

Total intangible assets, net				$6,745

		December 31, 2013
	Weighted-Average Amortization Period (In years)	Gross Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization:
Purchased technologies	8	$1,345	$(541)	$804
Trade name and trademarks	8	370	(149)	221

		$1,715	$(690)	$1,025
Intangible Assets Not Subject to Amortization:
Goodwill				$5,506

Total intangible assets, net				$6,531

		June 30, 2014 (Unaudited)
	Weighted-Average Amortization Period (In years)	Gross Amount	Accumulated Amortization	Net Book Value
Intangible Assets Subject to Amortization:
Purchased technologies	8	$1,345	$(625)	$720
Trade name and trademarks	8	370	(172)	198

		$1,715	$(797)	$918
Intangible Assets Not Subject to Amortization:
Goodwill				$5,506

Total intangible assets, net				$6,424

Total expense related to the amortization of intangible assets was approximately $214,000, $214,000, $107,000 and $107,000 for the years ended December 31, 2012 and 2013 and the six months ended June 30, 2013 (unaudited) and 2014 (unaudited), respectively.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Total future amortization expense related to intangible assets subject to amortization at December 31, 2013 and June 30, 2014 (unaudited) is set forth in the table below (in thousands):

Years Ending December 31,	December 31, 2013	June 30, 2014
		(Unaudited)
2014	$214	$107
2015	214	214
2016	214	214
2017	214	214
2018	169	169

Total future amortization expense	$1,025	$918

7.	Borrowings

Line of Credit Arrangement (Line)

In 2010, the Company entered into a secured Line with a financial institution to borrow up to $750,000. The Line accrued interest at 6.0% and matured in June 2012. The Company amended the Line in 2012 to extend the maturity to June 2013. In accordance with the terms of the amendment, the amount available for borrowing was decreased to $707,725 and required the Company to maintain a restricted cash balance of $707,725 to secure the Line. The amendment in 2012 was accounted for as a modification. The Line was fully repaid in June 2013.

Subordinated Secured Promissory Notes (2010 SSPNs)

In 2010, the Company entered into SSPNs with existing equity holders and a mezzanine lender to borrow up to $2 million. The 2010 SSPNs bore interest at 18.0% per annum and were secured by substantially all of the assets of the Company. The 2010 SSPNs matured in October 2012 at which time, they were repaid in full.

Royalty Pharma Collection Trust Secured Promissory Note (RP Note)

In connection with a historical acquisition, the Company was required to pay $2.0 million to Royalty Pharma Collection Trust, in October 2012. This additional consideration was recorded at its initial present value amount of $1.7 million on the date of acquisition using a discount rate of 9.5% and accreted to $2.0 million. In October 2012, the obligation to pay $2.0 million was converted to a secured promissory note, accruing interest at 10% per year, payable over four years and was collateralized by the intellectual property purchased by the Company in the acquisition. The Company accounted for this amendment as a modification. The principal outstanding as of December 31, 2012 was $1.9 million and the outstanding RP Note was fully repaid in October 2013.

Convertible Notes with Related Parties (2013 Notes)

In May, June and August 2013, the Company entered into unsecured convertible promissory notes with existing equity holders to borrow $2.4 million. The 2013 Notes accrued interest at 10.0% per annum and were convertible into shares of either an anticipated new series of preferred stock sold in a qualified financing (defined as a financing of $10.0 million or greater), at a 20% discount to the issuance price or, if no additional qualified financing occurred, into shares of Series C redeemable convertible preferred stock at a price of $0.25 per share. The conversion into shares at a 20% discount was determined to be an embedded put feature which required bifurcation and separate accounting as the discount was substantial. The

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

embedded derivative was recorded as a liability at a fair value of approximately $668,000 upon issuance and debt discount to the 2013 Notes. The Company valued the embedded derivative using a probability weighted scenario based option pricing model using the following inputs – expected life of approximately 0.5 years, estimated volatility of approximately 40%, expected risk-free rate of 0.1% and a probability of 99% for a qualified financing to occur. The embedded derivative was remeasured just prior to extinguishment of the 2013 Notes and the change in fair value was recorded in other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss. In October 2013, the Company amended the 2013 Notes to modify the definition of a qualified financing to reduce the amount of required financing from $10.0 million to $4.0 million and contemporaneously converted the 2013 Notes into Series D redeemable convertible preferred stock. The Company recorded this amendment as an extinguishment and recorded a loss of $3.3 million as the difference between the reacquisition price and the net carrying amount of the 2013 Notes.

Term Loan (2013 Loan)

In October 2013, the Company executed a Term Loan Agreement with Capital Royalty Partners II L.P. and its affiliates Parallel Fund “a” L.P. and Parallel Investment Opportunities Partners II L.P. (collectively Capital Royalty). The 2013 Loan may be drawn in two tranches. The first tranche in the amount of $10.0 million or $ 15.0 million was required to be drawn prior to March 31, 2014, and the Company drew $10 million in October 2013 and another $5 million in March 2014. The availability of the second tranche in the amount of $5.0 million or $10.0 million was subject to achieving $3.3 million or $3.8 million in revenue measured on a consecutive three month period prior to June 30, 2014. The Company did not achieve the specified revenue milestones prior to June 30, 2014, therefore the second tranche is no longer available to the Company for future borrowings. The 2013 Loan bears interest at 14.0% per annum. Interest-only payments are due on a quarterly basis with payment dates fixed at the end of each calendar quarter (“Payment Dates”) through September 30, 2016. Prior to December 31, 2016, the Company may at its election pay the interest as follows: 10.0% per annum in cash and 4.0% per annum paid in-kind in the form of additional term loans, or PIK Loans. In connection with the 2013 Loan, the Company paid a financing fee of $200,000 (recorded as debt discount) and issued warrants to purchase 3,186,430 shares of each of common stock and Series D redeemable convertible preferred stock. Since the Company has issued multiple instruments (2013 Loan, Series D redeemable convertible preferred stock warrants and common stock warrants) in a bundled transaction, the Company recorded the Series D redeemable convertible preferred stock warrants at full fair value, while the common stock warrants and 2013 Loan have been recorded at relative fair value. Likewise, the debt issuance costs have been allocated to all instruments based on their relative fair value (Note 8).

The 2013 Loan has a prepayment premium of 3% of the aggregate outstanding principal, including PIK Loans, if the loan is prepaid prior to September 30, 2014. The amount of the Prepayment Premium decreases by 1% during each subsequent 12-month period thereafter.

The first Payment Date for the $10 million drawn in October 2013 was December 31, 2013, and the Company elected the paid in-kind interest option paying 10% per annum in cash and issuing PIK Loans for the remaining 4% per annum totaling $71,000 and $254,000 in 2013 and 2014 (unaudited), respectively.

The 2013 Loan is collateralized by a first priority security interest on substantially all of the Company’s personal property, including intellectual property. The Company must maintain a minimum liquidity of $2.0 million and achieve certain minimum amounts of annual revenue under the terms of the 2013 Loan.

The 2013 Loan contains customary representations and warranties, covenants, events of defaults and termination provisions. The affirmative covenants include, among other things, that the Company timely file

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

taxes, maintain good standing and government compliance, maintain liability and other insurance, furnish audited financial statements within 120 days of fiscal year end without qualification as to the scope of the audit or as to going concern and without any other similar qualification.

The negative covenants provide, among other things, that without the prior consent of Capital Royalty (subject to certain exceptions), the Company may not dispose of certain assets, engage in certain business combinations or acquisitions, incur additional indebtedness or encumber any of the Company’s property, pay dividends on the Company’s capital stock or make prohibited investments. The 2013 Loan agreement provides that an event of default will occur if, among other triggers, (1) the Company defaults in the payment of any amount payable under the agreement when due, (2) there occurs any circumstance or circumstances that could reasonably be expected to result in a material adverse effect on the Company’s business, operations or condition, or on the Company’s ability to perform its obligations under the agreement, (3) the Company becomes insolvent, (4) the Company undergoes a change in control or (5) the Company breaches any negative covenants or certain affirmative covenants in the agreement or, subject to a cure period, otherwise neglects to perform or observe any material item in the agreement. The repayment of the term loan may be accelerated, at the option of Capital Royalty, following the occurrence of an event of default, which would require the Company to pay to Capital Royalty an amount equal to the sum of: (i) all outstanding principal plus accrued interest, (ii) the final payment, plus (iii) all other sums, that shall have become due and payable but have not been paid, including interest at the default rate with respect to any past due amounts plus the Prepayment Premium. The Company has obtained an extension to submit the audited consolidated financial statements by July 31, 2014 and a waiver to relinquish the going concern qualification requirement for the year ended December 31, 2013.

Though the Company’s borrowings have stated maturities in excess of one year, the outstanding balance has been classified as a current liability as of December 31, 2013 and June 30, 2014 primarily due to the subjective nature of the material adverse clause included in the term loan agreement. This clause permits the lender to accelerate the maturity of the debt upon factors that are subjective in nature, such as material changes in the business, operations, performance or prospects of the Company, other than those resulting from changes in interest rates or economic and political conditions.

The future minimum aggregate payments as of December 31, 2013 and June 30, 2014 (unaudited) under the above borrowings are as follows (in thousands):

Years Ending December 31,	December 31, 2013	June 30, 2014
		(Unaudited)
2014	$—	$—
2015	—	—
2016	1,407	2,098
2017	5,627	8,393
2018 and after	4,220	6,294

Total	11,254	16,785

Less:
Unamortized debt discount	(1,261)	(1,130)
Interest	(1,182)	(1,460)

Total borrowings, current portion	$8,811	$14,195

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

8.	Warrants to Purchase Common or Preferred Stock

Common stock warrants

2010 SSPN common stock warrants

In connection with the 2010 SSPNs (Note 7), the Company issued warrants to purchase 390,000 shares of common stock at a price of $3.75 per share. The warrants expired three years from the date of issuance (October 2013) and contained an automatic exercise or put feature which was to be effected immediately prior to the expiration of the warrants, based on the highest value to the holders if no earlier exercise or put has been affected by the holders. The put feature allowed the holders, upon the earlier of the occurrence of a change in control or the expiration date, to require the Company to repurchase the warrants for an aggregate purchase price of $400,000. The value of this put feature was recorded as a warrant liability on the consolidated balance sheet at the higher of the fair value or $400,000 and as a discount against the 2010 SSPNs, with such discount being amortized to interest expense over the initial term of the 2010 SSPNs. The put feature was exercised in October 2013 and the Company repurchased these warrants for $400,000.

2013 Loan common stock warrants

In connection with the 2013 Loan issued in October 2013, the Company issued warrants to purchase 3,186,430 shares of common stock at $0.01 per share. The relative fair value of approximately $319,000, net of issuance costs, was recorded in additional paid-in capital and was determined using the option pricing model with the following assumptions: risk-free interest rate of 2.51%, expected life of 10 years, dividend yield of 0% and expected volatility of 57% and as a discount against 2013 Loan, with such discount being amortized to interest expense over the term of the 2013 Loan. The Company amortized approximately $13,000 and $33,000 as interest expense for the year ended December 31, 2013 and the six months ended June 30, 2014 (unaudited), respectively. The warrants expire in October 2023 and remain outstanding as of December 31, 2013 and June 30, 2014 (unaudited).

In addition to the above, the Company has 1,695,470 common stock warrants outstanding as of December 31, 2013 at an exercise price of $3.75 per share. These common stock warrants expire between June 2018 and October 2021. No amounts have been recorded for these common stock warrants as their fair value was determined to be immaterial.

Redeemable convertible preferred stock warrants

2013 Loan redeemable convertible preferred stock warrants

In connection with the 2013 Loan issued in October 2013, the Company issued warrants to purchase 3,186,430 shares of Series D redeemable convertible preferred stock at $0.25 per share. The fair value (determined using residual approach) of approximately $0.8 million was recorded as a liability and was determined using the option pricing model with the following assumptions: risk-free interest rate of 0.4%, expected life of 2 years, dividend yield of 0% and expected volatility of 61% and as a discount against 2013 Loan, with such discount being amortized to interest expense over the term of the 2013 Loan. The Company has amortized $30,000 and $77,000 as interest expense for the year ended December 31, 2013 and the six months ended June 30, 2014 (unaudited), respectively. The fair value of these redeemable convertible preferred stock warrants were remeasured at December 31, 2013 and June 30, 2014 (unaudited) using updated assumptions for the fair value of the underlying securities, the risk-free interest rate, expected life, dividend yield and expected volatility. The warrants expire in October 2023 and remain outstanding as of December 31, 2013 and June 30, 2014 (unaudited).

In 2013, the Company engaged an investment advisor to provide financial advisory services in connection with raising capital. In November 2013 in connection with the consummation of the 2013 Loan, the Company paid

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

$500,000 to the investment advisor and also issued warrants to purchase 988,000 shares of Series D redeemable convertible preferred stock at an exercise price of $0.25. The fair value of approximately $240,000 was recorded as a liability and was determined using the option pricing model with the following assumptions: risk-free interest rate of 0.4%, expected life of 2 years, dividend yield of 0% and expected volatility of 61%. The total debt issuance cost of approximately $740,000 (fair value of the Series D redeemable convertible preferred stock warrant plus cash payment of $500,000) was allocated to the 2013 Loan, 2013 Loan common stock warrants and 2013 Loan redeemable convertible preferred stock warrants based on relative fair value allocation. The amount allocated to the 2013 Loan was recorded as debt issuance cost, the amount allocated to 2013 Loan common stock warrants was offset against the amount recorded in additional paid-in capital, and the amount allocated to 2013 Loan redeemable convertible preferred stock warrants was recorded as an expense. The fair value of the preferred stock warrants was remeasured at December 31, 2013 and June 30, 2014 (unaudited) using updated assumptions for the fair value of the underlying securities, the risk-free interest rate, expected life, dividend yield and expected volatility. The warrants expire in November 2023 and remain outstanding as of December 31, 2013 and June 30, 2014 (unaudited).

For the year ended December 31, 2013 and the six months ended June 30, 2014 (unaudited), the Company recognized changes in fair value of $83,000 and $21,000, respectively, for all liability classified warrants (redeemable convertible preferred stock warrants and 2010 SSPN common stock warrants), which was recorded in other income (expense), net in the accompanying consolidated statements of operations and comprehensive loss.

All outstanding warrants to purchase shares of common stock and Series D redeemable convertible preferred stock terminate if not exercised prior to the completion of an initial public offering.

9.	Commitments and Contingencies

Operating and Capital Leases

The Company leases office and lab facilities under non-cancelable operating leases in Albuquerque, New Mexico and Vista, California. Rent under the Vista, California lease is subject to escalation, as defined in the lease agreement. The Company has the option to extend the lease in Vista, California for two 36 month terms.

In 2012 and 2013, the Company leased certain lab equipment under capital leases. The equipment and related liability have been recorded at the present value of the future payments under the leases with an interest rate of 8.2% and 16.0%, respectively.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Minimum annual lease payments under noncancelable lease arrangements at December 31, 2013 are as follows (in thousands):

	Capital Leases	Operating Leases
Years Ending December 31:
2014	$196	$211
2015	182	166
2016	172	191
2017	131	11
2018	129	—

Total minimum lease payments	810	$579

Less amount representing interest	(218)

Present value of future minimum lease payments	592
Less current portion	(104)

Long-term capital lease obligations	$488

Rent expense for the years ended December 31, 2012 and 2013 and the six months ended June 30, 2013 (unaudited) and 2014 (unaudited) was approximately $145,000, $141,000, $68,000 and $109,000, respectively.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Acquisition-related liabilities

In connection with the acquisition of the medical diagnostics division of Cypress Bioscience, Inc. in 2010 (the Cypress acquisition), the Company is required to pay an amount not to exceed $9.2 million in the event that certain revenue milestones are achieved and upon the first commercial sale of a product associated with this historical acquisition. This $9.2 million includes amounts that may be due under several licensing agreements acquired in the acquisition and is summarized as follows:

Amount Payable To	Maximum Additional Payment Amount (in millions)	Milestone	Weighted Probability of Achievement as of December 31, 2013	Weighted Probability of Achievement as of June 30, 2014	Fair Value as of December 31, 2013 (in millions)	Fair Value as of June 30, 2014 (in millions) (Unaudited)
Cellatope Corporation	$3.0	Launch a monitoring product using CB-CAPs technology	50%	50%	$1.3	$1.4
Royalty Pharma	4.0	Achieve certain annual worldwide net sales levels for CB-CAPs products, the launch of a CB-CAPs monitoring assay and launch of two-third party commercial programs	87%	87%	2.1	2.0
Prometheus Laboratories	2.0	Achieve certain revenue levels from Avise PG	49%	23%	0.1	0.1
University of Pittsburgh	0.2	Achieve certain revenue levels from products utilizing CB-CAPs technology in a calendar year	98%	98%	0.2	0.2

	$9.2				$3.7	$3.7

The fair value of the acquisition-related liability is determined using widely accepted valuation techniques, which include the income approach for estimating future consideration to be paid based on projected earnings. The income approach involves the use of a probability-weighted discounted revenue model based on significant inputs not observable in the market such as revenue projections, the interest rate and the probabilities assigned to the milestones being achieved. The significant inputs include discount rates of 2.60% to 15.18%. A significant change in such projected earnings may result in a material change to the fair value of such acquisition-related liability with a corresponding adjustment to net loss and comprehensive loss.

Licensing Agreements

The Company is a party to various licensing agreements, the most significant of which were acquired in connection with the Cypress acquisition. In accordance with the terms of these agreements, rights to the ownership and use of specified technology are defined. In addition to the milestone payments required by these agreements as described above, the agreements generally provide for ongoing royalty payments on net sales of products, as defined, ranging from 3% to 10%.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Contingencies

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future, but have not yet been made. The Company accrues a liability for such matters when it is probable that future expenditures will be made and such expenditures can be reasonably estimated.

Litigation

The Company is not a party to any litigation and does not have contingent reserves established for any litigation liabilities.

10.	Fair Value Measurements

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis at December 31, 2012 and 2013 and June 30, 2014 (unaudited) by level within the fair value hierarchy (in thousands):

	December 31, 2012
	Total	Level 1	Level 2	Level 3
Liabilities
Acquisition-related liabilities	$2,392	$—	$—	$2,392
Warrant liability	400	—	—	400

	December 31, 2013
	Total	Level 1	Level 2	Level 3
Liabilities
Acquisition-related liabilities	$3,657	$—	$—	$3,657
Redeemable convertible preferred stock warrant liability	1,085	—	—	1,085

	June 30, 2014 (Unaudited)
	Total	Level 1	Level 2	Level 3
Liabilities
Acquisition-related liabilities	$3,674	$—	$—	$3,674
Redeemable convertible preferred stock warrant liability	1,064	—	—	1,064

The inputs and assumptions used to estimate the fair value of embedded derivatives and warrant liabilities are discussed in Note 7 and Note 8, respectively. The inputs and assumptions used to estimate the fair value of acquisition-related liabilities are discussed in Note 9.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

The following table includes a roll forward of the financial instruments classified within Level 3 of the fair value hierarchy (in thousands):

	Total Amounts	Acquisition Related Liabilities	Liability Classified Warrants	Embedded Derivative
Balances at December 31, 2011	$3,432	$3,032	$400	$—
Remeasurement of financial instruments	(640)	(640)	—	—

Balances at December 31, 2012	2,792	2,392	400	—
Issuance of 2013 Notes	668	—	—	668
Exercise of put feature	(400)	—	(400)	—
Issuance of Series D redeemable convertible preferred stock	1,002	—	1,002	—
Remeasurement of financial instruments	1,304	1,265	83	(44)
Extinguishment and conversion of 2013 Notes into Series D redeemable convertible preferred stock	(624)	—	—	(624)

Balances at December 31, 2013	4,742	3,657	1,085	—
Remeasurement of financial instruments	(4)	17	(21)	—

Balances at June 30, 2014 (unaudited)	$4,738	$3,674	$1,064	$—

11.	Redeemable Convertible Preferred Stock

The authorized, issued and outstanding shares of redeemable convertible preferred stock by series are as follows as of December 31, 2012:

	Shares		Per Share Liquidation Preference	Per Share Redemption Price	Carrying Value
Series	Authorized	Outstanding
					(in thousands)
Series A-3	1,800,000	1,474,795	$7.50	$7.50	$811
Series B-3	49,700,000	44,539,977	0.26	0.26	2,588
Series C	42,500,000	23,750,389	0.50	0.50	6,079

	94,000,000	69,765,161			$9,478

At December 31, 2013, the redeemable convertible preferred stock consists of the following:

	Shares		Per Share Liquidation Preference	Per Share Redemption Price	Carrying Value
Series	Authorized	Outstanding
					(in thousands)
Series A-3	1,800,000	1,474,795	$7.50	$7.50	$811
Series B-3	49,700,000	44,539,977	0.25	0.25	3,889
Series C	42,500,000	23,750,389	0.50	0.50	7,082
Series D	51,000,000	22,565,086	0.38	0.38	11,057

	145,000,000	92,330,247			$22,839

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

At June 30, 2014 (unaudited), the redeemable convertible preferred stock consists of the following:

	Shares		Per Share Liquidation Preference	Per Share Redemption Price	Carrying Value
Series	Authorized	Outstanding
					(in thousands)
Series A-3	1,800,000	1,474,795	$7.50	$7.50	$811
Series B-3	49,700,000	44,539,977	0.25	0.25	4,345
Series C	42,500,000	23,750,389	0.50	0.50	7,478
Series D	51,000,000	22,565,086	0.38	0.38	11,057

	145,000,000	92,330,247			$23,691

The significant rights and preferences of redeemable convertible preferred stock are as follows:

Dividends

With the exception of Series A-3 redeemable convertible preferred stock, each holder of preferred stock is entitled to non-cumulative dividends at an annual rate of 8.0% of the original issue price when and if declared by the Board of Directors. Dividends are paid in the following order of preference: (i) Series D, (ii) Series C, (iii) Series B-3, (iv) Series A-3 and (v) common stock.

No dividend shall be declared or be payable on the outstanding shares of the Series B-3 redeemable convertible preferred stock without the consent of the holders of at least two-thirds of the outstanding shares of the Series C and Series D redeemable convertible preferred stock, voting together as a single class, and no dividend shall be declared or be payable on the outstanding shares of the Series A-3 redeemable convertible preferred stock or the common stock (other than a dividend on shares of common stock payable entirely in shares of common stock) without the consent of the holders of at least 60% of the outstanding shares of the Series B-3, Series C and Series D redeemable convertible preferred stock. As of December 31, 2013 and June 30, 2014 (unaudited), the Board of Directors has not declared any dividends.

Liquidation

The Series A-3, B-3, C and D redeemable convertible preferred shares have liquidation preferences of $7.50, $0.25, $0.50 and $0.38 per share, respectively. In the event of a liquidation, the Series D liquidation preference is paid prior to any other preferences, the Series C liquidation preference is paid prior to the preferences for Series B-3 and A-3, the Series B-3 liquidation preference is paid prior to the preference for Series A-3, then the Series A-3 preference is paid. Following the satisfaction of the liquidation preferences, all shares participate in any remaining distribution based on the number of common shares into which their shares are convertible.

Conversion

All shares of the Company’s Series A-3, B-3, C and D redeemable convertible preferred stock are convertible at the option of the holder, into shares of common stock by dividing the initial conversion prices by the conversion price in effect at the time of conversion. The initial conversion price is $7.50 for Series A-3 redeemable convertible preferred stock and $0.25 for Series B-3, C and D redeemable convertible preferred stock.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Automatic Conversion

Each share of redeemable convertible preferred stock is automatically convertible into common stock at its then effective conversion price, (i) upon the election of the holders of at least 60% of the outstanding of Series B-3, C, and D redeemable convertible preferred stock, voting together as a single class, or (ii) upon the completion of a firm underwritten public offering of the Company’s common stock with aggregate proceeds of at least $30.0 million and an initial public offering price of at least $0.75 per share.

Voting

With the exception of the Series A-3 redeemable convertible preferred stock, the holder of each share of preferred stock is entitled to one vote for each share of common stock into which it would convert. The holders of Series A-3 redeemable convertible preferred stock have no voting rights.

Redemption

Upon the request in writing of the holders of 60% of the outstanding shares of Series B-3, C and D redeemable convertible preferred stock, voting together as a single class, at any time after October 4, 2018, the holders may redeem the outstanding Series B-3, C and D redeemable convertible preferred stock at the stated redemption price as noted in the table above (plus any declared but unpaid dividends).

In addition, upon the request in writing of the holders of 60% of the outstanding shares of Series B-3, C and D redeemable convertible preferred shares, voting together as a single class, on or after a Redemption Event, as defined in the certificate of incorporation, the Company may be required to purchase the outstanding Series B-3, C and D redeemable convertible preferred shares at the stated redemption price as noted in the table above (plus any declared but unpaid dividends).

The Company is accreting the carrying amounts of the preferred stock up to the redemption amount at October 4, 2018, the earliest possible date using the effective interest method.

Shares of Series A-3 redeemable convertible preferred stock have been included as temporary equity in the consolidated balance sheets as holders of these shares can cause redemption of the Series A-3 redeemable convertible preferred shares due to certain change in control events that are outside the Company’s control, including liquidation, sale or transfer of the Company.

12.	Recapitalization

In September 2012, the Company recapitalized its outstanding shares of Series A-2 and B-2 redeemable convertible preferred stock (Old Preferred) in connection with the Series C preferred stock financing. Pursuant

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

to the recapitalization agreement, the Company raised approximately $5.9 million in gross proceeds by issuing 23,750,389 shares of Series C redeemable convertible preferred stock at $0.25 per share.

As part of recapitalization, Series A-2 and Series B-2 redeemable convertible preferred stock converted into common stock, Reclassified Series A-2 and Series B-2 common stock, respectively. If an investor participated pro rata in at least 70% of the Series C preferred stock financing, the Company converted their shares of Series A-2 and B-2 Reclassified common stock into shares of Series A-3 and B-3 redeemable convertible preferred stock, respectively, on a one-for-one basis. The Company issued 1,474,795 shares of Series A-3 redeemable convertible preferred stock and 44,539,977 shares of Series B-3 redeemable convertible preferred stock for no consideration to the investors who purchased at least 70% of their pro-rata share of the $5.9 million of Series C redeemable convertible preferred stock. Substantially all (approximately 90%) of the existing Series A-2 and B-2 redeemable convertible preferred stockholders participated in Series C financing and converted their holdings of Series A-2 and B-2 redeemable convertible preferred stock into shares of Series A-3 and B-3 redeemable convertible preferred stock.

The Company recorded the issuance of Series A-3 and Series B-3 redeemable convertible preferred stock at their fair values of $0.55 and $0.05 per share, respectively. The difference between the carrying value of the Reclassified Series A-2 and B-2 common stock and the fair value of Series A-3 and B-3 redeemable convertible preferred stock of approximately $12.3 million was recorded as a capital contribution (gain on extinguishment of Old Preferred) in additional paid-in capital as the transaction was among existing equity holders.

In June 2011, the Company had recapitalized its then outstanding preferred stock, i.e. Series A-1 and B-1 redeemable convertible preferred stock, in connection with the Series B-2 preferred stock financing. As part of the recapitalization, outstanding redeemable convertible preferred stock was first converted into common stock (reclassified common stock) and, investors who participated in Series B-2 preferred stock financing were issued shares of Series A-2 redeemable convertible preferred stock (amount invested in B-2 divided by $7.50) for no consideration. All existing investors participated in this transaction and there was no Series A-1 and B-1 redeemable convertible preferred stock outstanding after this transaction. In February and April 2012, the Company issued a total of 1,651,134 shares of Series B-2 redeemable convertible preferred stock for $398,556 at an issuance price of $0.25 per share as part of the above recapitalization. Accordingly, a portion of the reclassified common stock converted into Series A-2 redeemable convertible preferred shares and 45,170 shares of Series A-2 redeemable convertible preferred stock was recorded at a fair value of $3.23 per share. The difference between the carrying value of reclassified common stock and the fair value of Series A-2 redeemable convertible preferred stock of approximately $23,450 was recorded as a capital contribution in additional paid-in capital as the transaction was among existing equity holders.

13.	Stockholders’ Deficit

Common Stock

Common stockholders are entitled to dividends as and when declared by the Board of Directors, subject to the rights of holders of all classes of stock outstanding having priority rights as to dividends. There have been no dividends declared to date. The holder of each share of common stock is entitled to one vote.

During 2013, the Company increased the number of authorized shares of common stock from 112,000,000 shares to 163,000,000 shares.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

The Company had common shares reserved for future issuance upon the exercise or conversion of the following as of December 31, 2012 and 2013 and June 30, 2014 (unaudited):

	December 31,		June 30, 2014
	2012	2013
			(Unaudited)
Redeemable convertible preferred stock	69,765,161	92,330,247	92,330,247
Warrants to purchase redeemable convertible preferred stock	—	4,174,430	4,174,430
Warrants to purchase common stock	2,091,095	4,881,900	4,881,900
Common stock option grants issued and outstanding	8,670,370	8,810,386	8,671,470
Common shares available for grant under the stock option plan	1,708,000	1,360,000	8,646,496

Total common shares reserved for future issuance	82,234,626	111,556,963	118,704,543

14.	Stock Option Plan

The Company’s 2002 Stock Option Plan expired on December 31, 2012 and was replaced by the 2013 Stock Option Plan, which was adopted in December 2012 (collectively, the “Plans”). Pursuant to the Plans, employees, consultants, and directors may be granted either incentive stock options or nonqualified stock options to purchase shares of the Company’s common stock. As of December 31, 2012 and 2013, 1,708,000 and 1,360,000 shares, respectively, remained available for future awards.

The exercise price of each stock option is established by the board of directors and is based on the estimated fair value of the Company’s common stock on the grant date. The options generally expire ten years after the date of grant and are exercisable to the extent vested. Vesting is established by the board of directors and is generally no longer than four years from the date of grant.

Activity under the Company’s stock option plans is set forth below:

	Outstanding Options		Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
	Number of Shares	Weighted Average Exercise Price
Balances, December 31, 2011	1,621,174	$0.55	6.30
Options granted	7,807,182	0.11
Options cancelled	(757,986)	0.34

Balances, December 31, 2012	8,670,370	0.17	8.80
Options granted	358,000	0.02
Options exercised	(86,352)	0.24
Options cancelled/expired	(131,632)	0.36

Balances, December 31, 2013	8,810,386	0.16	8.10	$439,079
Options exercised	(33,750)	0.02
Options cancelled/expired	(105,166)	0.34

Balances, June 30, 2014 (Unaudited)	8,671,470	$0.16	7.50	$580,583

Options exercisable, December 31, 2013	4,669,780	$0.21	7.90	$206,039

Options exercisable, June 30, 2014 (Unaudited)	5,670,308	$0.19	7.50	$359,772

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

The aggregate intrinsic value at December 31, 2013 represents the difference between the fair value of common stock and the exercise price of outstanding and in-the-money options. The estimated weighted average grant date fair value of each share of common stock was $0.06 and $0.01 at December 31, 2012 and 2013, respectively. During the year ended December 31, 2013, the Company received $20,638 from the exercise of options which had no intrinsic value. No options were exercised in 2012. The total fair value of options that vested during the year ended December 31, 2012 and 2013 was $115,000 and $152,000, respectively.

Stock-Based Compensation

Stock-based compensation recognized was $116,000, $152,000, $76,000 and $52,000 for the years ending December 31, 2012 and 2013 and the six months ended June 30, 2013 (unaudited) and 2014 (unaudited), respectively. As of December 31, 2013, there was total unrecognized compensation cost of $189,000. This cost is expected to be recognized over a period of a weighted average term of 1.6 years.

For purposes of calculating stock-based compensation, the Company estimates the fair value of stock options using the Black-Scholes option-pricing model on the date of grant and recognizes expense on straight line basis over the requisite service period of the award. The Black-Scholes option-pricing model incorporates various highly sensitive assumptions, including the fair value of our common stock, expected volatility, expected term and risk-free interest rates. The weighted average expected life of options was calculated using the simplified method as prescribed by the Securities and Exchange Commission (SEC) Staff Accounting Bulletin No. 107 (SAB No. 107). This decision was based on the lack of relevant historical data due to the Company’s limited historical experience. In addition, due to the Company’s limited historical data, the estimated volatility also reflects the application of SAB No. 107, incorporating the historical volatility of comparable companies whose share prices are publicly available. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield in effect at the time of grant. The dividend yield was zero, as the Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

The fair value of employee stock options was estimated using the following assumptions for the periods presented:

	Years Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
			(Unaudited)
Expected volatility	56.90%	51.80%	51.80%	—
Risk-free interest rate	1.43%	1.23%	1.23%	—
Dividend yield	—	—	—	—
Expected term (in years)	7.00	7.00	7.00	—

No stock options were granted in the six months ended June 30, 2014 (unaudited).

Nonemployee Stock-Based Compensation

For the year ended December 31, 2012 and 2013, the Company has issued 865,588 and zero options to purchase common stock, respectively, to non-employees. The stock based compensation expense for non-employees for 2012 and 2013 is not material.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Total Stock-Based Compensation

Total stock-based compensation expense recorded related to options granted to employee and non-employees is as below (in thousands):

	Years Ended December 31,		Six Months Ended June 30,
	2012	2013	2013	2014
			(Unaudited)
Cost of revenue	$3	$2	$—	$2
Selling, general and administrative	92	125	62	44
Research and development	21	25	14	6

	$116	$152	$76	$52

15.	Related Party Transactions

The Company has entered into various agreements under which directors of the Company are paid for consulting services and for serving on the board of directors. Total compensation expense related to these agreements for the years ending December 31, 2012 and 2013 and the six months ended June 30, 2013 (unaudited) and 2014 (unaudited) was $54,000, $49,500, $24,000 and $27,500, respectively, which has been recorded in sales, general and administrative expense in the accompanying consolidated financial statements.

A total of $750,000 of the loan commitment under the 2010 SSPNs was provided by NMSIC Co-Investment Fund L.P. (NMSIC), an organization that is a significant stockholder in the Company and maintains a seat on the board of directors of the Company. In addition, 131,250 of the 390,000 warrants with the put feature (Note 8) were held by NMSIC. When NMSIC exercised the put feature in October 2013, the Company made a payment of $150,000 to NMSIC to repurchase these warrants.

In September, 2011, the Company entered into a license agreement with the Company’s Chief Scientific Officer, and a related company, DeNovo. The license agreement, covering novel methods for monitoring low-dose methotrexate therapy, relates to technology developed by the Company’s Chief Scientific Officer, prior to joining the Company. The technology has yet to be used by the Company. Under the agreement, the Company’s Chief Scientific Officer will be eligible to receive up to $600,000 upon the achievement of certain sales milestones and an ongoing royalty of 5% on sales.

In 2012, the Company entered into a recapitalization transaction with existing equity holders as discussed in Note 12.

In 2013, the Company issued 2013 Notes to existing equity holders and converted the outstanding principal and unpaid accrued interest into Series D redeemable convertible preferred stock at a discount of 20% to the issue price of $0.25 per share, as described in Note 7.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

16.	Income Taxes

The provision for taxes consists of the following at December 31, 2012 and 2013 (in thousands):

	December 31,
	2012	2013
Current:
Federal	$—	$—
State	—	—

	$—	$—

Deferred:
Federal	$36	$37
State	6	5

	42	42

Provision for income tax	$42	$42

The effective tax rate of our provision for incomes taxes differs from the federal statutory rate as follows:

	December 31,
	2012	2013
Federal statutory tax rate	34.0%	34.0%
State income taxes, net of federal tax benefits	(7.7)%	2.9%
Gain on recapitalization	(95.2)%	—%
Accretion of redeemable convertible preferred stock	5.0%	(5.0)%
Loss on extinguishment of 2013 Notes	—%	(7.1)%
Other	0.3%	(1.2)%
Change in valuation allowance	64.6%	(23.9)%

Effective tax rate	1.0%	(0.3)%

Significant components of the Company’s deferred tax assets at December 31, 2012 and 2013 are shown below (in thousands). A valuation allowance has been established as realization of such deferred tax assets has not met the more likely-than-not threshold requirement. If the Company’s judgment changes and it is determined that the Company will be able to realize these deferred tax assets, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets will be accounted for as a reduction to income tax expense.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

	December 31,
	2012	2013
Deferred tax assets:
Net operating loss carryforwards	$9,503	$11,939
Accrued revenue	659	1,150
Accruals and reserves	64	231
Stock-based compensation	134	132
Depreciation and amortization	107	78
Intangible assets	272	243
Warrant liability	—	92
Other	2	2

Total gross deferred tax assets	10,741	13,867
Less: Valuation allowance	(10,160)	(13,687)

Net deferred tax assets	581	180
Deferred tax liabilities:
Acquisition-related liabilities	(581)	(91)
Deferred financing costs	—	(89)
Indefinite lived assets	(94)	(135)

Net deferred income tax liabilities	$(94)	$(135)

Changes in the valuation allowance for deferred tax assets during the years ended December 31, 2012 and 2013, which related primarily to increases in net operating loss carryforwards, accrued revenue and accruals and reserves, were as follows (in thousands):

	Years Ended December 31,
	2012	2013
Valuation allowance at the beginning of the year	$7,316	$10,160
Decreases recorded as benefits to income tax provision	—	—
Increases recorded to income tax provision	2,844	3,527

Valuation allowance at the end of the year	$10,160	$13,687

At December 31, 2012 and 2013, the Company had federal net operating loss carryforwards of approximately $25.0 million and $31.4 million, respectively. At December 31, 2012 and 2013, the Company had state net operating loss carryforwards of $24.2 million and $29.6 million, respectively. The federal and state tax loss carryforwards will begin to expire in 2014 and 2022, respectively, unless previously utilized. Included in the net operating loss deferred tax asset above is approximately $10,000 of deferred tax assets attributable to excess stock compensation deductions. Excess tax benefits are not recorded in additional paid in capital until the deduction reduces income taxes payable.

Pursuant to Internal Revenue Code (IRC), Section 382 and 383, use of the Company’s U.S. federal and state net operating loss and research and development income tax credit carryforwards may be limited in the event of a cumulative change in ownership of more than 50.0% within a three-year period. The Company had an ownership change in 2008 and, as a result, certain carryfowards are subject to an annual limitation, reducing the amount available to offset income tax liabilities absent the limitation.

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

Uncertain Tax Positions

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	December 31,
	2012	2013
Balance at the beginning of the year	$604	$652
Additions based on prior period tax positions	63	58
Reductions based on prior period tax positions	(15)	(57)
Additions based on current period tax positions	—	—

Balance at the end of the year	$652	$653

The Company believes it is reasonably possible that the total amount of unrecognized tax benefits will decrease within the next 12 months due to the Company requesting permission to change its tax accounting methods and the scheduled reversal of timing differences. The amount of unrecognized tax benefit that, if recognized, would favorably impact the effective income tax rate is $44,000. During the years ended December 31, 2012 and 2013, the Company recognized no amounts related to interest or penalties.

The Company is subject to taxation in the United States and various state jurisdictions. The Company currently has no years under examination by any jurisdiction. The Company’s tax years for 2002 and forward are subject to examination by the federal tax authorities and tax years for 2009 and forward are subject to examination by the state tax authorities due to the carryforward of unutilized net operating losses and research and development credits.

17.	Subsequent Events

The Company did not achieve the specified revenue milestones set forth in the 2013 Term Loan agreement, therefore, no amounts remain available to the Company for future borrowings under this agreement.

In May 2014, Computational Engines was dissolved and is no longer a subsidiary of the Company.

In May 2014, the Company effected an increase in the number of shares of common stock reserved for issuance under the 2013 Plan to 8.9 million shares.

In July 2014, the Company granted 7.2 million options to purchase common stock to employees at an exercise price of $0.18 per share.

In July 2014, the Company entered into unsecured convertible promissory notes (2014 Notes) with existing equity holders to borrow approximately $4.0 million. The 2014 Notes accrue interest at 12.0% per annum and are convertible into shares of either common stock in the event of an initial public offering, at a 20% discount to the issuance price or, if an initial public offering does not occur prior to the maturity date (April 10, 2015), into shares of Series D redeemable convertible preferred stock at $0.25 per share.

The Company has evaluated subsequent events through August 4, 2014, the date the consolidated financial statements were available for issuance.

18.	Subsequent Events (Unaudited)

In September 2014, the Company entered into a lease agreement for additional office space in Vista, California. The lease, which commences in February 2015 and expires in January 2018, requires initial

Exagen Diagnostics, Inc.

Notes to Consolidated Financial Statements

monthly rental payments of approximately $16,000 which are subject to escalation, as described in the lease agreement. The Company has a one-time option to terminate the lease agreement on or before November 1, 2014 and an option to extend the lease for an additional 24 month term.

The Company has evaluated subsequent events through September 19, 2014, the date the unaudited interim consolidated financial statements were available for issuance.

                     SHARES OF COMMON STOCK

Leerink Partners	Baird

William Blair

Until             , 2014 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and The NASDAQ Global Market listing fee.

Amount
Securities and Exchange Commission registration fee		$8,887
FINRA filing fee		10,850
NASDAQ Global Market listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*

Total expenses	$	*

*	To be provided by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our amended and restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or Securities Act, against certain liabilities.

Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by us since January 2011. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

(a)	Issuances of Capital Stock and Warrants to Purchase Capital Stock

1.

In December 2011, in connection with our Series A-2 and Series B-2 redeemable convertible preferred stock financing, all 3,896,531 of our outstanding shares of Series A-1 redeemable convertible preferred stock and 273,182 outstanding warrants to purchase shares of Series A-1 redeemable convertible preferred stock were converted into 3,896,531 shares of our common stock and warrants to purchase an aggregate of 273,182 shares of our common stock, and we converted 1,598,226 shares of common stock into 1,598,226 of shares of our Series A-2 redeemable convertible preferred stock. In February and April 2012, we converted an additional 45,710 shares of common stock into Series A-2 redeemable convertible preferred stock. In September 2012, in connection with our Series C redeemable convertible preferred stock financing described below, all 1,598,226 of our Series A-2 redeemable convertible preferred stock were converted into 1,598,226 shares of common stock. In September 2012, in connection with our Series C redeemable convertible preferred stock financing described below, we converted 1,474,795 shares of common stock into 1,474,795 shares of Series A-3 redeemable convertible preferred stock.

2.	Between January 2011 and October 2011, we issued and sold 1,896,367 shares of our Series B-1 redeemable convertible preferred stock and 1,090,514 warrants to purchase shares of our Series B-1 redeemable convertible preferred stock. In December 2011, in connection with our Series A-2 and Series B-2 redeemable convertible preferred stock financing, all 1,896,367 shares of our Series B-1 redeemable convertible preferred stock were converted into 1,896,367 shares of common stock, and all of our outstanding Series B-1 warrants to purchase up to an aggregate of 1,812,288 shares of Series B-1 redeemable convertible preferred stock were converted into warrants to purchase an aggregate of up to 1,812,288 shares of our common stock. In December 2011, we issued 24,283,557 shares our Series B-2 redeemable convertible preferred stock at a purchase price of $0.25 per share, for aggregate consideration of approximately $6.0 million, and we also converted an aggregate principal amount of $5,810,422 of promissory notes plus interest of $105,418 into 23,663,361 shares of Series B-2 redeemable convertible preferred stock. In February 2012 and April 2012, we also issued 1,651,134 shares of our Series B-2 redeemable convertible preferred stock at a purchase price of $0.25 per share, for aggregate consideration of approximately $0.4 million. In September 2012, in connection with the sales of Series C redeemable convertible preferred stock, all 49,598,052 outstanding shares of our Series B-2 redeemable convertible preferred stock were converted into 49,598,052 shares of common stock. In September 2012, we converted 44,539,977 shares of common stock into 44,539,977 shares of our Series B-3 redeemable convertible preferred stock.

3.	From September 2012 to December 2012, we issued and sold to investors in private placements an aggregate of 23,750,389 shares of our Series C redeemable convertible preferred stock at a purchase price of $0.25 per share, for aggregate consideration of approximately $5.9 million. In connection with this financing, in September 2012 all 1,598,226 outstanding shares of our Series A-2 redeemable convertible preferred stock and 49,598,052 shares of our Series B-2 redeemable convertible preferred stock were converted into 1,598,226 and 49,598,052 shares of common stock, respectively.

4.	In May 2013, June 2013 and August 2013, we issued a total of $2,430,531 in unsecured convertible promissory notes, or the 2013 Notes, which accrued interest at 10%. In October 2013, the 2013 Notes and $66,653 in accrued interest were converted into 12,485,914 shares of Series D redeemable convertible preferred stock, at a 20% discount to the offering price of $0.25 per share. In October 2013, we also issued and sold to investors in private placements an aggregate of 10,079,172 shares of our Series D redeemable convertible preferred stock at a purchase price of $0.25 per share, for aggregate consideration of approximately $2.5 million. From October 2013 to November 2013, we also issued warrants to purchase up to an aggregate of 4,174,430 shares of our Series D redeemable convertible preferred stock at an exercise price of $0.25 per share.

No underwriters were involved in the foregoing sales of securities. The securities described in this section (a) of Item 15 were issued to investors in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of redeemable convertible preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for their own account for investment purposes only and not with a view to, or for sale in connection with, any distribution thereof and that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration statement or an available exemption from such registration.

(b)	Grants and Exercise of Stock Options

1.	From January 1, 2011 through September 30, 2014, we granted stock options to purchase an aggregate of 16,251,182 shares of our common stock at a weighted average exercise price of $0.15 per share, to certain of our employees, consultants and directors in connection with services provided to us by such persons. Of these, options to purchase 899,338 shares have been exercised through September 30, 2014.

The stock options and the common stock issuable upon the exercise of such options as described in this section (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with our employees and directors, in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 701 promulgated under the Securities Act or the exemption set forth in Section 4(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

All of the foregoing securities are deemed restricted securities for purposes of the Securities Act. All certificates representing the issued shares of capital stock described in this Item 15 included appropriate legends setting forth that the securities had not been registered and the applicable restrictions on transfer.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriter, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(a)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(b)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(1)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(d)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(2)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(4)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California, on this 9th day of October, 2014.

EXAGEN DIAGNOSTICS, INC.

By:	/s/ Fortunato Ron Rocca
Fortunato Ron Rocca
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Fortunato Ron Rocca Fortunato Ron Rocca	President, Chief Executive Officer and Director (Principal Executive Officer)	October 9, 2014

/s/ Wendy Swedick Wendy Swedick	Chief Financial Officer (Principal Financial and Accounting Officer)	October 9, 2014

* Curt LaBelle, M.D.	Chairman of the Board of Directors	October 9, 2014

* Ebetuel Pallares, Ph.D.	Director	October 9, 2014

* Brian Birk	Director	October 9, 2014

* Frank Witney, Ph.D.	Director	October 9, 2014

* John M. Radak	Director	October 9, 2014

* Arthur Weinstein, M.D.	Director	October 9, 2014

*By:	/s/ Fortunato Ron Rocca
Fortunato Ron Rocca
Attorney-in-Fact

Exhibit Index

Exhibit Number	Description of Exhibit

1.1*	Form of Underwriting Agreement.

3.1(1)	Fifteenth Amended and Restated Certificate of Incorporation (currently in effect).

3.2(1)	Bylaws (currently in effect).

3.3	Form of Amended and Restated Certificate of Incorporation (to be effective immediately prior to the completion of this offering).

3.4	Form of Amended and Restated Bylaws (to be effective immediately prior to the completion of this offering).

4.1*	Specimen stock certificate evidencing the shares of common stock.

4.2(1)	Fourth Amended and Restated Investors’ Rights Agreement, dated October 4, 2013, by and among the Registrant and certain of its stockholders.

4.3(1)	Fourth Amended and Restated Stockholders’ Agreement, dated October 4, 2013, by and among the Registrant and certain of its stockholders.

4.4(1)	Form of Warrant to purchase common stock issued to investors in connection with private placement financings.

4.5(1)	Form of Warrant issued to lenders and related advisors in connection with the Registrant’s term loan agreement.

5.1*	Opinion of Latham & Watkins LLP.

10.1#	Exagen Corporation Stock Option Plan, as amended, and form of option agreement thereunder.

10.2#	Exagen Diagnostics, Inc. 2013 Stock Option Plan, as amended, and form of option agreement thereunder.

10.3#*	Exagen Diagnostics, Inc. 2014 Incentive Award Plan and form of option agreement thereunder.

10.4#*	Exagen Diagnostics, Inc. 2014 Employee Stock Purchase Plan.

10.5†	License Agreement, dated September 13, 2007, by and between Prometheus Laboratories Inc. and the Registrant (as successor in interest to Proprius, Inc.).

10.6†	First Amendment to License Agreement, dated October 23, 2013, by and between Prometheus Laboratories Inc. and the Registrant (as successor in interest to Cypress Bioscience, Inc.).

10.7†	License Agreement, dated February 19, 2008, by and between Orgentec Diagnostika GmbH and the Registrant (as successor in interest to Proprius, Inc.).

10.8(1)	Asset Purchase Agreement, dated February 9, 2009, by and between the Registrant (as successor in interest to Cypress Bioscience, Inc.) and Cellatope Corporation.

10.9	Amendment No. One to Asset Purchase Agreement, dated December 14, 2012, by and between the Registrant and Cellatope Corporation.

10.10†	Asset Purchase Agreement, dated October 8, 2010, by and between Cypress Bioscience, Inc., Proprius, Inc. and the Registrant.

10.11†	Amendment No. One to Asset Purchase Agreement, dated March 10, 2011, by and between Cypress Bioscience, Inc., Proprius, Inc. and the Registrant.

10.12(1)	Amendment No. Two to Asset Purchase Agreement, dated August 21, 2012, by and between Royalty Pharma Collection Trust, Proprius, Inc. and the Registrant.

Exhibit Number	Description of Exhibit

10.13†(1)	Amendment No. Three to Asset Purchase Agreement, dated February 6, 2013, by and between Royalty Pharma Collection Trust, Proprius, Inc. and the Registrant.

10.14#(1)	Offer Letter, dated October 12, 2010, by and between Thierry Dervieux, Ph.D. and the Registrant, as amended on September 9, 2011.

10.15†	Amended and Restated Exclusive License Agreement, dated August 2, 2011, by and between the University of Pittsburgh – Of the Commonwealth System of Higher Education and the Registrant.

10.16†(1)	First Amendment to Amended and Restated Exclusive License Agreement, dated May 17, 2012, by and between the University of Pittsburgh – Of the Commonwealth System of Higher Education and the Registrant.

10.17†(1)	Second Amendment to Amended and Restated Exclusive License Agreement, dated September 30, 2013, by and between the Registrant and the University of Pittsburgh – Of the Commonwealth System of Higher Education.

10.18†	Exclusive License Agreement, dated September 30, 2013, by and between the Registrant and the University of Pittsburgh—Of the Commonwealth System of Higher Education.

10.19†(1)	Exclusive License Agreement, dated September 5, 2011, by and between Thierry Dervieux, Ph.D. and the Registrant.

10.20(1)	Standard Industrial/Commercial Multi-Tenant Lease, dated January 13, 2012, by and between RGS Properties and the Registrant.

10.21(1)	First Amendment to Standard Industrial/Commercial Multi-Tenant Lease, dated December 1, 2013, by and between RGS Properties and the Registrant.

10.22(1)	Lease of Real Property, dated May 7, 2013, by and between The Regents of the University of New Mexico and the Registrant.

10.23(1)	First Amendment to Lease of Real Property, dated May 7, 2013, by and between The Regents of the University of New Mexico and the Registrant.

10.24(1)	Standard Industrial/Commercial Single-Tenant Lease, dated September 4, 2014, by and between Geiger Court, LLC and the Registrant.

10.25(1)	Term Loan Agreement, dated October 10, 2013, by and between Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P. and the Registrant.

10.26(1)	Security Agreement, dated October 10, 2013, by and between Capital Royalty Partners II L.P., Capital Royalty Partners II—Parallel Fund “A” L.P., Parallel Investment Opportunities Partners II L.P. and the Registrant.

10.27	Form of Indemnity Agreement for Directors and Officers.

10.28#*	Non-Employee Director Compensation Program.

10.29#	Employment Agreement by and between Fortunato Ron Rocca and the Registrant.

10.30#	Employment Agreement by and between Wendy Swedick and the Registrant.

10.31#	Employment Agreement by and between Thierry Dervieux and the Registrant.

10.32#	Executive Relocation Agreement, dated April 1, 2014, by and between Wendy Swedick and the Registrant

16.1*	Letter from McGladrey LLP addressed to the SEC provided in connection with the change in independent accountant.

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

Exhibit Number	Description of Exhibit

23.2*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1(1)	Power of Attorney (included on signature page).

(1)	Filed with the Registrant’s Registration Statement on Form S-1 on September 19, 2014.
*	To be filed by amendment.
†	Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933.
#	Indicates management contract or compensatory plan.